As filed with the Securities and Exchange Commission on October 2, 2013.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CENTERSTATE BANKS, INC.

(Name of Registrant as specified in its charter)

Florida	6022	59-3606741
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification Number)

42745 U.S. Highway 27, Davenport, Florida 33837 (863) 419-7750

(Address and telephone number of principal executive offices)

Ernest S. Pinner

Chairman, President and Chief Executive Officer

CenterState Banks, Inc.

42745 U.S. Highway 27, Davenport, Florida 33837 (863) 419-7750

(Name, address and telephone number of agent for service)

Copy to:

John P. Greeley, Esquire Smith Mackinnon, PA 255 South Orange Avenue, Suite 800 Orlando, Florida 32801 Phone: (407) 843-7300; Facsimile (407) 843-2448	Rod Jones, Esquire Shutts & Bowen LLP 300 South Orange Avenue, Suite 1000 Orlando, Florida 32801 Phone: (407) 423-3200; Facsimile (407) 849-7206

Approximate date of commencement of the proposed sale of the securities to the public:

As soon as practicable after this Registration Statement has become effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filed, or a small reporting company. See the definitions of “large accelerated file,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, please an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 14e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-party Tender Officer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock $.01 par value	5,781,440 shares (1)	Not applicable	$59,711,075	$7,690.79

(1)	The maximum number of full shares issuable upon consummation of the transaction described herein. Pursuant to Rule 416, this registration statement also covers additional shares that may be issued as a result of stock splits, stock dividends or similar transactions.
(2)	Computed in accordance with Rule 457(f)(2) solely for the purpose of calculating the registration fee and based upon $59,711,075 (the book value as of August 31, 2013 of the 1,722,143 shares of Gulfstream Bancshares, Inc. common stock to be acquired).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell nor shall there be any sale of these securities in any jurisdiction in which such offer or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION DATED OCTOBER 2, 2013.

CENTERSTATE BANKS, INC.	GULFSTREAM BANCSHARES, INC.

Proxy Statement of Gulfstream Bancshares, Inc./Prospectus of CenterState Banks, Inc.

Up to 5,781,440 Shares of CenterState Banks, Inc. Common Stock

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Gulfstream Bancshares, Inc.:

Gulfstream Bancshares, Inc. (“Gulfstream”) and CenterState Banks, Inc. (“CenterState”) have entered into a definitive merger agreement that provides for the combination of the two companies. Under the merger agreement, Gulfstream will merge with and into CenterState, with CenterState as the surviving company in the merger. Before the merger can be completed, Gulfstream shareholders must approve the merger agreement pursuant to Florida law. Holders of shares of Gulfstream common stock and Series A Preferred Stock will vote to approve the merger agreement at a special meeting of shareholders to be held on                     , 2013. No vote of CenterState shareholders is required to complete the merger. This document, which serves as Gulfstream’s proxy statement for the special meeting of its shareholders and as a prospectus for the shares of CenterState common stock to be issued in the merger to Gulfstream shareholders, gives you detailed information about the special meeting and the merger.

Under the terms of the merger agreement, Gulfstream shareholders will be entitled to receive for each share of Gulfstream voting common stock they hold, 3.012 shares of CenterState common stock and $14.65 in cash. In addition, if the volume weighted average closing sale price of the CenterState common stock during a specified time period prior to the completion of the merger is greater than $10.38 then the number of shares of CenterState common stock issued for each share of Gulfstream common stock will be reduced by dividing $31.28 by such average closing sale price.

Further, if both of the following events occur, then the Board of Directors of Gulfstream may terminate the merger agreement unless CenterState contributes sufficient additional cash consideration for the payment to Gulfstream common shareholders to offset any reduction in the value of the stock consideration attributable to such decline:

(i)	the average closing sales price of the CenterState common stock during a specified time period prior to the completion of the merger is less than $7.68, and

(ii)	the percentage decline in the average closing sales price of CenterState common stock during a specified time period prior to the completion of the merger is greater than the percentage decline in the average NASDAQ Bank Index during the same period, by 15% or more.

Gulfstream’s shares of Series A Preferred Stock will convert into shares of Gulfstream common stock immediately prior to the closing of merger and, accordingly, will be entitled to receive the same consideration that is payable for the shares of Gulfstream common stock.

The value of the shares of CenterState common stock to be issued in the merger will fluctuate between now and the closing date of the merger. You should obtain current sale prices for the CenterState common stock. The CenterState common stock is traded on the Nasdaq Global Select Market under the symbol “CSFL.” The Gulfstream common stock is not listed or traded on any established securities exchange or quotation system.

The Gulfstream board of directors has determined that the merger is fair to, and in the best interest of, Gulfstream and its shareholders and unanimously recommends that Gulfstream shareholders vote “FOR” approval of the merger agreement and “FOR” the approval of the other proposals described in this proxy statement/prospectus.

You should read this entire proxy statement/prospectus, including the appendices and the documents incorporated herein by reference, carefully because it contains important information about the special meeting and the merger. In particular, you should read carefully the information set forth under “Risk Factors” beginning on page 15.

On behalf of the Gulfstream board of directors, thank you for your prompt attention to this important matter.

Sincerely,

John E. Tranter

John E. Tranter

Chief Executive Officer

Gulfstream Bancshares, Inc.

The shares of CenterState common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of CenterState or Gulfstream, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                     , 2013, and is being first mailed to Gulfstream shareholders on or about                     , 2013.

GULFSTREAM BANCSHARES, INC.

2400 SE Monterey Road, Suite 100

Stuart, Florida 34996

(772) 426-8124

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                     , 2013

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Gulfstream Bancshares, Inc. (“Gulfstream”) will be held at the main office of Gulfstream at 2400 SE Monterey Road, Suite 100, Stuart, Florida on                     , 2013, at         p.m. local time, for the following purposes:

1.	Approve Agreement and Plan of Merger. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated July 29, 2013, and Amendment No. 1 dated September 30, 2013 (“Merger Agreement”) by and between Gulfstream and CenterState Banks, Inc. (“CenterState”) pursuant to which Gulfstream will merge with and into CenterState, with CenterState as the surviving company in the merger. You will find a copy of the Merger Agreement in Appendix A to this document.

2.	Adjourn or postpone the Special Meeting. To consider and vote upon any proposal of the Gulfstream board of directors to adjourn or postpone the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement.

3.	Other business. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on                    , 2013 are entitled to notice of, and to vote at, the Special Meeting.

Holders of Gulfstream common stock and Series A Preferred Stock who comply with the provisions of Florida law relating to appraisal rights applicable to the Merger are entitled to assert appraisal rights under the Florida appraisal rights law, a copy of which is attached as Appendix C to this document.

Your attention is directed to the attached Proxy Statement.

You are cordially invited to attend the Special Meeting in person. Please vote, sign, date and return the enclosed proxy card in the self-addressed envelope as promptly as possible, even if you plan to attend the Special Meeting. No additional postage is required if mailed within the United States. If you choose to attend the Special Meeting, then you may vote your shares in person, even if you have previously signed and returned your proxy card. If you hold your Gulfstream shares through a bank, broker or other nominee (commonly referred to as held in “street name”), then you must direct your bank, broker or other nominee to vote in accordance with the instructions you have received from them. You may revoke your proxy at any time prior to the Special Meeting as specified in the accompanying proxy statement/prospectus.

The Gulfstream board of directors has determined that the merger is fair to, and in the best interest of, Gulfstream and its shareholders. The Gulfstream board of directors unanimously recommends that Gulfstream shareholders vote “FOR” approval of the Merger Agreement and “FOR” approval of any proposal of the Gulfstream board of directors to adjourn or postpone the Special Meeting, if necessary.

By Order of the Board of Directors

John E. Tranter

John E. Tranter

Chief Executive Officer

Gulfstream Bancshares, Inc.

Stuart, Florida

                    , 2013

YOUR VOTE IS VERY IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED FORM OF PROXY AND ELECTION FORM AND RETURN THEM IN THE ENCLOSED RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING. THE AFFIRMATIVE VOTE OF HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF GULFSTREAM COMMON STOCK AND SERIES A PREFERRED STOCK, VOTING TOGETHER AS A SINGLE CLASS, IS REQUIRED FOR APPROVAL OF THE AGREEMENT.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

CenterState files annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission (“SEC”). You may read and copy any materials that CenterState files with the SEC at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the public reference room. In addition, CenterState files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from CenterState by accessing CenterState’s website at www.centerstatebanks.com. Copies can also be obtained, free of charge, by directing a written request to:

CenterState Banks, Inc.

42745 U.S. Highway 27

Davenport, Florida 33837

Attn: Corporate Secretary

CenterState has filed a Registration Statement on Form S-4 to register with the SEC up to 5,781,440 shares of CenterState common stock to be issued pursuant to the merger which includes certain preferred stock that will convert to common by virtue of the merger and CenterState common stock available to be issued upon the exercise of existing Gulfstream stock options prior to the merger. This proxy statement/prospectus is a part of that Registration Statement on Form S-4. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information included in the Registration Statement on Form S-4 or in the exhibits or schedules to the Registration Statement on Form S-4. You may read and copy the Registration Statement on Form S-4, including any amendments, schedules and exhibits, at the SEC’s Public Reference Room at the address set forth above. The Registration Statement on Form S-4, including any amendments, schedules and exhibits, is also available, free of charge, by accessing the websites of the SEC and CenterState or upon written request to CenterState at the address set forth above.

Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the Registration Statement on Form S-4. This proxy statement/prospectus incorporates important business and financial information about CenterState that is not included in or delivered with this document, including incorporating by reference documents that CenterState has previously filed with the SEC. These documents contain important information about CenterState and its financial condition. See “Documents Incorporated by Reference.” These documents are available free of charge upon written request to CenterState at the address listed above.

To obtain timely delivery of these documents, you must request them no later than                     , 2013 in order to receive them before the special meeting of shareholders.

CenterState supplied all information contained in, or incorporated by reference into, this proxy statement/prospectus relating to CenterState, and Gulfstream supplied all information contained in this proxy statement/prospectus relating to Gulfstream.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from what is contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus, and neither the mailing of this proxy statement/prospectus to Gulfstream shareholders nor the issuance of CenterState common stock or the payment of cash by CenterState in the merger shall create any implication to the contrary.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION	113

INDEX TO GULFSTREAM CONSOLIDATED FINANCIAL STATEMENTS	F-1

APPENDICES:

Appendix A — Agreement and Plan of Merger
Appendix B — Opinion of Hovde Group, LLC
Appendix C — Provisions of Florida Business Corporation Act Relating to Appraisal Rights

We have not been authorized to give any information or make any representation about the merger or Gulfstream Bancshares, Inc. or CenterState Banks, Inc. that differs from, or adds to, the information in this proxy statement/prospectus or in documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	What am I being asked to vote on?

A:	You are being asked to vote to approve and adopt the Agreement and Plan of Merger dated July 29, 2013, as amended (the “Merger Agreement”) entered into between CenterState Banks, Inc. (“CenterState”) and Gulfstream Bancshares, Inc. (“Gulfstream”) and the merger contemplated by the Merger Agreement. Gulfstream will be merged with and into CenterState, with CenterState being the surviving company. Simultaneously, Gulfstream’s wholly owned subsidiary, Gulfstream Business Bank will be merged with and into CenterState’s wholly owned subsidiary, CenterState Bank of Florida N.A., with CenterState Bank of Florida N.A. being the surviving subsidiary bank of CenterState.

Q:	Why do CenterState and Gulfstream want to merge?

A:	We believe the combination of CenterState and Gulfstream will create one of the leading community banking franchise in the state of Florida. The Gulfstream board of directors has determined that the merger is fair to, and in the best interest of, Gulfstream and its shareholders, and unanimously recommends that Gulfstream shareholders vote for approval of the Merger Agreement. You should review the reasons for the merger described in greater detail under “The Merger — Gulfstream’s Reasons for the Merger; Recommendation of the Gulfstream Board of Directors” and “The Merger — CenterState’s Reasons for the Merger.”

Q:	What will I receive in the merger for my shares of Gulfstream common stock?

A:	Under the terms of the merger agreement, Gulfstream shareholders will be entitled to receive for each share of Gulfstream voting common stock they hold at the time of the completion of the merger, 3.012 shares of CenterState common stock and $14.65 in cash. In addition, if the volume weighted average closing sale price of the CenterState common stock during a specified time period prior to the completion of the merger is greater than $10.38 then the number of shares of CenterState common stock issued for each share of Gulfstream common stock will be reduced by dividing $31.28 by such average closing sale price.

Further, if both of the following events occur, then the Board of Directors of Gulfstream may terminate the merger agreement unless CenterState contributes sufficient additional cash consideration for the payment to Gulfstream common shareholders to offset any reduction in the value of the stock consideration attributable to such decline:

(a)	the average closing sales price of the CenterState common stock during a specified time period prior to the completion of the merger is less than $7.68, and

(b)	the percentage decline in the average closing sales price of CenterState common stock during a specified time period prior to the completion of the merger is greater than the percentage decline in the average NASDAQ Bank Index during the same period, by 15% or more.

The value of the shares of CenterState common stock to be issued in the merger will fluctuate between now and the closing date of the merger. You should obtain current sale prices for the CenterState common stock. The CenterState common stock is traded on the Nasdaq Global Select Market under the symbol “CSFL.” The Gulfstream common stock is not listed or traded on any established securities exchange or quotation system.

Q.	What will happen to the shares of Gulfstream Series A Preferred Stock in the merger?

A.	Immediately prior to the effective time of the merger, the shares of Gulfstream Series A Preferred Stock (“Series A Preferred”) will automatically convert into shares of Gulfstream common stock on the basis of one share of Gulfstream common stock for each share of Series A Preferred. As a result, if the merger is completed, the holders of Series A Preferred will receive the same merger consideration as the holders of Gulfstream’s common stock.

Q:	What will Gulfstream option holders receive in the merger?

A:	At the effective time of the merger, each Gulfstream stock option that is outstanding and unexercised immediately prior to the effective time will become fully vested and will be converted into (i) an option to purchase four shares of CenterState common stock and (ii) a cash payment from CenterState of $1.4325 for each CenterState share issued upon such option exercised. The exercise price will equal the Gulfstream exercise price divided by four. For more information, please see “The Merger Agreement — Treatment of Gulfstream Stock Options” on page 8.

Q.	What will happen to Gulfstream Business Bank following the merger?

A.	Immediately following the merger, Gulfstream Business Bank will be merged with and into CenterState Bank of Florida N.A.

Q:	Does the Gulfstream board of directors support the merger?

A:	Yes. The Gulfstream board of directors has unanimously determined that the merger is fair to, and in the best interest of, its shareholders and recommends that shareholders vote for approval and adoption of the Merger Agreement. The directors and executive officers of Gulfstream have indicated that they intend to vote for the approval of the Merger Agreement.

Q:	When and where is the Special Meeting of Gulfstream shareholders?

A:	The Gulfstream Special Meeting will take place on , 2013, at p.m., local time, at 2400 SE Monterey Road, Suite 100, Stuart, Florida 34996.

Q:	Who can vote at the Special Meeting of Gulfstream shareholders?

A:	You can vote at the Special Meeting if you own shares of Gulfstream common stock or Series A Preferred at the close of business on , 2013. As of the close of business on that date, approximately 1,566,814 shares of Gulfstream common stock and 155,629 shares of Series A Preferred were outstanding.

Q:	What vote is required to approve and adopt the merger agreement?

A:	Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of Gulfstream common stock and Series A Preferred outstanding on the record date, voting together as a single class. Shareholders will have one vote for each share of Gulfstream common stock and Series A Preferred owned by them.

Q:	What do I need to do now?

A:	Just indicate on your proxy card how you want to vote. Sign and return the proxy card in the enclosed prepaid return envelope marked “Proxy” as soon as possible, so that your shares may be represented and voted at the special meeting to be held on , 2013.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions provided by your broker.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. There are three ways in which you may revoke your proxy and change your vote. First, you may send a written notice to the Corporate Secretary of Gulfstream, stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may attend the special meeting and vote in person. Simply attending the Special Meeting, however, will not revoke your proxy.

Q:	Should I send in my Gulfstream stock certificates now?

A:	No. After the merger is completed, CenterState will send you written instructions explaining how you should exchange your Gulfstream stock certificates.

Q:	When do you expect the merger to be completed?

A:	We expect the merger to be completed early in the first quarter of 2014. We are working towards completing the merger as quickly as possible. To do so, the shareholders of Gulfstream must approve the merger agreement and we must obtain the banking regulatory approvals that are necessary to complete the merger.

Q:	Can I exercise dissenters’ rights in connection with the merger?

A:	Yes. If you want to exercise appraisal rights and receive fair value of shares of Gulfstream common stock and Series A Preferred stock in cash instead of the merger consideration, then you must file a written objection with Gulfstream prior to the Special Meeting stating, among other things, that you will exercise your right to dissent if the merger is completed Also, you may not vote in favor of the Merger Agreement and must follow other procedures, both before and after the Special Meeting, as described in Appendix C to this proxy statement/prospectus. Note that if you return a signed proxy card without voting instructions or with instructions to vote “FOR’ the Merger Agreement, then your shares will automatically be voted in favor of the Merger Agreement and you will lose all appraisal rights available under Florida law. See “The Merger — Appraisal Rights for Gulfstream Shareholders.”

Q:	Whom should I call with questions or to obtain additional copies of this proxy statement/prospectus?

A:	Gulfstream shareholders should contact John E. Tranter, at Gulfstream Bancshares, Inc., 2400 SE Monterey Road, Stuart, Florida 34996; telephone (772) 426-8124.

SUMMARY

This following summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read the entire proxy statement/prospectus and the other documents to which we refer to understand fully the merger. See “Where You Can Find More Information” on how to obtain copies of those documents. In addition, the Merger Agreement is attached as Appendix A to this proxy statement/prospectus. Gulfstream Bancshares, Inc. (“Gulfstream”) and CenterState Banks, Inc. (“CenterState”) encourage you to read the Merger Agreement because it is the legal document that governs the merger.

Information regarding CenterState and Gulfstream

CenterState Banks, Inc.

42745 U.S. Highway 27

Davenport, Florida 33837

(863) 419-7750

CenterState Banks, Inc. (“CenterState”) is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and owns all the outstanding shares of CenterState Bank of Florida, N.A. (“CSB”) and R4ALL, Inc. (“R4ALL”) a non-bank subsidiary formed to acquire and dispose of troubled assets from CSB. Headquartered in Davenport, Florida between Orlando and Tampa, CenterState provides a range of consumer and commercial banking services to individuals, businesses and industries through its 55 bank branch network located within 18 counties throughout central and northeast Florida. In addition to providing traditional deposit and lending products and services to commercial and retail customers through its 55 locations, CenterState also operate a correspondent banking and bond sales division. At June 30, 2013, CenterState’s primary asset was its ownership of 100% of the stock of its subsidiary bank. At June 30, 2013, CenterState had total consolidated assets of $2.4 billion, total consolidated loans of $1.4 billion, total consolidated deposits of $2.0 billion, and total consolidated stockholders’ equity of $271 million.

Gulfstream Bancshares, Inc.

2400 SE Monterey Road, Suite 100

Stuart, Florida 34996

(772) 426-8124

Gulfstream Bancshares, Inc. (“Gulfstream”) was incorporated under the laws of the State of Florida in 1999 and is a registered bank holding company under the BHC, and owns all of the outstanding shares of its only subsidiary, Gulfstream Business Bank (“GBB”). Gulfstream operates as a one-bank holding company and its only business activity is the operation of its wholly owned subsidiary bank, GBB. GBB is a state chartered commercial bank that offers its commercial and retail customers a variety of community banking products and services through its four banking offices located in Martin, St. Lucie and Palm Beach counties in southeast Florida. Gulfstream’s wholly owned subsidiary, GBB, also has a wholly owned subsidiary, Stream Asset Holdings, LLC, which is primarily engaged in the managing and disposal of real estate property transferred from GBB. At June 30, 2013, Gulfstream had total consolidated assets of $571.9 million, total consolidated loans, net of allowance for loan losses, of $353.9 million and total consolidated deposits of $485.3 million. Total common stockholders’ equity at June 30, 2013 was $51.5 million.

The Merger (see page 32)

The terms and conditions of the merger are contained in the Merger Agreement, a copy of which is included as Appendix A to this proxy statement/prospectus and is incorporated by reference herein. You should read the Merger Agreement carefully and in its entirety, as it is the legal document governing the merger.

In the merger, Gulfstream will merge with and into CenterState, with CenterState as the surviving company in the merger. It is expected that, after the effective time of the merger and at or after the close of business on the closing date of the merger, GBB will merge into CSB, with CSB as the surviving bank of such merger. We refer to the merger of CSB and GBB as the “bank merger.”

Closing and Effective Time of the Merger (see page 55)

The closing date is expected to occur early in the first quarter of 2014. Simultaneously with the closing of the merger, CenterState will file articles of merger with the Secretary of State of the State of Florida. The merger will become effective at such time as the last articles of merger are filed or such other time as may be specified in the articles of merger.

Conversion of Series A Preferred into Gulfstream Common Stock (see page 55)

In accordance with their terms, the shares of Series A Preferred will automatically convert into shares of Gulfstream common stock immediately prior to the effective time of the merger on the basis of one share of Gulfstream common stock for each share of Series A Preferred Stock.

Merger Consideration (see page 56)

Under the terms of the Merger Agreement, each share of Gulfstream common stock outstanding immediately prior to the effective time of the merger (excluding dissenting shares described below) will be converted into the right to receive 3.012 shares of CenterState common shares and $14.65 of cash. In addition, if the volume weighted average closing sale price of the CenterState common stock during a specified time period prior to the completion of the merger is greater than $10.38 then the number of shares of CenterState common stock issued for each share of Gulfstream common stock will be reduced by dividing $31.28 by such average closing sale price.

Further, if both of the following events occur, then the Board of Directors of Gulfstream may terminate the merger agreement unless CenterState contributes sufficient additional cash consideration for the payment to Gulfstream common shareholders to offset any reduction in the value of the stock consideration attributable to such decline:

(1)	the average closing sales price of the CenterState common stock during a specified time period prior to the completion of the merger is less than $7.68, and

(2)	the percentage decline in average closing sales price of CenterState common stock during a specified time period prior to the completion of the merger is greater than the percentage decline in the average NASDAQ Bank Index during the same time period, by 15% or more.

A Gulfstream shareholder also has the right to obtain a cash payment equal to the fair value of his or her Gulfstream shares in lieu of receiving the merger consideration by strictly following the appraisal procedures under the Florida Business Corporation Act (“FBCA”). Shares of Gulfstream common stock and Series A Preferred outstanding immediately prior to the effective time of the merger and which are held by a shareholder who does not vote to approve the Merger Agreement and who properly demands the fair value of such shares pursuant to, and who complies with, the appraisal procedures under the FBCA are referred to as “dissenting shares.”

Equivalent Gulfstream Per Share Value (see page 56)

CenterState common stock trades on the Nasdaq Global Select Market under the symbol “CSFL.” Neither Gulfstream common stock nor the Gulfstream Series A Preferred is listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for the Gulfstream common stock or Series A Preferred. The following table presents the closing price of CenterState common stock on July 29, 2013, the last trading day before the date of the public announcement of the Merger Agreement, and

                    , 2013, the last practicable trading day prior to the printing of this proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of Gulfstream common stock on those dates, calculated by multiplying the closing sales price of CenterState common stock on those dates by 3.012 and adding $14.65 to the product.

Date	CenterState closing sale price		Equivalent Gulfstream per share value
July 29, 2013		$9.39		$42.93
, 2013	$		$

The value of the shares of CenterState common stock to be issued in the merger will fluctuate between now and the closing date of the merger. You should obtain current sale prices for the CenterState common stock.

Surrender of Stock Certificates (see page 57)

Promptly after the effective time of the merger, CenterState’s exchange agent, Continental Stock Transfer and Trust Company, will mail to each holder of record of Gulfstream common stock (other than a holder of dissenting shares) a letter of transmittal and instructions for the surrender of the holder’s Gulfstream stock certificate(s) for the merger consideration (including cash in lieu of any fractional CenterState shares) and any dividends or distributions to which such holder is entitled to pursuant to the Merger Agreement.

Please do not send in your certificate until you receive these instructions.

Material U.S. Federal Income Tax Consequences of the Merger (see page 45)

It is expected that the merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). As a tax-free reorganization, the holders of shares of Gulfstream common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of their shares in the merger, except to the extent of the total per share cash consideration and cash in lieu of any fractional shares of CenterState common stock. The U.S. federal income tax consequences described above may not apply to all holders of Gulfstream common stock. Tax matters are very complicated and the consequences of the merger to any particular Gulfstream shareholder will depend on that shareholder’s particular facts and circumstances. You should consult your own tax advisor to determine the particular tax consequences of the merger to you.

Appraisal Rights (see page 48 and Appendix C to this proxy statement/prospectus)

Under Florida law, Gulfstream shareholders have the right to dissent from the merger and receive a cash payment equal to the fair value of their shares of Gulfstream common stock and Series A Preferred instead of receiving the merger consideration. To exercise appraisal rights, Gulfstream shareholders must strictly follow the procedures established by Sections 607.1301 through 607.1333 of the FBCA, which include filing a written objection with Gulfstream prior to the special meeting stating, among other things, that the shareholder will exercise his or her right to dissent if the merger is completed, and not voting for approval of the merger agreement.

Opinion of Hovde Group, LLC (see pages 37 and Appendix B)

On July 26, 2013, Hovde Group, LLC (“Hovde”) provided the Gulfstream board of directors with Hovde’s written opinion dated July 26, 2013, regarding the fairness of the merger consideration to be received by Gulfstream shareholders from a financial point of view.

Hovde’s opinion was directed to the Gulfstream board of directors and relates only to the fairness of the merger consideration to be received by Gulfstream shareholders, from a financial point of view. Hovde’s opinion does not address any other aspect of the merger and is not a recommendation to any Gulfstream shareholder as to how such shareholder should vote at the special meeting.

The full text of Hovde’s July 26, 2013 opinion is included as Appendix B to this proxy statement and is incorporated by reference into this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Gulfstream shareholders are urged to read the entire opinion carefully in connection with their consideration of the merger agreement.

Recommendation of the Gulfstream Board of Directors (see page 34)

The Gulfstream board of directors has determined that the merger is fair, and in the best interests of, Gulfstream and its shareholders and unanimously recommends that Gulfstream shareholders vote “FOR” approval of the Merger Agreement and “FOR” the approval of the other proposals described in this proxy statement/prospectus.

In determining whether to approve the Merger Agreement, the Gulfstream board of directors consulted with certain of its senior management and with its legal and financial advisors. In arriving at its determination, the Gulfstream board of directors also considered the factors described under “The Merger — Gulfstream’s Reasons for the Merger; Recommendation of the Gulfstream Board of Directors.”

Interests of Gulfstream Directors and Executive Officers in the Merger (see page 51)

Some of the executive officers and directors of Gulfstream and GBB have interests in the merger that are in addition to, or different from, the interests of Gulfstream’s shareholders generally. These interests include the following:

•	John E. Tranter (Vice Chairman and Chief Executive Officer of Gulfstream and Chairman and Chief Executive Officer of GBB) has entered into a three year employment agreement with CenterState’s subsidiary bank, CSB, to be effective upon the closing of the merger. Pursuant to this employment agreement, Mr. Tranter will become an Executive Vice President and the Chief Banking Officer of CSB, with an annual base salary of $225,000. Pursuant to the agreement, he will be entitled to receive;

(1)	a stock award of 35,000 restricted shares of CenterState common stock to vest at a rate of 20% per year over a five year period,

(2)	the right to receive an award of up to 15,000 performance units based on performance for 2014 and 2015,

(3)	the right to receive a change in control benefit equal to two times his annual base salary, and

(4)	a severance payment for termination of employment without cause or termination with good reason, after a specified period of time, equal to two times his annual base salary (one times where the employment is terminated on or after the second anniversary of employment).

Mr. Tranter’s employment agreement includes non-solicitation and non-compete restrictions for a period of 18 months immediately after the termination of his employment with CSB regardless of the reason within a restricted territory covering seven counties in southeast Florida.

•

Each of George E. Haley, Jocelyn Lane, Roy M. Warren and Tammy Roncaglione (each an executive officer of GBB) have entered into three year employment agreements with CenterState’s subsidiary bank, CSB, to be effective upon the closing of the merger. Pursuant to their respective employment agreements, the four executives will assume the positions of Senior Vice President and Martin County Market President, Senior Vice President and Palm Beach County Market President, Senior Vice President and Senior Lending Officer for Treasure Coast and Palm Beach Region, and Senior Vice President and St. Lucie County Market President, respectively. Pursuant to their respective three year employment agreements, they will be entitled to;

(1)	annual base salaries of $151,000, $150,000, $151,000 and $135,000, respectively,

(2)	restricted stock awards of 7,500, 5,000, 7,500 and 12,500, respectively, of CenterState common stock to vest at a rate of 20% per year over a five year period,

(3)	the right to receive an award of up to 7,500, 5,000, 7,500 and 7,500, respectively, performance units based on planned performance for 2014 and 2015, and

(4)	a severance payment for termination without cause or termination with good reason, after a specified period of time, equal to one times the executive’s annual base salary.

Each employment agreement includes non-solicitation and non-compete restrictions for a period of 18 months immediately after termination of employment with CSB regardless of the reason within a restricted territory covering certain counties in southeast Florida.

•	Each of John E. Tranter, George E. Haley, Jocelyn Lane, and Roy M. Warren will receive payments of approximately $1,477,140, $415,087, $387,847, and $410,177, respectfully, in connection with the termination of their existing supplemental retirement program agreements immediately prior to the closing of the merger, and also will receive, pursuant to their existing employment agreements with Gulfstream, change of control payments of approximately $1,022,728, $360,424, $261,047, and $363,336, respectively, upon the closing of the merger. Tammy Roncaglione will receive, pursuant to her existing employment agreement, a change in control payment of $128,342, upon the closing of the merger;

•	Each non-executive member of the Gulfstream board of directors has entered into, effective at the closing of the merger, a two-year non-competition and non-disclosure agreement with CenterState. These directors will not receive any consideration, other than the merger consideration, in connection in connection with these agreements.

•	Gulfstream’s directors and executive officers will be entitled to indemnification by CenterState with respect to claims arising from matters occurring at or prior to the effective time of the merger and to coverage under a directors’ and officers’ liability insurance policy for five years after the merger.

The Gulfstream board of directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated by the Merger Agreement.

Treatment of Gulfstream Stock Options (see page 57)

Each valid option to purchase shares of Gulfstream common stock outstanding and unexercised immediately prior to the Effective Time of the merger, shall, by virtue of the merger, automatically and without any action on the part of the holder thereof, become fully vested and be converted into (i) an option to purchase four shares of CenterState common stock and (ii) a cash payment from CenterState of $1.4325 for each CenterState share issued upon such option exercised. The exercise price will equal the Gulfstream exercise price divided by four.

Regulatory Approvals (see page 47)

Under federal law, the merger must be approved by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the bank merger must be approved by the Office of the Comptroller (“OCC”). The U.S. Department of Justice may review the impact of the merger and the bank merger on competition.

Once the Federal Reserve approves the merger, we must wait for up to 30 days before we can complete the merger. If, however, there are no adverse comments from the U.S. Department of Justice and we receive permission from the Federal Reserve to do so, then the merger may be completed on or after the fifteenth (15th) day after approval from the Federal Reserve. Similarly, after we receive approval of the bank merger from the OCC, we must wait for up to 30 days before we can complete the bank merger. If, however, there are no adverse comments from the U.S. Department of Justice and we receive permission from the OCC to do so, the bank merger may be completed on or after the fifteenth (15th) day after approval from the OCC.

As of the date of this proxy statement/prospectus, all of the required regulatory applications have been filed. We make no assurance as to whether all regulatory approvals will be obtained or as to the dates of the approvals. We make no assurance that the regulatory approvals received will not contain any condition, or carryover of any condition applicable to Gulfstream or GBB, that would increase any of the minimum regulatory capital requirements of CenterState following the merger or of CSB following the bank merger. It is a condition to CenterState’s obligation to complete the merger that no such regulatory condition be imposed. See “The Merger Agreement — Conditions to Completion of the Merger.”

Conditions to Completion of the Merger (see page 65)

The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including:

•	the approval of the Merger Agreement by Gulfstream shareholders;

•	the authorization for listing on the Nasdaq Global Select Market of the shares of CenterState common stock to be issued in the merger;

•	the effectiveness of the Registration Statement on Form S-4, of which this proxy statement/ prospectus is a part, under the Securities Act of 1933, as amended (the “Securities Act”);

•	the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement;

•	the receipt of all regulatory approvals required to consummate the transactions contemplated by the Merger Agreement, without any condition, or carryover of any condition applicable to Gulfstream or GBB, that would increase any of the minimum regulatory capital requirements of CenterState following the merger or of CSB following the bank merger, and the expiration of all statutory waiting periods;

•	accuracy, generally in all material respects, of CenterState’s and Gulfstream’s respective representations and warranties in the Merger Agreement on the date of the Merger Agreement and as of the effective time of the merger (or such other date specified in the Merger Agreement);

•	performance in all material respects by CenterState and Gulfstream of their respective obligations under the merger agreement; and

•	as a condition to CenterState’s obligation to complete the merger, (i) the dissenting shares constituting less than 5% of the outstanding shares of Gulfstream’s common stock, (ii) that the consummation of the merger will not trigger any “excess parachute payment” under the Internal Revenue Code, (iii) and all change in control agreements, salary continuation agreements, severance agreements, employment agreements, and similar compensation arrangements between Gulfstream and/or Gulfstream Business Bank and any officer, director or employee shall be amended or terminated as of the effective time of the merger.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Gulfstream SBLF Preferred Stock (see page 47)

At or prior to the merger and subject to the approval of the Federal Reserve Bank of Atlanta, Gulfstream will redeem all of its outstanding shares of Senior Non-Cumulative Perpetual Preferred Stock, Series D, which it issued to the United States Treasury pursuant to the Treasury’s Small Business Lending Fund Program, for an amount no greater than $7.5 million plus accrued and unpaid dividends to the date of redemption.

Third Party Proposals (see page 62)

Gulfstream has agreed to a number of limitations with respect to soliciting, negotiating and discussing acquisition proposals involving persons other than CenterState, and to certain related matters. The merger agreement does not, however, prohibit Gulfstream from considering a bona fide acquisition proposal from a third party if certain specified conditions are met.

Termination (see page 67)

The Merger Agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the Merger Agreement by Gulfstream shareholders:

•	by mutual written consent of CenterState and Gulfstream;

•	by either CenterState or Gulfstream, if (i) a regulatory or other governmental authority that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and non-appealable (provided that the denial is not attributable to the failure of the party seeking to terminate the Merger Agreement to perform any covenant in the merger agreement required to be performed prior to the effective time of the merger) or (ii) a regulatory or other governmental authority has issued a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the completion of the merger or the bank merger;

•	by either CenterState or Gulfstream, if the merger has not been completed by April 26, 2014, unless the failure to complete the merger by such date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth in the Merger Agreement;

•	by either CenterState or Gulfstream, if there is a breach by the other party of any representation, warranty, covenant or other agreement set forth in the Merger Agreement, that would, individually or in the aggregate, result in the failure to satisfy the closing conditions of the party seeking termination and such breach is not cured within 20 days following written notice to the breaching party or by its nature or timing cannot be cured within that time period (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement);

•	by CenterState, if (i) the Gulfstream board of directors fails to recommend that the Gulfstream shareholders approve the Merger Agreement or withdraws or modifies, in a manner adverse to CenterState, such recommendation or makes, or causes to be made, any third party or public communication proposing or announcing an intention to withdraw or modify, in any manner adverse to CenterState, such recommendation (referred to as a “change in recommendation”), or (ii) Gulfstream materially breaches any of the provisions of the Merger Agreement relating to third party proposals;

•	by Gulfstream, prior to obtaining the approval of the Merger Agreement by the Gulfstream shareholders, in order to enter into an agreement relating to a superior proposal in accordance with the provisions of the Merger Agreement relating to third party proposals (provided that Gulfstream has not materially breached any such provisions and pays CenterState the required termination fee);

•	by either CenterState or Gulfstream, if the Gulfstream shareholders fail to approve the Merger Agreement at a duly held meeting of Gulfstream shareholders or any adjournment or postponement thereof; and

•	by Gulfstream, if both of the following conditions are satisfied:

(a)	The number obtained by dividing the Average Closing Price by $9.03 (the “CenterState Ratio”) is less than 0.85; and

(b)	the difference between: (i) the number obtained by dividing the Final Index Price by the Initial Index Price (the “Index Ratio”), less (ii) the CenterState Ratio is greater than 0.15.

and Gulfstream complies with the following. First, Gulfstream must elect to terminate the Merger Agreement within two days after the Determination Date. If Gulfstream elects to exercise its termination right, it must give written notice to CenterState (provided that such notice of election to terminate may be withdrawn at any time within the two-day period). During the two-day period commencing with its receipt of such notice, CenterState will have the option to increase the Per Share Cash Consideration by an amount equal to the Pricing Differential, provided that the Per Share Cash Consideration shall not be increased in a manner that would cause the tax opinion delivered in connection with the merger to be withdrawn. If CenterState so elects within such two-day period, it must give prompt written notice to Gulfstream of such election and the amount of the increase in the Per Share Cash Consideration, whereupon no termination will be deemed to have occurred and the Merger Agreement will remain in effect in accordance with its terms (except as the payment of such cash to holders of Gulfstream Common Stock).

For purposes of this termination provision of the Merger Agreement, the following terms have the meanings indicated:

“Average VWAP” means the average of the VWAP for each Trading Day in the relevant period.

“Average Closing Price” shall mean the Average VWAP of the CenterState Common Stock over the twenty consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.

“CenterState Ratio” shall mean the number obtained by dividing the Average Closing Price by $9.03.

“Determination Date” shall mean the fifth calendar day immediately prior to the Effective Time (as defined in the Merger Agreement), or if such calendar day is not a trading day on the NASDAQ Stock Market, then the trading day immediately preceding such calendar day.

“Final Index Price” shall mean the average of the Index Prices for the 20 consecutive trading days ending on the trading day prior to the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index.

“Index Price” shall mean the closing price of the Index Group on any applicable date.

“Index Ratio” means the number obtained by dividing the Final Index Price by the Initial Index Price.

“Initial Index Price” shall mean the closing price of the Index Group on the last trading day immediately preceding the date of the Merger Agreement.

“Price Differential” shall mean the amount equal to the product of (a) 3.012, and (b) the difference between (i) the product of (A) $9.03 and (B) 0.85, and (ii) the Average Closing Price.

“Trading Day” means any day on which the NASDAQ Stock Market is open for trading; provided that, a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time).

“VWAP” means, on any Trading Day, the volume weighted average price per share of CenterState Common Stock.

Termination Fee (see page 69)

Gulfstream must pay CenterState a termination fee of $3.75 million:

•	if the Merger Agreement is terminated by CenterState because the Gulfstream board of directors did not recommend that the Gulfstream shareholders approve the Merger Agreement or made a change in recommendation, or because Gulfstream materially breaches certain of the provisions of the Merger Agreement relating to third party proposals;

•	if the Merger Agreement is terminated by Gulfstream, prior to obtaining approval of the Merger Agreement by the Gulfstream shareholders, in order to enter into an agreement relating to a superior proposal; or

•	if the Merger Agreement is terminated by CenterState or Gulfstream because the Gulfstream shareholders fail to approve the Merger Agreement and, if prior to such termination, there is a publicly announced acquisition proposal (as defined in the Merger Agreement) and, within six months of such termination, Gulfstream or any of its significant subsidiaries enters into a definitive agreement with respect to such acquisition proposal or completes such acquisition proposal.

NASDAQ Listing (see page 61)

CenterState will use its commercially reasonable best efforts to cause the shares of CenterState common stock to be issued to the holders of Gulfstream common stock in the merger to be authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to the effective time of the merger.

Accounting Treatment (see page 47)

CenterState will account for the merger under the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States of America.

Gulfstream Special Meeting (see page 28)

The special meeting of Gulfstream shareholders will be held on                     , 2013, at             p.m., local time, at its corporate headquarters, located at 2400 SE Monterey Road, Suite 100, Stuart, Florida. At the special meeting, Gulfstream shareholders will be asked to vote on:

•	the proposal to approve the Merger Agreement;

•	any proposal of the Gulfstream board of directors to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement; and

•	any other matters as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

You can vote at the special meeting if you owned Gulfstream common stock and/or Series A Preferred as of the close of business on                     , 2013. On that date, there were an aggregate of         shares of Gulfstream common stock and Series A Preferred outstanding and entitled to vote, approximately     % of which were owned

and entitled to be voted by Gulfstream directors and executive officers and their affiliates. As of the record date, neither CenterState nor any of its directors or executive officers owned or had the right to vote any of the outstanding shares of Gulfstream common stock or Series A Preferred. You can cast one vote for each share of Gulfstream common stock and/or Series A Preferred you owned on that date.

In order to approve the Merger Agreement, the holders of at least a majority of the outstanding shares of Gulfstream common stock and Series A Preferred entitled to vote, and voting together as a single class, must vote in favor of doing so. Gulfstream’s directors have entered into shareholder voting agreements with CenterState under which they have agreed, among other things, to vote all of the shares they beneficially own for approval of the merger agreement. A total of         shares of Gulfstream common stock and Series A Preferred, representing approximately     % of the outstanding shares of Gulfstream common stock entitled to vote at the special meeting, are subject to these shareholder voting agreements.

Restrictions on Resales (see page 55)

All shares of CenterState common stock received by Gulfstream stockholders in the merger will be freely tradable, except that shares of CenterState received by persons who become affiliates of CenterState for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.

Market Prices and Dividend Information (see page 26)

CenterState common stock is traded on the NASDAQ Global Select Market under the symbol “CSFL.” Neither the Gulfstream common stock nor Series A Preferred is listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for the Gulfstream common stock or Series A Preferred. The following table sets forth the reported high and low sales prices of shares of CenterState common stock and the quarterly cash dividends per share of CenterState common stock declared, in each case for the periods indicated. Gulfstream has never paid cash dividends on the Gulfstream common stock. The high and low sales prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

	CenterState Common Stock
	High		Low		Dividends
2013
First Quarter		$8.98		$8.33	$0.01
Second Quarter		$9.39		$7.38	$0.01
Third Quarter		$10.42		$8.67	$0.01
Fourth Quarter (through October , 2013)	$		$		—

2012
First Quarter		$8.28		$6.29	$0.01
Second Quarter		$8.38		$6.55	$0.01
Third Quarter		$9.22		$7.11	$0.01
Fourth Quarter		$9.15		$7.00	$0.01

2011
First Quarter		$8.23		$6.53	$0.01
Second Quarter		$7.08		$5.54	$0.01
Third Quarter		$7.05		$5.01	$0.01
Fourth Quarter		$6.75		$4.80	$0.01

The holders of CenterState common stock receive dividends if and when declared by the CenterState board of directors out of funds legally available, subject to certain restrictions imposed by state and federal laws. As of September 30, 2013, there were 30,112,475 shares of CenterState common stock outstanding and owned by approximately 779 registered shareholders of record. Registered shareholders are defined as those shareholders who hold a valid paper CenterState stock certificate. The stock for all other CenterState stockholders are beneficially held for them by a bank, broker or other nominee, commonly referred to as held in “street name.” Approximately 68% of CenterState’s total common shares outstanding are owned by institutional investors, as reported by NASDAQ. CenterState’s top ten institutional investors own approximately 47% of its outstanding stock. As of September 30, 2013, the outstanding shares of Gulfstream common stock were owned by approximately 249 holders of record.

Comparative Rights of CenterState Shareholders and Gulfstream Shareholders (Page 106)

Gulfstream shareholders, whose rights are currently governed by the Gulfstream’s articles of incorporation, the Gulfstream’s bylaws and Florida law, will, upon completion of the merger, become stockholders of CenterState and their rights will be governed by the CenterState’s articles of incorporation, the CenterState’s bylaws, and Florida law.

RISK FACTORS

In addition to the other information contained in, or incorporated by reference into, this proxy statement/prospectus, including CenterState’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and the matters addressed under “Forward-Looking Statements,” Gulfstream shareholders should consider the matters described below carefully in determining whether to vote to approve the merger agreement. Additional Risk Factors included in Item 1A in CenterState’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 are incorporated by reference. Gulfstream shareholders should read and consider those Risk Factors in addition to the Risk Factors listed below.

Because the sale price of the CenterState common stock may fluctuate, you cannot be sure of the value of the merger consideration that you will receive in the merger.

Under the terms of the merger agreement, each share of Gulfstream common stock outstanding immediately prior to the effective time of the merger (excluding dissenting shares) will be converted into the right to receive 3.012 shares of CenterState common stock and $14.65 cash payment. In addition, if the average closing sales price of CenterState common stock during a specified time period prior to completion of the Merger is greater than $10.38, then the number of CenterState shares of common stock issued for each share of Gulfstream common stock is reduced by dividing $31.28 by such average closing sales price. The value of the shares of CenterState common stock to be issued to Gulfstream shareholders in the merger will fluctuate between now and the closing date of the merger due to a variety of factors, including general market and economic conditions, changes in the parties’ respective businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of CenterState and Gulfstream. We make no assurances as to whether or when the merger will be completed. Gulfstream shareholders should obtain current sale prices for shares of CenterState common stock before voting their shares of Gulfstream common stock at the special meeting and before submitting an election statement indicating the type of merger consideration they wish to receive.

CenterState may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend on, among other things, CenterState’s ability to realize anticipated cost savings and to combine the businesses of CenterState and Gulfstream in a manner that does not materially disrupt the existing customer relationships of either CenterState or Gulfstream or result in decreased revenues from customers of either of them. If CenterState is not able to successfully achieve these objectives, then the anticipated benefits of the merger may not be realized fully, if at all, or may take longer to realize than expected.

CenterState and Gulfstream have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of either CenterState’s or Gulfstream’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of CenterState or Gulfstream to maintain relationships with their respective clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts by CenterState and Gulfstream will also divert management attention and resources. These integration matters could have an adverse effect on each of CenterState and Gulfstream during the transition period and on the combined company following completion of the merger.

The termination fees and the restrictions on third party proposals set forth in the merger agreement may discourage others from trying to acquire Gulfstream.

Until the completion of the merger, with some exceptions, Gulfstream is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to a proposal to acquire Gulfstream, such as a merger or other business combination transaction, with any person other than CenterState. In addition, Gulfstream has agreed to pay to CenterState in certain circumstances a termination fee equal to $3.75 million. These provisions could discourage other companies from trying to acquire Gulfstream even though those other companies might be willing to offer greater value to Gulfstream shareholders than CenterState has offered in the merger. The payment of any termination fee could also have a material adverse effect on Gulfstream’s financial condition. See “The Merger Agreement — Third Party Proposal,” “The Merger Agreement — Termination” and “The Merger Agreement — Termination Fee.”

The opinion that Gulfstream has obtained from Hovde has not been, and is not expected to be, updated to reflect any changes in circumstances that may have occurred since the signing of the merger agreement.

The opinion issued to the Gulfstream board of directors by Hovde, financial advisor to Gulfstream, with respect to the fairness of the merger consideration to be received by Gulfstream shareholders, from a financial point of view, speaks only as of July 26, 2013. Changes in the operations and prospects of CenterState or Gulfstream, general market and economic conditions and other factors which may be beyond the control of CenterState and Gulfstream, and on which the opinion was based, may have altered the value of CenterState or Gulfstream or the sale prices of shares of CenterState common stock as of the date of this proxy statement/prospectus, or may alter such values and sale prices by the time the merger is completed. Hovde does not have any obligation to update, revise or reaffirm its opinion to reflect subsequent developments and has not done so. Because Gulfstream does not currently anticipate asking Hovde to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed. The Gulfstream board of directors’ recommendation that Gulfstream shareholders vote for approval of the Merger Agreement, however, is made as of the date of this proxy statement/prospectus. See “Agreement and Plan of Merger — Opinion” and Appendix B to this proxy statement/prospectus.

The merger and the bank merger are subject to the receipt of consents and approvals from regulatory authorities that may impose conditions that could have an adverse effect on CenterState.

Before the merger and the bank merger can be completed, various approvals or consents must be obtained from bank regulatory authorities. These authorities may impose conditions on the completion of the merger or the bank merger or require changes to their terms. While CenterState and Gulfstream do not currently expect that any such conditions or changes will be imposed, there is no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or the bank merger, or imposing additional costs on or limiting the revenues of CenterState following the merger, any of which might have a material adverse effect on CenterState following the merger. Neither party is obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger impose any condition applicable to Gulfstream or GBB that would increase any of the minimum regulatory capital requirements of CenterState following the merger or of CSB following the bank merger. See “The Merger Agreement — Conditions to Completion of the Merger.”

The merger is expected to qualify as a tax-free “reorganization” within the meaning of the Code.

It is currently expected the merger will qualify as a tax-free “reorganization” within the meaning of the Code. If the merger does not qualify as a tax-free reorganization, then the holders of shares of Gulfstream common stock would recognize any gain with respect to the entire consideration received in the merger, including the per share stock consideration received. Tax matters are very complicated and the consequences of the merger to any particular Gulfstream shareholder will depend on that shareholder’s particular facts and circumstances. You should consult your own tax advisor to determine the particular tax consequences of the merger to you.

CenterState and Gulfstream may waive one or more of the conditions to the merger without re-soliciting stockholder approval for the merger.

Each of the conditions to the obligations of CenterState and Gulfstream to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of CenterState and Gulfstream, if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of

CenterState and Gulfstream may evaluate the materiality of any such waiver to determine whether amendment of this joint proxy statement/prospectus and re-solicitation of proxies are necessary. CenterState and Gulfstream, however, generally do not expect any such waiver to be significant enough to require re-solicitation of stockholders. In the event that any such waiver is not determined to be significant enough to require re-solicitation of stockholders, the companies will have the discretion to complete the merger without seeking further stockholder approval.

The combined company expects to incur substantial expenses related to the merger.

The combined company expects to incur substantial expenses in connection with completing the merger and combining the business, operations, networks, systems, technologies, policies and procedures of CenterState and Gulfstream. Although CenterState and Gulfstream have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the completion of the merger.

CenterState has various provisions in its articles of incorporation that could impede a takeover of CenterState.

Similar to the articles of incorporation of Gulfstream, the articles of incorporation of CenterState contain provisions providing for the ability to issue preferred stock without shareholder approval. Although these provisions were not adopted for the express purpose of preventing or impeding the takeover of CenterState without the approval of the CenterState board of directors, such provisions may have that effect. Such provisions may prevent former Gulfstream shareholders who receive shares of CenterState common stock in the merger from taking part in a transaction in which CenterState shareholders could realize a premium over the current market price of CenterState common stock. See “Comparison of Shareholder Rights.”

Gulfstream’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Gulfstream shareholders.

Executive officers of Gulfstream negotiated the terms of the merger agreement with CenterState, and the Gulfstream board of directors unanimously approved and recommended that Gulfstream shareholders vote to approve the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that certain Gulfstream executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Gulfstream shareholders generally. See “The Merger Agreement — Interests of Gulfstream Executive Officers and Directors in the Merger” for information about these financial interests.

Future capital needs could result in dilution of shareholder investment

CenterState’s board of directors may determine from time to time there is a need to obtain additional capital through the issuance of additional shares of its common stock or other securities. These issuances would dilute the ownership interests of its shareholders and may dilute the per share book value of CenterState’s common stock. New investors may also have rights, preferences and privileges senior to CenterState’s shareholders which may adversely impact its shareholders.

The trading volume in CenterState’s common stock and the sale of substantial amounts of its common stock in the public market could depress the price of its common stock

CenterState cannot predict the effect, if any, that future sales of its common stock in the market, or availability of shares of its common stock for sale in the market, will have on the market price of its common stock. CenterState therefore can give no assurance that sales of substantial amounts of its common stock in the market, or the potential for large amounts of sales in the market, would not cause the price of its common stock to decline or impair its ability to raise capital through sales of its common stock.

CenterState’s ability to pay dividends is limited and it may be unable to pay future dividends

During the last ten fiscal quarters, CenterState has paid cash dividends of $0.01 per common share. CenterState’s ability to pay dividends is limited by regulatory restrictions and the need to maintain sufficient consolidated capital. The ability of CenterState’s subsidiary bank to pay dividends to it is limited by its obligations to maintain sufficient capital and by other general restrictions on its dividends that are applicable to national banks that are regulated by the OCC. If CenterState does not satisfy these regulatory requirements, it will be unable to pay dividends on its common stock.

Holders of CenterState’s junior subordinated debentures have rights that are senior to those of its common stockholders

CenterState has helped support its continued growth through the issuance of, and the acquisition of, through prior mergers, trust preferred securities from special purpose trusts and accompanying junior subordinated debentures. At June 30, 2013, CenterState had outstanding trust preferred securities and accompanying junior subordinated debentures totaling $17.5 million. In addition, CenterState will assume in the merger $10.0 million of trust preferred securities and accompanying junior subordinated debentures issued by Gulfstream. Payments of the principal and interest on these debt instruments are conditionally guaranteed by it. Further, the accompanying junior subordinated debentures CenterState issued to the special purpose trusts are senior to CenterState’s shares of common stock. As a result, CenterState must make payments on the junior subordinated debentures before any dividends can be paid on its common stock and, in the event of CenterState’s bankruptcy, dissolution or liquidation, the holders of the junior subordinated debentures must be satisfied before any distributions can be made on CenterState’s common stock. CenterState has the right to defer distributions on its junior subordinated debentures (and the related trust preferred securities) for up to five years, during which time no dividends may be paid on its common stock.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information included in, or incorporated by reference into, this proxy statement/prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to: (i) statements about the benefits of the merger, including future financial and operating results and cost savings that may be realized from the merger; (ii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of CenterState’s and Gulfstream’s managements, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond CenterState’s and Gulfstream’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” and those discussed in the filings of CenterState with the SEC that are incorporated by reference into this proxy statement/prospectus, as well as the following:

•	the merger may not be completed when expected because the requisite regulatory approvals for the merger, and/or the approval of the merger agreement by Gulfstream shareholders, might not be obtained or other conditions to the completion of the merger set forth in the Merger Agreement might not be satisfied or waived;

•	the sale price for the CenterState common stock could decline, before the completion of the merger, including as a result of the financial performance of Gulfstream, or more generally due to broader stock market movements and the performance of financial companies and peer group companies;

•	the expected cost savings, synergies and other financial benefits from the merger might not be realized within the expected time frames or at all as a result of, among other things, changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the markets in which CenterState and Gulfstream operate;

•	Gulfstream’s business may not be integrated into CenterState’s business successfully, or such integration may take longer to accomplish than expected;

•	operating costs, customer losses and business disruption following the merger, including adverse developments in relationships with employees, may be greater than expected; and

•	management time and effort may be diverted to the resolution of merger-related issues.

Because these forward-looking statements are subject to assumptions and uncertainties, CenterState’s and Gulfstream’s actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference into this proxy statement/prospectus.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus, and attributable to CenterState or Gulfstream or any person acting on their behalf, are expressly qualified in their entirety by the cautionary statements contained or referred to in this “Forward-Looking Statements.” CenterState and Gulfstream undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CENTERSTATE

The following selected historical consolidated financial data as of and for the twelve months ended December 31, 2012, 2011, 2010, 2009 and 2008 is derived from the audited consolidated financial statements of CenterState. The following selected historical consolidated financial data as of and for the six months ended June 30, 2013 and 2012, is derived from the unaudited consolidated financial statements of CenterState and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of CenterState’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.

The results of operations as of and for the six months ended June 30, 2013, are not necessarily indicative of the results that may be expected for the twelve months ending December 31, 2013 or any future period. You should read the following selected historical consolidated financial data in conjunction with: (i) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and CenterState’s audited consolidated financial statements and accompanying notes included in CenterState’s Annual Report on Form 10-K for the twelve months ended December 31, 2012; and (ii) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and CenterState’s unaudited consolidated financial statements and accompanying notes included in CenterState’s Quarterly Report on Form 10-Q for the six months and three months ended June 30, 2013, both of which are incorporated by reference into this proxy statement/prospectus. See “Documents Incorporated by Reference.”

(amounts are in thousands, except ratios, per share data, banking locations and FTEs)

	(unaudited) Six months ended
	June 30,		Year ended December 31,
	2013	2012	2012	2011	2010	2009	2008
SUMMARY OF OPERATIONS:
Total interest income	$48,865	$48,077	$94,950	$82,243	$74,580	$73,944	$68,082
Total interest expense	(3,063)	(4,814)	(8,481)	(12,207)	(16,742)	(22,290)	(27,797)

Net interest income	45,802	43,263	86,469	70,036	57,838	51,654	40,285
Provision for loan losses	(1,014)	(4,626)	(9,220)	(45,991)	(29,624)	(23,896)	(6,520)

Net interest income after provision for loan losses	44,788	38,637	77,249	24,045	28,214	27,758	33,765
Non-interest income	8,060	10,655	23,237	16,599	13,826	9,620	7,251
Income from correspondent banking and bond sales division	11,044	17,750	32,806	24,889	32,696	17,916	1,412
Net gain on sale of securities available for sale	1,038	1,328	2,423	3,464	7,034	2,516	661
Bargain purchase gain, acquisition of institution	—	453	453	57,020	1,377	—	—
Gain on sale of bank branch office real estate	—	—	342	—	—	—	1,483
Impairment charge- core deposit intangible	—	—	—	—	—	(1,200)	—
Credit related expenses	(5,155)	(3,789)	(11,206)	(12,696)	(6,278)	(4,553)	(1,006)
Non-interest expense	(49,308)	(57,955)	(110,774)	(101,993)	(87,047)	(62,961)	(38,930)

Income (loss) before income taxes	10,467	7,079	14,530	11,328	(10,178)	(10,904)	4,636
Income tax (expense) benefit	(3,133)	(2,052)	(4,625)	(3,419)	4,240	4,687	(1,215)

Net income (loss)	$7,334	$5,027	$9,905	$7,909	$(5,938)	$(6,217)	$3,421

	(unaudited) Six months ended
	June 30,		Year ended December 31,
	2013	2012	2012	2011	2010	2009	2008
PER COMMON SHARE DATA:
Basic earnings (loss) per share	$0.24	$0.16	$0.33	$0.26	$(0.22)	$(0.47)	$0.26
Diluted earnings (loss) per share	$0.24	$0.16	$0.33	$0.26	$(0.22)	$(0.47)	$0.26
Common equity per common share outstanding	$9.02	$8.95	$9.09	$8.74	$8.41	$8.90	$12.22
Tangible common equity per common share outstanding (6)	$7.30	$7.19	$7.36	$7.30	$7.01	$7.53	$9.64
Dividends per common share	$0.02	$0.02	$0.04	$0.04	$0.04	$0.07	$0.16
Actual shares outstanding	30,104	30,075	30,080	30,055	30,005	25,773	12,474
Weighted average common shares outstanding	30,094	30,069	30,074	30,035	27,608	17,905	12,452
Diluted weighted average common shares outstanding	30,156	30,139	30,142	30,039	27,608	17,905	12,585

BALANCE SHEET DATA:
Assets	$2,355,353	$2,440,563	$2,363,240	$2,284,459	$2,062,924	$1,751,299	$1,333,143
Total loans	1,435,587	1,465,705	1,435,863	1,283,766	1,128,955	959,021	892,001
Allowance for loan losses	23,820	25,183	26,682	27,944	26,267	23,289	13,335
Total deposits	1,976,692	2,056,097	1,997,232	1,919,789	1,685,594	1,305,036	993,800
Short-term borrowings	75,164	79,104	57,724	69,276	97,284	195,501	141,183
Corporate debentures	16,983	16,958	16,970	16,945	12,500	12,500	12,500
Preferred stockholders’ equity	—	—	—	—	—	—	26,787
Common stockholders’ equity	271,416	269,315	273,531	262,633	252,249	229,410	152,378
Total stockholders’ equity	271,416	269,315	273,531	262,633	252,249	229,410	179,165
Tangible capital	219,792	216,382	221,300	219,395	210,293	194,148	147,099
Goodwill	44,924	44,930	44,924	38,035	38,035	32,840	28,118
Core deposit intangible (CDI)	5,441	6,522	5,944	5,203	3,921	2,422	3,948
Trust intangible	1,259	1,481	1,363	—	—	—	—
Average total assets	2,386,026	2,491,370	2,445,902	2,176,571	1,935,495	1,771,034	1,238,005
Average loans	1,420,367	1,451,343	1,451,492	1,216,086	1,023,597	923,080	856,260
Average interest earning assets	2,028,322	2,114,304	2,070,990	1,914,812	1,734,746	1,628,798	1,108,180
Average deposits	2,008,120	2,101,582	2,062,682	1,800,998	1,517,302	1,254,169	975,352
Average interest bearing deposits	1,448,079	1,600,564	1,555,755	1,407,942	1,214,435	1,047,436	823,121
Average interest bearing liabilities	1,527,288	1,709,335	1,652,460	1,512,898	1,369,417	1,346,051	923,591
Average total stockholders’ equity	275,037	265,324	269,282	253,398	243,063	206,914	154,521

SELECTED FINANCIAL RATIOS:
(ratios are annualized where applicable)
Return on average assets	0.61%	0.40%	0.40%	0.36%	(0.31%)	(0.35%)	0.28%
Return on average equity	5.33%	3.79%	3.68%	3.12%	(2.44%)	(3.00%)	2.21%
Dividend payout	8%	12%	12%	15%	na	na	58%
Efficiency ratio (1)	77%	78%	77%	84%	82%	78%	77%
Efficiency ratio, excluding correspondent (2)	73%	77%	77%	84%	86%	85%	77%
Net interest margin, tax equivalent basis (3)	4.62%	4.18%	4.24%	3.72%	3.38%	3.22%	3.70%
Net interest spread, tax equivalent basis (4)	4.52%	4.07%	4.14%	3.55%	3.12%	2.92%	3.19%

CAPITAL RATIOS:
Tier 1 leverage ratio	10.26%	9.23%	9.91%	10.49%	10.33%	11.36%	12.59%
Risk-based capital
Tier 1	16.97%	16.54%	16.63%	17.79%	18.01%	17.99%	16.17%
Total	18.22%	17.79%	17.89%	19.05%	19.28%	19.25%	17.43%
Tangible common equity ratio	9.54%	9.06%	9.58%	9.79%	10.41%	11.31%	9.25%

ASSET QUALITY RATIOS:
(ratios are annualized where applicable)
Net charge-offs to average loans (5)	0.58%	1.32%	0.93%	4.28%	2.83%	1.51%	0.47%
Allowance to period end loans (5)	1.85%	2.09%	2.11%	2.46%	2.82%	2.43%	1.49%
Allowance for loan losses to non-performing loans	88%	74%	93%	71%	40%	55%	67%
Non-performing assets to total assets	1.30%	1.61%	1.41%	2.16%	3.81%	3.05%	1.86%

OTHER DATA:
Banking locations	55	59	55	58	53	38	37
Full-time equivalent employees	703	745	689	655	602	478	399

(1)	Efficiency ratio is non-interest expense (less non-recurring items, credit related expenses and intangible amortization) divided by the sum of the tax equivalent net interest income before the provision for loan losses plus non-interest income (less non-recurring items and FDIC indemnification income).
(2)	Efficiency ratio is same as (1) above excluding correspondent banking non-interest expense (including indirect expense allocations) from the numerator and excluding correspondent banking net interest income and non-interest income from the denominator.
(3)	Net interest margin is net interest income divided by total average earning assets.
(4)	Net interest spread is the difference between the average yield on earning assets and the average yield on average interest bearing liabilities.
(5)	Excludes loans covered by FDIC loss share agreements.
(6)	Tangible common equity per common share outstanding is defined as tangible common equity divided by total common shares outstanding.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF GULFSTREAM

The following selected historical consolidated financial data as of and for the twelve months ended December 31, 2012, 2011, 2010, 2009 and 2008 is derived from the audited consolidated financial statements of Gulfstream. The following selected historical consolidated financial data as of and for the six months ended June 30, 2013, and 2012 is derived from the unaudited consolidated financial statements of Gulfstream and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of Gulfstream’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.

The results of operations as of and for the six months ended June 30, 2013, are not necessarily indicative of the results that may be expected for the twelve months ending December 31, 2013 or any future period. You should read the following selected historical consolidated financial data in conjunction with Gulfstream’s Management’s Discussion and Analysis of Financial Condition and Results of Operations, audited consolidated financial statements and accompanying notes for the twelve months ended December 31, 2012, and unaudited consolidated financial statements and accompanying notes for the six months ended June 30, 2013, each of which are included elsewhere in this proxy statement/prospectus. See “The Companies — Gulfstream’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Index to Gulfstream’s Consolidated Financial Statements.”

(amounts are in thousands, except ratios and per share data)

	(unaudited) Six months ended June 30,		Year ended December 31,

	2013	2012	2012	2011	2010	2009	2008
SUMMARY OF OPERATIONS:
Total interest income	$9,794	$11,199	$21,821	$25,789	$28,568	$30,410	$33,628
Total interest expense	(1,205)	(1,881)	(3,316)	(5,631)	(7,727)	(11,185)	(15,742)

Net interest income	8,589	9,318	18,505	20,158	20,841	19,225	17,886
Provision for loan losses	(1,075)	(2,270)	(1,335)	(5,258)	(8,858)	(14,600)	(1,787)

Net interest income after provision for loan losses	7,514	7,048	17,170	14,900	11,983	4,625	16,099
Non-interest income	1,294	1,363	2,705	1,612	1,746	1,749	1,800
Non-interest expense	(5,769)	(6,544)	(13,754)	(11,106)	(11,506)	(12,260)	(9,603)

Income before income taxes	3,039	1,867	6,121	5,406	2,223	(5,886)	8,296
Income taxes	(1,141)	(675)	(2,101)	(2,020)	(782)	2,276	(3,054)

Net income	1,898	1,192	4,020	3,386	1,441	(3,610)	5,242
Preferred stock dividend requirement and accretion of preferred stock discount	(187)	(190)	(373)	(391)	(414)	(213)	—

Net income available to common shareholders	$1,711	$1,002	$3,647	$2,995	$1,027	$(3,823)	$5,242

	(unaudited) Six months ended June 30,		Year ended December 31,

	2013	2012	2012	2011	2010	2009	2008
PER COMMON SHARE DATA:
Basic earnings (loss) per share	$1.09	$0.65	$2.35	$1.95	$0.68	($2.62)	$3.60
Diluted earnings (loss) per share	$1.07	$0.64	$2.31	$1.93	$0.67	($2.62)	$3.44
Common equity per share (period end)	$32.87	$29.70	$31.93	$29.24	$28.16	$27.84	$30.32
Common tangible equity per share (period end) (4)	$32.87	$29.70	$31.93	$29.24	$28.16	$27.84	$30.32
Dividends per common share	$—	$—	$—	$—	$—	$—	$—
Actual shares outstanding	1,567	1,555	1,563	1,541	1,524	1,518	1,400
Weighted average shares outstanding	1,565	1,548	1,552	1,532	1,521	1,459	1,457
Diluted weighted average shares outstanding	1,596	1,572	1,578	1,551	1,535	1,495	1,525

BALANCE SHEET DATA:
Total assets	$571,925	$532,569	$551,864	$547,507	$553,110	$564,606	$571,149
Securities available for sale	53,828	59,383	48,300	57,345	74,211	65,219	60,976
Total loans, gross	367,702	371,741	359,078	364,032	396,639	420,092	456,939
Total deposits	485,252	450,935	472,893	437,369	438,715	441,635	450,861
Allowance for loan losses	13,840	18,938	16,104	17,039	21,700	15,567	6,567
Other borrowings	14,343	15,253	7,597	44,710	50,235	60,955	63,487
Corporate debentures	10,310	10,310	10,310	10,310	10,310	10,310	10,310
Preferred stockholders’ equity	7,749	7,749	7,749	7,749	7,948	7,823	1
Common stockholders’ equity	51,494	46,179	49,889	45,052	42,925	42,267	42,449
Total stockholders’ equity	59,243	53,928	57,638	52,801	50,873	50,090	42,450
Tangible common stockholders’ equity	51,494	46,179	49,889	45,052	42,925	42,267	42,449
Average total assets	554,983	550,010	546,623	565,093	568,938	593,176	564,078
Average loans	365,138	362,764	365,130	384,848	411,795	442,275	443,287
Average interest earning assets	533,802	528,245	527,166	546,341	545,063	568,265	543,818
Average deposits	472,647	455,319	459,128	451,525	447,883	468,538	440,399
Average interest bearing deposits	305,728	303,848	302,819	325,456	340,314	379,342	358,437
Average interest bearing liabilities	327,367	343,605	334,990	385,143	408,854	451,515	440,847
Average total stockholders’ equity	58,520	53,552	54,594	52,418	50,780	50,544	39,020

PROFITABILITY RATIOS:
(ratios are annualized where applicable)
Return on average assets	0.69%	0.44%	0.74%	0.60%	0.25%	-0.61%	0.93%
Return on average equity	6.54%	4.48%	7.36%	6.46%	2.84%	-7.14%	13.43%
Dividend payout	—%	—%	—%	—%	—%	—%	—%
Efficiency ratio (1)	58%	61%	65%	51%	51%	59%	49%
Net interest margin (2)	3.24%	3.55%	3.51%	3.69%	3.82%	3.38%	3.29%
Net interest spread (3)	2.96%	3.16%	3.15%	3.26%	3.35%	2.87%	2.61%

ASSET QUALITY RATIOS:
Net charge-offs to average total loans	1.84%	0.21%	0.62%	2.58%	0.66%	1.27%	0.35%
Non-performing assets to total assets	1.53%	2.22%	1.48%	2.56%	2.04%	3.80%	0.50%
Non-performing assets to total loans and other real estate owned	2.36%	3.13%	2.24%	3.79%	2.81%	5.03%	0.63%
Allowance for loan losses to total loans	3.76%	5.09%	4.48%	4.68%	5.47%	3.71%	1.44%
Allowance for loan losses to nonperforming loans	276%	313%	460%	211%	438%	105%	315%

LIQUIDITY RATIOS:
Loans to total deposits	75.8%	82.4%	76.0%	83.2%	90.4%	95.1%	101.4%
Loans to average earning assets	65.8%	66.0%	66.8%	68.1%	72.4%	74.6%	78.6%
Noninterest-bearing deposits to total deposits	33.3%	32.9%	36.0%	32.7%	25.2%	21.1%	19.3%

CAPITAL ADEQUACY RATIOS:
Tier 1 leverage ratio	12.07%	11.51%	12.14%	11.17%	10.87%	10.09%	8.87%
Tier 1 risk-based capital ratio	17.18%	15.72%	17.04%	15.63%	14.06%	12.86%	10.74%
Total risk-based capital ratio	18.46%	17.01%	18.32%	16.91%	15.36%	14.13%	11.99%
Tangible common equity to tangible assets	9.00%	8.67%	9.04%	8.23%	7.76%	7.49%	7.43%

(1)	Efficiency ratio is non-interest expense divided by the sum of net interest income before provision for loan losses plus non-interest expense.
(2)	Net interest margin is net interest income divided by total average earning assets.
(3)	Net interest spread is the difference between the average yield on earning assets and the average yield on average interest bearing liabilities.
(4)	Common tangible equity per common share outstanding is defined as tangible common equity divided by total common shares outstanding.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL DATA

The following table presents selected unaudited pro forma combined consolidated financial data about the financial condition and results of operations of CenterState giving effect to the merger. See “The Merger — Accounting Treatment.”

The following table presents the information as if the merger had become effective on June 30, 2013, with respect to condensed consolidated balance sheet data, and on January 1, 2012, with respect to condensed consolidated statement of earnings data. The selected unaudited pro forma combined consolidated financial data have been derived from, and should be read in conjunction with, the historical financial information that CenterState and Gulfstream have incorporated by reference into, or included, in this proxy statement/prospectus as of and for the indicated periods. See “Unaudited Pro Forma Combined Consolidated Financial Information,” “Documents Incorporated by Reference” and “Index to Gulfstream’s Consolidated Financial Statements.”

The selected unaudited pro forma combined consolidated financial data are presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The selected unaudited pro forma combined consolidated financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.

(in thousands, except per share data)	six months ended June 30, 2013	year ended Dec 31, 2012
Pro Forma Condensed Consolidated Statement of Earnings Data:
Net interest income	$55,573	$109,030
Provision for loan losses	2,089	10,555
Income before provision for income taxes	14,439	24,122
Net income	9,805	16,057
Preferred stock dividends	—	—
Net income available to common shareholders	9,805	16,057
Per Share Data:
Earnings per share available to common shareholders
Basic	$0.28	$0.46
Diluted	$0.28	$0.45
Cash dividends per common share	$0.02	$0.04
Pro Forma Condensed Consolidated Balance Sheet at June 30, 2013
Total loans, net	$1,760,869
Total assets	2,912,222
Total deposits	2,462,832
Total borrowings	112,212
Stockholders’ equity	318,993

UNAUDITED COMPARATIVE PER SHARE DATA

Presented below for CenterState and Gulfstream is historical, unaudited pro forma combined and pro forma equivalent per share financial data as of and for the twelve months ended December 31, 2012 and as of and for the six months ended June 30, 2013. The information presented below should be read together with: (i) CenterState’s audited consolidated financial statements and accompanying notes included in CenterState’s Annual Report on Form 10-K for the twelve months ended December 31, 2012, and CenterState’s unaudited consolidated financial statements and accompanying notes included in CenterState’s Quarterly Report on Form 10-Q for the six months ended June 30, 2013, both of which are incorporated by reference into this proxy statement/prospectus; and (ii) Gulfstream’s audited consolidated financial statements and accompany notes for the twelve months ended December 31, 2012, and unaudited consolidated financial statements and accompanying notes for the six months ended June 30, 2013, both of which are included elsewhere in this proxy statement/prospectus. See “Index to Gulfstream’s Consolidated Financial Statements” and “Documents Incorporated by Reference.”

The unaudited pro forma combined and pro forma per equivalent share information gives effect to the merger as if the merger had been effective on December 31, 2012, or June 30, 2013, in the case of the book value data, and as if the merger had been effective as of January 1, 2012, in the case of the earnings per share and the cash dividends data. The unaudited pro forma data combines the historical results of Gulfstream into CenterState’s consolidated statement of income. While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place on January 1, 2012.

The unaudited pro forma adjustments are based upon available information and certain assumptions that CenterState management believes are reasonable. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, do not reflect the impact of factors that may result as a consequence of the merger or consider any potential impacts of current market conditions of the merger on revenues, expense efficiencies, asset dispositions, among other factors. As a result, unaudited pro forma data are presented for illustrative purposes only and do not represent an attempt to predict or suggest future results. Upon completion of the merger, the operating results of Gulfstream will be reflected in the consolidated financial statements of CenterState on a prospective basis.

Unaudited Pro Forma Comparative Per Share Data

For The Six Months Ended June 30, 2013

	As of and for the six months ended June 30, 2013
	CenterState historical	Gulfstream historical	Pro Forma combined	Per equivalent Gulfstream share (1)
Earnings per common share
Basic	$0.24	$1.09	$0.28	$0.36
Diluted	$0.24	$1.07	$0.28	$0.36
Cash dividends per common share	$0.02	$—	$0.02	$—
Book value per common share	$9.02	$32.87	$9.04	$10.91

Unaudited Pro Forma Comparative Per Share Data

For The Year Ended December 31, 2012

	As of and for the twelve months ended December 31, 2012
	CenterState historical	Gulfstream historical	Pro Forma combined	Per equivalent Gulfstream share (1)
Earnings per common share
Basic	$0.33	$2.35	$0.46	$0.78
Diluted	$0.33	$2.31	$0.45	$0.77
Cash dividends per common share	$0.04	$—	$0.04	$—
Common equity per common share	$9.09	$31.93	$9.11	$10.60

(1)	The equivalent share information in the above table is computed using 5,187,095 additional shares of CenterState common stock issued to Gulfstream shareholders at an exchange rate of 3.012 shares of CenterState for each share of Gulfstream.

MARKET PRICES AND DIVIDEND INFORMATION

CenterState common stock is listed and trades on The NASDAQ Global Select Market under the symbol “CSFL.” As of June 30, 2013, there were 30,104,270 shares of CenterState common stock outstanding. Approximately 68% of these shares are owned by institutional investors, as reported by NASDAQ. CenterState’s top ten institutional investors own approximately 47% of its outstanding stock. CenterState has approximately 780 registered shareholders of record, as reported by its stock transfer agent, Continental Stock Transfer and Trust Company. Registered shareholders are defined as those shareholders who hold a valid paper CenterState stock certificate. The stock for all other CenterState stockholders are beneficially held for them by a bank, broker or other nominee, commonly referred to as held in “street name.” To CenterState’s knowledge, the only shareholders who owned more than 5% of the outstanding shares of CenterState common stock on June 30, 2013 were: Wellington Management Co., LLP (8.64%), 75 State Street, Boston, MA 02109; Heartland Advisors, Inc. (5.76%), 789 North Water Street, Milwaukee, WI 53202; Forest Hill Capital, LLC and Mark Lee (6.38%); and BlackRock Fund Advisors (5.87%), 40 East 52nd Street, New York, NY 10022.

Neither Gulfstream common stock nor Series A Preferred Stock is listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for the Gulfstream common stock or Series A Preferred. As of June 30, 2013, there were 1,566,664 shares of Gulfstream common stock outstanding, which were held by 248 holders of record. In addition, there was 155,629 shares of Series A Preferred outstanding that will covert to 155,629 shares of Gulfstream common stock upon the closing of the merger and outstanding options that were exercisable on that date for 197,326 additional shares of Gulfstream common stock. The Chairman and Chief Executive Officer of Gulfstream, John E. Tranter, beneficially owns 152,595 shares of Gulfstream common stock, or 8.67% of the total shares outstanding. Mr. Tranter is also the largest shareholder of Gulfstream.

The following tables show, for the indicated periods, the high and low sales prices per share for CenterState common stock, as reported on NASDAQ. Cash dividends declared and paid per share on CenterState common stock are also shown for the periods indicated below. Gulfstream did not declare any cash dividends on their common stock for the indicated periods.

The shares of Gulfstream common stock and Gulfstream Series A Preferred are not traded on any exchange or other organized market. The tables below show the high and low sales prices per share for Gulfstream common stock and Gulfstream Series A Preferred, to the extent known to management of Gulfstream. These transactions represent privately negotiated transactions directly between the purchaser and the seller and do not include all transactions that have occurred, because such transactions are not subject to any reporting system. The shares of Gulfstream are not traded frequently.

	CenterState			Gulfstream Common Stock
	High	Low	Dividend	High	Low	Volume (1)
2011
First Quarter	$8.23	$6.53	$0.01	$23.00	$20.00	8,625
Second Quarter	$7.08	$5.54	$0.01	$25.00	$22.50	7,200
Third Quarter	$7.05	$5.01	$0.01	$24.50	$20.00	3,000
Fourth Quarter	$6.75	$4.80	$0.01	$23.00	$22.50	1,500

2012
First Quarter	$8.28	$6.29	$0.01	$23.00	$20.00	19,600
Second Quarter	$8.38	$6.55	$0.01	$23.50	$20.00	3,852
Third Quarter	$9.22	$7.11	$0.01	—	—	—
Fourth Quarter	$9.15	$7.00	$0.01	$22.50	$20.00	13,292

2013
First Quarter	$8.98	$8.33	$0.01	$27.00	$23.00	2,359
Second Quarter	$9.39	$7.38	$0.01	$25.00	$25.00	1,000
Third Quarter	$10.42	$8.67	$0.01	$24.00	$24.00	861
Fourth Quarter (through Oct 1, 2013)	$9.68	$9.53	—	$—	$—	—

	Gulfstream Series A Preferred
	High	Low	Volume (1)
2011
First Quarter	$23.00	$20.00	1,125
Second Quarter	$25.00	$23.00	700
Third Quarter	$20.00	$20.00	500
Fourth Quarter	$23.00	$23.00	100

2012
First Quarter	$21.00	$20.00	2,050
Second Quarter	$23.50	$20.00	2,588
Third Quarter	$—	$—	—
Fourth Quarter	$22.00	$22.00	667

2013
First Quarter	$23.00	$23.00	1,334
Second Quarter	$25.00	$25.00	1,000
Third Quarter	$—	$—	—
Fourth Quarter (through Oct 1, 2013)	$—	$—	—

(1)	Represents number of shares traded during the period indicated.

On July 29, 2013, the last full trading day before the announcement of the Merger Agreement, the high and low sales prices of shares of CenterState common stock as reported on NASDAQ were $9.62 and $9.30, respectively. On                     , 2013, the last full trading day before the date of this proxy statement/prospectus, the high and low sales prices of shares of CenterState common stock as reported on NASDAQ were $        and $        , respectively.

The last trade of Gulfstream common stock known to Gulfstream’s management that occurred prior to the day of the announcement of the Merger Agreement, was a sale for $24.00 per share on July 9, 2013. The last trade of Gulfstream Series A Preferred known to Gulfstream’s management that occurred prior to the day of the announcement of the Merger Agreement was a sale for $25.00 per share on June 24, 2013. The last trade known to Gulfstream management before the date of this proxy statement/prospectus, was $        on                     , 2013 for common stock and was $        on                     , 2013 for Series A Preferred.

Gulfstream shareholders are advised to obtain current market quotations for CenterState common stock. The market price of CenterState common stock will fluctuate between the date of this proxy statement/prospectus and the effective date of the merger. No assurance can be given concerning the market price of CenterState common stock before or after the effective date of the merger.

INFORMATION ABOUT THE SPECIAL MEETING

This section contains information about the special meeting that Gulfstream has called to allow Gulfstream shareholders to vote on the approval of the Merger Agreement. The Gulfstream board of directors is mailing this proxy statement/prospectus to you, as a Gulfstream shareholder, on or about                     , 2013. Together with this proxy statement/prospectus, the Gulfstream board of directors is also sending to you a notice of the special meeting of Gulfstream shareholders and a form of proxy that the Gulfstream board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

Time, Date, and Place

The special meeting is scheduled to be held on                     , 2013 at          p.m., local time, at its corporate headquarters, located at 2400 SE Monterey Road, Suite 100, Stuart, Florida 34996.

Matters to be Considered at the Meeting

At the special meeting, Gulfstream shareholders will be asked to consider and vote on:

•	a proposal to approve the Merger Agreement;

•	any proposal of the Gulfstream board of directors to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement; and

•	any other matters as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

At this time, the Gulfstream board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. A copy of the Merger Agreement is included in this proxy statement/prospectus as Appendix A, and we encourage you to read it carefully in its entirety.

Recommendation of the Gulfstream Board of Directors

The Gulfstream board of directors unanimously recommends that Gulfstream shareholders vote “FOR” approval of the merger agreement and “FOR” approval of any proposal of the Gulfstream board of directors to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement. See “The Merger — Gulfstream’s Reasons for the Merger; Recommendation of the Gulfstream Board of Directors.”

Record Date and Quorum

                    , 2013 has been fixed as the record date for the determination of Gulfstream shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. At the close of business on the record date, there were 1,566,644 shares of Gulfstream common stock outstanding and entitled to vote at the special meeting, held by            holders of record and 155,629 shares of Series A Preferred outstanding and entitled to vote at the special meeting, held by             holders of record.

A quorum is necessary to transact business at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Gulfstream common stock and Series A Preferred entitled to vote at the special meeting is necessary to constitute a quorum. Shares of Gulfstream common stock and Series A Preferred represented at the special meeting but not voted, including shares that a shareholder abstains from voting and shares held in “street name” with a bank, broker or other nominee for which a shareholder does not provide voting instructions, will be counted for purposes of establishing a quorum. Once a share of Gulfstream common stock and Series A Preferred is represented at the special meeting, it will be counted for the purpose of determining a quorum not only at the special meeting but also at any adjournment or postponement of the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Required Vote

The affirmative vote of the holders of at least a majority of the outstanding shares of Gulfstream common stock and Series A Preferred entitled to vote at the special meeting, and voting together as a single class, is necessary to approve the Merger Agreement. With respect to the proposal to approve the Merger Agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you vote to abstain or if you fail to vote, this will have the same effect as voting against approval of the Merger Agreement.

A proposal of the Gulfstream board of directors to adjourn or postpone the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Gulfstream common stock and Series A Preferred represented in person or by proxy at the special meeting. Abstentions on this proposal will have the same effect as voting against the proposal. A failure to vote on this proposal will have no effect on the outcome of the vote on this proposal.

Each share of Gulfstream common stock and Series A Preferred you own as of the record date for the special meeting entitles you to one vote at the special meeting on all matters properly presented at the meeting.

How to Vote — Shareholders of Record

Voting in Person. If you are a shareholder of record, you can vote in person by submitting a ballot at the special meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the special meeting. This will ensure that your vote is received. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

Voting by Proxy. Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” approval of the Merger Agreement and “FOR” approval of any proposal to adjourn or postpone the special meeting, if necessary. Please do not send in your Gulfstream stock certificates with your proxy card. If the merger is completed, then you will receive a separate letter of transmittal and instructions on how to surrender your Gulfstream stock certificates for the merger consideration.

How to Vote — Shares Held in “Street Name”

If your shares of Gulfstream common stock or Series A Preferred are held through a bank, broker or other nominee, you are considered the beneficial owner of such shares held in “street name.” In such case, this proxy statement/prospectus has been forwarded to you by your bank, broker or other nominee, who is considered, with respect to such shares, the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote the shares by following the voting instructions that they have sent, or will send, to you. Without specific instructions from you, your bank, broker or other nominee is not empowered to vote your shares on the proposal to approve the Merger Agreement or any proposal of the Gulfstream board of directors to adjourn or postpone the special meeting, if necessary. Not voting these shares will have the effect of voting against these proposals. Alternatively, if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a proxy executed in your favor by your bank, broker or other nominee.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Revocation of Proxies

You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, then you can revoke your proxy by:

•	submitting another valid proxy card bearing a later date;

•	attending the special meeting and voting your shares in person; or

•	delivering prior to the special meeting a written notice of revocation to Gulfstream’s Corporate Secretary.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy. If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote. Your last vote will be the vote that is counted.

Shares Subject to Voting Agreements; Shares Held by Directors and Executive Officers

A total of 357,201 shares of Gulfstream common stock and Series A Preferred, representing approximately 20.7% of the outstanding shares of Gulfstream common stock and Series A Preferred entitled to vote at the special meeting, are subject to shareholder voting agreements between CenterState and each of Gulfstream’s directors. Pursuant to his respective shareholder voting agreement, each director has agreed to, at any meeting of Gulfstream shareholders, however called, or any adjournment thereof:

•	appear at such meeting or otherwise cause the shares of Gulfstream common stock and Series A Preferred held by such director to be counted as present for purposes of calculating a quorum; and

•	vote all shares of Gulfstream common stock and Series A Preferred beneficially owned by such director (i) in favor of the approval of the Merger Agreement, (ii) against action or agreement that would result in a breach of any covenant, representation or warranty or other obligation of Gulfstream in the Merger Agreement and (iii) against any acquisition proposal (as defined in “The Merger Agreement — Third Party Proposals”) or any other action, agreement or transaction that is intended or could reasonably be expected to impede, delay, discourage or materially and adversely affect the consummation of the transactions contemplated by the Merger Agreement.

Pursuant to the shareholder voting agreement, each director has further agreed not to sell or otherwise dispose of any shares of Gulfstream common stock and Series A Preferred; provided, however, that transfers by will or operation of law, transfers subject to a pledge agreement and transfers in connection with estate and tax planning purposes are permitted, subject to the transferee being bound by the terms of the shareholder voting agreement.

As of the record date, Gulfstream’s directors and executive officers and their affiliates beneficially owned and were entitled to vote, in the aggregate, a total of 407,601 shares of Gulfstream common stock and Series A Preferred (excluding shares issuable upon the exercise of outstanding options), representing approximately 23.7% of the outstanding shares of Gulfstream common stock and Series A Preferred entitled to vote at the special meeting. For more information about the beneficial ownership of the Gulfstream common stock and Series A Preferred by each greater than 5% beneficial owner of Gulfstream common stock, each director and executive officer of Gulfstream and all Gulfstream directors and executive officers as a group, see “The Companies — Security Ownership of Certain Beneficial Owners and Management of Gulfstream.”

Solicitation of Proxies

The proxy for the special meeting is being solicited on behalf of the Gulfstream board of directors. Gulfstream will bear the entire cost of soliciting proxies from you. All other costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses. See “The Merger Agreement — Expenses.” Proxies will be solicited principally by mail, but may also be solicited by the directors, officers, and other employees of Gulfstream in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.

Attending the Meeting

All holders of Gulfstream common stock and Series A Preferred, including shareholders of record and shareholders who hold their shares in street name through banks, brokers or other nominees, are cordially invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record and would like to vote in person at the special meeting, you must produce a proxy executed in your favor by the record holder of your shares. In addition, you must bring a form of personal photo identification with you in order to be admitted at the special meeting. We reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without Gulfstream’s express written consent.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to approve the Merger Agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact Gulfstream at:

Gulfstream Bancshares, Inc.

2400 SE Monterey Road, Suite 100

Stuart, Florida 34996

Telephone: (772) 426-8100

Attn: John E. Tranter

THE MERGER

Background of the Merger

From time to time, the board of directors of Gulfstream has engaged in reviews and discussions of Gulfstream’s long-term strategies and objectives, considering ways in which the company might enhance shareholder value and performance in light of competitive and other relevant factors. Generally, these reviews have centered on strategies to improve Gulfstream’s existing operations or to pursue opportunities in new markets or lines of business. Often these assessments included discussions and analyses of potential merger transactions as a means to enhance or improve shareholder value.

In late 2012, after considering alternative strategies, the board of directors of Gulfstream determined that the best course of enhancing long-term shareholder value was to find a suitable merger partner, and on February 12, 2013 Gulfstream engaged Hovde Group, LLC (“Hovde”), to assist the board in analyzing the potential for such a transaction and in selecting the most appropriate business partner. In undertaking this engagement, Hovde agreed, among other things, to:

•	Analyze Gulfstream’s business, operations and strategic options;

•	Assist Gulfstream in forming its objectives with regard to any business combination;

•	Use its knowledge and contacts in the banking industry to identify suitable transaction partners;

•	Conduct a confidential solicitation of proposals from prospective partners consistent with Gulfstream’s objectives;

•	Advise Gulfstream as to the suitability and feasibility of any such proposals;

•	Assist Gulfstream in analyzing, clarifying and negotiating the terms of any proposed transaction;

•	Analyze and make a recommendation with respect to any securities that would be exchanged for the shares of Gulfstream; and

•	Provide an opinion with respect to the fairness of the consideration to be received by Gulfstream’s shareholders in any such proposed transaction.

During February 2013, Hovde prepared a confidential memorandum describing the business of Gulfstream and its financial condition and results of operations and contacted 39 prospective transaction partners. After receiving expressions of interest and non-disclosure agreements from 14 interested institutions, detailed information concerning Gulfstream was made available to those companies to facilitate non-binding offers.

In April 2013, Gulfstream received letters of intent with respect to proposed merger transactions from seven of the interested institutions. After an evaluation of these proposals, on April 25, 2013 Gulfstream’s board of directors invited two of the companies making such offers to undertake due diligence investigations of Gulfstream. Each of these companies then performed on-site due diligence at Gulfstream and submitted offers in early June. Based on these offers, on June 13, 2013 Gulfstream’s board determined to pursue a merger transaction with CenterState, and on June 17, 2013, CenterState delivered a letter of intent outlining the principal terms of its proposal.

On June 19, 2013, Gulfstream’s President and Chief Executive Officer met with outside legal counsel, Shutts & Bowen LLP, to discuss the proposed merger transaction and related matters, including the fiduciary duties of the board of directors of Gulfstream, the nature and scope of due diligence with respect to CenterState’s financial condition and operations, and regulatory and shareholder approval issues. On June 25, 2013, CenterState provided an initial draft of a definitive agreement with respect to the proposed merger based on the terms previously outlined in the letter of intent.

During the next few weeks, the parties, together with their respective financial advisors and counsel, worked to reconcile differing views with respect to many aspects of the merger agreement, including issues related to price protection “collars” on the exchange ratio of CenterState shares for Gulfstream shares, the termination of certain of Gulfstream’s existing benefit arrangements, including its supplemental executive retirement plan, and the rights and obligations of each of the parties in the event the merger agreement is terminated prior to consummation of the merger. During this period, Gulfstream’s management also engaged an accounting and consulting firm (“Due Diligence Assist Firm”) to assist Gulfstream’s management with an on-site due diligence review of CenterState’s operations, policies and procedures, loan and investment portfolios and other matters, and consulted with a special tax counsel firm with regard to the tax implications of the proposed termination of Gulfstream’s benefit arrangements.

On July 15, 2013, the board of directors and management of Gulfstream met with the senior management of CenterState to discuss the prospects for the merger and remaining unresolved issues and, immediately following that meeting, met with Gulfstream’s legal and financial advisors to discuss the principal terms of the proposed merger agreement and strategies for reaching agreement with respect to the remaining issues. At this meeting, Hovde provided a detailed review of its analysis of the financial condition and future prospects of both Gulfstream and CenterState, the values obtained in recent comparable merger transactions, the logistical and procedural aspects of a possible merger transaction, including timing issues related to CenterState’s status as a public company. Shutts & Bowen reviewed the fiduciary duties of the board and management of Gulfstream as they relate to the proposed transaction and provided a detailed outline of the principal terms of the latest draft of the merger agreement. The Due Diligence Assist Firm presented a report summarizing the findings of its due diligence review of CenterState, and the special tax counsel firm reviewed the tax issues related to the termination of Gulfstream’s benefit arrangements and suggested a strategy for avoiding potential adverse consequences of such termination.

After further efforts by the parties’ respective managements and advisors to reach agreement on the remaining issues, primarily with respect to the price protection collars, on July 26, 2013, the board of directors of Gulfstream met again with representatives of Hovde and Shutts & Bowen to consider the terms of the revised merger agreement. Hovde provided a detailed review of the price collar provisions and analyzed the potential effects of these provisions under different scenarios. Shutts & Bowen reviewed the changes that had been made to the merger agreement since the previous meeting, including those related to the termination provisions of the agreement and the termination fee that would be payable by Gulfstream under certain circumstances. Hovde then orally presented to the Gulfstream board the opinion of Hovde that the terms of the merger agreement were fair to the Gulfstream shareholders from a financial point of view. The fairness opinion of Hovde, as of July 26, 2013, was subsequently delivered to Gulfstream in writing.

On July 29, 2013, after completion and review of the Gulfstream disclosure schedule contemplated by the merger agreement, the board of directors of Gulfstream met again to give final consideration to the terms of the proposed merger agreement. Shutts & Bowen reviewed the final terms of the definitive merger agreement and related agreements and procedures for execution and delivery of all agreements and public announcement of the agreement that would follow approval. Following further discussion, the board of directors of Gulfstream unanimously approved the merger agreement.

Following the approvals by the their respective boards of directors, Gulfstream and CenterState signed the merger agreement on July 29, 2013. On September 30, 2013 Gulfstream and CenterState entered into an amendment to the merger agreement to revise the Gufstream stock option exchange ratio for unexercised options at the closing of the merger to include a cash payment amount by CenterState.

Recommendation of Gulfstream’s Board of Directors and Reasons for the Merger

Gulfstream’s board of directors, with the assistance of its financial advisor, evaluated the financial, market and other considerations bearing on the decision to recommend the merger. The terms of the merger, including the consideration to be received in the merger, are a result of arm’s-length negotiations between the representatives of Gulfstream and CenterState. In reaching its conclusion that the transaction is in the best interest of Gulfstream and its shareholders, Gulfstream’s board of directors carefully considered a number of factors, including the following:

•	the board’s knowledge of the current and prospective environment in which Gulfstream operates, including national and local economic conditions, the competitive environment, the increased regulatory burden and expense imposed on financial institutions as a result of recent legislation, the trend toward consolidation in the financial services industry and the likely effect of these factors on Gulfstream’s potential growth, development, profitability and strategic options;

•	the board’s view that the size of the institution and related economies of scale was becoming increasingly important to continued success in the current financial services environment;

•	the board’s belief that the number of potential acquirers interested in smaller institutions like Gulfstream, with total assets less than $1 billion and limited geographic markets, has diminished and may diminish even further over time;

•	the board’s understanding of each of Gulfstream’s and CenterState’s business, operations, management, financial condition, asset quality, credit culture, earnings and prospects;

•	the results of Gulfstream’s due diligence investigation of CenterState and the reputation, business practices and experience of CenterState and its management, including the experience of its senior management related to integration of acquired businesses;

•	the fact that the combined company will have a more diversified market, which should decrease risk to shareholders relating to asset quality issues, particularly in connection with real estate lending;

•	the fact that approximately 35% of the total merger consideration will be cash, which would provide Gulfstream shareholders with significant protection from a decline in the value of CenterState common stock prior to closing;

•	the fact that approximately 65% of the merger consideration will be shares of CenterState common stock, which would allow Gulfstream shareholders who receive CenterState common stock to participate in a significant portion of the future performance of the combined Gulfstream and CenterState businesses and synergies resulting from the merger, and the value to Gulfstream shareholders represented by that consideration;

•	the expected treatment of the merger as a “reorganization” for federal income tax purposes;

•	the greater liquidity in the trading market for CenterState common stock relative to the market for Gulfstream common stock due to the listing of CenterState’s shares on the Nasdaq Stock Market;

•	the likelihood that the merger will be completed, including the likelihood that the regulatory and shareholder approvals needed to complete the merger will be obtained in a timely fashion; and

•	the opinion and financial presentations of Hovde to the Gulfstream board of directors as to the fairness, from a financial point of view of the merger consideration to be received by holders of Gulfstream common stock, as more fully described below under “Opinion of Financial Advisor to Gulfstream.”

Gulfstream’s board of directors believes that by becoming part of a larger organization with greater resources, Gulfstream will be able to expand more rapidly, serve its customers and communities more effectively and provide a broader array of services that will be competitive in the Florida Treasure Coast area.

Gulfstream’s board also considered potential risks relating to the merger, including the following:

•	the challenges associated with seeking the regulatory approvals required to complete the merger in a timely manner;

•	the potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger and the potential effect on its business and relations with customers, service providers and other stakeholders, whether or not the merger is completed;

•	the requirement that Gulfstream conduct its business in the ordinary course and the other restrictions on the conduct of Gulfstream’s business prior to completion of the merger, which may delay or prevent Gulfstream from undertaking business opportunities that may arise pending completion of the merger;

•	The substantial transaction costs that Gulfstream will incur even if the merger is not consummated;

•	the risk that potential benefits and synergies sought in the merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of the two companies;

•	the loss of autonomy that Gulfstream currently has as an independent financial institution;

•	the risk that the value of consideration to be received by Gulfstream shareholders would be reduced if there is a decrease in the trading price of CenterState common stock during the pendency of the merger due to the fixed exchange ratio;

•	the provisions of the merger agreement that prohibit Gulfstream from soliciting alternative transactions and limit its ability to respond to unsolicited proposals; and

•	the right of CenterState to terminate the merger agreement if, among other things, Gulfstream commences negotiations regarding an alternative acquisition proposal and the related obligation to pay CenterState a termination fee of $3.75 million if Gulfstream recommends or accepts an alternative acquisition proposal, which may deter others from proposing an alternative transaction that may be more advantageous to Gulfstream shareholders.

The discussion of the information and factors considered by the Gulfstream board is not exhaustive, but includes all material factors considered by the Gulfstream board. In view of the wide variety of factors considered by the Gulfstream board in connection with its evaluation of the merger and the complexity of these matters, the Gulfstream board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Gulfstream board evaluated the factors described above with Gulfstream’s management and legal and financial advisors. In considering the factors described above, individual members of Gulfstream’s board of directors may have given different weights to different factors. Gulfstream’s board of directors realized there can be no assurance about future results, including results expected or considered in the factors listed above. However, the board concluded the potential positive factors outweighed the potential risks of completing the merger. It should be noted that this explanation of the

Gulfstream board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section of this proxy statement/prospectus titled “Forward-Looking Statements.”

During its consideration of the merger described above, Gulfstream’s board of directors was also aware that some of its directors and executive officers may have interests in the merger that are different from or in addition to those of its shareholders generally, as described in the section of this proxy statement/prospectus titled “The Merger—Interests of Gulfstream Executive Officers and Directors in the Merger.”

The Gulfstream board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of, Gulfstream and its shareholders. Accordingly, the Gulfstream board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement.

THE GULFSTREAM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT GULFSTREAM SHAREHOLDERS VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT.

CenterState’s Reasons for the Merger

In reaching its decision to approve the Merger Agreement, the CenterState board of directors consulted with CenterState’s management, as well as its financial and legal advisors, and considered a number of factors, including:

•	its knowledge of CenterState’s business, operations, financial condition, earnings and prospects and of Gulfstream’s business, operations, financial condition, earnings and prospects, taking into account the results of CenterState’s due diligence review of Gulfstream;

•	its belief that Gulfstream and CenterState share a compatible community banking model;

•	that Gulfstream would enable CenterState to expand its existing presence in southeast Florida and to enter the markets in Palm Beach, Martin and St. Lucie counties;

•	the belief that, on a pro forma basis giving effect to the merger, the combined entity would be the fourth largest community bank (based on deposits) in the State of Florida;

•	that Gulfstream shareholders would own no more than 15% of the outstanding shares of common stock of the combined company immediately following the merger (assumes conversion of Gulfstream preferred stock conversion to common shares upon a change in control and based upon 30,104,270 shares of CenterState common stock outstanding as of June 30, 2013);

•	the financial and other terms and conditions of the Merger Agreement, including provisions designed to limit the ability of the Gulfstream board of directors to entertain third party proposals to acquire Gulfstream and provisions providing for payment by Gulfstream to CenterState of a termination fee if the Merger Agreement is terminated under certain circumstances; and

•	the regulatory and other approvals required in connection with the transaction and the likelihood such approvals would be received in a timely manner and without unacceptable conditions.

CenterState’s board of directors also considered potential risks relating to the merger including the following:

•	CenterState may not realize all of the anticipated benefits of the merger, including cost savings, maintenance of existing customer and employee relationships, and minimal disruption in the integration of the Gulfstream operations with CenterState;

•	approvals from regulatory authorities could impose conditions that could have the effect of delaying completion of the merger or imposing additional costs;

•	the substantial costs that CenterState will incur in connection with the merger even if it is not consummated; and

•	pursuing a merger transaction with Gulfstream could preclude other expansion opportunities during the pendency of the merger transaction.

The foregoing discussion of the factors considered by the CenterState board of directors is not intended to be exhaustive, but rather includes the material factors considered by the CenterState board of directors. In reaching its decision to approve the merger Agreement, the merger and the other transactions contemplated by the merger Agreement, the CenterState board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The CenterState board of directors considered all these factors as a whole, including discussions with, and questioning of, CenterState management and CenterState’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

Opinion of Financial Advisor of Gulfstream

Hovde Group, LLC (“Hovde”) has delivered a written opinion to the board of directors of Gulfstream that, as of the date of the Merger Agreement, based upon and subject to certain matters stated in the opinion, the merger consideration is fair to the holders of Gulfstream common stock from a financial point of view. We have attached this opinion to this proxy statement/prospectus as Appendix B. The opinion of Hovde is not a recommendation to any Gulfstream shareholder as to how to vote on the proposal to approve the Merger Agreement. You should read this opinion completely to understand the procedures followed, matters considered and limitations and qualifications on the reviews undertaken by Hovde in providing its opinion.

The fairness opinion of Gulfstream’s financial advisor, Hovde Group, LLC, is described below. The description contains projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of Gulfstream. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. You should not rely on any of these statements as having been made or adopted by Gulfstream or CenterState. You should review the copy of the fairness opinion, which is attached as Appendix B.

Hovde has acted as Gulfstream’s financial advisor in connection with the proposed merger. Hovde is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Gulfstream and its operations. As part of its investment banking business, Hovde is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions.

Hovde reviewed the financial aspects of the proposed merger with Gulfstream’s board of directors and, on July 26, 2013, rendered a written opinion to Gulfstream’s board of directors that the merger consideration to be paid in connection with the merger was fair to the shareholders of Gulfstream from a financial point of view.

The full text of Hovde’s written opinion is included in this proxy statement/prospectus as Appendix B and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde. The summary of the opinion of Hovde set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Hovde’s opinion is directed to Gulfstream’s board of directors and addresses only the fairness, from a financial point of view, of the merger consideration to Gulfstream’s shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any of the shareholders as to how such shareholder should vote at the special meeting on the merger or any related matter.

During the course of its engagement, and as a basis for arriving at its opinion, Hovde reviewed and analyzed material bearing upon the financial and operating conditions of Gulfstream, CenterState and material prepared in connection with the merger, including, among other things, the following:

•	a draft of the Merger Agreement, as provided to Hovde by Gulfstream;

•	certain unaudited financial statements of Gulfstream for the three month period ended March 31, 2013, and certain unaudited financial statements for CenterState for the period ended March 31, 2013;

•	certain historical annual reports of Gulfstream, including an audited annual report for the year ending December 31, 2012;

•	certain historical publicly available business and financial information concerning Gulfstream and CenterState;

•	certain internal financial statements and other financial and operating data concerning Gulfstream, including, without limitation, internal financial analyses prepared by management of Gulfstream and held discussions with senior management of Gulfstream regarding recent developments and regulatory matters;

•	the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

•	the pro forma impact of the merger on the combined company’s earnings per share, consolidated capitalization and financial ratios;

•	evaluated the pro forma ownership of CenterState’s common stock by the holders of Gulfstream common stock and the pro forma contribution of Gulfstream’s assets, liabilities, equity and earnings to the combined company;

•	the general economic, market and financial conditions; and

•	certain publicly available financial and stock market data relating to selected public companies that Hovde deemed relevant to its analysis;

Hovde also conducted meetings and had discussions with members of senior management of Gulfstream and CenterState for purposes of reviewing the business, financial condition, results of operations and future prospects of Gulfstream and CenterState, as well as the history and past and current operations of Gulfstream and CenterState, Gulfstream’s and CenterState’s historical financial performance and Gulfstream’s and CenterState’s outlook and future prospects, including estimates by Gulfstream’s and CenterState’s management as to Gulfstream’s liquidity and ability to continue as a going concern, as well as certain analyses prepared by Gulfstream’s management with respect to the Gulfstream’s capital adequacy. Hovde also discussed with management of Gulfstream, its assessment of the rationale for the merger. Hovde also performed such other analyses and considered such other factors as Hovde deemed appropriate and took into account its experience in other transactions, as well as its knowledge of the banking and financial services industry and its general experience in securities valuations.

In rendering its opinion, Hovde assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to it by Gulfstream and in the discussions it had with the management of Gulfstream. Hovde relied upon the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein) provided to Hovde by Gulfstream and assumed that the financial forecasts, including without limitation, the projections regarding under-performing and non-performing assets and net charge-offs were reasonably prepared by Gulfstream on a basis reflecting the best currently available information and judgments and estimates by Gulfstream, and that such forecasts will be realized in the amounts and at the times contemplated thereby. Hovde did not assume any responsibility to verify such information or assumptions independently.

Hovde is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan losses with respect thereto. Hovde assumed that such allowances for Gulfstream and CenterState are, in the aggregate, adequate to cover such losses, and will be adequate on a pro forma basis for the combined entity. Hovde was not requested to make, and did not conduct, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities or liabilities (contingent or otherwise) of Gulfstream or CenterState, the collateral securing any such assets or liabilities, or the collectability of any such assets, and Hovde was not furnished with any such evaluations or appraisals, nor did we review any loan or credit files of Gulfstream or CenterState.

Hovde assumed that the merger will be consummated substantially in accordance with the terms set forth in the Merger Agreement, without any waiver of material terms or conditions by Gulfstream or any other party to the Merger Agreement and that the final Merger Agreement will not differ materially from the draft Hovde reviewed. Hovde assumed that the merger is, and will be, in compliance with all laws and regulations that are applicable to Gulfstream and CenterState. Gulfstream has advised us that there are no factors that would impede any necessary regulatory or governmental approval of the merger. Hovde further assumed that, in the course of obtaining the necessary regulatory and government approvals, no restriction will be imposed on Gulfstream or on

CenterState that would have a material adverse effect on the contemplated benefits of the merger. Hovde also assumed that no changes in applicable law or regulation will occur that will cause a material adverse change in the prospects or operations of the institutions after the merger.

Gulfstream engaged Hovde on February 12, 2013, to provide Gulfstream with financial advisory services. Pursuant to the terms of the engagement, if the merger agreement is terminated without the merger closing, Hovde will receive a fee of $50,000 for the issuance of its fairness opinion and, if the merger closes, Hovde will receive a completion fee of up to 1.10% of the value of the transaction at closing (less the $50,000 fairness opinion fee previously paid by Gulfstream). Pursuant to the engagement agreement, in addition to its fees and regardless of whether the merger is consummated, Gulfstream has agreed to reimburse Hovde for certain reasonable out-of-pocket expenses incurred in performing its services and to indemnify Hovde against certain claims, losses, and expenses arising out of the merger or Hovde’s engagement.

In performing its analyses, Hovde made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Hovde, Gulfstream and CenterState. Hovde’s opinion was necessarily based on financial, economic, market, and other conditions and circumstances as they existed on, and on the information made available to Hovde as of, the date of its opinion. Hovde has no obligation to update or reaffirm its opinion at any time. Any estimates contained in the analyses performed by Hovde are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities may be sold or the prices at which any securities may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Hovde’s opinion does not address the relative merits of the merger as compared to any other business combination in which Gulfstream might engage. In addition, Hovde’s fairness opinion was among several factors taken into consideration by Gulfstream’s board of directors in making its determination to approve the Merger Agreement and the merger. Consequently, the analyses described below should not be viewed as solely determinative of the decision of Gulfstream’s board of directors or Gulfstream’s management with respect to the fairness of the merger Consideration to be paid in connection with the merger.

The following is a summary of the material analyses prepared by Hovde and presented to Gulfstream’s board of directors on July 26, 2013, in connection with the fairness opinion. This summary is not a complete description of the analyses underlying the fairness opinion or the presentation prepared by Hovde, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Hovde did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include the information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde. The tables alone are not a complete description of the financial analyses.

Precedent Transactions Analysis. As part of its analysis, Hovde reviewed publicly available information related to two comparable groups (“Group A” and “Group B”) of select acquisition transactions of banks. Group A consisted of acquisition transactions of banks headquartered in the Southeast Region of the United States announced since January 1, 2010, involving banks in which the target had assets between $250 million and $1.0 billion, a last twelve months return on average assets greater than 0.00%, and non-performing assets represented less than 6.0% of total assets. Group B consisted of acquisition transactions of banks in the United States announced since January 1, 2011, involving banks in which the target had assets between $250 million and $750 million, a last twelve months return on average assets between 0.25% and 1.00%, and non-performing assets represented between 1.0% and 5.0% of total assets. Information for the target institutions was based on the most recent quarter prior to announcement of the transaction. The resulting two groups consisted of the following 26 transactions (9 transactions for Group A; and 17 transactions for Group B):

Group A:
Buyer (State)	Target (State)

First Federal Bancshares of Arkansas, Inc. (AR)	First National Security Company (AR)

Ameris Bancorp (GA)	Prosperity Banking Company (FL)

Southern BancShares (N.C.), Inc. (NC)	Heritage Bancshares, Inc. (NC)

Old Florida Bancshares, Inc. (FL)	New Traditions National Bank (FL)

Educational Services of America, Inc. (TN)	SouthEast Bancshares, Inc. (TN)

IBERIABANK Corporation (LA)	Florida Gulf Bancorp, Inc. (FL)

First Community Bancshares, Inc. (VA)	Peoples Bank of Virginia (VA)

SCBT Financial Corporation (SC)	Peoples Bancorporation, Inc. (SC)

American National Bankshares Inc. (VA)	MidCarolina Financial Corporation (NC)

Group B:
Buyer (State)	Target (State)

F.N.B. Corporation (PA)	BCSB Bancorp, Inc. (MD)

Glacier Bancorp, Inc. (MT)	North Cascades Bancshares, Inc. (WA)

Southern BancShares (N.C.), Inc. (NC)	Heritage Bancshares, Inc. (NC)

QCR Holdings, Inc. (IL)	Community National Bancorporation (IA)

F.N.B. Corporation (PA)	Annapolis Bancorp, Inc. (MD)

Wintrust Financial Corporation (IL)	HPK Financial Corporation (IL)

Umpqua Holdings Corporation (OR)	Circle Bancorp (CA)

MidSouth Bancorp, Inc. (LA)	PSB Financial Corporation (LA)

Penns Woods Bancorp, Inc. (PA)	Luzerne National Bank Corporation (PA)

Educational Services of America, Inc. (TN)	SouthEast Bancshares, Inc. (TN)

United Financial Bancorp, Inc. (MA)	New England Bancshares, Inc. (CT)

National Australia Bank, Limited	North Central Bancshares, Inc. (IA)

First Community Bancshares, Inc. (VA)	Peoples Bank of Virginia (VA)

ViewPoint Financial Group, Inc. (TX)	Highlands Bancshares, Inc. (TX)

NBT Bancorp Inc. (NY)	Hampshire First Bank (NH)

Berkshire Hills Bancorp, Inc. (MA)	Connecticut Bank and Trust Company (CT)

First PacTrust Bancorp, Inc. (CA)	Beach Business Bank (CA)

For each precedent transaction, Hovde derived and compared the implied ratio of deal value to certain financial characteristics of Gulfstream as follows:

•	the multiple of the purchase consideration to the acquired company’s book value and tangible book value (the “Price-to-Common Book Value Multiple” and “Price-to-Tangible Common Book Value Multiple”);

•	the multiple of the purchase consideration to the acquired company’s last twelve months net income (the “Price-to-LTM EPS Multiple”); and

•	the multiple of the difference between the purchase consideration and the acquired company’s tangible book value, as adjusted, to the acquired company’s core deposits (the “Premium-to-Core Deposits Multiple”).

The results of the analysis are set forth in the table below. Transaction multiples for the merger were derived from an implied aggregate offer price of $77.996 million or $43.54 per share for Gulfstream.

Implied Value to Gulfstream Based On:	Price to LTM EPS Multiple	Price to Common Book Value Multiple	Price to Tang. Common Book Value Multiple	Premium to Core Deposits Multiple
merger Agreement	22.3x	154.0%	154.0%	6.6%

Precedent Transactions Group A:
Median	18.8x	99.8%	100.7%	0.5%
Average	26.7x	96.0%	102.4%	0.5%

Precedent Transactions Group B:
Median	19.5x	117.6%	124.5%	2.1%
Average	19.1x	119.4%	125.2%	2.5%

Using publicly available information, Hovde compared the financial performance of Gulfstream with that of the median and average of the precedent transactions from Groups A & B. The performance highlights are based on the most recent quarter information of Gulfstream at March 31, 2013.

	LTM ROAA	LTM ROAE	Efficiency Ratio	Non Int. Inc./ Assets	NPAs/ Assets	LLR/ NPLs
Gulfstream	0.70%	6.89%	60.99%	0.31%	3.4%	72.0%

Precedent Transactions Group A:
Median	0.38%	5.40%	62.40%	0.51%	4.0%	59.1%
Average	0.51%	5.24%	66.22%	0.52%	3.1%	127.1%

Precedent Transactions Group B:
Median	0.66%	5.50%	73.30%	0.41%	2.1%	66.5%
Average	0.58%	5.75%	74.06%	0.54%	2.3%	67.8%

No company or transaction used as comparison in the above transaction analyses is identical to Gulfstream or CenterState, and no transaction was consummated on terms identical to the terms of the Merger Agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Discounted Cash Flow Analysis. Taking into account various factors including, but not limited to, Gulfstream’s recent performance, the current banking environment and the local economy in which the Gulfstream operates, Hovde determined earnings estimates for a forward looking three-year period with the assistance of information and guidance provided by the management of Gulfstream. Gulfstream management developed forward looking projections. Scenario A projections were based on Gulfstream’s 2013 Budget and 2014 and 2015 projections and Scenario B projections were based on a twenty percent earnings growth rate from 2012 forward through 2015.

In order to determine a value for Gulfstream on a discounted cash flow basis, Hovde utilized three different methods of discounted cash flow analysis: 1) present value of future free cash flows into perpetuity, 2) present value of future free cash flows based off a price-to-LTM earnings takeout multiple of 16.6x, and 3) present value of future free cash flows based off a price-to-tangible common book value takeout multiple of 1.14x. In order to derive the terminal value in the takeout multiple methods, Hovde multiplied Gulfstream’s projected 2015 earnings and tangible book value by their respective takeout multiples, as mentioned above. The LTM earnings takeout multiple was derived from the average last twelve month earnings multiple for targets that had an efficiency ratio of less than 60% over the past five years. The tangible common book value takeout multiple was derived from tangible book value multiples for the state of Florida over the past twenty-five years.

Hovde performed discounted cash flow analysis on both Scenario A using Gulfstream’s projections and Scenario B using a twenty percent earnings growth rate. For the discounted cash flow analysis (“DCF Analysis”) on Scenario A, Hovde utilized management estimates for 2013, 2014 and 2015, which included projected assets of $544.537 million, $568.235 million and $596.548 million at year-end, respectively. Earnings projections (on an after-tax basis, assuming a 37.0% tax rate) for 2013, 2014 and 2015 were $4.1 million, $7.6 million and $8.5 million, respectively. A range of discount rates between 15% and 17% were employed in determining the present value of the dividends plus the terminal value. These rates were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Gulfstream Common Stock. The resulting values of the DCF analyses ranged between $32.16 per share and $57.72 per share with an average of $41.23 per share.

For the DCF Analysis on Scenario B, Hovde utilized a twenty percent earnings growth rate from 2012 year-end for 2013, 2014 and 2015; Hovde utilized management estimates for total assets in 2013, 2014 and 2015, which included projected assets of $544.537 million, $568.235 million and $596.548 million at year-end, respectively. Earnings projections (on an after-tax basis, assuming a 37.0% tax rate) for 2013, 2014 and 2015 were $4.5 million, $5.4 million and $6.6 million, respectively. A range of discount rates between 15% and 17% were employed in determining the present value of the dividends plus the terminal value. These rates were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Gulfstream Common Stock. The resulting values of the DCF analyses ranged between $24.92 per share and $45.15 per share with an average of $34.08 per share.

These analyses and their underlying assumptions yielded a range of values for Gulfstream, and the median value is outlined in the table below:

Implied Value to Gulfstream Based On:	Implied Transaction Value (Per Share)	Price to Book Value Multiple	Price to Tang. Book Value Multiple	Price to LTM Net Income Multiple	Premium to Core Deposits Multiple
Merger Agreement	$43.54	154.0%	154.0%	22.3x	6.6%

DCF Analysis — Scenario A (Median)	$33.82	117.2%	117.2%	17.2x	2.1%

DCF Analysis — Scenario B (Median)	$32.18	111.0%	111.0%	16.2x	1.3%

Hovde noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. Hovde’s analysis does not purport to be indicative of the actual values or expected values of Gulfstream’s common stock.

Relative Contribution and Performance Analysis. Hovde analyzed the relative contribution of Gulfstream and CenterState with regard to certain assets, liabilities, earnings, capital and other financial information to the pro forma company, which do not reflect purchase (acquisition) accounting adjustments. The information utilized in the analysis was based on Gulfstream and CenterState data as of March 31, 2013. The results of the Hovde analysis are set forth in the following table:

Contribution	CenterState	Gulfstream
2012 Net Income (Common)	73.1%	26.9%
2013 Estimated Net Income (Common) (2)	78.4%	21.6%
Total Assets	81.4%	18.6%
Gross Loans	79.7%	20.3%
Net Loans	80.0%	20.0%
Deposits	81.3%	18.7%
Core Deposits (1)	81.3%	18.7%
Total Liabilities	81.2%	18.8%
Total Equity	82.5%	17.5%
Tangible Equity	79.3%	20.7%
Tangible Common Equity	81.6%	18.4%

Notes:

(1)	Core Deposits as defined as total deposits less CDs with a balance above $100,000, as well as all brokered deposits.
(2)	Based on median analysts’ estimates for CSFL and management estimates for Gulfstream.

Other Factors and Analyses. Hovde took into consideration various other factors and analyses, including but not limited to: current market environment; merger and acquisition environment; movements in the common stock valuations of selected publicly traded banking companies; and movements in the S&P 500 Index.

Conclusion. Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde determined that the merger consideration to be paid in connection with the merger is fair from a financial point of view to Gulfstream’s shareholders. Each shareholder is encouraged to read Hovde’s fairness opinion in its entirety. The full text of this fairness opinion is included as Appendix B to this proxy statement/prospectus.

Material U.S. Federal Income Tax Consequences of the Merger

The following sets forth the opinion of Hacker, Johnson & Smith, P.A., tax advisor to CenterState, as to the material U.S. federal income tax consequences of the merger to holders who hold shares of Gulfstream common stock and Series A Preferred as capital assets. This section does not address state, local or foreign tax consequences of the merger.

The opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”) currently in effect, and the applicable provisions of appropriate Treasury Regulations, existing judicial authority and current administrative rulings, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described herein and thus affect the continuing validity of the opinion and this discussion. The following discussion is intended only as a general summary of the material federal income tax consequences of the merger and is neither tax or legal advice nor a complete analysis or listing of all potential tax effects.

The opinion does not address all aspects of federal income taxation that may be relevant to Gulfstream shareholders in light of their particular circumstances or that may be applicable to them if they are subject to special treatment under the Code, including, without limitation, shareholders who are:

•	persons who are not for United States federal income tax purposes a citizen or resident of the United States;

•	financial institutions, mutual funds or insurance companies;

•	dealers in securities or foreign currencies or traders in securities who elect to apply a mark-to-market method of accounting;

•	tax-exempt organizations;

•	Domestic corporations, S corporations, partnerships or other pass-through entities;

•	persons whose Gulfstream shares are qualified small business stock for purposes of Section 1202 of the Code or who may otherwise be subject to the alternative minimum tax provisions of the Code;

•	persons who received their Gulfstream common stock through the exercise of employee stock options or otherwise as compensation;

•	persons who hold Gulfstream common stock as part of a hedge, straddle, or conversion transaction;

•	an estate whose income is subject to United States federal income tax regardless of its source.

The Hacker, Johnson & Smith, P.A. opinion states that:

•	The merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and

•	each of Gulfstream and CenterState will be a party to the reorganization within the meaning of Section 368(b) of the Code.

The Opinion also provides that Gulfstream shareholders who exchange their shares of Gulfstream common stock for CenterState common stock pursuant to the merger will be subject to the following material U.S. federal income tax consequences:

•	On the receipt of a combination of shares of CenterState common stock and cash in exchange for their shares of Gulfstream common stock, the shareholders of Gulfstream will recognize gain, but not loss, in an amount equal to the lesser of (a) the gain realized on the exchange (computed by reference to the fair value of the CenterState common stock received, plus any cash received, over the basis of their Gulfstream common stock), or (b) the amount of cash received;

•	The tax basis of the CenterState common stock received will be equal to the tax basis of the exchanged Gulfstream common stock, decreased by the amount of cash received and increased by the amount of any gain recognized;

•	The holding period of the CenterState common stock received by each Gulfstream shareholder will include the holding period of the Gulfstream common stock exchanged in the merger, provided the shares of GBI common stock were held as a capital assets at the effective date;

•	On the receipt of cash for fractional shares, the shareholders of Gulfstream will recognize gain or loss in an amount equal to the difference between the cash received and the tax basis of the fractional shares of Gulfstream exchanged.

Any gain that holders of Gulfstream common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such holders have held (or are treated as having held) their Gulfstream common stock for more than one year as of the date of the merger. Long-term capital gain of non-corporate holders of Gulfstream common stock is generally taxed at preferential rates (such gain may also be subject to an additional 3.8% Medicare Tax, as discussed below). In some cases, particularly if a holder actually or constructively owns CenterState stock other than CenterState stock received pursuant to the merger, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain could be treated as dividend income. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstance, including the application of the constructive ownership rules, holders of Gulfstream common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances. The deductibility of capital losses is subject to limitations under the Code.

Beginning in 2013, U.S. shareholders that are individuals, estates, and certain trusts are now subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized or amounts received with respect to their shares of Gulfstream common stock, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. Gulfstream shareholders should consult their own tax advisors with respect to the applicability of this additional 3.8% tax on any payments received by such shareholder.

The discussion above does not apply to Gulfstream shareholders who dissent to the merger by properly perfecting statutory appraisal rights with respect to such shareholder’s shares of Gulfstream common stock or Series A Preferred. Holders of shares of Gulfstream common stock and Series A Preferred who dissent with respect to the merger and who receive cash in respect of their shares will be treated as if the CenterState common stock had been received and then redeemed for cash by CenterState. A holder will generally recognize capital gain or loss equal to the difference between the amount of cash received and the holder’s aggregate tax basis in the Gulfstream shares unless the payment under the holder’s particular facts and circumstances is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Code. Any Gulfstream shareholder that plans to exercise appraisal rights in connection with the merger is urged to consult its own tax advisor to determine the relevant tax consequences.

The opinion will not be binding on the Internal Revenue Service (the “IRS”). Neither CenterState nor Gulfstream intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain a position contrary to any of the tax consequences set forth below.

TAX MATTERS CAN BE QUITE COMPLICATED. THE FOREGOING SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES DOES NOT CONSTITUTE TAX OR LEGAL ADVICE AND IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, THE SUMMARY DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THE SUMMARY DOES NOT ADDRESS ANY U.S. FEDERAL NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER, NOR ANY TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER. ACCORDINGLY, EACH GULFSTREAM SHAREHOLDER IS STRONGLY URGED TO CONSULT HIS, HER, OR ITS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL, OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO SUCH GULFSTREAM SHAREHOLDER.

Accounting Treatment

The merger will be accounted for using the acquisition method of accounting with CenterState treated as the acquiror. Under this method of accounting, Gulfstream’s assets and liabilities will be recorded by CenterState at their respective fair values as of the date of completion of the merger. Financial statements of CenterState issued after the merger will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of CenterState.

Regulatory Approvals

Under federal law, the merger must be approved by the Federal Reserve and the bank merger must be approved by the OCC. The U.S. Department of Justice may review the impact of the merger and the bank merger on competition.

Once the Federal Reserve approves the merger, we must wait for up to 30 days before we can complete the merger. If, however, there are no adverse comments from the U.S. Department of Justice and we receive permission from the Federal Reserve to do so, the merger may be completed on or after the fifteenth (15th) day after approval from the Federal Reserve. Similarly, after we receive approval of the bank merger from the OCC, we must wait for up to 30 days before we can complete the bank merger. If, however, there are no adverse comments from the U.S. Department of Justice and we receive permission from the OCC to do so, the bank merger may be completed on or after the fifteenth (15th) day after approval from the OCC.

As of the date of this proxy statement/prospectus, all of the required regulatory applications have been filed. There is no assurance as to whether all regulatory approvals will be obtained or as to the dates of the approvals. There also can be no assurance that the regulatory approvals received will not contain any condition, or carryover of any condition applicable to Gulfstream or Gulfstream Business Bank, that would increase any of the minimum regulatory capital requirements of CenterState following the bank merger. See “The Merger Agreement — Conditions to Completion of the Merger.”

Repurchase of Gulfstream SBLF Preferred Stock held by the Treasury

At or prior to the merger and subject to the approval of the Federal Reserve Bank of Atlanta, Gulfstream will redeem all of its outstanding shares of Senior Non-Cumulative Perpetual Preferred Stock, Series D, which it issued to the United States Treasury pursuant to the Treasury’s Small Business Lending Fund Program, for an amount no greater than $7.5 million plus accrued and unpaid dividends to the date of redemption.

Appraisal Rights for Gulfstream Shareholders

Holders of Gulfstream common stock and Series A Preferred as of the record date are entitled to appraisal rights under the FBCA. Pursuant to Section 607.1302 of the FBCA, a Gulfstream shareholder who does not wish to accept the consideration to be received pursuant to the terms of the Merger Agreement may dissent from the merger and elect to receive the fair value of his or her shares of Gulfstream common stock and Series A Preferred immediately prior to the date of the special meeting to vote on the proposal to approve the Merger Agreement, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable. You should note that if 5% or more of the outstanding shares of Gulfstream common stock validly exercise, or remain entitled to exercise, their appraisal rights, then CenterState will have the right to terminate the Merger Agreement.

In order to exercise appraisal rights, a dissenting Gulfstream shareholder must strictly comply with the statutory procedures of Sections 607.1301 through 607.1333 of the FBCA, which are summarized below. A copy of the full text of those Sections is included as Appendix C to this proxy statement/prospectus. Gulfstream shareholders are urged to read Appendix C in its entirety and to consult with their legal advisors. Each Gulfstream shareholder who desires to assert his or her appraisal rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights.

Procedures for Exercising Dissenters’ Rights of Appraisal. The following summary of Florida law is qualified in its entirety by reference to the full text of the applicable provisions of the FBCA, a copy of which are included as Appendix C to this proxy statement/prospectus.

A dissenting shareholder, who desires to exercise his or her appraisal rights, must file with Gulfstream, prior to the taking of the vote on the merger, a written notice of intent to demand payment for his or her shares if the merger is effectuated. A vote against the Merger Agreement will not alone be deemed to be the written notice of intent to demand payment and will not be deemed to satisfy the notice requirements under the FBCA. A dissenting shareholder need not vote against the Merger Agreement, but cannot vote, or allow any nominee who holds such shares for the dissenting shareholder to vote, any of his or her shares of Gulfstream common stock and Series A Preferred in favor of the Merger Agreement. A vote in favor of the Merger Agreement will constitute a waiver of the shareholder’s appraisal rights. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:

Gulfstream Bancshares, Inc.

2400 SE Monterey Road, Suite 100

Stuart, Florida 34996

Attn: John E. Tranter

All such notices must be signed in the same manner as the shares are registered on the books of Gulfstream. If a Gulfstream shareholder has not provided written notice of intent to demand fair value before the vote on the proposal to approve the Merger Agreement is taken at the special meeting, then the Gulfstream shareholder will be deemed to have waived his or her appraisal rights.

Within ten (10) days after the completion of the merger, CenterState must provide to each Gulfstream shareholder who filed a notice of intent to demand payment for his or her shares a written appraisal notice and an appraisal election form that specifies, among other things:

•	the date of the completion of the merger;

•	CenterState’s estimate of the fair value of the shares of Gulfstream common stock and Series A Preferred;

•	where to return the completed appraisal election form and the shareholder’s stock certificates and the date by which they must be received by CenterState or its agent, which date may not be fewer than forty (40), nor more than sixty (60), days after the date CenterState sent the appraisal notice and appraisal election form to the shareholder; and

•	the date by which a notice from the Gulfstream shareholder of his or her desire to withdraw his or her appraisal election must be received by CenterState, which date must be within twenty (20) days after the date set for receipt by CenterState of the appraisal election form from the Gulfstream shareholder.

The form must also contain CenterState’s offer to pay to the Gulfstream shareholder the amount that it has estimated as the fair value of the shares of Gulfstream common stock and Series A Preferred, and request certain information from the Gulfstream shareholder, including:

•	the shareholder’s name and address;

•	the number of shares as to which the shareholder is asserting appraisal rights;

•	whether the shareholder voted for the merger;

•	whether the shareholder accepts the offer of CenterState to pay its estimate of the fair value of the shares of Gulfstream common stock and Series A Preferred to the shareholder; and

•	if the shareholder does not accept the offer of CenterState, the shareholder’s estimated fair value of the shares of Gulfstream common stock and Series A Preferred and a demand for payment of the shareholder’s estimated value plus interest.

A dissenting shareholder must submit the certificate(s) representing his or her shares with the appraisal election form. Any dissenting shareholder failing to return a properly completed appraisal election form and his or her stock certificates within the period stated in the form will lose his or her appraisal rights and be bound by the terms of the Merger Agreement.

Upon returning the appraisal election form, a dissenting shareholder will be entitled only to payment pursuant to the procedure set forth in the applicable sections of the FBCA and will not be entitled to vote or to exercise any other rights of a shareholder, unless the dissenting shareholder withdraws his or her demand for appraisal within the time period specified in the appraisal election form.

A dissenting shareholder who has delivered the appraisal election form and his or her Gulfstream common stock and Series A Preferred certificates may decline to exercise appraisal rights and withdraw from the appraisal process by giving written notice to CenterState within the time period specified in the appraisal election form. Thereafter, a dissenting shareholder may not withdraw from the appraisal process without the written consent of CenterState. Upon such withdrawal, the right of the dissenting shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder and will be entitled to receive the merger consideration.

If the dissenting shareholder accepts the offer of CenterState in the appraisal election form to pay CenterState’s estimate of the fair value of the shares of Gulfstream common stock and Series A Preferred, payment for the shares of the dissenting shareholder is to be made within 90 days after the receipt of the appraisal election form by CenterState or its agent. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares.

A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder, if the record shareholder objects with respect to all shares owned by the beneficial shareholder. A record shareholder must notify Gulfstream in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder may assert appraisal rights as to any shares held on behalf of the beneficial shareholder only if the beneficial shareholder submits to Gulfstream the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal notice, and does so with respect to all shares that are beneficially owned by the beneficial shareholder.

Section 607.1330 of the FBCA addresses what should occur if a dissenting shareholder fails to accept the offer of CenterState to pay the value of the shares as estimated by CenterState, and CenterState fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest.

If a dissenting shareholder refuses to accept the offer of CenterState to pay the value of the shares as estimated by CenterState, and CenterState fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest, then within 60 days after receipt of a written demand from any dissenting shareholder given within 60 days after the date on which the merger was effected, CenterState shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in Florida where the registered office of CenterState, maintained pursuant to Florida law, is located requesting that the fair value of such shares be determined by the court.

If CenterState fails to institute a proceeding within the above-prescribed period, any dissenting shareholder may do so in the name of CenterState. A copy of the initial pleading will be served on each dissenting shareholder. CenterState is required to pay each dissenting shareholder the amount found to be due within 10 days after final determination of the proceedings, which amount may, in the discretion of the court, include a fair rate of interest, which will also be determined by the court. Upon payment of the judgment, the dissenting shareholder ceases to have any interest in such shares.

Section 607.1331 of the FBCA, provides that the costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, will be determined by the court and assessed against CenterState, except that the court may assess costs against all or some of the dissenting shareholders, in amounts determined by the court, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts determined by the court, against: (i) CenterState and in favor of any or all dissenting shareholders if the court finds CenterState did not substantially comply with the notification provisions set forth in Sections 607.1320 and 607.1322 of the FBCA; or (ii) either CenterState or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against CenterState, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. To the extent that CenterState fails to make a required payment when a dissenting shareholder accepts CenterState’s offer to pay the value of the shares as estimated by CenterState, the dissenting shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from CenterState all costs and expenses of the suit, including counsel fees.

For a discussion of tax consequences with respect to dissenting shares, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”

BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF FLORIDA LAW RELATING TO DISSENTERS’ APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.

Board of Directors and Management of CenterState Following the Merger

The directors and officers of CenterState immediately prior to the effective time of the merger will be the directors of the surviving company and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. Information regarding the executive officers and directors of CenterState is contained in documents filed by CenterState with the SEC and incorporated by reference into this proxy statement/prospectus, including CenterState’s Annual Report on Form 10-K for the year ended December 31, 2012 and its Definitive Proxy Statement on Schedule 14A for its 2013 annual meeting, filed with the SEC on March 4, 2013. See “Documents Incorporated By Reference.” Subsequent to the effective date of the merger and subject to the receipt of regulatory approvals, Michael F. Cifferi and James F. Mondello (currently directors of Gulfstream) will be appointed to CenterState’s and CSB’s boards of directors.

Interests of Gulfstream Executive Officers and Directors in the Merger

In the merger, the directors and executive officers of Gulfstream and Gulfstream Business Bank will receive the same merger consideration for their Gulfstream shares as the other Gulfstream shareholders. In considering the recommendation of the Gulfstream board of directors that you vote to approve the Merger Agreement, you should be aware that some of the executive officers and directors of Gulfstream and Gulfstream Business Bank may have interests in the merger and may have arrangements, as described below, that may be considered to be different from, or in addition to, those of Gulfstream shareholders generally. The Gulfstream board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the Merger Agreement and to recommend that you vote in favor of approving the Merger Agreement. See “— Gulfstream’s Reasons for the Merger; Recommendation of the Gulfstream Board of Directors.”

Gulfstream Stock Options. Each valid option to purchase shares of Gulfstream common stock outstanding and unexercised immediately prior to the Effective Time of the merger, shall, by virtue of the merger, automatically and without any action on the part of the holder thereof, become fully vested and be converted into (i) an option to purchase four shares (“Option Exchange Ratio”) of CenterState common stock, provided, that in the event that the merger consideration is modified as discussed at “The Merger Agreement — Merger Consideration”, then the Option Exchange Ratio shall be appropriately adjusted in order to reflect the impact of such modification to the merger consideration and (ii) a cash payment from CenterState of $1.4325 for each CenterState share issued upon such option exercised. The exercise price will equal the Gulfstream exercise price divided by four.

Employment Agreement with John E. Tranter. Mr. Tranter has entered into a three year employment agreement with CenterState Bank of Florida, N.A. (“CSB”) to become effective upon the closing of the merger. Pursuant to this employment agreement, Mr. Tranter will become an Executive Vice President and the Chief Banking Officer of CSB. The term of the employment agreement is for three years, unless the agreement is terminated before such time for specific causes described in the agreement. Pursuant to the employment agreement:

•	Mr. Tranter will receive an annual base salary of $225,000, with potential cash incentive compensation opportunity up to 65% of his base salary upon achievement of such objectives as set forth in an incentive arrangement for Mr. Tranter as CenterState shall establish from time to time;

•	Mr. Tranter will be entitled to receive (1) a restricted stock award equal to 35,000 shares of CenterState common stock to vest at a rate of 20% each year over a five year period and (2) performance unit award up to 15,000 Performance Units based on certain performance criteria for 2014 and 2015;

•	Mr. Tranter will be entitled to: (i) participate in any present and future employee benefit, retirement and compensation plans (including CenterState’s 401(k) Plan); (ii) participate in CenterState’s hospitalization, major medical, disability and group life insurance plans; (iii) paid annual vacation and sick leave in accordance with the policies established from time to time by CenterState; (iv) reimbursement by CenterState for all reasonable business expenses incurred in the course of his employment; (v) reimbursement for all mileage driven by Mr. Tranter in his personal automobile in connection with the performance of his duties; and (vi) a country club membership for business and personal use;

•	if the employment agreement is terminated by CenterState without cause or by Mr. Tranter for good reason, then on the first day of the seventh month after the month in which termination occurred, Mr. Tranter will be entitled to receive a lump sum severance payment equal to two times his base salary where termination occurs prior to the second anniversary of employment, and one times his highest annual compensation as reported on his Form W-2 over the three year period immediately preceding the year in which termination occurs, where termination occurs on or after the second anniversary of employment; and

•	if a change in control occurs after the employment date and during the term on Mr. Tranter’s employment agreement, then Mr. Tranter will be entitled to receive a cash payment from CenterState equal to two times his then base salary.

Employment Agreements with George E. Haley, Jocelyn Lane, Roy M. Warren and Tammy Roncaglione. Each of George E. Haley, Jocelyn Lane, Roy M. Warren and Tammy Roncaglione (each an executive officer of GBB) have entered into three year employment agreements with CSB, to be effective upon the closing of the merger of Gulfstream with and into CenterState. Pursuant to their respective employment agreements, the four executives will assume the positions of Senior Vice President and Martin County Market President, Senior Vice President and Palm Beach County Market President, Senior Vice President and Senior Lending Officer for Treasure Coast and Palm Beach Region, and Senior Vice President and St. Lucie County Market President, respectively. The term of each employment agreement is for three years, unless the agreement is terminated before such time for specific causes described in the agreement. Pursuant to the employment agreements:

•	Mr. Haley, Ms. Lane, Mr. Warren and Ms. Roncaglione will receive an annual base salary of $151,000, $150,000, $151,000 and $135,000, respectively, with potential cash incentive compensation opportunity up to 40% of their respective base salary upon achievement of such objectives as set forth in an incentive arrangement plan as CenterState shall establish from time to time;

•	Mr. Haley, Ms. Lane, Mr. Warren and Ms. Roncaglione will be entitled to receive (1) restricted stock awards of 7,500, 5,000, 7,500 and 12,500, respectively, of CenterState common stock to vest at a rate of 20% per year over a five year period and (2) eligible to receive an award of up to 7,500, 5,000, 7,500 and 7,500, respectively, performance units based on certain performance criteria for 2014 and 2015;

•	Mr. Haley, Ms. Lane, Mr. Warren and Ms. Roncaglione will each be entitled to: (i) participate in any present and future employee benefit, retirement and compensation plans (including CenterState’s 401(k) Plan); (ii) participate in CenterState’s hospitalization, major medical, disability and group life insurance plans; (iii) paid annual vacation and sick leave in accordance with the policies established from time to time by CenterState; (iv) reimbursement by CenterState for all reasonable business expenses incurred in the course of his employment; and (v) reimbursement for all mileage driven by each in his or her personal automobile in connection with the performance of his or her duties; and

•	if any of their employment agreements is terminated by CenterState without cause or by Mr. Haley, Ms. Lane, Mr. Warren or Ms. Roncaglione for good reason, then on the first day of the seventh month after the month in which termination occurred, the executive will be entitled to receive a lump sum severance payment equal to one times his or her then base salary.

Supplement Executive Retirement Agreement and Change in Control Payments. Each of John E. Tranter, George E. Haley, Jocelyn Lane, and Roy M. Warren will receive payments of approximately $1,477,140, $415,087, $387,847, and $410,177, respectfully, in connection with the termination of their existing supplemental retirement program agreements immediately prior to the closing of the merger, and also will receive, pursuant to their existing employment agreements, change of control payments of approximately $1,022,728, $360,424, $261,047, and $363,336, respectively, upon the closing of the merger. Tammy Roncaglione will receive, pursuant to her existing employment agreement, a change in control payment of $128,342, upon the closing of the merger.

Non-Competition and Non-Disclosure Agreements. The employment agreements of Mr. Tranter, Mr. Haley, Ms. Lane, Mr. Warren and Ms. Roncaglione (the “Executives”) described above, each contain non-competition and non-disclosure agreements summarized below:

Non-disclosure. The Executives each covenant and agree not to reveal to any person, firm, or bank any confidential information of any nature concerning CenterState or its business, or anything connected therewith. Confidential information means all of CenterState and its affiliates’ confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of the Executive’s employment agreement, including but not limited to —

(a) the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information,

(b) the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information,

(c) the whole or any portion or phase of any marketing or sales information, sales records, customer lists, customer information, employee lists, employee information, financial products and services, financial products and services pricing, financial information and projections, or other sales information, and

(d) trade secrets, as defined from time to time by the laws of the State of Florida.

Promise of no solicitation. The Executives promise and agree that during the Restricted Period (as defined below) and in the Restricted Territory (as defined below) the Executive shall:

1. not directly or indirectly solicit or attempt to solicit any customer to accept or purchase financial products or services of the same nature, kind, or variety as provided to the customer by CenterState during the two years immediately before the Executive’s employment termination with CenterState,

2. not directly or indirectly influence or attempt to influence any customer, joint venturer, or other business partner of CenterState to alter that person or entity’s business relationship with CenterState in any respect, and

3. not accept the financial products or services business of any customer or provide financial products or services to any customer on behalf of anyone other than CenterState.

Promise of no competition. The Executives promise and agree that during the Restricted Period in the Restricted Territory, the Executive shall not engage, undertake, or participate in the business of providing, selling, marketing, or distributing financial products or services of a similar nature, kind, or variety (x) as offered by CenterState to customers during the two years immediately before the Executive’s employment termination with CenterState, and (y) as offered by CenterState to any of its customers during the Restricted Period. Subject to the above provisions, the Executives promise that during the Restricted Period the Executive shall not become employed by or serve as a director, partner, consultant, agent, or owner of 5% or more of the outstanding stock of or contractor to any entity providing these prohibited financial products or services that is located in or conducts business in the Restricted Territory.

Promise of no raiding/hiring. The Executives promise and agree that during the Restricted Period the Executive shall not solicit or attempt to solicit and shall not encourage or induce in any way any employee, joint venturer, or business partner of CenterState to terminate an employment or contractual relationship with CenterState. The Executive agrees that the Executive shall not hire any person employed by CenterState during the two-year period before the Executive’s employment termination with CenterState or any person employed by CenterState during the Restricted Period.

Promise of no disparagement. The Executives promise and agree that during the Restricted Period the Executive shall not cause statements to be made (whether written or oral) that reflect negatively on the business reputation of CenterState. CenterState likewise promises and agrees that during the Restricted Period CenterState shall not cause statements to be made (whether written or oral) that reflect negatively on the reputation of the Executive.

Restricted Period. The Restricted Period means the 18-month period immediately after the Executive’s termination and/or separation of employment with CenterState, regardless of the reason for termination and/or separation; provided however, that the foregoing reference to an 18-month period shall be reduced to a 12-month period where the Executive’s termination and/or separation occurs following the third anniversary of the effective time of the merger.

Restricted Territory. The Restricted Territory is defined as follows for the individual Executive as listed below:

John E. Tranter and Tammy Roncaglione: Brevard, Broward, Indian River, Martin, Okeechobee, Palm Beach and St. Lucie Counties in Florida.

George E. Haley, Jocelyn Lane and Roy M. Warren: Broward, Indian River, St. Lucie, Martin, Okeechobee, and Palm Beach Counties in Florida.

Director Non-Competition and Non-Disclosure Agreement. Each non-executive member of Gulfstream board of directors have entered into a non-competition and non-disclosure agreements, covering a two year period commencing with the effective time of the merger, with CenterState in the form attached as Exhibit C to the Merger Agreement attached as Appendix A.

Indemnification and Insurance. As described under “The Merger Agreement — Indemnification and Directors’ and Officers’ Insurance,” for a period of five years after the effective time of the merger, CenterState will indemnify and defend the present and former directors, officers and employees of Gulfstream and its subsidiaries against claims pertaining to matters occurring at or prior to the effective time of the merger.

CenterState also has agreed, for a period of five years after the effective time of the merger, to use its commercially reasonable efforts to provide directors’ and officers’ liability insurance to reimburse present and former officers and directors of Gulfstream with respect to claims arising from facts or events occurring prior to the effective time of the merger. This insurance will contain at least the same coverage and amounts, and contain terms no less advantageous than the coverage currently provided by Gulfstream; provided, however, that: (i) if CenterState is unable to maintain or obtain the directors’ and officers’ liability insurance, then CenterState will provide as much comparable insurance as is reasonably available; (ii) officers and directors of Gulfstream or its subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the insurance; and (iii) in satisfaction of its obligations to provide the liability insurance, CenterState may require Gulfstream to purchase, prior to but effective as of the effective time of the merger, tail insurance providing such coverage prior to the closing of the merger. In no event shall Gulfstream expend, or CenterState be required to expend, for the tail insurance a premium amount in excess of 200% of the annual premiums paid by Gulfstream for its directors’ and officers’ liability insurance in effect as of the date of the Merger Agreement. If the cost of the tail insurance exceeds such maximum premium for the tail insurance, then Gulfstream or CenterState, as applicable, will obtain tail insurance or a separate tail insurance policy with the greatest coverage available for a cost not exceeding such maximum premium.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, a copy of which is included as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. You should read the Merger Agreement carefully and in its entirety, as it is the legal document governing the merger.

The Merger

The boards of directors of Gulfstream and CenterState have each unanimously approved the Merger Agreement, which provides for the merger of Gulfstream with and into CenterState, with CenterState as the surviving company in the merger. Each share of CenterState common stock outstanding immediately prior to the effective time of the merger will remain outstanding as one share of CenterState common stock. Each share of Gulfstream common stock outstanding immediately prior to the effective time of the merger (excluding dissenting shares) will be converted into the right to receive 3.012 shares of CenterState common stock and $14.65 in cash. In addition, if the volume weighted average closing sale price of the CenterState common stock during a specified time period prior to the completion of the is greater than $10.38, then the number of shares of CenterState common stock issued for each share of Gulfstream common stock will be reduced by dividing $31.28 by such average closing sale price. See “— Merger Consideration.”

In accordance with their terms, the shares of Series A Preferred will automatically convert into shares of Gulfstream common stock immediately prior to the effective time of the merger on the basis of one share of Gulfstream common stock for each share of Series A Preferred

All shares of CenterState common stock received by Gulfstream stockholders in the merger will be freely tradable, except that shares of CenterState common stock received by persons who become affiliates of CenterState for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.

The Merger Agreement also provides that, after the effective time of the merger and at or after the close of business on the closing date of the merger, Gulfstream Business Bank (“GBB”), a Florida state-chartered bank and wholly owned first-tier subsidiary of Gulfstream, will merge with and into CenterState Bank of Florida, N.A. (“CSB”), a Florida national-chartered bank and wholly owned first-tier subsidiary of CenterState, with CSB as the surviving bank of such merger. The terms and conditions of the merger of CSB and GBB will be set forth in a separate merger agreement (referred to as the “Bank Merger Agreement”), the form of which is attached as an exhibit to the Merger Agreement. As provided in the Bank Merger Agreement, the merger of CSB and GBB may be abandoned at the election of CSB at any time, whether before or after filings are made for regulatory approval of such merger. We refer to the merger of CSB and GBB as the “Bank Merger.”

Closing and Effective Time of the Merger

Unless both CenterState and Gulfstream agree to a later date, the closing of the merger will take place on a date no later than April 26, 2014. Simultaneously with the closing of the merger, CenterState will file articles of merger with the Department of State of the State of Florida. The merger will become effective at such time as the last articles of merger are filed or such other time as may be specified in the articles of merger.

We currently expect that the merger will be completed early in the first quarter of 2014, subject to the approval of the Merger Agreement by Gulfstream shareholders, the receipt of all necessary regulatory approvals and the expiration of all regulatory waiting periods. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. No assurance is made as to whether, or when, CenterState and Gulfstream will obtain the required approvals or complete the merger. See “— Conditions to Completion of the Merger.”

Merger Consideration

Under the terms of the merger agreement, each share of Gulfstream common stock outstanding immediately prior to the effective time of the merger (excluding dissenting shares) will be converted into the right to receive:

•	3.012 shares of CenterState common stock (unless adjusted in the manner described below); and

•	$14.65 in cash.

If the volume weighted average closing sale price of the CenterState common stock during a specified time period prior to the completion of the is greater than $10.38, then the number of shares of CenterState common stock issued for each share of Gulfstream common stock will be reduced by dividing $31.28 by such average closing sale price.

No fractional shares of CenterState common stock will be issued in connection with the merger. Instead, CenterState will make to each Gulfstream shareholder who would otherwise receive a fractional share of CenterState common stock a cash payment (rounded to the nearest whole cent) equal to: (i) the fractional share amount multiplied by (ii) the Average CenterState Stock Price (which is the average volume weighted closing sale price of CenterState common stock on the NASDAQ Global Select Market for the 20 consecutive trading days prior to and ending on the fifth (5th) business day immediately preceding the closing date of the merger, rounded to the nearest whole cent). We refer to the per share stock consideration, the per share cash consideration and cash in lieu of any fractional shares, collectively, as the “Merger Consideration.”

In addition, if both (1) the number obtained by dividing the Average CenterState Stock Price by $9.03 (the “CenterState Ratio”) is less than .85; and (2) the difference between (i) the number obtained by dividing the Final Index Price by the Initial Index Price (the “Index Ratio”), less (ii) the CenterState Ratio, is greater than .15, then Gulfstream may terminate the Merger Agreement unless CenterState contributes additional cash consideration equal to the Pricing Differential for payment to Gulfstream shareholders. See “— Termination.”

“Final Index Price” means the average of the Index Prices for the 20 consecutive trading days ending on the fifth business day immediately preceding the closing date of the merger.

“Initial Index Price” means the closing price of the Index Group on the last trading day immediately preceding the date of the Merger Agreement.

“Index Group” means the NASDAQ Bank Index.

“Price Differential” means the amount equal to the product of (a) 3.012, and (b) the difference between $7.68 and the Average CenterState Stock Price, as defined above.

A Gulfstream shareholder also has the right to obtain the fair value of his or her shares of Gulfstream common stock in lieu of receiving the Merger Consideration by strictly following the appraisal procedures under the FBCA. Shares of Gulfstream common stock outstanding immediately prior to the effective time of the merger and which are held by a shareholder who does not vote to approve the Merger Agreement and who properly demands the fair value of such shares pursuant to, and who complies with, the appraisal procedures under the FBCA are referred to as “dissenting shares.” See “The Merger — Appraisal Rights for Gulfstream Shareholders.”

Based upon the closing sale price of the CenterState common stock on the NASDAQ Global Select Market of $         on                     , 2013, the most current date available prior to the printing of this proxy statement/prospectus, each common share of Gulfstream will be entitled to be exchanged for total Merger Consideration equal to $         per share.

If CenterState changes the number of shares of CenterState common stock outstanding prior to the effective time of the merger as a result of a stock split, stock combination, stock dividend or similar recapitalization with respect to the CenterState common stock and the record date for such corporate action is prior to the effective time of the merger, then the per share stock consideration shall be proportionately adjusted as necessary to preserve the relative economic benefit to CenterState and Gulfstream.

The value of the shares of CenterState common stock to be issued to Gulfstream shareholders in the merger will fluctuate between now and the closing date of the merger. We make no assurances as to whether or when the merger will be completed, and you are advised to obtain current sale prices for the CenterState common stock. See “Risk Factors — Because the sale price of the CenterState common stock may fluctuate, you cannot be sure of the value of the merger consideration that you will receive in the merger.”

Exchange of Stock Certificates

CenterState has appointed as the exchange agent under the Merger Agreement its transfer agent, Continental Stock Transfer and Trust Company. Promptly after the effective time of the merger, the exchange agent will mail to each holder of record of Gulfstream common stock (other than a holder of dissenting shares) a letter of transmittal and instructions for the surrender of the holder’s Gulfstream stock certificate(s) for the Merger Consideration (including cash in lieu of any fractional CenterState shares) and any dividends or distributions to which such holder is entitled pursuant to the Merger Agreement. Gulfstream shareholders should not send in their stock certificates until they receive the letter of transmittal and instructions.

Upon surrender to the exchange agent of the certificate(s) representing his or her shares of Gulfstream common stock, accompanied by a properly completed letter of transmittal, a Gulfstream shareholder will be entitled to promptly receive after the effective time of the merger the Merger Consideration (including any cash in lieu of fractional shares). Until surrendered, each such certificate will represent after the effective time of the merger, for all purposes, only the right to receive, without interest, the Merger Consideration (including any cash in lieu of fractional shares) and any dividends or distributions to which such holder is entitled pursuant to the Merger Agreement.

No dividends or other distributions with respect to CenterState common stock after completion of the merger will be paid to the holder of any unsurrendered Gulfstream stock certificates with respect to the shares of CenterState common stock represented by those certificates until those certificates have been properly surrendered. Subject to applicable abandoned property, escheat or similar laws, following the proper surrender of any such previously unsurrendered Gulfstream stock certificate, the holder of the certificate will be entitled to receive, without interest: (i) the amount of unpaid dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of CenterState common stock represented by that certificate; and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of CenterState common stock represented by that certificate with a record date after the effective time of the merger (but before the date on which the certificate is surrendered) and with a payment date subsequent to the issuance of the shares of CenterState common stock issuable in exchange for that certificate.

Shares of CenterState common stock and cash in lieu of any fractional shares may be issued or paid in a name other than the name in which the surrendered Gulfstream stock certificate is registered if: (i) the certificate surrendered is properly endorsed or otherwise in a proper form for transfer; and (ii) the person requesting the payment or issuance pays any transfer or other similar taxes due or establishes to the satisfaction of CenterState that such taxes have been paid or are not applicable.

After the effective time of the merger, there will be no transfers on the stock transfer books of Gulfstream other than to settle transfers of shares of Gulfstream common stock that occurred prior to the effective time. If, after the effective time of the merger, certificates for Gulfstream common stock are presented for transfer to the exchange agent, the certificates will be cancelled and exchanged for the Merger Consideration (including cash in lieu of any fractional CenterState shares).

None of CenterState, the exchange agent or any other person will be liable to any former Gulfstream shareholder for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

In the event any Gulfstream stock certificate is lost, stolen or destroyed, in order to receive the Merger Consideration (including cash in lieu of any fractional shares), the holder of that certificate must provide an affidavit of that fact and, if reasonably required by CenterState or the exchange agent, post a bond in such amount as CenterState determines is reasonably necessary to indemnify it against any claim that may be made against it with respect to that certificate.

Stock Options

Each valid option to purchase shares of Gulfstream Common Stock (each, a “Gulfstream Stock Option”), outstanding and unexercised immediately prior to the effective time shall, by virtue of the merger, automatically and without any action on the part of the holder thereof, become fully vested and be converted into (i) an option to purchase four shares (“Option Exchange Ratio”) of CenterState common stock, provided, that in the event that the merger consideration is modified as discussed at “The Merger Agreement — Merger Consideration”, then the Option Exchange Ratio shall be appropriately adjusted in order to reflect the impact of such modification to the merger consideration and (ii) a cash payment from CenterState of $1.4325 for each CenterState share issued upon such option exercised. The exercise price will equal the Gulfstream exercise price divided by four. As of the date of this proxy statement/prospectus there are options for 197,326 of Gulfstream common stock outstanding with a weighted average exercise price of approximate $27.86 per share.

Conduct of Business Pending the Merger

Pursuant to the Merger Agreement, Gulfstream and CenterState have agreed to certain restrictions on their activities until the effective time of the merger. In general, each party has agreed that, except as otherwise permitted by the Merger Agreement, or as required by applicable law or a governmental entity, or with the prior written consent of the other party, it will:

•	use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships;

•	not take any action that is intended to or that would reasonably be expected to adversely affect or materially delay the ability of either party or its subsidiaries to obtain any necessary regulatory approvals or to complete the merger; and

•	not take any action that is likely to materially impair the party’s ability to perform any of its obligations under the Merger Agreement or its subsidiary bank to perform any of its obligations under the Bank Merger Agreement.

CenterState has also agreed that it will not, and will not permit any of its subsidiaries to, without the prior written consent of Gulfstream, amend its organizational documents (or the organizational documents of any of its significant subsidiaries) in a manner that would adversely affect Gulfstream or any of its subsidiaries. CenterState also has agreed that it will not declare or pay any dividend with respect to its common stock or make any other distribution to its shareholders except for the payment of regular quarterly dividends in the amount of one cent per share, in the ordinary course of business consistent with past practice.

Gulfstream has also agreed that it will, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice. Gulfstream has further agreed that it will not, and will not permit any of its subsidiaries, to do any of the following without the prior written consent of CenterState:

•	issue or sell, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any rights to acquire stock or voting debt securities, except pursuant to Gulfstream stock options issued under the Gulfstream stock plans and outstanding on the date of the Merger Agreement;

•	issue any other capital securities, including trust preferred or other similar securities, voting debt securities or other securities, debentures or subordinated notes;

•	make, declare, pay or set aside for payment any dividend or other distribution on its capital stock or other ownership interests (other than dividends from wholly owned subsidiaries to Gulfstream or to another wholly owned subsidiary of Gulfstream), and will not purchase or otherwise acquire any shares of its stock or stock options other than the redemption of Gulfstream stock options held by employees other than executive officers, which are scheduled or likely to expire prior to the effective time of the merger and which represent options to purchase, in the aggregate, no more than 150 shares of Gulfstream common stock and involve the payment of a redemption price of no more than the Merger Consideration per option share;

•	(i) enter into, amend, renew or terminate any employment, consulting, severance, change in control or similar agreement or arrangement with any director, officer or employee, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (a) at will agreements, (b) normal increases in salary to rank and file employees and (c) severance in accordance with past practice, (ii) hire any new officers, or (iii) promote any employee to a rank of vice president or a more senior position;

•	except with respect to the termination of Gulfstream’s supplemental executive retirement plan and the payment to participating employees of the amounts to which they will be entitled under such plan and the payment of change in control benefits to employees pursuant to employment and other agreements, and with respect to the acceleration of vesting under other Gulfstream benefit plans, including its stock option plans, pursuant to the provisions of such plans, establish, amend, renew or terminate any employee benefit plan or accelerate the vesting of benefits under any employee benefit plan;

•	sell, transfer or encumber any of its assets, except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value, or sell or transfer any of its deposit liabilities;

•	enter into, amend or renew any data processing contract, service provider agreement or any lease, license or maintenance agreement relating to real or personal property or intellectual property, other than any annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice, or to permit to lapse its rights in any material intellectual property;

•	acquire the assets, business or properties of any person (other than pursuant to foreclosures or acquisitions of control, in a fiduciary capacity or in satisfaction of debts contracted prior to the date of the Merger Agreement, in each case in the ordinary course of business consistent with past practice);

•	sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice (but, in the case of a sale, after giving CenterState or CSB a first right of refusal to acquire such loan or participation), or sell or acquire any servicing rights;

•	amend its organizational documents or similar governing documents;

•	materially change its accounting principles, practices or methods, except as may be required by accounting principles generally accepted in the United States or any governmental entity;

•	enter into or terminate any material contract, or amend or modify in any material respect or renew any existing material contract;

•	settle any claim, action or proceeding outside the ordinary course of business consistent with past practice and involving an amount in excess of $25,000, excluding amounts paid or reimbursed under any insurance policy;

•

in the case of GBB (i) voluntarily make a material change in its deposit mix, (ii) increase or decrease the interest rate paid on its time deposits or certificates of deposit, except in a manner consistent with past practice and competitive factors in the marketplace, (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice, (iv) open any new branch or deposit taking facility, or (v) close or relocate any existing branch or other facility;

•	acquire any investment securities outside of the limits specified in the Merger Agreement;

•	purchase any fixed assets where the amount paid or committed is in excess of $50,000 individually or $100,000 in the aggregate, except for emergency repairs or replacements;

•	materially change its loan underwriting policies or which classes of persons may approve loans or fail to comply with such policies as previously disclosed to CenterState as provided in the Merger Agreement, or make loans on extensions of credit except in the ordinary course of business consistent with past practice and otherwise within the limits specified in the Merger Agreement;

•	materially change its interest rate and other risk management policies, procedures and practices, fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material incurrence in its aggregate exposure to interest rate risk;

•	incur any debt for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year, or incur, assume or become subject to any obligations or liabilities of any other person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions specified in the Merger Agreement;

•	develop market or implement any new lines of business; or

•	make, change or revoke any material tax election (other than in a manner consistent with prior elections), materially amend any tax return, enter into any material tax closing agreement, or settle or compromise any material liability with respect to disputed taxes.

Regulatory Matters

This proxy statement/prospectus forms part of a Registration Statement on Form S-4 which CenterState has filed with the SEC. Each of CenterState and Gulfstream have agreed to use its commercially reasonable best efforts to maintain the effectiveness of the Registration Statement for as long as necessary to complete the merger and the other transactions contemplated by the Merger Agreement.

CenterState has agreed to use its commercially reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the Merger Agreement, and Gulfstream has agreed to furnish all information concerning Gulfstream and the holders of Gulfstream common stock as may be reasonably requested in connection with any such action.

CenterState and Gulfstream have agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and regulatory and governmental entities that are necessary or advisable to consummate the transactions contemplated by the Merger Agreement (including the merger and the bank merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations.

Gulfstream and CenterState have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable laws, all the information relating to Gulfstream or CenterState, as the case may be, and any of their respective subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the transactions contemplated by the Merger Agreement. In addition, CenterState and Gulfstream will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the Merger Agreement, and each party will keep the other apprised of the status of matters relating to the completion of the merger. CenterState and Gulfstream shall promptly deliver to each other copies of all filings, orders and material correspondence to and from all governmental entities in connection with the transactions contemplated by the Merger Agreement. Additionally, each of CenterState and Gulfstream has agreed to furnish to the other, upon request, all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with this proxy statement/prospectus, the Registration Statement on Form S-4 or any other statement, filing, notice or application made by or on behalf of CenterState, Gulfstream or any of their respective subsidiaries to any regulatory or governmental entity in connection with the merger, the bank merger of any or the other transactions contemplated by the Merger Agreement.

Each of CenterState and Gulfstream will promptly advise the other upon receiving any communication from any regulatory or governmental entity the consent or approval of which is required for completion of the merger that causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval may be materially delayed.

NASDAQ Listing

CenterState has agreed to use its commercially reasonable best efforts to cause the shares of CenterState common stock to be issued to the holders of Gulfstream common stock in the merger to be authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to the effective time of the merger.

Employee Matters

Following the effective time of the merger, CenterState must maintain employee benefit plans and compensation opportunities for those persons (as a group) who are full-time, active employees of Gulfstream and its subsidiaries on the closing date of the merger (referred to below as “covered employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are available on a uniform and non-discriminatory basis to similarly situated employees of CenterState or its subsidiaries (except that no covered employee may participate in any closed or frozen plan of CenterState or its subsidiaries). CenterState shall give the covered employees full credit for their prior service with Gulfstream and its subsidiaries for purposes of eligibility and vesting under any qualified or non-qualified employee benefit plan maintained by CenterState in which covered employees may be eligible to participate and for all purposes under any welfare benefit plans, vacation plans and similar arrangements maintained by CenterState.

With respect to any CenterState health, dental, vision or other welfare plan in which any covered employee is eligible to participate, for the first plan year in which the covered employee is eligible to participate, CenterState or its applicable subsidiary must use its commercially reasonable best efforts to: (i) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to the covered employee to the extent the condition was, or would have been, covered under the Gulfstream benefit plan in which the covered employee participated immediately prior to the effective time of the merger; and (ii) recognize any health, dental, vision or other welfare expenses incurred by the covered employee in the year that includes the closing date of the merger (or, if later, the year in which the covered employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements.

If, within six months after the effective time of the merger, any covered employee is terminated by CenterState or its subsidiaries other than “for cause” or as a result of unsatisfactory job performance, then CenterState will pay severance to the covered employee in an amount equal to two weeks of base salary for each 12 months of such covered employee’s prior employment with Gulfstream or GBB; provided, however, that in no event will the total amount of severance for any current employee be less than four weeks of such base salary, nor greater than 26 weeks of such base salary. Any severance to which a covered employee may be entitled in connection with a termination occurring more than six months after the effective time of the merger will be as set forth in the severance policies of CenterState and its subsidiaries as then in effect.

Indemnification and Directors’ and Officers’ Insurance

For a period of five years after the effective time of the merger, CenterState must indemnify and defend the present and former directors, officers and employees of Gulfstream and its subsidiaries against all costs or expenses, damages or other liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of actions or omissions of such persons in the course of performing their duties for Gulfstream occurring at or before the effective time of the merger (including the transactions contemplated by the Merger Agreement), to the greatest extent as such persons are indemnified or have the right to advancement of expenses pursuant to the organizational documents of Gulfstream or its subsidiaries, as applicable, and the FBCA.

For a period of five years after the effective time of the merger, CenterState will use its commercially reasonable efforts to provide director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Gulfstream or its subsidiaries with respect to claims against them arising from facts or events occurring before the effective time of the merger (including the transactions contemplated by the merger agreement). The directors’ and officers’ liability insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the indemnified person as the coverage currently provided by Gulfstream; provided, however, that: (i) if CenterState is unable to maintain or obtain the directors’ and officers’ liability insurance, then CenterState will provide as much comparable insurance as is reasonably available; (ii) officers and directors of Gulfstream or its subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the insurance; and (iii) in satisfaction of its obligations to provide the liability insurance, CenterState may require Gulfstream to purchase, prior to but effective as of the effective time of the merger, tail insurance providing such coverage prior to the closing of the merger. In no event shall Gulfstream expend, or CenterState be required to expend, for the tail insurance a premium amount in excess of 200% of the annual premiums paid by Gulfstream for its directors’ and officers’ liability insurance in effect as of the date of the Merger Agreement. If the cost of the tail insurance exceeds such maximum premium for the tail insurance, then Gulfstream or CenterState, as applicable, will obtain tail insurance or a separate tail insurance policy with the greatest coverage available for a cost not exceeding such maximum premium.

Third Party Proposals

Gulfstream has agreed that, from the date of the Merger Agreement until the effective time of the merger or, if earlier, the termination of the Merger Agreement, it will not, and will cause its subsidiaries and their officers, directors, and employees not to: (i) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide to any person any confidential or nonpublic information concerning, its and its subsidiaries’ business, properties or assets (referred to as “Gulfstream confidential information”); or (ii) have any discussions with any person relating to any tender or exchange offer, proposal for a merger or consolidation or other business combination involving Gulfstream or any of its significant subsidiaries, or any proposal to acquire more than 50% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, Gulfstream or any of its significant subsidiaries (referred to as an “acquisition proposal”).

Notwithstanding this agreement, at any time prior to the approval of the Merger Agreement by the Gulfstream shareholders, if Gulfstream receives an unsolicited acquisition proposal that the Gulfstream board of directors determines in good faith is reasonably likely to constitute or result in a superior proposal (as defined below), then Gulfstream may: (i) negotiate and enter into a confidentiality agreement with the third party making the acquisition proposal with terms and conditions no less favorable to Gulfstream than the confidentiality agreement entered into by Gulfstream and CenterState prior to the execution of the Merger Agreement; (ii) furnish Gulfstream confidential information to the third party making the acquisition proposal pursuant to such confidentiality agreement; and (iii) negotiate with the third party making the acquisition proposal regarding such proposal, if the Gulfstream board of directors determines in good faith (following consultation with counsel) that failure to take such actions would, or would be reasonably likely to result in, a violation of its fiduciary duties under applicable law. Gulfstream must advise CenterState in writing within twenty-four (24) hours following receipt of any acquisition proposal and the substance thereof and must keep CenterState apprised of any related developments, discussions and negotiations on a current basis.

A “superior proposal” means a written acquisition proposal that the Gulfstream board of directors concludes in good faith is more favorable from a financial point of view to the Gulfstream shareholders than the merger (after receiving the advice of its financial advisors, taking into account the likelihood of consummation of such transaction on the terms set forth in such proposal and taking into account all legal, financial, regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law). Furthermore, in order to constitute a “superior proposal”, an acquisition proposal must be for a tender or exchange offer, proposal for a merger or consolidation or other business combination involving Gulfstream or any of its significant subsidiaries or any proposal to acquire more than 50% of the voting power in, or more than 50% of the fair market value of the business, assets or deposits of, Gulfstream or any of its significant subsidiaries.

The Merger Agreement generally prohibits the Gulfstream board of directors making a change in recommendation (i.e., from withdrawing or modifying in a manner adverse to CenterState the recommendation of the Gulfstream board of directors’ set forth in this proxy statement/prospectus that the Gulfstream shareholders vote to approve the Merger Agreement, or from making or causing to be made any third party or public communication proposing or announcing an intention to withdraw or modify in a manner adverse to CenterState such recommendation). At any time prior to the approval of the Merger Agreement by the Gulfstream shareholders, however, the Gulfstream board of directors may effect a change in recommendation in response to a bona fide written unsolicited acquisition proposal that the Gulfstream board of directors determines in good faith (after consultation with counsel and taking into account all adjustments to the terms of the Merger Agreement offered by CenterState) constitutes a superior proposal if the Gulfstream board of directors determines in good faith (after consultation with counsel and taking into account all adjustments to the terms of the Merger Agreement offered by CenterState) that the failure to make a change in recommendation would constitute, or be reasonably likely to constitute, a violation of its fiduciary duties. The Gulfstream board of directors may not make a change in recommendation, or terminate the Merger Agreement to pursue a superior proposal, unless: (i) Gulfstream has not breached any of the provisions of the Merger Agreement relating to third party proposals; and (ii) the Gulfstream board of directors determines in good faith (after consultation with counsel) that such superior proposal continues to be a superior proposal (after taking into account all adjustments to the terms of the Merger Agreement offered by CenterState), Gulfstream has given CenterState at least three (3) days’ prior written notice of its intention to take such action and before making such change in recommendation, Gulfstream has negotiated in good faith with CenterState during the notice period (to the extent CenterState wishes to negotiate) to enable CenterState to adjust the terms of the Merger Agreement so that such superior proposal no longer constitutes a superior proposal.

If the Gulfstream board of directors makes a change in recommendation, or if Gulfstream pursues a superior proposal, Gulfstream could be required to pay CenterState a termination fee of $3.75 million in cash. See “— Termination,” and “— Termination Fee.”

Representations and Warranties

The Merger Agreement contains generally customary representations and warranties of CenterState and Gulfstream relating to their respective businesses that are made as of the date of the Merger Agreement and as of the closing date of the merger. The representations and warranties of each of CenterState and Gulfstream have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:

•	have been qualified by information set forth in confidential disclosure schedules in connection with signing the Merger Agreement — the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the Merger Agreement;

•	will not survive consummation of the merger;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the Merger Agreement if those statements turn out to be inaccurate;

•	are in some cases subject to a materiality standard described in the Merger Agreement which may differ from what may be viewed as material by you; and

•	were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement.

The representations and warranties made by CenterState and Gulfstream to each other primarily relate to:

•	corporate organization, existence, power and authority;

•	capitalization;

•	ownership of subsidiaries;

•	corporate authorization to enter into the Merger Agreement and to consummate the merger;

•	absence of any breach of organizational documents, violation of law or breach of agreements as a result of the merger;

•	regulatory approvals required in connection with the merger;

•	reports filed with governmental entities, including, in the case of CenterState, the SEC;

•	financial statements;

•	absence of material adverse effect on each party since December 31, 2012;

•	compliance with laws and the absence of regulatory agreements;

•	litigation;

•	transactions with affiliates;

•	accuracy of the information supplied by each party for inclusion or incorporation by reference in this proxy statement/prospectus; and

•	fees paid to financial advisors.

Gulfstream has also made representations and warranties to CenterState with respect to:

•	material contracts;

•	the inapplicability to the merger of state takeover laws;

•	employee benefit plans and labor matters;

•	the opinion from Hovde;

•	environmental matters;

•	loan matters;

•	intellectual property;

•	derivative instruments and transactions;

•	administration of fiduciary accounts;

•	tax matters;

•	Community Reinvestment Act compliance;

•	maintenance of insurance policies;

•	ownership and other property rights;

•	liquidity of investment portfolio;

•	accuracy of books and records; and

•	absence of actions or omissions by present or former directors, advisory directors, officers, employees or agents that would give rise to a material claim for indemnification.

Conditions to Completion of the Merger

Mutual Closing Conditions. The obligations of CenterState and Gulfstream to complete the merger are subject to the satisfaction of the following conditions:

•	the approval of the Merger Agreement by Gulfstream shareholders;

•	the authorization for listing on the NASDAQ Global Select Market of the shares of CenterState common stock to be issued in the merger;

•	the effectiveness of the Registration Statement on Form S-4, of which this proxy statement/ prospectus is a part, under the Securities Act, and the absence of a stop order suspending the effectiveness of the Registration Statement on Form S-4 or any proceeding initiated or threatened by the SEC for that purpose;

•	the absence of any event which is expected to have or result in a material adverse effect on the other;

•	the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger, the bank merger or the other transactions contemplated by the Merger Agreement; and

•	the receipt of all regulatory approvals required to consummate the transactions contemplated by the Merger Agreement, without any condition, or carryover of any condition applicable to Gulfstream or Gulfstream Business Bank, that would increase any of the minimum regulatory capital requirements of CenterState following the merger or of CSB following the bank merger, and the expiration of all statutory waiting periods.

Additional Closing Conditions for the Benefit of CenterState. In addition to the mutual closing conditions, CenterState’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the accuracy, as of the date of the Merger Agreement and as of the effective time of the merger (or such other date specified in the Merger Agreement), of the representations and warranties made by Gulfstream to the extent specified in the Merger Agreement, and the receipt by CenterState of a certificate signed by the Chief Executive Officer or Chief Financial Officer of Gulfstream to that effect;

•	the performance in all material respects by Gulfstream of all obligations required to be performed by it under the Merger Agreement at or prior to the effective time of the merger, and the receipt by CenterState of a certificate signed by the Chief Executive Officer or the Chief Financial Officer of Gulfstream to that effect;

•	the dissenting shares constituting less than 5% of the outstanding shares of Gulfstream common stock;

•	each of the employment agreements entered into between CSB and the executive officers of Gulfstream shall continue to be in full force and effect;

•	CenterState shall be satisfied that Gulfstream shall have taken all reasonable and necessary steps such that the merger will not trigger any “excess parachute payment” as defined in the Internal Revenue Code under any change in control agreements, salary continuation agreements, employment agreements, benefit plans or similar arrangements between Gulfstream or GSBB and any the officers, directors or employees; and

•	all change in control agreements, salary continuation agreements, severance agreements, employment agreements, and similar compensation agreements between Gulfstream and/or GSBB and any officer, director or employee shall be amended or termination as of the effective time of the merger.

Additional Closing Conditions for the Benefit of Gulfstream. In addition to the mutual closing conditions, Gulfstream’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	accuracy, as of the date of the Merger Agreement and as of the effective time of the merger (or such other date specified in the Merger Agreement), of the representations and warranties made by CenterState to the extent specified in the Merger Agreement, and the receipt by Gulfstream of a certificate signed by the Chief Executive Officer or Chief Financial Officer of CenterState to that effect;

•	performance in all material respects by CenterState of all obligations required to be performed by it under the Merger Agreement at or prior to the effective time of the merger, and the receipt by Gulfstream of a certificate signed by the Chief Executive Officer or Chief Financial Officer of CenterState to that effect; and

Termination

The Merger Agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the Merger Agreement by Gulfstream shareholders, as follows:

•	by mutual written consent of CenterState and Gulfstream;

•	by either CenterState or Gulfstream, if (i) a regulatory or other governmental authority that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and non-appealable (provided that the denial is not attributable to the failure of the party seeking to terminate the Merger Agreement to perform any covenant in the Merger Agreement required to be performed prior to the effective time of the merger) or (ii) a regulatory or other governmental authority has issued a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the completion of the merger or the bank merger;

•	by either CenterState or Gulfstream, if the merger has not been completed by April 26, 2014, unless the failure to complete the merger by such date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth in the Merger Agreement;

•	by either CenterState or Gulfstream, if there is a breach by the other party of any representation, warranty, covenant or other agreement set forth in the Merger Agreement, that would, individually or in the aggregate, result in the failure to satisfy the closing conditions of the party seeking termination and such breach is not cured within twenty (20) days following written notice to the breaching party or by its nature or timing cannot be cured within that time period (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement);

•	by CenterState, if the Gulfstream board of directors fails to recommend that the Gulfstream shareholders approve the Merger Agreement or makes a change in recommendation, or if Gulfstream materially breaches any of the provisions of the Merger Agreement relating to third party proposals, as described under “— Third Party Proposals”;

•	by Gulfstream, prior to obtaining the approval of the Merger Agreement by the Gulfstream shareholders, in order to enter into an agreement relating to a superior proposal in accordance with the provisions of the Merger Agreement relating to third party proposals, as described under “— Third Party Proposal” (provided that Gulfstream has not materially breached any such provisions and pays CenterState the termination fee described under “— Termination Fee”);

•	by either CenterState or Gulfstream, if the Gulfstream shareholders fail to approve the Merger Agreement at a duly held meeting of Gulfstream shareholders or any adjournment or postponement thereof (provided that the Gulfstream board of directors has recommended that the Gulfstream shareholders approve the Merger Agreement and has not made a change in recommendation); and

•	by Gulfstream, if both of the following conditions are satisfied:

(a)	The number obtained by dividing the Average Closing Price by $9.03 (the “CenterState Ratio”) is less than 0.85; and

(b)	the difference between: (i) the number obtained by dividing the Final Index Price by the Initial Index Price (the “Index Ratio”), less (ii) the CenterState Ratio is greater than 0.15.

and Gulfstream complies with the following. Gulfstream must elect to terminate the Merger Agreement within two days after the Determination Date. If Gulfstream elects to exercise its termination right, it must give written notice to CenterState (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two-day period. During the two-day period commencing with its receipt of such notice, CenterState will have the option to increase the Per Share Cash Consideration by an amount equal to the Pricing Differential, provided, however, that the Per Share Cash Consideration shall not be increased in a manner that would cause the tax opinion delivered in connection with the merger to be withdrawn. If CenterState so elects within such two-day period, it will give prompt written notice to Gulfstream of such election and the amount of the increase in the Per Share Cash Consideration, whereupon no termination will be deemed to have occurred and the Merger Agreement will remain in effect in accordance with its terms (except as the payment of such cash to holders of Gulfstream Common Stock).

For purposes of this termination provision of the Merger Agreement, the following terms shall have the meanings indicated:

“Average VWAP” means the average of the VWAP for each Trading Day in the relevant period.

“Average Closing Price” shall mean the Average VWAP of the CenterState Common Stock over the twenty consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.

“CenterState Ratio” shall mean the number obtained by dividing the Average Closing Price by $9.03.

“Determination Date” shall mean the fifth calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day on the NASDAQ Stock Market, then the trading day immediately preceding such calendar day.

“Final Index Price” shall mean the average of the Index Prices for the 20 consecutive trading days ending on the trading day prior to the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index.

“Index Price” shall mean the closing price of the Index Group on any applicable date.

“Index Ratio” means the number obtained by dividing the Final Index Price by the Initial Index Price.

“Initial Index Price” shall mean the closing price of the Index Group on the last trading day immediately preceding the date of the Merger Agreement.

“Price Differential” shall mean the amount equal to the product of (a) 3.012, and (b) the difference between (i) the product of (A) $9.03 and (B) 0.85, and (ii) the Average Closing Price.

“Trading Day” means any day on which the NASDAQ Stock Market is open for trading; provided that, a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time).

“VWAP” means, on any Trading Day, the volume weighted average price per share of CenterState Common Stock.

Termination Fee

Gulfstream must pay CenterState a termination fee of $3.75 million:

•	if the Merger Agreement is terminated by CenterState because the Gulfstream board of directors did not recommend that the Gulfstream shareholders approve the Merger Agreement or made a change in recommendation, or because Gulfstream materially breached any of the provisions of the Merger Agreement relating to third party proposals, as describe under “— Third Party Proposals”;

•	if the Merger Agreement is terminated by Gulfstream, prior to obtaining approval of the Merger Agreement by the Gulfstream shareholders, in order to enter into an agreement relating to a superior proposal in accordance with the provisions of the Merger Agreement relating to third party proposals, as described under “— Third Party Proposals”; and

•	if the Merger Agreement is terminated by CenterState or Gulfstream because the Gulfstream shareholders fail to approve the Merger Agreement and, if prior to such termination, there is a publicly announced acquisition proposal and, within six months of such termination, Gulfstream or any of its significant subsidiaries enters into a definitive agreement with respect to such acquisition proposal or completes such acquisition proposal. For purposes of this termination right, the references to 20% in the definition of “acquisition proposal” are deemed to be references to 50%.

Effect of Termination

If the Merger Agreement is validly terminated, the Merger Agreement will become void and have no effect, and none of Gulfstream, CenterState, any of their respective subsidiaries or any of the officers or directors of any of them will have any liability under the Merger Agreement, or in connection with the transactions contemplated by the Merger Agreement, except that:

•	the provisions of the Merger Agreement relating to confidentiality obligations of the parties, the payment of expenses, the termination fees, publicity and certain other technical provisions will continue in effect notwithstanding termination of the Merger Agreement; and

•	termination will not relieve a breaching party from liability for any willful and material breach of any provision of the Merger Agreement.

Waiver; Amendment

The Merger Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the merger by the Gulfstream shareholders, in writing signed on behalf of each of the parties, provided that after any approval of the transactions contemplated by the Merger Agreement by the Gulfstream shareholders, there may not be, without further approval of the Gulfstream shareholders, any amendment of the Merger Agreement that requires further approval under applicable law.

At any time prior to the effective time of the merger, the parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement; or (iii) waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party to any extension or waiver must be in writing signed on behalf of such party. Any such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of any subsequent or other failure.

Expenses

Regardless of whether the merger is completed, all expenses incurred in connection with the merger, the bank merger, the Merger Agreement and other transactions contemplated thereby will be paid by the party incurring the expenses, except that Gulfstream will bear the costs and expenses of printing and mailing this proxy statement/prospectus and CenterState has paid the filing fee for the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part.

THE COMPANIES

CenterState

CenterState was incorporated under the laws of the State of Florida on September 20, 1999. CenterState is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and owns all the outstanding shares of CenterState Bank of Florida, N.A. (“CSB”), and R4ALL, Inc. (“R4ALL”) a non-bank subsidiary formed to acquire and dispose of troubled assets from CSB.

CenterState was formed and commenced operations by acquiring CenterState Bank Central Florida, N.A. (“Central”), CenterState Bank, N.A. (“CSNA”) and First National Bank of Polk County (“FNB/Polk”) in June of 2000. Central and CSNA commenced operations in 1989. FNB/Polk commenced operations in 1992.

CSB commenced operations in April of 2000 and was acquired by CenterState on December 31, 2002. In January 2006, FNB/Polk was merged with CSB.

CenterState purchased CenterState Bank Mid Florida in March of 2006 and merged it with CSNA in November of 2007. In April of 2007 CenterState purchased Valrico State Bank (“VSB”). In December 2010 Central and CSNA were merged into CSB. In June 2012 VSB was merged into CSB.

Through its subsidiary bank, CSB, CenterState acquired assets and deposits from four failed financial institutions from the Federal Deposit Insurance Corporation (“FDIC”) in 2009 and 2010, and a fifth and sixth in January 2012.

In January 2011, CenterState’s subsidiary, CSB, acquired four branch banking offices with approximately $113 million of deposits and approximately $121 million of performing loans from TD Bank, N.A.

In November 2011, CenterState and its subsidiary CSB acquired Federal Trust Corporation in Sanford, Florida, with approximately $157 million of selected performing loans, $198 million of deposits and five branch banking offices from The Hartford Insurance Group, Inc., the sole owner of Federal Trust Corporation.

Headquartered in Davenport, Florida between Orlando and Tampa, CenterState provides a range of consumer and commercial banking services to individuals, businesses and industries through its 55 bank branch network located within eighteen counties throughout central and Northeast Florida. As of June 30, 2013 its 55 bank branch offices were located in the following Florida counties:

Citrus	Indian River	Orange	Polk
Hendry	Lake	Osceola	Putnam
Hernando	Marion	Pasco	Sumter
Hillsborough	Okeechobee	Seminole	St. Lucie
Volusia	Duval

The basic services CenterState offers include: demand interest-bearing and noninterest-bearing accounts, money market deposit accounts, time deposits, safe deposit services, cash management, direct deposits, notary services, money orders, night depository, travelers’ checks, cashier’s checks, domestic collections, savings bonds, bank drafts, automated teller services, drive-in tellers, and banking by mail and by internet. In addition, CenterState makes residential and commercial real estate loans, secured and unsecured commercial loans and consumer loans. It provides automated teller machine (ATM) cards, thereby permitting customers to utilize the convenience of larger ATM networks. CenterState also offers internet banking services to its customers. Effective with the acquisition of a trust department pursuant to its January 2012 acquisition of a failed financial institution in Duval county, CenterState now offers trust services to customers throughout its existing markets in Florida. CenterState also has a wealth management division that offers other financial products to its customers, including mutual funds, annuities and other products.

CenterState’s revenue is primarily derived from interest on, and fees received in connection with, real estate and other loans, interest and dividends from investment securities and short-term investments, and commissions on bond sales. The principal sources of funds for its lending activities are customer deposits, repayment of loans, and the sale and maturity of investment securities. Its principal expenses are interest paid on deposits, and operating and general administrative expenses.

In addition to providing traditional deposit and lending products and services to commercial and retail customers through its 55 locations, CenterState also operate a correspondent banking and bond sales division. The division is integrated with and part of its subsidiary bank, CSB, located in Winter Haven, Florida, although the majority of the bond salesmen, traders and operations personnel are physically housed in leased facilities located in Birmingham, Alabama and Atlanta, Georgia. The business lines of this division are primarily divided into three inter-related revenue generating activities. The first, and largest, revenue generator is commissions earned on fixed income security sales. The second category includes: (a) correspondent bank deposits (i.e., federal funds purchased) and (b) correspondent bank checking accounts and clearing services. The third, and smallest revenue generating category, includes fees from safe-keeping activities, bond accounting services for correspondents, and asset/liability consulting related activities. The customer base includes small to medium size financial institutions primarily located in southeastern United States.

As is the case with banking institutions generally, CenterState’s operations are materially and significantly influenced by the real estate market, general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. CenterState faces strong competition in the attraction of deposits (our primary source of lendable funds) and in the origination of loans.

At June 30, 2013, CenterState’s primary asset is its ownership of 100% of the stock of its subsidiary bank. At June 30, 2013, CenterState had total consolidated assets of $2.4 billion, total consolidated loans of $1.4 billion, total consolidated deposits of $2.0 billion, and total consolidated stockholders’ equity of $271 million.

CenterState’s executive offices are located at 42745 U.S. Highway 27, Davenport, Florida 33837. CenterState’s telephone number is 863-419-7750 and its website is www.centerstatebanks.com.

The information on CenterState’s website is not part of this proxy statement/prospectus, and the reference to CenterState’s website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

Additional information about CenterState is included in documents incorporated by reference into this proxy statement/prospectus. See “Documents Incorporated By Reference.”

Gulfstream

Gulfstream was incorporated under the laws of the State of Florida in 1999 and is a registered bank holding company under the BHC Act, and owns all the outstanding shares of its only subsidiary, Gulfstream Business Bank (“GBB”). Gulfstream operates as a one-bank holding company and its only business activity is the operations of its wholly owned subsidiary bank, GBB. GBB is a state (Florida) chartered commercial bank which offers its commercial and retail customers a variety of community banking products and services through its four banking offices located in Martin, St. Lucie and Palm Beach counties in southeast Florida. Gulfstream’s wholly owned subsidiary, GBB, also has a wholly owned subsidiary, Stream Asset Holdings, LLC, which is primarily engaged in the managing and disposal of real estate property transferred from GBB.

At June 30, 2013, Gulfstream had total consolidated assets of $571.9 million, total consolidated loans, net of allowance for loan losses, of $353.9 million and total consolidated deposits of $485.3 million. Total common stockholders’ equity at June 30, 2013 was $51.5 million. Gulfstream’s primary market focus is on small business owners and operators including professional practices (law firms, medical practices, realty companies, accountants, engineers and title companies), business owners (manufacturers, wholesalers, distributors, with revenues between $5 and $50 million), associations (country clubs, homeowners and condominium associations), and high income, high net worth affluent real estate investors and executives.

At June 30, 2013, approximately 54% of Gulfstream’s loan portfolio is collateralized by commercial real estate (approximately 74% owner occupied), 30% in C&I, 5% single family residential, 6% construction and land, and the remaining (approximately 5%) in consumer and other. Gulfstream’s deposit mix is approximately 33% non-interest bearing demand deposits, 47% money market, NOW and regular savings, and 20% time deposits.

Gulfstreams’s executive offices are located at 2400 SE Monterey Road, Suite 100, Stuart, Florida 34996 Gulfstream’s telephone number is 772-426-8100 and its website is www.gsbb.com.

The information on Gulfstream’s website is not part of this proxy statement/prospectus, and the reference to Gulfstream’s website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

Additional information about Gulfstream is included in below. See “Gulfstream’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Gulfstream’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

(All amounts are in thousands of dollars, except per share data or unless otherwise indicated)

In the following discussion, the terms “we”, “our”, and “the Company” refer to Gulfstream

Our discussion and analysis of earnings and related financial data are presented herein to assist investors in understanding the financial condition of our Company at June 30, 2013, December 31, 2012 and December 31, 2011, and the results of operations for the three and six month periods ended June 30, 2013 and 2012, and years ended December 31, 2012, 2011 and 2010. This discussion should be read in conjunction with the consolidated financial statements and related footnotes of our Company presented with this proxy statement/prospectus.

Critical Accounting Policies

Our accounting policies are integral to understanding the results reported. Accounting policies are described in detail in Note 1 of the notes to the consolidated financial statements. The critical accounting policies require our judgment to ascertain the valuation of assets, liabilities, commitments and contingencies. We have established policies and control procedures that are intended to ensure valuation methods are well controlled and applied consistently from period to period. In addition, the policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner. The following is a brief description of our current accounting policies involving significant management valuation judgments.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For such loans, an allowance is established when the discounted cash flows or collateral value of the impaired loan is lower than the carrying value of that loan. The general component covers nonimpaired loans and is based on historical loss experience adjusted for qualitative factors.

The historical loss component of the allowance is determined by losses recognized by portfolio segment over the preceding eighteen months. This is supplemented by the risks for each portfolio segment. Risk factors impacting loans in each of the portfolio segments include broad deterioration of property values, reduced consumer and business spending as a result of continued high unemployment and reduced credit availability and lack of confidence in a sustainable recovery. The historical experience is adjusted for qualitative factors such as economic conditions, loan volume and loan deficiency trends, classified and underperforming asset trends, potential loss and charge-off trends, loan quality reviews, policies and procedures, staff experience and credit concentration that could affect management’s estimate of probable losses.

A loan is considered impaired when, based on current information and events, it is probable the Company will be unable to collect the scheduled payments of principal or interest when due. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial, commercial real estate, construction and land development loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual residential real estate and consumer and other loans for impairment disclosures.

Income Taxes

Income tax expense is based on our judgment and estimates regarding permanent differences in the treatment of specific items of income and expense for financial statement and income tax purposes. These permanent differences result in an effective tax rate, which differs from the federal statutory rate. In addition, we recognize deferred tax assets and liabilities, recorded in the Consolidated Balance Sheets, based on our judgment and estimates regarding timing differences in the recognition of income and expenses for financial statement and income tax purposes.

We must also assess the likelihood that any deferred tax assets will be realized through the reduction or refund of taxes in future periods and establish a valuation allowance for those assets for which recovery is not more likely than not. In making this assessment, we estimate the ability to realize the asset through carryback to taxable income in prior years, the future reversal of existing taxable temporary differences, future taxable income, and the possible application of future tax planning strategies. We believe that it is more likely than not that deferred tax assets included in the accompanying Consolidated Balance Sheets will be fully realized, although there is no guarantee that those assets will be recognizable in future periods. For additional discussion of income taxes, see Note 12 of “Notes to Consolidated Financial Statements” in our audited financial statements included in this proxy statement/prospectus.

Estimates of Fair Value

The estimation of fair value is significant to a number of our assets, including, but not limited to, investment securities, other real estate owned, and other repossessed assets. These are all recorded at either fair value or at the lower of cost or fair value. Fair values are volatile and may be influenced by a number of factors. Circumstances that could cause estimates of the fair value of certain assets and liabilities to change include a change in prepayment speeds, discount rates, or market interest rates. Our estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary.

Fair values for most investment securities are based on quoted market prices. If quoted market prices are not available, fair values are based on the quoted prices of similar instruments. The fair values of other real estate owned are typically determined based on appraisals by third parties, less estimated costs to sell.

COMPARISON OF RESULTS OF OPERATIONS FOR THE THREE AND SIX MONTH PERIODS ENDING JUNE 30, 2013 AND 2012 AND YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010.

Net Earnings

Our net earnings applicable to common shareholders for the three and six month periods ended June 30, 2013 was $1,276 and $1,711, respectively, compared to $381 and $1,002 for the similar periods in 2012. The primary reason for the increase in net earnings applicable to common shareholders during these periods was lower provision for loan loss expense and lower other credit related expenses. Our net earnings applicable to common shareholders for the years ended December 31, 2012, 2011 and 2010 was $3,647, $2,995 and $1,027, respectively. The primary reason for the increase between these three periods was also lower provision for loan loss expense. Provision for loan loss expense was $1,335, $5,258 and $8,858 for years ended December 31, 2012, 2011 and 2010, respectively. This is reflective of the improvement in the credit market and overall economy during this time period. This and other factors contributing to our earnings results for the periods indicated are discussed below.

Net Interest Income/Margin

Net interest income consists of interest income generated by earning assets, less interest expense.

Comparison of net interest income for the three months ended June 30, 2013 and 2012

Net interest income decreased $394, or 8% to $4,279 during the three months ended June 30, 2013 compared to $4,673 for the same period in 2012. The decrease was the result of a $615 decrease in interest income plus a $221 decrease in interest expense.

Interest earning assets averaged $542,835 during the three months ended June 30, 2013 as compared to $527,866 for the same period in 2012, an increase of $14,969, or 2.8%. The yield on average interest earning assets decreased 58 basis points (“bps”) to 3.61% during the three months ended June 30, 2013 compared to 4.19% for the same period in 2012. The combined net effects of the $14,969 increase in average interest earning assets and the 58 bps decrease in yields on average interest earning assets resulted in the $615 decrease in interest income between the two three month periods.

Interest bearing liabilities averaged $332,848 during the three months ended June 30, 2013 as compared to $339,058 for the same period in 2012, a decrease of $6,210, or 1.8%. The cost of average interest bearing liabilities decreased 25 bps to 0.73% during the three months ended June 30, 2013, compared to 0.98% for 2012. The combined net effects of the $6,210 decrease in average interest bearing liabilities and the 25 bps decrease in cost of average interest bearing liabilities resulted in the $221 decrease in interest expense between the two three month periods.

Comparison of net interest income for the six months ended June 30, 2013 and 2012

Net interest income decreased $729, or 7.8% to $8,589 during the six months ended June 30, 2013 compared to $9,318 for the same period in 2012. The decrease was the result of a $1,405 decrease in interest income plus a $676 decrease in interest expense.

Interest earning assets averaged $533,802 during the six months ended June 30, 2013 as compared to $528,245 for the same period in 2012, an increase of $5,557, or 1.1%. The yield on average interest earning assets decreased 56 bps to 3.70% during the six months ended June 30, 2013 compared to 4.26% for the same period in 2012. The combined net effects of the $5,557 increase in average interest earning assets and the 56 bps decrease in yields on average interest earning assets resulted in the $1,405 decrease in interest income between the two six month periods.

Interest bearing liabilities averaged $327,367 during the six months ended June 30, 2013 as compared to $343,605 for the same period in 2012, a decrease of $16,238, or 4.7%. The cost of average interest bearing liabilities decreased 36 bps to 0.74% during the six months ended June 30, 2013, compared to 1.10% for 2012. The combined net effects of the $16,238 decrease in average interest bearing liabilities and the 36 bps decrease in cost of average interest bearing liabilities resulted in the $676 decrease in interest expense between the two six month periods.

Comparison of net interest income for the years ended December 31, 2012 and 2011

Net interest income decreased $1,653, or 8.2% to $18,505 during the year ended December 31, 2012 compared to $20,158 for the same period in 2011. The decrease was the result of a $3,968 decrease in interest income plus a $2,315 decrease in interest expense.

Interest earning assets averaged $527,166 during the year ended December 31, 2012 as compared to $546,341 for the same period in 2011, a decrease of $19,175, or 3.5%. The yield on average interest earning assets decreased 58 bps to 4.14% during the year ended December 31, 2012 compared to 4.72% for the same period in 2011. The combined net effects of the $19,175 decrease in average interest earning assets and the 58 bps decrease in yields on average interest earning assets resulted in the $3,968 decrease in interest income between the two years.

Interest bearing liabilities averaged $334,990 during the year ended December 31, 2012 as compared to $385,143 for the same period in 2011, a decrease of $50,153, or 13.0%. The cost of average interest bearing liabilities decreased 47 bps to 0.99% during the year ended December 31, 2012, compared to 1.46% for 2011. The combined net effects of the $50,153 decrease in average interest bearing liabilities and the 47 bps decrease in cost of average interest bearing liabilities resulted in the $2,315 decrease in interest expense between the two years.

Comparison of net interest income for the years ended December 31, 2011 and 2010

Net interest income decreased $683, or 3.3% to $20,158 during the year ended December 31, 2011 compared to $20,841 for the same period in 2010. The decrease was the result of a $2,779 decrease in interest income plus a $2,096 decrease in interest expense.

Interest earning assets averaged $546,341 during the year ended December 31, 2011 as compared to $545,063 for the same period in 2010, an increase of $1,278, or 0.2%. The yield on average interest earning assets decreased 52 bps to 4.72% during the year ended December 31, 2011 compared to 5.24% for the same period in 2010. The combined net effects of the $1,278 increase in average interest earning assets and the 52 bps decrease in yields on average interest earning assets resulted in the $2,779 decrease in interest income between the two years.

Interest bearing liabilities averaged $385,143 during the year ended December 31, 2011 as compared to $408,854 for the same period in 2010, a decrease of $23,711, or 5.8%. The cost of average interest bearing liabilities decreased 43 bps to 1.46% during the year ended December 31, 2011, compared to 1.89% for 2010. The combined net effects of the $23,711 decrease in average interest bearing liabilities and the 43 bps decrease in cost of average interest bearing liabilities resulted in the $2,096 decrease in interest expense between the two years.

See the tables “Average Balances — Yields & Rates,” and “Analysis of Changes in Interest Income and Expenses” below.

Average Balances (8) — Yields & Rates

	Three Months Ended June 30,
	2013			2012
	Average Balance	Interest Inc / Exp	Average Rate	Average Balance	Interest Inc / Exp	Average Rate
ASSETS:
Loans (1)(2)(7)	$368,933	$4,687	5.10%	$363,848	$5,150	5.69%
Securities available for sale (7)	50,159	113	0.90%	52,934	269	2.04%
Federal funds sold and other	123,743	81	0.26%	111,084	77	0.28%

TOTAL INTEREST EARNING ASSETS	$542,835	$4,881	3.61%	$527,866	$5,496	4.19%

Allowance for loan losses	(13,871)			(18,531)
All other assets	36,565			38,823

TOTAL ASSETS	$565,529			$548,158

LIABILITIES & STOCKHOLDERS’ EQUITY
Deposits:
Now	$31,774	$7	0.09%	$27,633	$6	0.09%
Money market	175,573	109	0.25%	167,784	139	0.33%
Savings	5,693	9	0.63%	4,072	5	0.49%
Time deposits	97,087	322	1.33%	108,898	431	1.59%
Federal Home Loan Bank advances	5,000	66	5.29%	14,890	174	4.70%
Other borrowed funds (3)	7,411	2	0.11%	5,471	2	0.15%
Corporate debenture (4)	10,310	87	3.38%	10,310	66	2.57%

TOTAL INTEREST BEARING LIABILITIES	$332,848	$602	0.73%	$339,058	$823	0.98%

Demand deposits	171,825			153,865
Other liabilities	1,942			1,391
Total stockholders’ equity	58,914			53,844

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$565,529			$548,158

NET INTEREST SPREAD (5)			2.88%			3.21%

NET INTEREST INCOME		$4,279			$4,673

NET INTEREST MARGIN (6)			3.16%			3.56%

(1)	Loan balances are net of deferred origination fees and costs. Non-accrual loans are included in total loan balances.
(2)	Interest income on average loans includes loan fee recognition of $27 and $3 for the three months ended June 30, 2013 and 2012, respectively.
(3)	Includes short-term (usually overnight) Federal Home Loan Bank advances and other short term borrowings.
(4)	Includes amortization of interest rate caps of $31 and $11 during the three months ended June 30, 2013 and 2012, respectively.
(5)	Represents the average rate earned on interest earning assets minus the average rate paid on interest bearing liabilities.
(6)	Represents net interest income divided by total earning assets.

(7)	Interest income and rates exclude the effects of a tax equivalent adjustment using applicable statutory tax rates to adjust tax exempt investment income on tax exempt investment securities to a fully taxable basis due to immateriality.
(8)	Averages balances are average daily balances.

Average Balances (8) — Yields & Rates

	Six Months Ended June 30,
	2013			2012
	Average Balance	Interest Inc / Exp	Average Rate	Average Balance	Interest Inc / Exp	Average Rate
ASSETS:
Loans (1)(2)(7)	$365,138	$9,390	5.19%	$362,764	$10,434	5.78%
Securities available for sale (7)	50,137	249	1.00%	54,489	613	2.26%
Federal funds sold and other	118,527	155	0.26%	110,992	152	0.28%

TOTAL INTEREST EARNING ASSETS	$533,802	$9,794	3.70%	$528,245	$11,199	4.26%

Allowance for loan losses	(15,056)			(18,096)
All other assets	36,237			39,861

TOTAL ASSETS	$554,983			$550,010

LIABILITIES & STOCKHOLDERS’ EQUITY
Deposits:
Now	$31,888	$15	0.09%	$26,661	$12	0.09%
Money market	168,545	210	0.25%	165,328	270	0.33%
Savings	6,358	18	0.57%	4,100	9	0.44%
Time deposits	98,937	659	1.34%	107,759	871	1.63%
Federal Home Loan Bank advances	5,000	130	5.24%	23,874	557	4.69%
Other borrowed funds (3)	6,329	4	0.13%	5,573	3	0.11%
Corporate debenture (4)	10,310	169	3.31%	10,310	159	3.10%

TOTAL INTEREST BEARING LIABILITIES	$327,367	$1,205	0.74%	$343,605	$1,881	1.10%

Demand deposits	166,919			151,471
Other liabilities	2,177			1,382
Total stockholders’ equity	58,520			53,552

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$554,983			$550,010

NET INTEREST SPREAD (5)			2.96%			3.16%

NET INTEREST INCOME		$8,589			$9,318

NET INTEREST MARGIN (6)			3.24%			3.55%

(1)	Loan balances are net of deferred origination fees and costs. Non-accrual loans are included in total loan balances.
(2)	Interest income on average loans includes loan fee recognition of $78 and $39 for the six months ended June 30, 2013 and 2012, respectively.
(3)	Includes short-term (usually overnight) Federal Home Loan Bank advances and other short term borrowings.
(4)	Includes amortization of interest rate caps of $58 and $18 during the six months ended June 30, 2013 and 2012, respectively.
(5)	Represents the average rate earned on interest earning assets minus the average rate paid on interest bearing liabilities.

(6)	Represents net interest income divided by total earning assets.
(7)	Interest income and rates exclude the effects of a tax equivalent adjustment using applicable statutory tax rates to adjust tax exempt investment income on tax exempt investment securities to a fully taxable basis due to immateriality.
(8)	Averages balances are average daily balances.

Average Balances (8) — Yields & Rates

	Years Ended December 31,
	2012			2011			2010
	Average Balance	Interest Inc / Exp	Average Rate	Average Balance	Interest Inc / Exp	Average Rate	Average Balance	Interest Inc / Exp	Average Rate
ASSETS:
Loans (1) (2) (7)	$365,130	$20,639	5.65%	$384,848	$23,397	6.08%	$411,795	$25,874	6.28%

Securities available for sale (7)	53,254	882	1.66%	67,087	2,145	3.20%	66,459	2,530	3.81%
Federal funds sold and other	108,782	300	0.28%	94,406	247	0.26%	66,809	164	0.25%

TOTAL INTEREST EARNING ASSETS	$527,166	$21,821	4.14%	$546,341	$25,789	4.72%	$545,063	$28,568	5.24%

Allowance for loan losses	(18,137)			(19,593)			(18,477)
All other assets	37,594			38,345			42,352

TOTAL ASSETS	$546,623			$565,093			$568,938

LIABILITIES & STOCKHOLDERS’ EQUITY
Deposits:
Now	$28,117	$26	0.09%	$24,222	$24	0.10%	$20,103	$28	0.14%
Money market	163,446	529	0.32%	175,761	820	0.47%	162,015	1,280	0.79%
Savings	5,009	21	0.42%	7,489	45	0.60%	7,911	73	0.92%
Time deposits	106,247	1,640	1.54%	117,984	2,310	1.96%	150,285	3,564	2.37%
Federal Home Loan Bank advances	16,462	777	4.72%	44,562	2,050	4.60%	51,973	2,397	4.61%
Other borrowed funds (3)	5,399	6	0.11%	4,815	8	0.17%	6,257	12	0.19%
Corporate debenture (4)	10,310	317	3.07%	10,310	374	3.63%	10,310	373	3.62%

TOTAL INTEREST BEARING LIABILITIES	$334,990	$3,316	0.99%	$385,143	$5,631	1.46%	$408,854	$7,727	1.89%

Demand deposits	156,309			126,069			107,569
Other liabilities	730			1,463			1,735
Total stockholders’ equity	54,594			52,418			50,780

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$546,623			$565,093			$568,938

NET INTEREST SPREAD (5)			3.15%			3.26%			3.35%

NET INTEREST INCOME		$18,505			$20,158			$20,841

NET INTEREST MARGIN (6)			3.51%			3.69%			3.82%

(1)	Loan balances are net of deferred origination fees and costs. Non-accrual loans are included in total loan balances.
(2)	Interest income on average loans includes loan fee recognition of $160, $151 and $186 for the years ended December 31, 2012, 2011 and 2010, respectively.
(3)	Includes short-term (usually overnight) Federal Home Loan Bank advances and other short term borrowings.
(4)	Includes amortization of interest rate caps of $57, $4 and $0 during the years ended December 31, 2012, 2011 and 2010, respectively.
(5)	Represents the average rate earned on interest earning assets minus the average rate paid on interest bearing liabilities.
(6)	Represents net interest income divided by total earning assets.
(7)	Interest income and rates exclude the effects of a tax equivalent adjustment using applicable statutory tax rates to adjust tax exempt investment income on tax exempt investment securities to a fully taxable basis due to immateriality.
(8)	Averages balances are average daily balances.

Non-accrual loans: A loan is moved to nonaccrual status in accordance with our Company’s policy typically after 90 days of non-payment, or less than 90 days of non-payment if we determine that the full timely collection of principal and interest becomes doubtful. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not received for loans placed on nonaccrual, is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The tables below detail the components of the changes in net interest income for the periods indicated. For each major category of interest earning assets and interest bearing liabilities, information is provided with respect to changes due to average volume and changes due to rates, with the changes in both volumes and rates allocated to these two categories based on the proportionate absolute changes in each category.

Analysis of Changes in Interest Income and Expenses

	Net change three month periods ended
	June 30, 2013 versus June 30, 2012
	Volume	Rate	Net Change
INTEREST INCOME
Loans	$456	($919)	($463)
Securities available for sale	(13)	(143)	(156)
Federal funds sold and other	27	(23)	4

TOTAL INTEREST INCOME	$470	($1,085)	($615)

INTEREST EXPENSE
Deposits
NOW accounts	$1	$—	$1
Money market accounts	39	(69)	(30)
Savings	2	2	4
Time deposits	(43)	(66)	(109)
Federal Home Loan Bank advances	(239)	131	(108)
Other borrowed funds	2	(2)	—
Corporate debenture	—	21	21

TOTAL INTEREST EXPENSE	($238)	$17	($221)

NET INTEREST INCOME	$708	($1,102)	($394)

	Net change six month periods ended
	June 30, 2013 versus June 30, 2012
	Volume	Rate	Net Change
INTEREST INCOME
Loans	$196	($1,240)	($1,044)
Securities available for sale	(46)	(318)	(364)
Federal funds sold and other	18	(15)	3

TOTAL INTEREST INCOME	$168	($1,573)	($1,405)

INTEREST EXPENSE
Deposits
NOW accounts	$2	$1	$3
Money market accounts	15	(75)	(60)
Savings	6	3	9
Time deposits	(68)	(144)	(212)
Federal Home Loan Bank advances	(601)	174	(427)
Other borrowed funds	—	1	1
Corporate debenture	—	10	10

TOTAL INTEREST EXPENSE	($646)	($30)	($676)

NET INTEREST INCOME	$814	($1,543)	($729)

Analysis of Changes in Interest Income and Expenses

	Net change years ended
	December 31, 2012 versus December 31, 2011
	Volume	Rate	Net Change
INTEREST INCOME
Loans	($1,163)	($1,595)	($2,758)
Securities available for sale	(378)	(885)	(1,263)
Federal funds sold and other	39	14	53

TOTAL INTEREST INCOME	($1,502)	($2,466)	($3,968)

INTEREST EXPENSE
Deposits
NOW accounts	$4	($2)	$2
Money market accounts	(54)	(237)	(291)
Savings	(13)	(11)	(24)
Time deposits	(214)	(456)	(670)
Federal Home Loan Bank advances	(1,325)	52	(1,273)
Other borrowed funds	1	(3)	(2)
Corporate debenture	—	(57)	(57)

TOTAL INTEREST EXPENSE	($1,601)	($714)	($2,315)

NET INTEREST INCOME	$99	($1,752)	($1,653)

	Net change years ended
	December 31, 2011 versus December 31, 2010
	Volume	Rate	Net Change
INTEREST INCOME
Loans	($1,656)	($821)	($2,477)
Securities available for sale	24	(409)	(385)
Federal funds sold and other	72	11	83

TOTAL INTEREST INCOME	($1,560)	($1,219)	($2,779)

INTEREST EXPENSE
Deposits
NOW accounts	$5	($9)	($4)
Money market accounts	101	(561)	(460)
Savings	(4)	(24)	(28)
Time deposits	(692)	(562)	(1,254)
Federal Home Loan Bank advances	(341)	(6)	(347)
Other borrowed funds	(3)	(1)	(4)
Corporate debenture	—	1	1

TOTAL INTEREST EXPENSE	($934)	($1,162)	($2,096)

NET INTEREST INCOME	($626)	($57)	($683)

Provision for Loan Losses

The provision for loan losses (expense) was $0 and $1,010 for the three months ended June 30, 2013 and 2012, respectively, and $1,075 and $2,270 for the six months ended June 30, 2013 and 2012, respectively. Provision for loan losses (expense) was $1,335, $5,258 and $8,858 for the years ended December 31, 2012, 2011 and 2010, respectively. Our policy is to maintain the allowance for loan losses at a level sufficient to absorb probable incurred losses inherent in the loan portfolio. The allowance is increased by the provision for loan losses, which is a charge to current period earnings, and is decreased by charge-offs, net of recoveries on prior loan charge-offs. Therefore, the provision for loan losses (Statement of Operations effect) is a residual of our determination of allowance for loan losses (Balance Sheet approach). In determining the adequacy of the allowance for loan losses, we consider those levels maintained by conditions of individual borrowers, the historical loan loss experience, the general economic environment, the overall portfolio composition, and other information. As these factors change, the level of loan loss provision changes. See “credit quality and allowance for loan losses” regarding the allowance for loan losses for additional information.

Non-Interest Income

Non-interest income for the three and six months ended June 30, 2013 and 2012 was $698, $668, $1,294 and $1,363, respectively. For years ended December 31, 2012, 2011 and 2010, non-interest income was $2,705, $1,612 and $1,746, respectively. The fluctuations between periods were the result of the following components listed in the tables below.

Three month period ending June 30,	2013	2012	$ increase (decrease)	% Increase (decrease)
Service charges on deposit accounts	$132	$131	$1	0.8%
Investment fees	89	104	(15)	(14.4%)
Gain on sale of loans	97	66	31	47.0%
Gain (loss) on sale of foreclosed real estate	153	(38)	191	502.6%
Bank owned life insurance income	44	43	1	2.3%
Customer service fees	123	129	(6)	(4.6%)
Rental income on foreclosed real estate	34	50	(16)	(32.0%)
Non-refundable deposit on foreclosed real estate	—	140	(140)	n/a
Other	26	43	(17)	(39.5%)

Total non-interest income	$698	$668	$30	4.5%

Six month period ending June 30,	2013	2012	$ increase (decrease)	% Increase (decrease)
Service charges on deposit accounts	$253	$269	($16)	(6.0%)
Investment fees	234	156	78	50.0%
Gain on sale of loans	153	169	(16)	(9.5%)
Gain on sale of foreclosed real estate	178	146	32	21.9%
Bank owned life insurance income	88	87	1	1.2%
Customer service fees	248	247	1	0.4%
Rent on foreclosed real estate	66	60	6	10.0%
Non-refundable deposit on foreclosed real estate	—	140	(140)	n/a
Other	74	89	(15)	(16.9%)

Total non-interest income	$1,294	$1,363	($69)	(5.1%)

Years ending December 31,	2012	2011	$ increase (decrease)	% Increase (decrease)
Service charges on deposit accounts	$517	$561	($44)	(7.8%)
Investment fees	352	200	152	76.0%
Gain on sale of loans	307	179	128	71.5%
Gain (loss) on sale of foreclosed real estate	532	(73)	605	828.8%
Bank owned life insurance income	173	175	(2)	(1.1%)
Customer service fees	495	433	62	14.3%
Rent on foreclosed real estate	176	54	122	225.9%
Other	153	83	70	84.3%

Total non-interest income	$2,705	$1,612	$1,093	67.8%

Years ending December 31,	2011	2010	$ increase (decrease)	% Increase (decrease)
Service charges on deposit accounts	$561	$591	($30)	(5.1%)
Investment fees	200	126	74	58.7%
Gain on sale of loans	179	97	82	84.5%
(Loss) gain on sale of foreclosed real estate	(73)	160	(233)	(145.6%)
Bank owned life insurance income	175	173	2	1.2%
Customer service fees	433	386	47	12.2%
Rent on foreclosed real estate	54	27	27	100.0%
Non-compete settlement	—	70	(70)	n/a
Other	83	116	(33)	(28.5%)

Total non-interest income	$1,612	$1,746	($134)	(7.7%)

As shown in the tables above, the primary reasons for the fluctuations in non-interest income from period to period are due to transactions related to foreclosed real estate (non-refundable deposits, rent, and gains (losses) on sale of foreclosed real estate).

Non-Interest Expense

Non-interest expense for the three months ended June 30, 2013 and 2012 was $2,782 and $3,607, respectively, and $5,757 and $6,485 for the six months ended June 30, 2013 and 2012, respectively. For years ended December 31, 2012, 2011 and 2010, non-interest expense was $12,682, $10,911 and $11,506, respectively. The fluctuations between periods were the result of the following components listed in the tables below.

Three month period ending June 30,	2013	2012	$ increase (decrease)	% Increase (decrease)
Salaries and employee benefits	$1,628	$1,633	($5)	(0.3%)
Occupancy and equipment expense	271	271	—	0.0%
Data processing expense	149	143	6	4.2%
Advertising and business development expense	82	88	(6)	(6.8%)
Foreclosed real estate expense	177	878	(701)	(79.8%)
Legal, auditing and other professional fees	142	164	(22)	(13.4%)
Regulatory related expenses	12	143	(131)	(91.6%)
Supplies, stationery and printing	63	61	2	3.3%
Software expense	37	30	7	23.3%
Other expenses	221	196	25	12.8%

Total non-interest expense	$2,782	$3,607	($825)	(22.9%)

Six month period ending June 30,	2013	2012	$ increase (decrease)	% Increase (decrease)
Salaries and employee benefits	$3,481	$3,310	$171	5.2%
Occupancy and equipment expense	548	539	9	1.7%
Data processing expense	296	289	7	2.4%
Advertising and business development expense	165	182	(17)	(9.3%)
Foreclosed real estate expense	253	1,033	(780)	(75.5%)
Legal, auditing and other professional fees	253	275	(22)	(8.0%)
Regulatory related expenses	136	289	(153)	(52.9%)
Supplies, stationery and printing	121	110	11	10.0%
Software expense	74	61	13	21.3%
Other	430	397	33	8.3%

Total non-interest expense	$5,757	$6,485	($728)	(11.2%)

Years ending December 31,	2012	2011	$ increase (decrease)	% Increase (decrease)
Salaries and employee benefits	$6,560	$5,929	$631	10.6%
Occupancy and equipment	1,046	1,118	(72)	(6.4%)
Data processing expense	576	541	35	6.5%
Advertising and business development expense	405	265	140	52.8%
Foreclosed real estate expense	1,180	847	333	39.3%
Legal, auditing and other professional fees	542	368	174	47.3%
Regulatory related expenses	571	820	(249)	(30.4%)
Legal settlement expense	250	—	250	n/a
Other	1,552	1,023	529	51.7%

Total non-interest expense	$12,682	$10,911	$1,771	16.2%

Years ending December 31,	2011	2010	$ increase (decrease)	% Increase (decrease)
Salaries and employee benefits	$5,929	$5,773	$156	2.7%
Occupancy and equipment	1,118	1,211	(93)	(7.7%)
Data processing expense	541	667	(126)	(18.9%)
Advertising and business development expense	265	284	(19)	(6.7%)
Foreclosed real estate expense	847	1,240	(393)	(31.7%)
Legal, auditing and other professional fees	368	293	75	25.6%
Regulatory related expenses	820	992	(172)	(17.3%)
Other	1,023	1,046	(23)	(2.2%)

Total non-interest expense	$10,911	$11,506	($595)	(5.2%)

As shown in the tables above, the primary reasons for the fluctuations in non-interest expense from period to period are due to expenses related to foreclosed real estate. We also incurred a $250 expense on a legal settlement relating to certain loan documents in 2012. In addition, regulatory related expenses decreased over time due to lower FDIC (“Federal Deposit Insurance Corporation”) insurance premiums, which is the main component of regulatory related expenses. FDIC insurance premiums were lower during the periods presented above due to decreases in our subsidiary’s bank average assets and improved credit metrics.

Income Tax Provision

We recognized an income tax expense for the three months ended June 30, 2013 and 2012 of $825 and $248, respectively and $1,141 and $675 for the six months ended June 30, 2013 and 2012, respectively. Income tax expense for years ended December 31, 2012, 2011 and 2010 was $2,101, $2,020 and $782, respectively, an effective tax rate of 34.3%, 37.4% and 35.2%, respectively. See Note 12 in our audited consolidated financial statements included in this proxy statement/prospectus for additional discussion and analysis.

COMPARISON OF BALANCE SHEETS AT JUNE 30, 2013 AND DECEMBER 31, 2012 and 2011

Overview

Our total assets increased by $4,357, or 0.8%, from December 31, 2011 to December 31, 2012 and by $20,061, or 3.6%, from that date to June 30, 2013. The increase in our total assets was primarily funded by increases in our deposits.

Interest earnings deposits

Interest earning deposits, which is primarily comprised of Federal Reserve Bank deposits and federal funds sold, were $129,927 at June 30, 2013 (approximately 22.7% of total assets) as compared to $121,655 at December 31, 2012 (approximately 22.0% of total assets) and $99,045 (approximately 18.1% of total assets) at December 31, 2011. We use our available-for-sale securities portfolio, as well as federal funds sold and Federal Reserve Bank deposits for liquidity management and for investment yields. These accounts, as a group, will fluctuate as a function of loans outstanding.

Investment securities available for sale

We account for our securities at fair value and classify them as available for sale. Unrealized holding gains and losses are included as a separate component of shareholders’ equity, net of the effect of deferred income taxes.

If our management intends to sell or it is more likely than not we will be required to sell the security before recovery of our amortized cost basis, less any current period credit loss, the other than temporary impairment (“OTTI”) will be recognized in earnings equal to the entire difference between the investment’s amortized cost basis and its fair value at the balance sheet date. If our management does not intend to sell the security and it is not more likely than not that we will be required to sell the security before recovery of its amortized cost basis less any current period loss, the OTTI will be separated into the amount representing the credit loss and the amount related to all other factors. The amount of the total OTTI related to the credit loss is determined based on the present value of cash flows expected to be collected and is recognized in earnings. The amount of the total OTTI related to other factors is recognized in other comprehensive income, net of applicable taxes. The previous amortized cost basis less the OTTI recognized in earnings becomes the new amortized cost basis of the investment. The assessment of whether an OTTI decline exists involves a high degree of subjectivity and judgment and is based on the information available to our management at a point in time.

During 2013, 2012, and 2011, we had OTTI losses related to one mortgage backed security (“MBS”) and one interest-only strip. We had net impairment credit losses recognized as OTTI in earnings related to our securities of $12 and $59 for the six months ended June 30, 2013 and 2012, respectively. For years ended December 31, 2012, 2011 and 2010, net impairment credit losses recognized in earnings were $1,072, $195 and $-0-, respectively. No OTTI losses were incurred in the three month periods ended June 30, 2013 and 2012. The amount of OTTI related to factors other than credit losses recognized in other comprehensive income was $866, $75 and $-0- for years ended December 31, 2012, 2011 and 2010, respectively.

We will continue to evaluate the investment ratings in the securities portfolio, severity in pricing declines, market price quotes along with timing and receipt of amounts contractually due. Based upon these and other factors, the securities portfolio may experience further impairment.

The unrealized losses on five investment securities available for sale not deemed OTTI impaired were caused by interest rate changes. It is expected that the securities would not be settled at a price less that the par value of the investments. Because the decline in fair value is attributable to changes in interest rates and not credit quality, and because we have the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered OTTI.

Our available for sale portfolio totaled $53,828, $48,300 and $57,345 at June 30, 2013, December 31, 2012, and December 31, 2011, respectively, or 9%, 9% and 10%, respectively, of total assets. See the tables below for a summary of security type, maturity and average yield distributions.

We use our security portfolio primarily as a tool to manage our balance sheet, manage our regulatory capital ratios, as a source of liquidity and a base from which to pledge assets for repurchase agreements and public deposits. When our liquidity position exceeds expected loan demand, other investments are considered as a secondary earnings alternative. Typically, we remain relatively short-term in our decision to invest in certain securities. As these investments mature, they will be used to meet cash needs or will be reinvested to maintain a desired liquidity position. We have designated all of our securities as available for sale to provide flexibility, in case an immediate need for liquidity arises. We believe the composition of the portfolio offers flexibility in managing our liquidity position and interest rate sensitivity, without adversely impacting our regulatory capital levels. The available for sale portfolio is carried at fair value and had a net unrealized loss of approximately $857, $308 and $1,218 at June 30, 2013, December 31, 2012 and December 31, 2011, respectively.

We invest primarily in direct obligations of the United States, obligations guaranteed as to the principal and interest by the United States, MBSs, municipal securities and obligations of government sponsored entities and agencies of the United States. All of our MBSs are residential FNMA, FHLMC, and GNMA MBSs, except for two private label securities comprising less than 1% of MBSs. The Federal Home Loan Bank also requires equity investments to be maintained by us, which are shown separately in our consolidated balance sheet.

The tables below summarize the maturity distribution of securities, weighted average yield by range of maturities, and distribution of securities as of June 30, 2013.

	One year or less		Over one through five years		Over five through ten years		Over ten years		Total
AVAILABLE-FOR-SALE	$	%	$	%	$	%	$	%	$	%
US government sponsored entities and agencies	$3,531	2.25%	$—	—%	$3,762	1.96%	$—	—%	$7,293	2.10%
State, county, and municipal	—	—	2,057	3.15%	7,131	3.08%	2,635	3.70%	11,823	3.23%
Mortgage-backed securities	680	2.39%	21,784	3.01%	2,378	2.27%	7,277	2.93%	32,119	2.92%
Interest-only strips *	—	—	2,593	(24.31%)	—	—	—	—	2,593	(24.31%)

Total	$4,211	2.27%	$26,434	(0.23%)	$13,271	2.60%	$9,912	3.14%	$53,828	1.30%

*	The weighted average yield on interest-only strips is volatile. The yields are based on historical prepayment speeds; in a low or declining interest rate environment, prepayment speeds should increase resulting in shorter maturities and reduced total cash flows resulting in a lower yield. In a high or increasing rate environment, prepayment speeds should decrease resulting in longer maturities and increased total cash flows resulting in a higher yield. Based on the current interest rate environment at June 30, 2013 and our projections of future prepayment speeds we expect the interest-only strips to produce a positive yield in the fourth quarter of 2013. However, there can be no assurance that prepayment speeds will decline resulting in a positive yield.

Distribution of Investment Securities

	June 30, 2013		December 31, 2012		December 31, 2011
AVAILABLE-FOR-SALE	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
US government sponsored entities and agencies	$7,405	$7,293	$5,495	$5,552	$19,998	$20,079
State, county, and municipal taxable	12,222	11,823	10,049	10,361	1,156	1,163
Mortgage-backed securities	31,888	32,119	29,093	30,055	30,802	31,862
Interest-only strips	3,170	2,593	3,971	2,332	6,607	4,241

Total	$54,685	$53,828	$48,608	$48,300	$58,563	$57,345

For additional discussion on securities, see Note 2 of “Notes to Consolidated Financial Statements” included in this proxy statement/prospectus.

Loans

Lending-related income is the most important component of our net interest income and is a major contributor to profitability. The loan portfolio is the largest component of earning assets, and it therefore generates the largest portion of revenues. The absolute volume of loans and the volume of loans as a percentage of earning assets is an important determinant of net interest margin as loans are expected to produce higher yields than securities and other earning assets. Average loans during the three month period ending June 30, 2013, were $368,933, or 68% of average earnings assets, as compared to $363,848, or 69% of average earning assets, for the three month period ending June 30, 2012. Average loans during the six month period ending June 30, 2013, were $365,138, or 68% of average earnings assets, as compared to $362,764, or 69% of average earning assets, for the six month period ending June 30, 2012. Average loans during the year ended December 31, 2012, were $365,130, or 69% of average earning assets, as compared to $384,848, or 70% of average earning assets, for the year ending December 31, 2011. Total loans at June 30, 2013, December 31, 2012 and December 31, 2011 were $367,702, $359,078 and $364,032, respectively, an increase of $8,624, or 2.4%, between December 31, 2012 and June 30, 2013, and a decrease of $4,954, or 1.4%, between December 31, 2011 and December 31, 2012. This also represents a loan to total asset ratio of 64%, 65% and 66% and a loan to deposit ratio of 76%, 76% and 83%, at June 30, 2013, December 31, 2012 and December 31, 2011, respectively.

At June 30, 2013, approximately 65% are collateralized by real estate, 30% are commercial non real estate loans and the remaining 5% are consumer and other non real estate loans. The loans in our portfolio are further delineated as follows.

Residential real estate loans: These are single family home loans originated within our local market areas by employee loan officers. We do not use loan brokers to originate loans for our own portfolio, nor do we acquire loans outside of our geographical markets. The size of this portfolio is $17,681 representing approximately 5% of our total loans.

Commercial real estate loans: This is the largest category ($198,097) of our loan portfolio representing approximately 54% of our total loans. This category, along with commercial non real estate lending, is our primary business. There is no significant concentration by type of property in this category but there is a geographical concentration such that substantially all the properties are located within Florida, primarily southeast Florida. The borrowers are a mix of professionals, doctors, lawyers, and other small business people. Approximately 74% of these loans are owner occupied.

Commercial (“C&I”) loans: This category, along with commercial real estate loans, is our primary business; it represents approximately 30% of our total loan portfolio. As indicated by our subsidiary bank name, Gulfstream Business Bank, we are focused on business and commercial customers versus retail. The largest concentrations of our commercial customers include operating companies, medical practices, and high income, high net worth affluent real estate investors.

Construction and land development loans: We have no construction or development loans with national builders. We do business with local builders and developers that have typically been long time customers. This category represents approximately 6% ($23,142) of our total loan portfolio. The majority of this amount is land development, lots, and other land loans.

Loan concentrations are considered to exist where there are amounts loaned to multiple borrowers engaged in similar activities, which collectively could be similarly impacted by economic or other conditions and when the total of such amounts would exceed 25% of total capital. Due to the lack of diversified industry and the relative proximity of markets served, we have concentrations in geographic regions as well as in types of loans funded.

The tables below provide a summary of the loan portfolio composition and maturities for the periods provided below.

Types of Loans
	6/30/13	12/31/12	12/31/11
Real estate loans:
Residential	$17,681	$16,211	$19,404
Commercial	198,097	184,031	195,051
Construction and land development	23,142	30,331	25,906

Total real estate loans	238,920	230,573	240,361
Commercial	109,618	110,448	101,205
Consumer and other loans	19,660	18,556	22,976

Total loans — gross	368,198	359,577	364,542
Less: unearned fees/costs	(496)	(499)	(510)

Total loans	$367,702	$359,078	$364,032

The repayment of loans is a source of additional liquidity for us. The following table sets forth the loans maturing within specific intervals at June 30, 2013, excluding unearned net fees and costs.

Loan Maturity Schedule

	June 30, 2013
	0 – 12 Months	1 – 5 Years	Over 5 Years	Total
All loans other than construction and land development	$59,327	$147,563	$138,166	$345,056
Real estate — construction and land development	7,730	5,806	9,606	23,142

Total	$67,057	$153,369	$147,772	$368,198

Fixed interest rate	$26,868	$119,121	$63,902	$209,891
Variable interest rate	40,189	34,248	83,870	158,307

Total	$67,042	$153,369	$147,772	$368,198

The information presented in the above table is based upon the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity. Consequently, we believe this treatment presents fairly the maturity structure of the loan portfolio. See “Liquidity and Market Risk Management” for a discussion regarding the repricing structure of the loan portfolio.

Credit Quality and Allowance for Loan Losses

We maintain an allowance for loan losses that we believe is adequate to absorb probable incurred losses inherent in our loan portfolio. The allowance is increased by the provision for loan losses, which is a charge to current period earnings and decreased by loan charge-offs net of recoveries of prior period loan charge-offs. Loans are charged against the allowance when we believe collection of the principal is unlikely.

The allowance consists of two components. The first component consists of amounts reserved for impaired loans, as defined by ASC 310. Impaired loans are those loans that management has estimated will not repay as agreed pursuant to the loan contract. Each of these loans is required to have a written analysis supporting the amount of specific reserve allocated to the particular loan, if any. That is to say, a loan may be impaired (i.e. not expected to repay as agreed), but may be sufficiently collateralized such that we expect to recover all principle and interest eventually, and therefore no specific reserve is warranted.

The second component is a general reserve on all of our loans other than those identified as impaired and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced over the most recent eighteen months. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. The following portfolio segments have been identified:

Commercial (not collateralized by real estate)

Commercial real estate

Construction and land development

Residential real estate (primary and secondary mortgages)

Other consumer and other

The historical loss factors for each portfolio segment is adjusted for current internal and external environmental factors, as well as for certain loan grading factors. The environmental factors that we consider are listed below.

We consider changes in the levels of and trends in past due loans, non-accrual loans and impaired loans, and the volume and severity of adversely classified or graded loans.

We consider levels of and trends in charge-offs and recoveries.

We consider changes in the nature and volume of the portfolio and in the terms of loans.

We consider changes in lending policies, procedures and practices, including changes in underwriting standards and collection, charge-off, and recovery practices not considered elsewhere in estimating credit losses. We also consider changes in the quality of our loan review system.

We consider changes in the experience, ability, and depth of our lending management and other relevant staff.

We consider the existence and effect of any concentrations of credit, and changes in the level of such concentrations.

We consider changes in national, regional, and local economic and business conditions and developments that affect the collectibility of the portfolio, including the condition of various market segments (national and local economic trends and conditions).

The aggregate of these two components results in our total allowance for loan losses.

In the table below we have shown the components, as discussed above, of our allowance for loan losses at June 30, 2013 and December 31, 2012 and 2011.

	June 30, 2013			December 31, 2012			increase (decrease)
	loan balance	ALLL balance	%	loan balance	ALLL balance	%	loan balance	ALLL balance
Non impaired loans	$338,025	$6,420	1.90%	$327,862	$6,591	2.01%	$10,163	($171)	(11 bps	)
Impaired loans	30,173	7,420	24.59%	31,715	9,513	30.00%	(1,542)	(2,093)	(541 bps	)

Total loans	$368,198	$13,840	3.76%	$359,577	$16,104	4.48%	$8,621	($2,264)	(72 bps	)

	December 31, 2012			December 31, 2011			increase (decrease)
	loan balance	ALLL balance	%	loan balance	ALLL balance	%	loan balance	ALLL balance
Non impaired loans	$327,862	$6,591	2.01%	$334,226	$9,215	2.76%	($6,364)	($2,624)	(75 bps	)
Impaired loans	31,715	9,513	30.00%	30,316	7,824	25.81%	1,399	1,689	419 bps

Total loans	$359,577	$16,104	4.48%	$364,542	$17,039	4.67%	($4,965)	($935)	(19 bps	)

The general loan loss allowance (non impaired loans) decreased by $171, or 11 bps, to 1.90% of non-impaired loan balance outstanding as of June 30, 2013 as compared to 2.01% at the end of December 31, 2012. The general loan loss allowance decreased by $2,624, or 75 bps, to 2.01% of non-impaired loan balance outstanding as of December 31, 2012 as compared to 2.76% at the end of December 31, 2011. This is primarily due to changes in historical charge off rates.

The specific loan loss allowance (impaired loans) is the aggregate of the results of individual analyses prepared for each one of the impaired loans on a loan by loan basis.

We believe our allowance for loan losses was adequate at June 30, 2013. However, we recognize that many factors can adversely impact various segments of the Company’s market and customers, and therefore there is no assurance as to the amount of losses or probable losses which may develop in the future. The table below summarizes the changes in allowance for loan losses during the periods presented.

The table below sets forth the activity in the allowance for loan losses for the periods presented.

	Three month period ending	Six month period ending	Year ended	Year ended
	June 30, 2013	June 30, 2013	Dec 31, 2012	Dec 31, 2011
Balance, beginning of year	$13,970	$16,104	$17,039	$21,700
Loans charged-off:
Residential real estate	—	—	—	—
Commercial real estate	(54)	(79)	(1,866)	(4,500)
Construction & land development	—	(1,124)	(422)	(3,424)
Commercial & industrial	(112)	(2,049)	(578)	(2,025)
Consumer	—	(50)	(12)	(456)

Total loans charged-off	(166)	(3,432)	(2,878)	(10,405)
Recoveries on loans previously charged-off:
Residential real estate	—	—	4	7
Commercial real estate	9	49	488	157
Construction & land development	4	4	—	—
Commercial & industrial	22	36	80	319
Consumer	1	4	36	3

Total loan recoveries	36	93	608	486
Net charge-offs	(130)	(3,339)	(2,270)	(9,919)
Provision for loan losses charged to expense	—	1,075	1,335	5,258

Total allowance at end of period	$13,840	$13,840	$16,104	$17,039

	Three month period ending	Six month period ending	Year ended	Year ended
	June 30, 2013	June 30, 2013	Dec 31, 2012	Dec 31, 2011
Loans at period end	$367,702	$367,702	$359,078	$364,032
Average loans outstanding	368,933	365,138	365,130	384,848
Net charge-offs	130	3,339	2,270	9,919
Allowance for loan losses as percentage of year end loans	3.76%	3.76%	4.48%	4.67%
Net charge-offs as a percentage of average loans outstanding	0.14%	1.84%	0.62%	2.58%

Non-performing loans consist of non-accrual loans and loans past due 90 days or more and still accruing interest. Non-performing assets consist of non-performing loans plus (a) OREO (i.e. real estate acquired through foreclosure or deed in lieu of foreclosure); and (b) other repossessed assets that are not real estate. We place loans on non-accrual status when they are past due 90 days and management believes the borrower’s financial condition, after giving consideration to economic conditions and collection efforts, is such that collection of interest is doubtful. When we place a loan on non-accrual status, interest accruals cease and uncollected interest is reversed and charged against current income. The interest on these loans is accounted for on the cash-basis, or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The primary component of non-performing loans is non-accrual loans, which as of June 30, 2013 totaled $5,012. The other component of non-performing loans are loans past due greater than 90 days and still accruing interest. Loans which are past due greater than 90 days are placed on non-accrual status, unless they are both well secured and in the process of collection. We had no loans outstanding that were past due 90 days or more and still accruing interest at June 30, 2013.

At June 30, 2013, total OREO was $3,741 and is included in our non-performing assets (“NPA”). OREO is carried at the lower of cost or market less the estimated cost to sell. Further declines in real estate values can affect the market value of these assets. Any further decline in market value beyond its cost basis is recorded as a current expense in our Consolidated Statement of Earnings. At June 30, 2013, we had no repossessed assets other than real estate.

Interest income not recognized on non-accrual loans was approximately $27 and $86 for the three and six month periods ending June 30, 2013, respectively, and approximately $181 and $273for years ended December 31, 2012 and 2011, respectively.

The table below summarizes non performing loans and assets for the periods provided.

	June 30, 2013	Dec. 31, 2012	Dec. 31, 2011
Non-accrual loans	$5,012	$3,500	$8,076
Past due loans 90 days or more and still accruing interest	—	—	—

Total non-performing loans	5,012	3,500	8,076
Repossessed real estate (“OREO”)	3,741	4,658	5,929
Repossessed assets other than real estate	—	—	—

Total non-performing assets	$8,753	$8,158	$14,005

Total non-performing loans as a percentage of total loans	1.36%	0.97%	2.22%

Total non-performing assets as a percentage of total assets	1.53%	1.48%	2.56%

Allowance for loan losses as a percentage of non-performing loans	276%	460%	211%

We consider a loan to be impaired when it is probable that we will not be repaid as agreed pursuant to the contractual terms of the loan agreement. Once the loan has been identified as impaired, a written analysis is performed to determine if there is a potential for a loss. If it is probable that a loss may occur, a specific allowance, or a partial charge down, for that particular loan is then recognized. The loan is then placed on non-accrual status and included in non-performing loans. If the analysis indicates that a loss is not probable, then no specific allowance, or partial charge down, is recognized. If the loan is still accruing, it is not included in non-performing loans.

Loans that are monitored for impairment pursuant to ASC 310 generally include commercial, commercial real estate, and construction and land development loans greater than $250,000. Smaller homogeneous loans, such as single family first and second mortgages, consumer loans, and small business and commercial related loans are not generally subject to impairment monitoring pursuant to ASC 310, but are analyzed for potential losses based on historical loss factors, current environmental factors and to some extent loan grading.

Interest income recognized on impaired loans was approximately $344 and $642 for the three and six month periods ended June 30, 2013, respectively, and $1,558 and $2,003 for the years ended December 31, 2012 and 2011, respectively. The average recorded investment in impaired loans during the three and six month periods ended June 30, 2013 were $29,075 and $29,260, respectively, and $23,878 and $30,403 during the years ended December 31, 2012 and 2011, respectively.

In this current real estate environment it has become more common to restructure or modify the terms of certain loans under certain conditions. In certain circumstances it may be more beneficial to restructure the terms of a loan and work with the borrower for the benefit of both parties, versus forcing the property into foreclosure and having to dispose of it in an unfavorable real estate market. When we have modified the terms of a loan, we usually reduce the monthly payment and/or interest rate for generally twelve to 24 months. We have approximately $12,536 of troubled debt restructures (“TDRs”). Of this amount $11,890 are performing pursuant to their modified terms, and $646 are not performing and have been placed on non-accrual status and included in our non performing loans (“NPLs”). TDRs are included in our impaired loans, whether they are performing or not performing. Only non performing TDRs are included in our NPLs.

The table below summarizes our impaired loans and TDRs for the periods provided.

Impaired Loans and Troubled Debt Restructure (“TDRs”)

	June 30, 2013	Dec. 31, 2012	Dec, 31, 2011
Performing TDRs	$11,890	$9,733	$6,945
Non performing TDRs	646	2,150	4,209

Total TDRs	$12,536	$11,883	$11,154

Impaired loans that are not TDRs	$17,637	$19,832	$19,162
Impaired loans that are TDRs	12,536	11,883	11,154

Recorded investment in impaired loans	$30,173	$31,715	$30,316

Allowance for loan losses related to impaired loans	$7,420	$9,513	$7,824

TDRs as of June 30, 2013 quantified by loan type classified separately as accrual (performing loans) and non-accrual (non-performing loans) are presented in the table below.

TDRs	Accruing	Non-Accrual	Total
Real estate loans:
Residential	$—	$—	$—
Commercial	9,638	—	9,638
Construction and land development	—	—	—

Total real estate loans	9,638	—	9,638
Commercial	2,252	646	2,898
Consumer and other	—	—	—

Total TDRs	$11,890	$646	$12,536

Our policy is to return non-accrual TDR loans to accrual status when all the principal and interest amounts contractually due, pursuant to its modified terms, are brought current and future payments are reasonably assured. Our policy also considers the payment history of the borrower which is typically indicated by six months of prompt payments.

Loans are modified to minimize loan losses when we believe the modification will improve the borrower’s financial condition and ability to repay the loan. We typically do not forgive principal. We generally either reduce interest rates or decrease monthly payments for a temporary period of time and those reductions of cash flows are capitalized into the loan balance. We may also extend maturities, convert balloon loans to longer term amortizing loans, or vice versa, or change interest rates between variable and fixed rate. Each borrower and situation is unique and we try to accommodate the borrower and minimize the Company’s potential losses. Approximately 95% of our TDRs are current pursuant to their modified terms, and about $646, or approximately 5% of our total TDRs are not performing pursuant to their modified terms. There does not appear to be any significant difference in success rates with one type of concession versus another.

We are continually analyzing our loan portfolio in an effort to recognize and resolve our problem assets as quickly and efficiently as possible. While we believe we use the best information available at the time to make a determination with respect to the allowance for loan losses, we recognize that many factors can adversely impact various segments of our markets, and subsequent adjustments in the allowance may be necessary if future economic indications or other factors differ from the assumptions used in making the initial determination or if regulatory policies change. We continuously focus our attention on promptly identifying and providing for potential problem loans, as they arise.

The table below summarizes our accruing loans past due greater than 30 days and less than 90 days for the periods presented.

	June 30, 2013	Dec. 31, 2012	Dec. 31, 2011
past due loans 30-89 days	$1,431	$2,152	$3,361
as percentage of total loans	0.39%	0.60%	0.92%

Although the total allowance for loan losses is available to absorb losses from all loans, management allocates the allowance among loan portfolio categories for informational and regulatory reporting purposes. Regulatory examiners may require us to recognize additions to the allowance based upon the regulators’ judgments about the information available to them at the time of their examination, which may differ from our judgments about the allowance for loan losses.

While no portion of the allowance is in any way restricted to any individual loan or group of loans, and the entire allowance is available to absorb losses from any and all loans, the following table summarizes our allocation of allowance for loan losses by loan category and loans in each category as a percentage of total loans, for the periods presented.

	June 30, 2013		Dec. 31, 2012		Dec. 31, 2011
Real estate loans:
Residential	$102	5%	$97	5%	$739	5%
Commercial	8,412	54%	7,623	51%	8,693	54%
Construction and land development	1,055	6%	1,689	8%	1,394	7%

Total real estate loans	9,569	65%	9,409	64%	10,826	66%
Commercial loans	4,019	30%	6,395	31%	5,696	28%
Consumer and other loans	252	5%	300	5%	517	6%

Total	$13,840	100%	$16,104	100%	$17,039	100%

Bank Premises and Equipment

Bank premises and equipment was $5,928 at June 30, 2013 compared to $6,087 at December 31, 2012, a decrease of $159 or 2.6%. This amount is the result of purchases, net of dispositions, of $57 less $216 of depreciation expense. At December 31, 2011, bank premises and equipment was $6,304, a decrease of $217 during the twelve month period ended December 31, 2012. This decrease is the result of purchases, net of dispositions, of $233 less $450 of depreciation expense.

At June 30, 2013, we operated from four banking locations, including our main office, in three counties within Florida. We currently lease two banking locations and own the other two.

Deposits

Total deposits increased $12,359, or 3%, to $485,252 as of June 30, 2013, compared to $472,893 at December 31, 2012. During the year ended December 31, 2012, total deposits increased $35,524, or 8%, compared to $437,369 at December 31, 2011. Our strategy has been to attract and grow relationships in our core deposit accounts, which we define as non time deposits, and not aggressively seek deposits based on pricing. The tables below summarize selected deposit information for the periods indicated.

	June 30, 2013		Dec. 31, 2012		Dec. 31. 2011
Non time deposits	$389,051	80%	$370,018	78%	$329,898	75%
Time deposits	96,201	20%	102,875	22%	107,471	25%

Total deposits	$485,252	100%	$472,893	100%	$437,369	100%

Average deposit balance by type and average interest rates

	Three months ended		Six months ended		Twelve months ended		Twelve months ended
	June 30, 2013		June 30, 2013		December 31, 2012		December 31, 2011
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Non interest bearing demand deposits	$171,825	—%	$166,919	—%	$156,309	—%	$126,069	—%
NOW accounts	31,774	0.09%	31,888	0.09%	28,117	0.09%	24,222	0.10%
Money market accounts	175,573	0.25%	168,545	0.25%	163,446	0.32%	175,761	0.47%
Savings accounts	5,693	0.63%	6,358	0.57%	5,009	0.42%	7,489	0.60%
Time deposits	97,087	1.33%	98,937	1.34%	106,247	1.54%	117,984	1.96%

Total	$481,952	0.37%	$472,647	0.38%	$459,128	0.48%	$451,525	0.71%

Maturity of time deposits of $100,000 or more

	June 30, 2013	Dec. 31, 2012	Dec. 31, 2011
Three months or less	$17,266	$21,111	$21,353
Three through six months	9,667	4,273	8,157
Six through twelve months	11,302	12,320	11,105
Over twelve months	20,376	25,292	25,154

Total	$58,611	$62,996	$65,769

Repurchase Agreements

We enter into borrowing arrangements with retail business customers by agreements to repurchase (“repurchase agreements”) under which we pledge investment securities owned and under our control as collateral against the one-day borrowing arrangement. These arrangements are not transactions with investment bankers or brokerage firms, but rather, with several of our larger commercial customers who periodically have excess cash balances and do not want to keep those balances in non-interest bearing checking accounts. We offer an arrangement through a repurchase agreement whereby balances are transferred from a checking account into a repurchase agreement arrangement on which we will pay a daily adjustable interest rate typically correlated to the federal funds rate. The average interest rate paid during the six month period ended June 30, 2013 was approximately 0.11%.

The daily average balance of these short-term borrowing agreements for the three and six month periods ended June 30, 2013 was $7,411 and $6,329, respectively, and $5,385 and $4,815 for years ended December 31, 2012 and 2011, respectively. Interest expense for the same periods was approximately $2, $4, $6 and $8, respectively, resulting in an average rate paid of 0.11%, 0.11%, 0.12% and 0.12%, respectively. The following table summarizes our repurchase agreements for the periods presented.

Schedule of repurchase agreements

	Maximum outstanding at any month end	Average balance	Average interest rate during the period	Ending Balance	Weighted Average interest rate at period end
Three months ended June 30, 2013	$9,343	$7,411	0.11%	$9,343	0.11%
Six months ended June 30, 2013	$9,343	$6,329	0.13%	$9,343	0.11%
Year ended December 31, 2012	$6,481	$5,385	0.11%	$2,597	0.12%
Year ended December 31, 2011	$6,329	$4,815	0.17%	$4,710	0.12%

Federal Home Loan Bank advances

From time to time we borrow through Federal Home Loan Bank advances. At June 30, 2013 we had $5,000 in Federal Home Loan Bank advances. During the six month period ending June 30, 2013, these borrowings had a daily average balance of approximately $5,000. These accounts are summarized in the table below for the periods presented. For additional information refer to Note 4 in our “Notes to Consolidated Financial Statements” in the audited Consolidate Financial Statements included in this proxy statement/prospectus.

Schedule of Federal Home Loan Bank advances

	Maximum outstanding at any month end	Average balance	Average interest rate during the period	Ending Balance	Weighted Average interest rate at period end
Three months ended June 30, 2013	$5,000	$5,000	5.29%	$5,000	5.19%
Six months ended June 30, 2013	$5,000	$5,000	5.24%	$5,000	5.19%
Year ended December 31, 2012	$40,000	$16,462	4.72%	$5,000	5.19%
Year ended December 31, 2011	$45,000	$44,562	4.60%	$40,000	4.60%

Corporate debenture

We formed Gulfstream Bancshares Capital Trust I (the “Trust”) for the purpose of issuing trust preferred securities. On December 1, 2004, we issued a floating rate corporate debenture in the amount of $7,000. The Trust used the proceeds from the issuance of a trust preferred security to acquire the corporate debenture of the Company. The trust preferred security essentially mirrors the corporate debenture, carrying a cumulative preferred dividend at a variable rate equal to the interest rate on the corporate debenture (three month LIBOR plus 190 basis points). The corporate debenture and the trust preferred security each have 30-year lives. The trust preferred security and the corporate debenture are callable by the Company or the Trust, at their respective option, subject to prior approval by the Federal Reserve Board, if then required. The Company has treated the trust preferred security as Tier 1 capital up to the maximum amount allowed under the Federal Reserve guidelines for federal regulatory purposes.

We formed Gulfstream Bancshares Capital Trust II (the “Trust”) for the purpose of issuing trust preferred securities. On December 28, 2006, we issued a fixed rate corporate debenture in the amount of $3,000. The Trust used the proceeds from the issuance of a trust preferred security to acquire the corporate debenture of the Company. The trust preferred security essentially mirrors the corporate debenture, carrying a cumulative preferred dividend at a fixed rate equal to the interest rate on the corporate debenture of 6.732% at time of issuance (5.032% plus 170 basis points). On March 6, 2012, the corporate debenture changed from fixed rate to variable rate with an interest rate equal to three month LIBOR plus 170 basis points. The corporate debenture and the trust preferred security each have 30-year lives. The trust preferred security and the corporate debenture are callable by the Company or the Trust, at their respective option, subject to prior approval by the Federal Reserve Board, if then required. The Company has treated the trust preferred security as Tier 1 capital up to the maximum amount allowed under the Federal Reserve guidelines for federal regulatory purposes.

Liquidity and Market Risk Management

Market and public confidence in our financial strength and financial institutions in general will largely determine our access to appropriate levels of liquidity. This confidence is significantly dependent on our ability to maintain sound asset quality and appropriate levels of capital reserves.

Liquidity is defined as the ability to meet anticipated customer demands for funds under credit commitments and deposit withdrawals at a reasonable cost and on a timely basis. We measure our liquidity position by giving consideration to both on- and off-balance sheet sources of and demands for funds on a daily and weekly basis.

Liquidity risk involves the risk of being unable to fund assets with the appropriate duration and rate-based liabilities, as well as the risk of not being able to meet unexpected cash needs. Liquidity planning and management are necessary to ensure the ability to fund operations cost-effectively and to meet current and future potential obligations such as loan commitments, lease obligations, and unexpected deposit outflows. In this process, we focus on both assets and liabilities and on the manner in which they combine to provide adequate liquidity to meet our needs.

Interest rate sensitivity refers to the responsiveness of interest-earning assets and interest-bearing liabilities to changes in market interest rates. The rate sensitive position, or gap, is the difference in the volume of rate-sensitive assets and liabilities, at a given time interval, including both floating rate instruments and instruments which are approaching maturity. The measurement of our interest rate sensitivity, or gap, is one of the principal techniques we use in our asset/liability management effort. The asset mix of our balance sheet is evaluated continually in terms of several variables: yield, credit quality, and appropriate funding sources and liquidity. Management of the liability mix of the balance sheet focuses on expanding the various funding sources.

Our gap and liquidity positions are reviewed periodically to determine whether or not changes in policies and procedures are necessary to achieve financial goals. At June 30, 2013, approximately 43% of total gross loans were adjustable rate. Approximately 60% of our investment securities ($32,119 fair value) are invested in U.S. Government Agency mortgage backed securities. Although most of these have maturities in excess of five years, these are amortizing instruments that generate cash flows each month. The duration (average life of expected cash flows) of our securities at June 30, 2013 was approximately 4.7 years. Deposit liabilities, at that date, consisted of approximately $43,795 (9%) in NOW accounts, $184,117 (38%) in money market accounts and savings, $96,201 (20%) in time deposits and $161,140 (33%) in non-interest bearing demand accounts.

The table below presents the market risk associated with our financial instruments. In the “Rate Sensitivity Analysis” table, rate sensitive assets and liabilities are shown by repricing periods.

RATE SENSITIVITY ANALYSIS

June 30, 2013

	0-1Yr	1-2Yrs	2-3Yrs	3-4Yrs	4-5Yrs	5Yrs+	Total
Interest earning assets
Fixed rate loans (1)	$50,127	$30,594	$28,517	$69,743	$27,194	$3,716	$209,891
Variable rate loans (1)	135,362	5,686	4,983	9,094	1,095	2,087	158,307
Investment securities (2)	10,148	4,654	5,678	9,071	16,566	8,568	54,685
Federal funds sold and other (3)	129,927	—	—	—	—	—	129,927
Other earning assets (4)	885	—	—	—	—	—	885

Total interest earning assets	$326,449	$40,934	$39,178	$87,908	$44,855	$14,371	$553,695

Interest bearing liabilities
NOW accounts	$43,795	$—	$—	$—	$—	$—	$43,795
Money market accounts	179,048	—	—	—	—	—	179,048
Savings accounts	5,069	—	—	—	—	—	5,069
Time deposits (5)	60,580	24,425	3,203	7,993	—	—	96,201
Repurchase agreements (6)	9,343	—	—	—	—	—	9,343
Federal Home Loan Bank advances	—	—	—	—	5,000	—	5,000
Corporate debentures	10,310	—	—	—	—	—	10,310

Total interest bearing liabilities	$308,145	$24,425	$3,203	$7,993	$5,000	$—	$348,766

Interest sensitivity gap	18,303	16,509	35,975	79,915	39,855	14,371
Cumulative gap	18,303	34,812	70,787	150,702	190,557	204,928
Cumulative gap RSA/RSL (7)	1.06	1.10	1.21	1.44	1.55	1.59

(1)	Loans are shown at gross values and do not include $496 of net deferred origination fees and costs.
(2)	Securities are shown at amortized cost. Includes $31,888 (amortized cost basis) of mortgage backed securities of which the majority are fixed rate. Although most have maturities greater than five years, these are amortizing instruments which generate cash flows on a monthly basis. Estimated fair value of securities at June 30, 2013 is approximately $53,828.
(3)	Includes Federal Funds sold and interest bearing deposits at the Federal Reserve Bank.
(4)	Includes Federal Home Loan Bank stock.
(5)	Time deposits are shown at carrying value.
(6)	Includes securities sold under agreements to repurchase. These are short-term borrowings, generally overnight, from our retail business customers.
(7)	Rate sensitive assets (RSA) divided by rate sensitive liabilities (RSL), cumulative basis.

As stated earlier, the rate sensitivity table above summarizes our interest earning assets and interest bearing liabilities by repricing periods at a point in time. It does not include assumptions about sensitivity to changes in various interest rates by asset or liability type, correlation between macro environment market rates and specific product types, lag periods, cash flows or other assumptions and projections. However, in addition to static gap analysis, Gulfstream Business Bank also uses simulation models to estimate the sensitivity of its net interest income to changes in interest rates. Simulation is a better technique than gap analysis because variables are changed for the various rate conditions. Each category’s interest change is calculated as rates ramp up and down. In addition, the repayment speeds and repricing speeds are changed. Rate Shock is a method for stress testing the net interest margin over the next four quarters under several rate change levels. These levels span in 100bps increments up and down from the current interest rates. In order to simulate activity, maturing balances are replaced with the new balances at the new rate level, and repricing balances are adjusted to the new rate shock level. The interest is recalculated for each level along with the new average yield. Net interest margin is then calculated and a margin risk profile is developed. The results of these calculations, as of June 30, 2013 looking four quarters into the future, for Gulfstream Business Bank, is summarized in the table below.

change in interest rates	-300 bps	-200 bps	-100 bps	0 bps	+100 bps	+200 bps	+300 bps
resulting effect on net interest income (a)	-9.4%	-9.2%	-5.0%	current	+3.9%	+9.5%	+15.0%

(a)	The percentage change in each of these boxes represents a percentage change from the net interest income (dollars) that the models projected for the next four quarters. To put this in perspective, as an example, our net interest income for the six month period ended June 30, 2013 was $8,647. Assuming a 100bps decrease in rates, our model is suggesting that our net interest income would decrease by 5.0%, or approximately $432. Likewise, assuming a 100bps increase in rates, our model is suggesting that our net interest income would increase by 3.9%, or approximately $337. It is important to reiterate again, that these models are built on a multitude of assumptions and predictions. This is not an exact science. The benefit that we see is measuring our overall interest rate risk profile. Although we are by no means suggesting the exactness of the numbers above, what we see as a take away is that in general, it appears that if market interest rates increase, it would suggest a benefit to our net interest income. If market interest rates decrease, it would suggest a negative effect on our net interest income. We believe that our interest rate risk is manageable and under control as of June 30, 2013.

Managing interest rate risk is a dynamic process. Our philosophy is to not try to guess the market in either direction. We do not want to be excessively assets sensitive or excessively liability sensitive. We try to manage our asset/liability portfolio with the goal of optimizing our yield without taking on excessive interest rate risk.

Contractual Obligations

While our liquidity monitoring and management considers both present and future demands for and sources of liquidity, the following table of contractual commitments focuses only on our future obligations. In the table, all deposits with indeterminate maturities, such as demand deposits, checking accounts, savings accounts and money market accounts, are presented as having a maturity of one year or less.

(in thousands of dollars)	June 30, 2013
	Total	Due in one year or less	Due over one year and less than three years	Due over three years and less than five years	Due over five Years

Contractual commitments:
Deposit maturities	$485,252	$449,632	$27,628	$7,992	$—
Securities sold under agreements to repurchase	9,343	9,343	—	—	—
Corporate debenture	10,310	—	—	—	10,310
Federal Home Loan Bank advances	5,000	—	—	5,000	—
Deferred compensation	5,764	1,205	685	268	3,606
Operating lease obligations	305	155	150	—	—

Total	$515,974	$460,335	$28,463	$13,260	$13,916

Primary Sources and Uses of Funds

Our primary sources and uses of funds during the six months period ending June 30, 2013 are summarized in the table below.

$6,478	mortgage backed securities pay-downs
2,000	calls and maturities of securities
159	Redemption of Federal Home Loan Bank stock
2,288	proceeds from the sale of foreclosed real estate
3,673	net cash from operations
12,359	increase in deposits
6,746	net increase in other borrowings
115	Proceeds from the exercise of stock options

$33,818	Total sources of funds

$15,169	purchases of securities
13,205	increase in loans, net
5,201	net increase in cash and cash equivalents
56	purchase equipment
187	Series D preferred stock dividend requirements

$33,818	Total uses of funds

Capital Resources

Total stockholders’ equity at June 30, 2013 was $59,243, or 10.4% of total assets compared to $57,638, or 10.4% of total assets at December 31, 2012. The $1,605 increase was the result of the following items: net income of $1,898, plus stock based compensation expense of $83, plus issuance of common stock related to compensation plans of $115, plus change in fair value of cash flow hedges of $38, less net change in unrealized losses in securities available for sale equal to $342, less $187 of preferred stock dividend requirement.

The bank regulatory agencies have established risk-based capital requirements for banks. These guidelines are intended to provide an additional measure of a bank’s capital adequacy by assigning weighted levels of risk to asset categories. Banks are also required to systematically maintain capital against such “off- balance sheet” activities as loans sold with recourse, loan commitments, guarantees and standby letters of credit. These guidelines are intended to strengthen the quality of capital by increasing the emphasis on common equity and restricting the amount of loan loss reserves and other forms of equity such as preferred stock that may be included in capital. Our subsidiary Bank’s objective is to maintain its current status as a “well-capitalized institution” as that term is defined by its regulators.

Under the terms of the guidelines, banks must meet minimum capital adequacy based upon both total assets and risk-adjusted assets. All banks are required to maintain a minimum ratio of total capital to risk-weighted assets of 8%, a minimum ratio of Tier 1 capital to risk-weighted assets of 4% and a minimum ratio of Tier 1 capital to average assets of 4% (“leverage ratio”). Adherence to these guidelines has not had an adverse impact on our Company. In addition, Gulfstream Business Bank has placed a self-imposed voluntary target that it will maintain a Tier 1 leverage ratio (Tier 1 Capital divided by average assets) of at least 8%, and has communicated that to the FDIC, its primary regulatory agency. The FDIC has not placed any restrictions or targets upon our Company’s subsidiary bank.

Selected capital ratios at June 30, 2013 and December 31, 2012 and 2011 were as follows:

Gulfstream Bancshares, Inc. (the Company)	Actual		Capital Adequacy		Excess
	Amount	Ratio	Amount	Ratio	Amount
June 30, 2013
Total capital (to risk weighted assets)	$73,113	18.5%	$31,683	>8%	$41,430
Tier 1 capital (to risk weighted assets)	68,053	17.2%	15,842	>4%	52,211
Tier 1 capital (to average assets)	68,053	12.1%	22,550	>4%	45,503

December 31, 2012
Total capital (to risk weighted assets)	$71,542	18.3%	$31,235	>8%	$40,307
Tier 1 capital (to risk weighted assets)	66,523	17.0%	15,617	>4%	50,906
Tier 1 capital (to average assets)	66,523	12.1%	21,912	>4%	44,611

December 31, 2011
Total capital (to risk weighted assets)	$66,424	16.9%	$31,418	>8%	$35,006
Tier 1 capital (to risk weighted assets)	61,365	15.6%	15,709	>4%	45,656
Tier 1 capital (to average assets)	61,365	11.2%	21,972	>4%	39,393

Gulfstream Business Bank	Actual		Well capitalized		Excess
	Amount	Ratio	Amount	Ratio	Amount
June 30, 2013
Total capital (to risk weighted assets)	$72,572	18.3%	$39,580	>10%	$32,992
Tier 1 capital (to risk weighted assets)	67,505	17.1%	23,748	>6%	43,757
Tier 1 capital (to average assets)	67,505	11.9%	28,263	>5%	39,242

December 31, 2012
Total capital (to risk weighted assets)	$70,621	18.1%	$39,005	>10%	$31,616
Tier 1 capital (to risk weighted assets)	65,724	16.9%	23,403	>6%	42,321
Tier 1 capital (to average assets)	65,724	12.0%	27,462	>5%	38,262

December 31, 2011
Total capital (to risk weighted assets)	$65,690	16.7%	$39,239	>10%	$26,451
Tier 1 capital (to risk weighted assets)	60,626	15.5%	23,543	>6%	37,083
Tier 1 capital (to average assets)	60,626	11.0%	27,525	>5%	33,051

Effects of Inflation and Changing Prices

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on the performance of a financial institution than the effects of general levels of inflation. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. In addition, inflation affects financial institutions’ increased cost of goods and services purchased, the cost of salaries and benefits, occupancy expense, and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect liquidity, earnings, and shareholders’ equity. Commercial and other loan originations and refinancings tend to slow as interest rates increase, and can reduce our earnings from such activities.

Off-Balance Sheet Arrangements

We generally do not have any off-balance sheet arrangements, other than approved and unfunded loans and letters and lines of credit to our customers in the ordinary course of business.

Accounting Pronouncements

Refer to Note 1 in our Notes to Consolidated Financial Statements for a discussion on the effects of new accounting pronouncements.

Security Ownership of Certain Beneficial Owners and Management of Gulfstream

The following table sets forth the beneficial ownership of Gulfstream common stock and Series A Preferred as of                     , 2013 by: (i) each person or entity who is known by Gulfstream to beneficially own more than 5% of the outstanding shares of Gulfstream common stock; (ii) each director and executive officer of Gulfstream and Gulfstream Business Bank; and (iii) all directors and executive officers of Gulfstream as a group. Gulfstream is not aware of any person who beneficially owns 5% or more of the aggregate Gulfstream common stock and Series A Preferred, except for John E. Tranter, whose beneficial ownership of Gulfstream common stock is set forth in the following table.

The percentage of beneficial ownership is calculated in relation to the 1,566,814 shares of Gulfstream common stock and the 155,629 shares of Series A Preferred that were issued and outstanding as of                     , 2013 (since such shares have voting rights as to the Merger and also convert to shares of common stock at the closing of the Merger). Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, and includes shares issuable pursuant to the exercise of stock options or warrants that are exercisable within 60 days of                     , 2013. There are stock options outstanding for 197,026 common shares of Gulfstream at                      , 2013. Of this amount, 123,199 are owned and exercisable by the directors and executive officers listed below within 60 days of                     , 2013. Unless otherwise indicated, to Gulfstream’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Beneficial Owner	Number of shares of Gulfstream Common Stock and Series A Preferred Beneficially Owned		Percent of Outstanding Shares of Gulfstream Common Stock and Series A Preferred

Director:
John E. Tranter	152,595	(a)	8.67%
Michael F. Ciferri	69,871	(b)	4.05%
J. Michael Callaway	40,025	(c)	2.32%
Gene B. Goldin	16,828	(d)	0.98%
Robert S. Kramer	30,508	(e)	1.77%
Thomas P. Lucido	28,579	(f)	1.66%
James F. Mondello	15,653	(g)	0.91%
Douglas B. Porter	49,191	(h)	2.85%
Daniel R. Richey	11,286	(i)	0.66%

Executive Officers:
John E. Tranter	152,595	(a)	8.67%
Brian F. Avril	16,699	(j)	0.96%
Leo A. Bondi	9,572	(k)	0.56%
George E. Haley	34,427	(l)	1.98%
Jocelyn Lane	17,444	(m)	1.01%
Tamera Roncaglione	6,911	(n)	0.40%
Roy M. Warren	31,211	(o)	1.79%
All Directors and Executive Officers as a group (15 individuals)	530,800		28.76%

Other 5% owners not listed above	none

(a)	John E. Tranter. The nature of his beneficial ownership is as follows: 108,357 shares are owed individually and by his IRA, 1,800 shares are owned as custodian for minor children, 4,131 shares are owned as Series A Preferred and 38,307 shares represent presently exercisable stock options.
(b)	Michael F. Ciferri. The nature of his beneficial ownership is as follows: 33,978 shares are owned individually, 33,500 shares are owned by a corporation, a partnership and a trust he controls, 541 shares are owned as Series A Preferred and 1,852 shares represent presently exercisable stock options.
(c)	J. Michael Callaway. The nature of his beneficial ownership is as follows: 36,753 shares are owned jointly with his spouse and 3,272 shares represent presently exercisable stock options.
(d)	Gene B. Goldin. The nature of his beneficial ownership is as follows: 4,863 shares are owned jointly with his spouse, 9,121 shares are owned by a trust he controls, 999 shares are owned as Series A Preferred and 1,845 shares represent presently exercisable stock options.
(e)	Robert S. Kramer. The nature of his beneficial ownership is as follows: 19,151 shares are owned jointly with his spouse, 4,500 shares are owned by his IRA, 3,750 shares are owned as custodian for minor children, 1,250 shares are owned as Series A Preferred and 1,857 shares represent presently exercisable stock options.
(f)	Thomas P. Lucido. The nature of his beneficial ownership is as follows: 1,978 shares are owned jointly with his spouse, 24,769 shares are owned individually and 1,832 shares represent presently exercisable stock options.
(g)	James F. Mondello. The nature of his beneficial ownership is as follows: 11,311 shares are owned by a Trust he controls, 1,250 shares are owned as Series A Preferred and 3,092 shares represent presently exercisable stock options.
(h)	Douglas B. Porter. The nature of his beneficial ownership is as follows: 10,416 shares are owned individually, 34,473 shares are owned by a corporation he controls, 1,250 shares are owned as Series A Preferred and 3,052 shares represent presently exercisable stock options.
(i)	Daniel R. Richey. The nature of his beneficial ownership is as follows: 586 shares are owned jointly with his spouse, 2,701 shares are owned by his IRA, 4,392 shares are owned by corporations he controls, 1,381shares are owned as Series A Preferred and 2,226 shares represent presently exercisable stock options.
(j)	Brian F. Avril. The nature of his beneficial ownership is as follows: 200 shares are owned jointly with his spouse and 16,499 shares represent presently exercisable stock options.
(k)	Leo A. Bondi. The nature of his beneficial ownership is as follows: 4,139 shares are owned individually, 1,681 shares are owned as Series A Preferred and 3,752 shares represent presently exercisable stock options.
(l)	George E. Haley. The nature of his beneficial ownership is as follows: 5,094 shares are owned jointly with his spouse, 4,085 shares are owned by his IRA, 7,989 shares are owned individually, 1,760 shares are owned as Series A Preferred and 15,499 shares represent presently exercisable stock options.
(m)	Jocelyn Lane. The nature of her beneficial ownership is as follows: 4,500 shares are owned individually, 1,500 shares are owned by a Trust she controls, 2,361 shares are owned as Series A Preferred and 9,083 shares represent presently exercisable stock options.
(n)	Tamera Roncaglione. The nature of her beneficial ownership is as follows: 1,870 shares are owned individually, 1,175 shares are owned as Series A Preferred and 3,866 shares represent presently exercisable stock options.
(o)	Roy M. Warren. The nature of his beneficial ownership is as follows: 3,098 shares are owned jointly with his spouse, 2,540 shares are owned by his IRA, 7,223 shares are owned individually, 1,185 shares are owned as Series A Preferred and 17,165 shares represent presently exercisable stock options.

DESCRIPTION OF CENTERSTATE’S CAPITAL STOCK

General

As of September 30, 2013, the authorized capital stock of CenterState consisted of 100,000,000 shares of common stock, 30,112,475 of which were outstanding and held by approximately 779 shareholders of record. The articles of incorporation also authorize CenterState to issue up to 5,000,000 shares of preferred stock, none of which are outstanding.

The following discussion is a brief summary of certain rights relating to CenterState common stock and preferred stock, as determined by the articles and the bylaws of CenterState. The following discussion is not intended to be a complete description of such capital stock and is qualified in its entirety by reference to governing laws and the Articles and CenterState bylaws.

Common Stock

Holders of common stock are entitled to receive such dividends as may from time to time be declared by the Board of Directors of CenterState out of funds legally available therefor. Holders of common stock are entitled to one vote per share on all matters on which the holders are entitled to vote and do not have any cumulative votes in the election of Directors. Holders of common stock have no conversion, redemption, preemptive, or sinking fund rights. In the event of a liquidation, dissolution or winding-up of CenterState, holders of common stock are entitled to share equally and ratably in the assets of CenterState, if any, remaining after the payment of all debts and liabilities of CenterState, as well as any prior rights of payment to holders of shares of preferred stock.

Preferred Stock

Under CenterState’s articles of incorporation, it is authorized to issue up to 5,000,000 shares of preferred stock, none of which are outstanding. As to the shares of preferred stock, CenterState’s board of directors has the authority, without approval of CenterState’s shareholders, from time to time to authorize the issuance of such stock in one or more series for such consideration and, within certain limits, with such relative rights, preferences and limitations as CenterState’s board of directors may determine. A series of preferred stock upon issuance will have preference over CenterState common stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or dissolution of CenterState. The relative rights, preferences and limitations that CenterState’s board of directors has the authority to determine as to any such series of such stock include, among other things, dividend rights, voting rights, conversion rights, redemption rights, and liquidation preferences. Because CenterState’s board of directors has the power to establish the relative rights, preferences and limitations of each series of such stock, it may afford to the holders of any such series, preferences and rights senior to the rights of the holders of the shares of common stock, as well as the shares of preferred stock to be issued in the reclassification transaction. Although CenterState’s board of directors has no intention at the present time of doing so, it could cause the issuance of any additional shares of preferred stock that could discourage an acquisition attempt or other transactions that some, or a majority of, the shareholders might believe to be in their best interests or in which the shareholders might receive a premium for their shares of common stock over the market price of such shares.

Transfer Agent and Registrar

The transfer agent and registrar for the CenterState common stock is Continental Stock Transfer and Trust Company.

COMPARISON OF SHAREHOLDER RIGHTS

CenterState and Gulfstream are each incorporated under the laws of the State of Florida and, accordingly, the rights of their shareholders are governed by Florida law and their respective articles of incorporation and bylaws. After the merger, the rights of former shareholders of Gulfstream who receive shares of CenterState common stock in the merger will be determined by reference to CenterState’s articles of incorporation and bylaws and Florida law. Set forth below is a description of the material differences between the rights of Gulfstream shareholders and CenterState shareholders.

	GULFSTREAM	CENTERSTATE
Capital Stock	Holders of Gulfstream capital stock are entitled to all the rights and obligations provided to capital shareholders under the FBCA and Gulfstream’s articles of incorporation and bylaws.	Holders of CenterState capital stock are entitled to all the rights and obligations provided to capital shareholders under the FBCA and CenterState’s articles of incorporation and bylaws.

Authorized	Gulfstream’s authorized capital stock consists of 3,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share (200,000 of which are designated as Series A Preferred and 7,500 shares of which have been designated as Non-Cumulative Perpetual Preferred Stock, Series D).	CenterState’s authorized capital stock consists of 100,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, stated value $.01 per share.

Outstanding	As of , 2013, there were shares of Gulfstream voting common stock outstanding, 155,629 shares of Series A Preferred outstanding, and 7,500 shares of Non-Cumulative Perpetual Preferred Stock, Series D outstanding.	As of , 2013, there were shares of CenterState common stock outstanding and no shares of CenterState preferred stock outstanding.

Voting Rights	Holders of Gulfstream voting common stock generally are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders. Holders of Series A Preferred do not have voting rights, except as provided by law, and except that they are entitled to vote upon any merger or share exchange (in which event they will have on vote for each share of Series A Preferred) and will vote together with the holders of common stock as a single class, and not as a separate class.	Holders of CenterState common stock generally are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders.

Cumulative Voting	No shareholder has the right of cumulative voting in the election of directors.	No shareholder has the right of cumulative voting in the election of directors.

Stock Transfer Restrictions	None.	None.

	GULFSTREAM	CENTERSTATE
Dividends

Under the FBCA, a corporation may make a distribution, unless after giving effect to the distribution:

•   the corporation would not be able to pay its debts as they come due in the usual course of business; or

•   the corporation’s assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Under the FBCA, a corporation’s redemption of its own common stock is deemed a distribution.

Holders of CenterState common stock are subject to the same provisions of the FBCA.

Number of Directors	Gulfstream’s bylaws provide that the number of directors serving on the Gulfstream board of directors shall be such number as determined from time to time by the board of directors.	CenterState’s bylaws provide that the number of directors serving on the CenterState board of directors shall be such number as determined from time to time by the board of directors.

	There are currently nine directors serving on the Gulfstream board of directors.	There are currently eleven directors serving on the CenterState board of directors.

	The Gulfstream board of directors is divided into three classes, with the members of each class of directors serving staggered three-year terms and with approximately one-third of the directors being elected annually. As a result, it would take a dissident shareholder or shareholder group at least two annual meeting of shareholders to replace a majority of the directors of Gulfstream. Each director holders office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such director’s death, resignation or removal.	CenterState directors are elected annually and each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such director’s death, resignation or removal.

	GULFSTREAM	CENTERSTATE
Election of Directors	Under the FBCA, unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election of directors at a meeting at which a quorum is present. Gulfstream’s articles of incorporation do not otherwise provide for the vote required to elect directors.	CenterState directors are similarly elected in accordance with the FBCA and its articles of incorporation do not otherwise provide for the vote required to elect directors.

Removal of Directors	Gulfstream’s bylaws provide that at any meeting of shareholders called expressly for that purpose, directors may be removed, with or without cause.	CenterState’s bylaws have similar provisions.

Vacancies on the Board of Directors	Gulfstream’s bylaws provide that vacancies in the Gulfstream board of directors may be filled by the affirmative vote of the majority of the remaining directors (even if less than a quorum). A director appointed to fill a vacancy shall hold office only until the next election of directors by the shareholders.	CenterState’s bylaws have similar provisions.

Action by Written Consent	Gulfstream’s bylaws provide that Gulfstream shareholders may act by written consent of the holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote on the action were present and voted.	CenterState’s bylaws do not provide for shareholders to act by written consent.

Advance Notice Requirements for Shareholder Nominations and Other Proposals	Neither Gulfstream’s articles of incorporation nor Gulfstream’s bylaws provide a means for shareholders to nominate candidates for election as Gulfstream directors.

CenterState’s Nomination and Shareholder Communication Policy provides that a shareholder who desires to nominate a person for election to the CenterState board of directors at a meeting of shareholders and who is eligible to make such nomination must give written notice of the proposed nomination to the Secretary of CenterState at the principal executive office of CenterState not less than 120 calendar days in advance of the date which is one year later than the date of CenterState’s proxy statement released to shareholders in connection with the previous year’s annual meeting of shareholders.

Shareholder nominations and proposals are not otherwise addressed in CenterState’s articles of incorporation or bylaws.

	GULFSTREAM	CENTERSTATE
Notice of Shareholder Meeting	Notice of each shareholder meeting must be given to each shareholder entitled to vote not less than 10, nor more than 60, days before the date of the meeting.	CenterState’s bylaws have similar notice provisions.

Amendments to Charter	Gulfstream’s articles of incorporation may be amended in accordance with the FBCA. Under the FBCA, amendments to a corporation’s articles of incorporation must be approved by a corporation’s board of directors and holders of a majority of the outstanding stock of a corporation entitled to vote thereon and, in cases in which class voting is required, by holders of a majority of the outstanding shares of such class. The board of directors must recommend the amendment to the shareholders, unless the board of directors determines that, because of a conflict of interest or other special circumstances, it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment.	CenterState’s articles of incorporation similarly may be amended in accordance with the FBCA.

Amendments to Bylaws	Gulfstream’s bylaws may be amended by the directors. Under the FBCA, Gulfstream’s shareholders, by majority vote of all of the shares having voting power, may amend or repeal the bylaws even though they may also be amended or repealed by the Gulfstream board of directors.	CenterState’s bylaws have similar provisions.

Special Meeting of Shareholders	Gulfstream’s bylaws provide that special meetings of the shareholders may be called by the Gulfstream board of directors or by the Chairman or the President of Gulfstream or when requested in writing by the holders of at least 10% of the shares entitled to be voted at such meeting. A meeting requested by shareholders must be called for a date not less than 10%, nor more than sixty 60, days after the shareholder request for such meeting. The call for a special meeting of shareholders shall be issued by the Secretary, unless the Chairman, the President, board of directors or the shareholders requesting the calling of the meeting designate another person to do so.	CenterState’s bylaws have similar provisions, except that, when requested by shareholders, it must be by the holders of at least one-third of the shares entitled to be voted at such meeting.

	GULFSTREAM	CENTERSTATE
Quorum	A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at any shareholder meeting.	CenterState bylaws have a similar provision.

Proxy	Under the FBCA and Gulfstream’s bylaws, a proxy is valid for 11 months unless a longer period in expressly provided in the appointment form.	CenterState bylaws have a similar provision.

Preemptive Rights	Under the FBCA, shareholders do not have preemptive rights unless the corporation’s articles of incorporation provide otherwise. Gulfstream’s articles of incorporation do not provide for preemptive rights.	CenterState’s shareholders similarly do not have preemptive rights.

Shareholder Rights Plan/Shareholders’ Agreement	Gulfstream does not have a rights plan. Neither Gulfstream nor Gulfstream shareholders are parties to a shareholders’ agreement with respect to Gulfstream’s capital stock.	CenterState does not have a rights plan. Neither CenterState nor CenterState shareholders are parties to a shareholders’ agreement with respect to CenterState’s capital stock.

Indemnification of Directors and Officers	Gulfstream’s bylaws provide for indemnification coverage for its present and former directors, officers, employees and agents in accordance with that provided under the FBCA.	CenterState’s bylaws provide that CenterState may indemnify its current and former directors, officers, employees and agents in accordance with that provided under the FBCA.

Certain Business Combination Restrictions	Gulfstream’s articles of incorporation do not contain any provision regarding business combinations between Gulfstream and significant shareholders.	CenterState’s articles of incorporation do not contain any provision regarding business combinations between CenterState and significant shareholders

Prevention of Greenmail	Gulfstream’s articles of incorporation do not contain a provision designed to prevent greenmail.	CenterState’s articles of incorporation do not contain a provision designed to prevent greenmail.

Fundamental Business Transactions	Gulfstream’s articles of incorporation do not contain any provisions regarding shareholder approval of any merger, share exchange or sale, lease, exchange or other transfer of all or substantially all of the corporation’s assets.	CenterState’s articles of incorporation do not contain any provision regarding shareholder approval of any similar fundamental business transaction.

Non-Shareholder Constituency Provision	Gulfstream’s articles of incorporation do not contain a provision that expressly permits the board of directors to consider constituencies other than the shareholders when evaluating certain offers.	CenterState’s articles of incorporation do not contain a provision that expressly permits the board of directors to consider constituencies other than the shareholders when evaluating certain offers.

	GULFSTREAM	CENTERSTATE
Dissenters’ Rights	Under the FBCA, a shareholder generally has the right to dissent from any merger to which the corporation is a party, from any sale of all assets of the corporation, or from any plan of exchange and to receive fair value for his or her shares. See “The Merger — Appraisal Rights for Gulfstream Shareholders” and Appendix C.	Under the FBCA, dissenters’ rights are not available to holders of shares of any class or series of shares which is designated as a national market system security or listed on an interdealer quotation system by the National Association of Securities Dealers, Inc. Accordingly, holders of CenterState common stock are not entitled to exercise dissenters’ rights under the FBCA.

LEGAL MATTERS

The validity of the shares of CenterState common stock to be issued in connection with the merger has been passed upon by Smith MacKinnon, PA, Orlando, Florida. A member of the Firm owns 6,000 shares of CenterState common stock and 4,105 shares of Gulfstream common stock.

EXPERTS

The consolidated financial statements of CenterState appearing in its Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of its internal control over financial reporting as of December 31, 2012, have been audited by Crowe Horwath LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Gulfstream as of December 31, 2012, 2011 and 2010, and the related consolidated statements of earnings, comprehensive income, statements of stockholders’ equity and statements of cash flows for each of the years then ended, included herein have been audited by Hacker, Johnson & Smith PA, an independent registered public accounting firm, as set forth in its reports thereon, included herein. Such consolidated financial statements are included herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows CenterState to “incorporate by reference” information into this proxy statement/prospectus, which means that CenterState can disclose important information to you by referring you to another document filed separately by it with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by any information in this proxy statement/prospectus. This document incorporates by reference the following documents that have previously been filed with the SEC by CenterState:

•	Annual Report on Form 10-K for the year ended December 31, 2012, filed on March 4, 2013, including the portions of CenterState’s Definitive Proxy Statement on Schedule 14A filed on March 4, 2013, and incorporated into that Form 10-K by reference.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed on May 6, 2013;

•	Quarterly Report on Form 10-Q for the three month and six month periods ended June 30, 2013, filed on August 6, 2013;

•	Current Reports on Form 8-K filed on April 22, 2013, July 22, 2013, July 30, 2013, August 26, 2013 and October 2, 2013; and

•	The description of the CenterState common stock contained in CenterState’s Registration Statement on Form 8-A filed with the SEC on November 27, 2000, and any amendments or reports filed for the purpose of updating such description.

In addition, CenterState is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the special meeting of Gulfstream’s shareholders, provided, however, that CenterState is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

CenterState files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials CenterState files with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this proxy statement/prospectus.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma combined consolidated financial information and accompanying notes show the impact on the historical financial conditions and results of operations of CenterState and Gulfstream have been prepared to illustrate the effects of the merger under the acquisition method of accounting. See “The Merger — Accounting Treatment.”

The unaudited pro forma combined consolidated balance sheet as of June 30, 2013 is presented as if the merger had occurred on June 30, 2013. The unaudited pro forma combined consolidated income statements for the twelve months ended December 31, 2012 and the six months ended June 30, 2013 are presented as if the merger had occurred on January 1, 2012. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the income statements only, expected to have a continuing impact on consolidated results of operations, as such, CenterState’s one-time merger costs, estimated to approximate $2.6 million ($1.9 million after tax), is not included.

The unaudited pro forma combined consolidated financial statements are provided for informational purposes only. The unaudited pro forma combined consolidated financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined consolidated financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined consolidated financial statements should be read together with:

•	the accompanying notes to the unaudited pro forma combined consolidated financial statements;

•	CenterState’s audited consolidated financial statements and accompanying notes as of and for the twelve months ended December 31, 2012, included in CenterState’s Annual Report on Form 10-K for the twelve months ended December 31, 2012, which is incorporated by reference into this proxy statement/prospectus;

•	Gulfstream’s audited consolidated financial statements and accompanying notes as of and for the twelve months ended December 31, 2012, included elsewhere in this proxy statement/prospectus;

•	CenterState’s unaudited consolidated financial statements and accompanying notes as of and for the six months ended June 30, 2013, included in CenterState’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, which is incorporated by reference into this proxy statement/ prospectus;

•	Gulfstream’s unaudited condensed consolidated financial statements and accompanying notes as of and for the six months ended June 30, 2013, included elsewhere in this proxy statement/prospectus; and

•	other information pertaining to CenterState and Gulfstream incorporated by reference into, or included in, this proxy statement/prospectus.

See “Selected Historical Consolidated Financial Data of CenterState,” “Selected Historical Consolidated Financial Data of Gulfstream,” “Documents Incorporated by Reference” and “Index to Gulfstream’s Consolidated Financial Statements.”

Unaudited Pro Forma Combined Consolidated Balance Sheet

June 30, 2013

(in thousands, except per share data)

	CenterState June 30, 2013 as reported	Gulfstream June 30, 2013 as reported	Pro Forma adjustments		Pro Forma June 30, 2013 combined

Assets:
Cash and cash equivalents	$103,555	$136,834	($38,001)	a,b,e	$202,388
Investment securities, at fair value	492,087	53,828			545,915

Loans covered by FDIC loss share	256,828	—			256,828
Loans not covered by FDIC loss share	1,178,759	367,702	(18,600)	f	1,527,861
Allowance for loan losses	(23,820)	(13,840)	13,840	g	(23,820)

Net loans	1,411,767	353,862			1,760,869

OREO covered by FDIC loss share	28,532	—			28,532
OREO not covered by FDIC loss share	5,469	3,741			9,210
Bank premises and equipment, net	96,506	5,928			102,434
Goodwill	44,924	—	22,840	m	67,764
Other intangibles	6,700	—	3,898	l	10,598
Bank owned life insurance	48,634	4,857			53,491
FDIC indemnification asset	88,716	—			88,716
Prepaid and other assets	28,463	12,875	967	e,k	42,305

Total Assets	$2,355,353	$571,925			$2,912,222

Liabilities and Stockholders’ Equity:
Liabilities:
Deposits — noninterest bearing	$555,721	$161,140			716,861
Deposits — interest bearing	1,420,971	324,112	888	h	1,745,971

Total deposits	1,976,692	485,252			2,462,832
Other borrowings	75,164	14,343	789	i	90,296
Corporate debentures	16,983	10,000	(5,067)	j	21,916
Payables and other liabilities	15,098	3,087			18,185

Total liabilities	2,083,937	512,682			2,593,229
Stockholders’ Equity:
Preferred Stock		1	(1)	n	—
Additional paid in capital, preferred		7,748	(7,748)	a,n	—
Common Stock	301	16	36	c,o	353
Additional paid in capital, common	229,354	23,338	24,187	c,d,o	276,879
Retained earnings	43,711	28,907	(28,907)	e,o	43,711
Accumulated other comprehensive loss	(1,950)	(767)	767	o	(1,950)

Total stockholders’ equity	271,416	59,243			318,993

Total Liabilities and Stockholders’ Equity	$2,355,353	$571,925			$2,912,222

See accompanying notes to Unaudited Pro Forma Combined Consolidated Financial Information

Unaudited Pro Forma Combined Consolidated Statement of Income

For the six month period ended June 30, 2013

(in thousands, except per share data)

	CenterState June 30, 2013 as reported	Gulfstream June 30, 2013 as reported	Gulfstream reclass		Pro Forma adjustments		Pro Forma June 30, 2013 combined

Interest income:
Loans	$43,225	$9,390			$1,149	d	$53,764
Investment securities available for sale
Taxable	4,485	249					4,734
Tax-exempt	729	—					729
Federal funds sold and other	426	155					581

Total interest income	48,865	9,794					59,808
Interest expense:
Deposits	2,713	902			(150)	c	3,465
Other borrowings	350	303			117	b	770

Total interest expense	3,063	1,205					4,235
Net interest income	45,802	8,589					55,573
Provision for loan losses	1,014	1,075					2,089

Net interest income after loan loss provision	44,788	7,514					53,484
Non interest income:
Income from correspondent banking and bond sales division	11,044	—					11,044
Other correspondent banking revenue	1,570	—					1,570
Service charges on deposit accounts	3,900	253					4,153
Debit, prepaid, ATM and merchant card related fees	2,627	—					2,627
Wealth management related revenue	2,200	234					2,434
FDIC indemnification income	2,024	—					2,024
FDIC indemnification asset amortization	(5,471)	—					(5,471)
Bank owned life insurance income	677	88					765
Net gain on sale of securities available for sale	1,038	—					1,038
Other service charges and fees	533	719	(178)	x			1,074

Total non interest income	20,142	1,294					21,258
Non interest expense:
Salary, wages and employee benefits	31,474	3,481					34,955
Occupancy expense	6,786	548					7,334
Data processing expense	1,796	296					2,092
Professional fees	1,627	—	253	y			1,880
Bank regulatory expenses	1,216	—	136	z			1,352
Credit related expenses	5,155	253	(178)	x			5,230
Marketing expenses	1,114	165					1,279
All other expenses	5,295	1,014	(389)	y,z	249	a	6,169

	54,463	5,757					60,291
Other than temporary impairment on securities:
Net impairment losses	—	12					12
Income before provision for income taxes	10,467	3,039					14,439
Provision for income taxes	3,133	1,141			360	e	4,634

Net income	7,334	1,898					9,805
Preferred stock dividend requirements and accretion of preferred discount	—	187			(187)	f	—

Net income available to common shareholders	$7,334	$1,711					$9,805

Basic earnings available to common shareholders per share	$0.24	$1.09					$0.28
Diluted earnings available to common shareholders per share	$0.24	$1.07					$0.28
Weighted average common shares outstanding
Basic	30,094	1,566					35,281
Diluted	30,156	1,596					35,617

See accompanying notes to Unaudited Pro Forma Combined Consolidated Financial Information

Unaudited Pro Forma Combined Consolidated Statement of Income

For the Year ended December 31, 2012

(in thousands, except per share data)

	CenterState Dec 31, 2012 as reported	Gulfstream Dec 31, 2012 as reported	Gulfstream reclass		Pro Forma adjustments		Pro Forma Dec 31, 2012 combined
Interest income:
Loans	$81,592	$20,639			$3,889	d	$106,120
Investment securities available for sale
Taxable	11,297	882					12,179
Tax-exempt	1,423	—					1,423
Federal funds sold and other	638	300					938

Total interest income	94,950	21,821					120,660

Interest expense:
Deposits	7,529	2,216			(400)	c	9,345
Other borrowings	952	1,100			233	b	2,285

Total interest expense	8,481	3,316					11,630

Net interest income	86,469	18,505					109,030
Provision for loan losses	9,220	1,335					10,555

Net interest income after loan loss provision	77,249	17,170					98,475

Non interest income:
Income from correspondent banking and bond sales division	32,806	—					32,806
Other correspondent banking revenue	2,901	—					2,901
Service charges on deposit accounts	6,598	517					7,115
Debit, prepaid, ATM and merchant card related fees	4,023	—					4,023
Wealth management related revenue	3,760	352					4,112
FDIC indemnification income	6,017	—					6,017
FDIC indemnification asset amortization	(3,096)	—					(3,096)
Bank owned life insurance income	1,436	173					1,609
Net gain on sale of securities available for sale	2,423	—					2,423
Other service charges and fees	2,393	1,663	(532)	x			3,524

Total non interest income	59,261	2,705					61,434

Non interest expense:
Salary, wages and employee benefits	69,938	6,560					76,498
Occupancy expense	14,375	1,046					15,421
Data processing expense	3,988	576					4,564
Professional fees	2,527	—	543	y			3,070
Bank regulatory expenses	2,429	—	571	z			3,000
Credit related expenses	11,206	1,180	(532)	x			11,854
Marketing expenses	2,564	405					2,969
Merger and acquisition related expenses	2,714	—					2,714
All other expenses	12,239	2,915	(1,114)	y,z	585	a	14,625

	121,980	12,682					134,715

Other than temporary impairment on securities:
Net impairment losses	—	1,072					1,072
Income before provision for income taxes	14,530	6,121					24,122
Provision for income taxes	4,625	2,101			1,339	e	8,065

Net income	9,905	4,020					16,057
Preferred stock dividend requirements and accretion of preferred discount	—	373			(373)	f	—

Net income available to common shareholders	$9,905	$3,647					$16,057

Basic earnings available to common shareholders per share	$0.33	$2.35					$0.46
Diluted earnings available to common shareholders per share	$0.33	$2.31					$0.45
Weighted average common shares outstanding
Basic	30,074	1,552					35,261
Diluted	30,142	1,578					35,535

See accompanying notes to Unaudited Pro Forma Combined Consolidated Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(all amounts are in thousands, except per share data, unless otherwise indicated)

Note 1 — Basis of Pro Forma Presentation

The unaudited pro forma combined balance sheet as of June 30, 2013 and the unaudited pro forma combined income statements for the six months ended June 30, 2013 and the year ended December 31, 2012 are based on the historical financial statements of CenterState and Gulfstream after giving effect to the completion of the merger and the assumptions and adjustments described in the accompanying notes. Such financial statements do not reflect cost savings or operating synergies expected to result from the merger, or the costs to achieve these cost savings or operating synergies, or any anticipated disposition of assets that may result from the integration of the operations of the two companies. Certain historical financial information has been reclassified to conform to the current presentation.

The transaction will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable.

Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally affect income tax expense. Subsequent to the completion of the merger, CenterState and Gulfstream will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company. For those assets in the combined company that will be phased out or will no longer be used, additional amortization, depreciation and possibly impairment charges will be recorded after management completes the integration plan.

The unaudited pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.

Note 2 — Preliminary Estimated Acquisition Consideration

Under the terms of the Merger Agreement, Gulfstream shareholders will be entitled to receive 3.012 shares of CenterState common stock and $14.65 in cash for each share of Gulfstream common stock.

Each valid stock option to purchase shares of Gulfstream common stock outstanding and unexercised immediately prior to the closing date of the merger, shall, by virtue of the merger, automatically become fully vested and be converted into an option to purchase that number of shares of CenterState common stock as shall equal the product obtained by multiplying 4.635 (the “Option Exchange Ratio”) by that number of shares of Gulfstream common stock which such option entitled the holder thereof to purchase, and at an exercise price equal to the quotient obtained by dividing the exercise price per share of the Gulfstream stock option by the Option Exchange Ratio.

Based on Gulfstream’s estimate of shares of Gulfstream common stock outstanding as of June 30, 2013, the preliminary estimated acquisition consideration is as follows.

Number of shares of Gulfstream common stock outstanding at June 30, 2013	1,566
Gulfstream preferred shares that convert to Gulfstream common shares upon a change in control	156

Total Gulfstream common shares including conversion of preferred shares	1,722
Per share exchange ratio	3.012

Number of shares of CenterState common stock — as exchanged	5,187
Multiplied by CenterState common stock price on June 30, 2013	$8.68

Estimated fair value of CenterState common stock issued (“Stock Consideration”) note 1	$45,024

Total Gulfstream common shares including conversion of preferred shares	1,722
Multiplied by the cash consideration each Gulfstream share is entitled to receive	$14.65

Estimated total Cash Consideration, note 1	$25,229

Total Stock Consideration	$45,024
Total Cash Consideration	25,229

Preliminary estimated total consideration to be paid to Gulfstream common shareholders	$70,253
Preliminary fair value estimate of current Gulfstream stock options to be converted to CenterState stock options	2,553

Total Preliminary Estimated Acquisition Consideration	$72,806

note	1: Rounding effected this table due to calculations in nearest thousands.

Note 3 — Preliminary Estimated Acquisition Consideration Allocation

Under the acquisition method of accounting, the total acquisition consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of Gulfstream based on their estimated fair values as of the closing of the merger. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the estimated acquisition consideration is preliminary because the proposed merger has not yet been completed. The preliminary allocation is based on estimates, assumptions, valuations, and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the acquisition consideration allocation unaudited pro forma adjustments will remain preliminary until CenterState management determines the final acquisition consideration and the fair values of assets acquired and liabilities assumed. The final determination of the acquisition consideration allocation is anticipated to be completed as soon as practicable after the completion of the merger and will be based on the value of the CenterState common stock at the closing of the merger. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma combined consolidated financial statements.

The total preliminary estimated acquisition consideration as shown in the table above is allocated to Gulfstream’s tangible and intangible assets and liabilities as of June 30, 2013 based on their preliminary estimated fair values as follows.

Cash and cash equivalents	$124,062
Investment securities available for sale	53,828
Loans	349,102
OREO (foreclosed assets)	3,741
Bank premises and equipment	5,928
Bank owned life insurance	4,857
Other assets	13,842
Intangible assets	3,898
Goodwill	22,840
Deposits	(486,140)
Other borrowings	(15,132)
Corporate debentures	(4,933)
Other liabilities	(3,087)

Total Preliminary Estimated Acquisition Consideration	$72,806

Approximately $3,898 has been preliminarily allocated to amortizable intangible assets acquired. The amortization related to the preliminary fair value of net amortizable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined financial statements.

Identifiable intangible assets. The preliminary fair values of intangible assets were determined based on the provisions of ASC 805, which defines fair value in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. The preliminary allocation to intangible assets is allocated to core deposit intangibles.

Goodwill. Goodwill represents the excess of the preliminary estimated acquisition consideration over the preliminary fair value of the underlying net tangible and intangible assets. Among the factors that contributed to a purchase price in excess of the fair value of the net tangible and intangible assets are the skill sets, operations, customer base and organizational cultures that can be leveraged to enable the combined company to build an enterprise greater than the sum of its parts. In accordance with ASC Topic 350, Intangibles — Goodwill and Other, goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the period in which the determination is made.

Note 4 — Preliminary Unaudited Pro Forma and Acquisition Accounting Adjustments

The unaudited pro forma financial information is not necessarily indicative of what the financial position actually would have been had the merger been completed at the date indicated. Such information includes adjustments which are preliminary and may be revised. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of what the past financial position of the combined companies would have been, nor necessarily indicative of the financial position of the post-merger periods. The unaudited pro forma financial information does not give consideration to the impact of possible cost savings, expense efficiencies, synergies, strategy modifications, asset dispositions or other actions that may result from the merger.

The following unaudited pro forma adjustments result from accounting for the merger, including the determination of fair value of the assets, liabilities, and commitments which CenterState, as the acquirer, will acquire from Gulfstream. The descriptions related to these preliminary adjustments are as follows.

Balance Sheet — the explanations and descriptions below are referenced to the June 30, 2013 Unaudited Pro Forma Combined Consolidated Balance Sheet on page 113.

Pro Forma Adjusting entries (Balance Sheet):		Debit	Credit
a	Preferred stock (SBLF)	$7,500
a	Cash		$7,500
b	Cash		25,229
c	Common stock		52
c	Additional paid in capital, common		44,972
d	Additional paid in capital, common		2,553
e	Cash		5,272
e	Deferred tax (included in other assets)	1,788
e	Retained earnings	3,484
f	Loans		18,600
g	Allowance for loan losses	13,840
h	Deposits		888
i	FHLB advance (included in other borrowings)		789
j	Corporate debentures	5,067
k	Net deferred tax (included in other assets)		821
l	Core deposit intangible (“CDI”)	3,898
m	Preliminary goodwill estimate	22,840
n	Preferred stock	1
n	Additional paid in capital, preferred	248
o	Common Stock	16
o	Additional paid in capital, common	23,338
o	Retained earnings	25,423
o	Accumulated other comprehensive loss		767

a.	Redemption of non-cumulative preferred stock, series D issued to the United States Department of the Treasury pursuant to the Small Business Lending Fund program (“SBLF”) immediately prior to the closing date of the proposed merger.
b.	Payment of the cash consideration component of total merger consideration to Gulfstream shareholders.
c.	CenterState common shares issued to Gulfstream shareholders representing the stock consideration component of the total merger consideration. For the purpose of this pro-forma presentation, the value of a share of CenterState common stock was assumed to equal its closing price on June 30, 2013, the pro forma date, as reported by NASDAQ ($8.68 per share).
d.	Represents the preliminary estimated value of converting Gulfstream’s existing incentive stock options to CenterState stock options.
e.	Represents Gulfstream’s (seller) estimated merger expenses which is expected to be paid immediately prior to the merger closing date, the related tax benefit and the net effect on Gulfstream’s retained earnings.
f.	Adjustment to loans to reflect the preliminary estimated fair value at acquisition date.
g.	Adjustment to allowance for loan losses to reflect the reversal of Gulfstream’s allowance for loan and lease losses.
h.	Adjustment to time deposits to reflect preliminary estimated fair value at acquisition date.
i.	Adjustment to FHLB advances, included in other borrowings, to reflect preliminary estimated fair value at acquisition date.
j.	Adjustment to corporate debentures (and underlying trust preferred securities) to reflect preliminary estimated fair value at acquisition date.

k.	Adjustment to reflect the net deferred tax asset generated by the net fair value adjustments using an assumed effective tax rate equal to 38.575%.
l.	Adjustment to intangible assets to reflect the preliminary estimate of the core deposit intangible at the acquisition date.
m.	Adjustment to goodwill to reflect the preliminary estimated goodwill generated as a result of consideration paid in excess of the fair value of the net assets acquired.
n.	Adjustment to reflect the conversion of Gulfstream’s preferred stock, other than the SBLF preferred stock, upon the closing date of the proposed merger.
o.	Adjustment to reflect the reversal of Gulfstream’s common equity.

Income Statements — the explanations and descriptions below are referenced to the Unaudited Pro Forma Combined Consolidated Statements of Income for the six months ended June 30, 2013 and for the year ended December 31, 2012 starting on page 114.

Income Statements — reclassifications

The following reclassifications adjusted Gulfstream’s historical income statements to conform to CenterState’s historical income statements.

x	Credit related expenses include net gains and losses on OREO sales and valuation write-downs. Gulfstream’s net gain on sale of OREO, included in non-interest income, has been reclassified to credit related expenses and netted with net losses on OREO, included in non-interest expense.

y	Professional fees included in Gulfstream’s all other expenses have been reclassified to Professional fees to conform to CenterState’s historical income statement.

z	Bank regulatory expenses included in Gulfstream’s other expenses have been reclassified to Bank regulatory expenses to conform to CenterState’s historical income statement.

Income Statements — Pro Forma Adjustments

Pro Forma Adjusting entries (Income Statements):		six months ended June 30, 2013	year ended Dec 31, 2012
a	Amortizationexpense of core deposit intangible	249	585
b	TRUPsamortization of fair value adjustment at acquisition date	117	233
c	TimeDeposits amortization of fair value adjustment at acquisition date	(150)	(400)
d	Preliminaryestimate of loan interest accretion	1,149	3,889
e	Incometax expense of pro-forma adjustments	360	1,339
f	Effectof redeeming perpetual preferred stock, series D	(187)	(373)

a.	The preliminary estimated core deposit intangible (“CDI”) is expected to approximate $3,898 and will be amortized over a ten year period on an accelerated basis which is expected to produce approximately $585 of amortization expense during the first year of combined operations and approximately $249 during the first six months following the first year of combined operations. Below is the preliminary estimated amortization schedule.

year		year
1	$585	6	$339
2	497	7	339
3	422	8	339
4	359	9	339
5	339	10	339

b.	CenterState will assume Gulfstream’s $10,000 of Corporate Debentures and the underlying Trust Preferred Securities (the terms “Corporate Debenture,” “Trust Preferred Securities” and “TRUPs” will refer to the same $10,000 of long-term debt, that qualifies for bank regulatory tier 1 capital, throughout this Registration Statement) pursuant to the merger. This debt will be adjusted to fair value at the acquisition date. The preliminary estimate of the related fair value adjustment at acquisition date is expected to approximate $5,067. This amount will be amortized over the remaining term of the two debt instruments as an increase to interest expense. The amortization expense during the first year of combined operations is expected to approximate $233. One of the debt securities ($7,000) matures on January 18, 2035 and the other ($3,000) matures on March 6, 2037. The amortization is expected to be on a straight line basis over their respective terms.
c.	The time deposits acquired from Gulfstream will be adjusted to fair value at the acquisition date. The preliminary estimate of the fair value adjustment at acquisition date is expected to approximate $888. This amount will be amortized as a decrease to interest expense on a pro rata basis based on the maturities of the underlying time deposits. The first year of amortization is preliminarily estimated to approximate $400 and the amortization over the six month period following the first year of combined operations is estimated to approximate $150.
d.	Represents preliminary estimate of interest income accretion related to the preliminary estimate of the fair value adjustment of the loans acquired pursuant to the merger.
e.	Adjustment to reflect the income tax benefit of the Pro Forma Adjustments using 38.575% as the incremental effective tax rate.
f.	Adjustment to reflect Gulfstream’s redemption of the non-cumulative perpetual preferred stock, series D prior to the closing date of the merger. This is a condition of closing the transaction.

Gulfstream owns two of its four banking locations and leases the other two. Based on management’s preliminary estimates, the two owned office buildings are carried on Gulfstream’s books at approximately current fair value and the lease terms of the other two locations approximate current fair value. As such, management does not expect to record a fair value adjustment to these assets at the closing date of the merger and no adjustments have been made to the proforma combined condensed financial statements presented in this Registration Statement related to these assets.

Note 5 — Earnings per Common Share

Unaudited pro forma earnings per common share for the six months ended June 30, 2013 and for the year ended December 31, 2012 have been calculated using CenterState’s historic weighted average common shares outstanding plus the common shares assumed to be issued to Gulfstream shareholders in the merger.

The following table sets forth the calculation of basic and diluted unaudited pro forma earnings per common share for the six months ended June 30, 2013 and the year ended December 31, 2012.

	six months ended June 30, 2013		year ended December 31, 2012
	Basic	Diluted	Basic	Diluted
Pro forma net income available to common shareholders	$9,805	$9,805	$16,057	$16,057
Weighted average common shares outstanding:
CenterState	30,094	30,156	30,074	30,142
Common shares issued to Gulfstream shareholders	5,187	5,187	5,187	5,187
Dilutive effect of Gulfstream stock option conversion (1)	—	274	—	206

Pro forma	35,281	35,617	35,261	35,535

Pro forma net income per common share	$0.28	$0.28	$0.46	$0.45

(1)	Gulfstream employee stock options convert to CenterState stock options upon the closing of the merger.

Note 6 — Merger Related Charges

CenterState’s preliminary estimated transaction expenses related to the merger are approximately $1,850, net of tax. These one-time merger related expenses have not been included in the Unaudited Pro Forma Combined Consolidated Statement of Income, as the pro forma adjustments does not give consideration to non-recurring items, the impact of possible cost savings, expense efficiencies, synergies, strategy modifications, asset dispositions or other actions that may result from the merger. Gulfstream’s preliminary estimated transaction expenses related to the merger are approximately $3,484, net of tax. These preliminary estimated merger transaction expenses (both CenterState and Gulfstream) are still being developed and will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where they may take advantage of redundancies. The preliminary estimated pro forma presentation of merger transaction costs is in the following table.

	(Seller) Gulfstream	(Buyer) CenterState

Change in control and severance expenses	$4,636	$288
System termination fees and system conversion expenses	—	1,267
Investment bankers, accounting, auditing and legal	636	800
Other related expenses	—	217

Total non-interest expense	5,272	2,572
Tax benefit	1,788	722

Net expense after tax benefit	$3,484	$1,850

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Independent Auditors’ Report

The Board of Directors and Stockholders

Gulfstream Bancshares, Inc.

Stuart, Florida:

We have audited the accompanying consolidated financial statements of Gulfstream Bancshares, Inc. and Subsidiary (the “Company”), which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2012 and 2011, and the results of their operations, comprehensive income and cash flows for the each of the years in the three-year period ended December 31, 2012 in accordance with accounting principles generally accepted in the United States of America.

HACKER, JOHNSON & SMITH PA

Fort Lauderdale, Florida

March 18, 2013

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Consolidated Balance Sheets

($ in thousands, except share amounts)

	December 31,
	2012	2011
Assets

Cash and due from banks	$9,978	10,689
Interest-bearing deposits with banks	114,144	91,539
Federal funds sold	7,511	7,506

Total cash and cash equivalents	131,633	109,734
Securities available for sale	48,300	57,345
Loans held for sale	468	733
Loans, net of allowance for loan losses of $16,104 and $17,039	342,974	346,993
Premises and equipment, net	6,087	6,304
Federal Home Loan Bank stock, at cost	1,044	2,982
Foreclosed real estate, net	4,658	5,929
Accrued interest receivable	1,257	1,401
Deferred income taxes	9,029	8,447
Bank-owned life insurance	4,769	4,596
Other assets	1,645	3,043

Total assets	$551,864	547,507

Liabilities and Stockholders’ Equity

Liabilities:
Noninterest-bearing demand deposits	170,192	143,193
Savings, NOW and money-market deposits	199,826	186,705
Time deposits	102,875	107,471

Total deposits	472,893	437,369
Federal Home Loan Bank advances	5,000	40,000
Junior subordinated debentures	10,310	10,310
Other borrowings	2,597	4,710
Other liabilities	3,426	2,317

Total liabilities	494,226	494,706

Commitments and contingencies (Notes 5, 14 and 22)

Stockholders’ equity:
Preferred stock, $.01 par value; 1,000,000 shares authorized:
Nonvoting Series A, 200,000 shares designated, 155,629 issued and outstanding, liquidation value $23.88 per share	1	1
Designated Series D, 7,500 shares issued and outstanding, liquidation value $7,500	—	—
Additional paid-in capital, preferred	7,748	7,748
Common stock, $.01 par value; 3,000,000 shares authorized,
1,562,504 and 1,540,654 shares issued and outstanding	16	15
Additional paid-in capital, common	23,140	22,508
Retained earnings	27,196	23,549
Accumulated other comprehensive loss	(463)	(1,020)

Total stockholders’ equity	57,638	52,801

Total liabilities and stockholders’ equity	$551,864	547,507

See Accompanying Notes to Consolidated Financial Statements.

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Earnings

(In thousands)

	Year Ended December 31,
	2012	2011	2010
Interest income:
Loans	$20,639	23,397	25,874
Securities	882	2,145	2,530
Other	300	247	164

Total interest income	21,821	25,789	28,568

Interest expense:
Deposits	2,216	3,199	4,945
Borrowings	1,100	2,432	2,782

Total interest expense	3,316	5,631	7,727

Net interest income	18,505	20,158	20,841
Provision for loan losses	1,335	5,258	8,858

Net interest income after provision for loan losses	17,170	14,900	11,983

Noninterest income:
Service charges and fees on deposit accounts	517	561	591
Investment fees	352	200	126
Gain on sale of loans	307	179	97
Gain (loss) on sale of foreclosed real estate	532	(73)	160
Earnings on bank-owned life insurance	173	175	173
Other	824	570	599

Total noninterest income	2,705	1,612	1,746

Noninterest expenses:
Salaries and employee benefits	6,560	5,929	5,773
Occupancy and equipment	1,046	1,118	1,211
Data processing	576	541	667
Advertising and business development	405	265	284
Foreclosed real estate expense	1,180	847	1,240
Other	2,915	2,211	2,331

Total noninterest expenses	12,682	10,911	11,506

Other-than-temporary impairment on securities:
Total other-than-temporary impairment losses	1,938	270	—
Portion of losses recognized in other comprehensive income	(866)	(75)	—

Net impairment losses	1,072	195	—

Earnings before income taxes	6,121	5,406	2,223

Income taxes	2,101	2,020	782

Net earnings	4,020	3,386	1,441
Preferred stock dividend requirement and accretion of preferred stock discount	(373)	(391)	(414)

Net earnings applicable to common shareholders	$3,647	2,995	1,027

See Accompanying Notes to Consolidated Financial Statements.

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Comprehensive Income

(In thousands)

	Year Ended December 31,
	2012	2011	2010
Net earnings	$4,020	3,386	1,441

Other comprehensive income (loss):
Net change in unrealized gain on securities available for sale:
Unrealized loss arising during the year	(162)	(1,418)	(719)
Reclassification adjustment for other-than-temporary impairment losses recognized	1,072	195	—

Net change in unrealized gain (loss)	910	(1,223)	(719)
Net change in fair value of cash flow hedges	(17)	(417)	—

Total other comprehensive income (loss) before taxes (benefit)	893	(1,640)	(719)
Deferred income taxes (benefit) on above changes	336	(617)	(270)

Total other comprehensive income (loss)	557	(1,023)	(449)

Comprehensive income	$4,577	2,363	992

See Accompanying Notes to Consolidated Financial Statements.

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2012 and 2011

($ in thousands, except share amounts)

	Preferred Stock										Common Stock			Retained Earnings	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
	Series A		Series B		Series C		Series D		Discount	Additional Paid-In Capital	Shares	Amount	Additional Paid-In Capital
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2009	155,629	$1	7,500	$—	375	$—	—	—	(301)	8,123	1,518,082	$15	21,972	19,828	452	50,090

Net earnings	—	—	—	—	—	—	—	—	—	—	—	—	—	1,441	—	1,441
Change in net unrealized gain on securities available for sale, net of income tax benefit of $270	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(449)	(449)
Preferred stock dividend requirements and Series C preferred stock discount accretion	—	—	—	—	—	—	—	—	125	—	—	—	—	(539)	—	(414)
Issuance of common stock from exercise of stock options	—	—	—	—	—	—	—	—	—	—	6,132	—	80	—	—	80
Stock compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	125	—	—	125

Balance at December 31, 2010	155,629	$1	7,500	$—	375	$—	—	$—	(176)	8,123	1,524,214	$15	22,177	20,730	3	50,873

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity, Continued

($ in thousands, except share amounts)

	Preferred Stock										Common Stock			Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Series A		Series B		Series C		Series D		Discount	Additional Paid-In Capital	Shares	Amount	Additional Paid-In Capital
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2010	155,629	$1	7,500	$—	375	$—	—	$—	(176)	8,123	1,524,214	$15	22,177	20,730	3	50,873

Net earnings	—	—	—	—	—	—	—	—	—	—	—	—	—	3,386	—	3,386
Change in net unrealized gain on securities available for sale, net of income tax benefit of $460	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(763)	(763)
Decrease in fair value of cashflow hedges, net of tax benefit of $157	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(260)	(260)

Repurchase of Series B preferred stock from U.S. Treasury	—	—	(7,500)	—	—	—	—	—	—	(7,500)	—	—	—	—	—	(7,500)
Repurchase of Series C preferred stock warrants from U.S. Treasury	—	—	—	—	(375)	—	—	—	—	(375)	—	—	—	—	—	(375)
Issuance of Series D preferred stock to U.S. treasury (liquidation value of $7,500)	—	—	—	—	—	—	7,500	—	—	7,500	—	—	—	—	—	7,500
Preferred stock dividend requirements and Series C preferred stock discount accretion	—	—	—	—	—	—	—	—	176	—	—	—	—	(567)	—	(391)
Issuance of common stock related to compensation plans	—	—	—	—	—	—	—	—	—	—	16,440	—	185	—	—	185
Stock compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	146	—	—	146

Balance at December 31, 2011	155,629	$1	—	$—	—	$—	7,500	$—	—	$7,748	1,540,654	$15	22,508	$23,549	(1,020)	$52,801

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity, Continued

Years Ended December 31, 2012 and 2011

($ in thousands, except share amounts)

	Preferred Stock					Common Stock			Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Series A		Series D		Additional Paid-In Capital	Shares	Amount	Additional Paid-In Capital
	Shares	Amount	Shares	Amount
Balance at December 31, 2011	155,629	$1	7,500	$—	7,748	1,540,654	$15	22,508	23,549	(1,020)	52,801
Net earnings	—	—	—	—	—	—	—	—	4,020	—	4,020
Change in net unrealized gain on securities available for sale, net of income taxes of $342	—	—	—	—	—	—	—	—	—	568	568
Decrease in fair value of cash flow hedges, net of income tax benefit of $6	—	—	—	—	—	—	—	—	—	(11)	(11)
Preferred stock dividend requirements	—	—	—	—	—	—	—	—	(373)	—	(373)
Issuance of common stock related to compensation plans	—	—	—	—	—	21,850	1	449	—	—	450
Stock compensation expense	—	—	—	—	—	—	—	183	—	—	183

Balance at December 31, 2012	155,629	$1	7,500	$—	7,748	1,562,504	$16	23,140	27,196	(463)	57,638

See Accompanying Notes to Consolidated Financial Statements.

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net earnings	$4,020	3,386	1,441
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	450	518	593
Provision for loan losses	1,335	5,258	8,858
Deferred income (benefit) taxes	(918)	1,507	(2,926)
Net amortization of loan fees	(231)	(151)	(186)
Net amortization of discounts on securities	2,025	1,351	832
Gain on sale of loans	(307)	(179)	(97)
Originations of loans held for sale	(13,617)	(8,501)	(7,400)
Proceeds from sales of loans held for sale	14,189	8,528	7,260
Other-than-temporary impairment of securities available for sale	1,072	195	—
(Gain) loss on sale of foreclosed real estate	(532)	73	(160)
Provision for losses on foreclosed real estate	605	606	630
Earnings on bank-owned life insurance	(173)	(175)	(173)
Decrease in accrued interest receivable	144	261	(47)
Decrease in other assets	1,381	157	217
Increase (decrease) in official checks and other liabilities	1,109	(756)	1,300
Stock compensation expense	183	146	125

Net cash provided by operating activities	10,735	12,224	10,267

Cash flows from investing activities:
Purchase of securities available for sale	(26,451)	(13,145)	(51,162)
Maturities/calls of securities available for sale	20,510	18,054	28,000
Principal repayments of securities available for sale	12,799	9,188	12,619
Redemption of Federal Home Loan Bank stock	1,938	294	225
Net (increase) decrease in loans	(1,705)	20,954	16,850
Proceeds from sale of foreclosed real estate	5,818	1,629	3,825
Purchase of premises and equipment, net	(233)	(137)	(141)

Net cash provided by investing activities	12,676	36,837	10,216

Cash flows from financing activities:
Net increase (decrease) in deposits	35,524	(1,346)	(2,920)
Decrease in Federal Home Loan Bank advances	(35,000)	(5,000)	(10,000)
Net decrease in other borrowings	(2,113)	(525)	(720)
Proceeds from the exercise of stock options	450	185	80
Series D preferred stock dividend requirements	(373)	—	—
Preferred stock dividend requirements and Series C preferred stock accretion	—	(295)	(353)
Repurchase of Series C preferred stock warrants	—	(375)	—

Net cash used in financing activities	(1,512)	(7,356)	(13,913)

Net increase in cash and cash equivalents	21,899	41,705	6,570
Cash and cash equivalents at beginning of year	109,734	68,029	61,459

Cash and cash equivalents at end of year	$131,633	109,734	68,029

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$3,478	5,667	7,882

Income taxes (benefit)	$1,830	(1,546)	(2,350)

Noncash transactions:
Accumulated other comprehensive loss, net change in net unrealized loss on securities available for sale, net of taxes	$568	(763)	(449)

Accumulated other comprehensive loss, decrease in fair value of cash flow hedges, net of taxes	$(11)	(260)	—

Transfer from loans to foreclosed real estate	$4,620	1,885	4,354

Transfer from foreclosed real estate to loans	$—	—	290

Accrual of preferred stock dividend	$94	96	61

Exchange Series B preferred stock for Series D	$—	7,500	—

See Accompanying Notes to Consolidated Financial Statements.

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2012 and 2011 and Each of the Years in the

Three-Year Period Ended December 31, 2012

(1) Summary of Significant Accounting Policies

Organization. Gulfstream Bancshares, Inc. (the “Holding Company”) owns all of the common stock of Gulfstream Business Bank (the “Bank”). The Holding Company operates as a one-bank holding company and its only business activity is the operation of the Bank. The Bank is a state (Florida)-chartered commercial bank and its deposits are insured, up to the applicable limits, by the Federal Deposit Insurance Corporation. The Bank offers a variety of community banking services to individual and corporate customers through its banking offices located in Stuart, Martin County, Port St. Lucie, St. Lucie County, Jupiter and Delray Beach, Palm Beach County, Florida. The Bank’s wholly-owned subsidiary is Stream Asset Holdings, LLC and is primarily engaged in the managing and disposal of real estate property transferred from the Bank. Collectively, all entities are referred to as “Company.”

The following is a description of the significant accounting policies and practices followed by the Company, which conform to accounting principles generally accepted in the United States of America (“GAAP”) and prevailing practices within the banking industry.

Subsequent Events. Management has evaluated events occurring subsequent to the balance sheet date through March 18, 2013 (the financial statement issuance date), determining no events require additional disclosure in these consolidated financial statements.

Basis of Presentation. The consolidated financial statements include the accounts of the Holding Company, the Bank and Stream Asset Holdings, LLC. All significant intercompany balances have been eliminated in consolidation.

Use of Estimates. In preparing consolidated financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, valuation of foreclosed real estate and deferred income tax valuation allowances.

Cash and Cash Equivalents. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks, interest-bearing deposits with banks, and federal funds sold, all of which have original maturities of less than ninety days.

The Bank is required under Federal Reserve Board regulations to maintain reserves, generally consisting of cash or noninterest-earning accounts, against its transaction accounts. At December 31, 2012 and 2011, balances maintained as reserves were $944,000 and $631,000, respectively.

Securities. Securities may be classified as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in earnings. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are excluded from earnings and reported in comprehensive income. Gains and losses on the sale of available-for-sale securities are recorded on the trade date determined using the specific-identification method. Premiums and discounts on securities available for sale are recognized in interest income using the interest method over the period to maturity.

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

The Company views the determination of whether a security is temporarily or other-than-temporarily impaired as a critical accounting policy, as the estimate is susceptible to significant change from period to period because it requires management to make significant judgments, assumptions and estimates in the preparation of its consolidated financial statements. The Company assesses individual securities in its portfolio for impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. A security is impaired if the fair value is less than its carrying value at the financial statement date. When a security is impaired, the Company determines whether this impairment is temporary or other-than-temporary. In estimating other-than-temporary impairment (“OTTI”) losses, management assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of these criteria is met, the entire difference between amortized cost and fair value is recognized in earnings. For securities that do not meet the aforementioned criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive income. Management utilizes cash flow models to segregate impairments to distinguish between impairment related to credit losses and impairment related to other factors. To assess for OTTI, management considers, among other things, (i) the severity and duration of the impairment; (ii) the ratings of the security; (iii) the overall transaction structure (the Company’s position within the structure, the aggregate, near-term financial performance of the underlying collateral, delinquencies, defaults, loss severities, recoveries, prepayments, cumulative loss projections, and discounted cash flows); and (iv) the timing and magnitude of a break in modeled cash flows.

Loans Held for Sale. Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to earnings.

Loans. Loans management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs.

Loan origination fees are deferred and certain direct origination costs are capitalized. Both are recognized as an adjustment of the yield of the related loan.

The accrual of interest on loans is discontinued at the time the loan is ninety-days delinquent unless the loan is well collateralized and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonable assured.

Allowance for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. There were no changes in the Company’s accounting policies or methodology during the year ended December 31, 2012.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature

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GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For such loans, an allowance is established when the discounted cash flows or collateral value of the impaired loan is lower than the carrying value of that loan. The general component covers nonimpaired loans and is based on historical loss experience adjusted for qualitative factors.

The historical loss component of the allowance is determined by losses recognized by portfolio segment over the preceding eighteen months. This is supplemented by the risks for each portfolio segment. Risk factors impacting loans in each of the portfolio segments include broad deterioration of property values, reduced consumer and business spending as a result of continued high unemployment and reduced credit availability and lack of confidence in a sustainable recovery. The historical experience is adjusted for qualitative factors such as economic conditions, loan volume and loan deficiency trends, classified and underperforming asset trends, potential loss and charge-off trends, loan quality reviews, policies and procedures, staff experience and credit concentration that could affect management’s estimate of probable losses.

A loan is considered impaired when, based on current information and events, it is probable the Company will be unable to collect the scheduled payments of principal or interest when due. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and commercial real estate, construction and land development loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral if the loan is collateral-dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual residential real estate and consumer and other loans for impairment disclosures.

Foreclosed Real Estate. Real estate acquired through, or in lieu of, foreclosure, is initially recorded at fair value less the estimated costs to sell at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of the new cost basis or fair value less the estimated costs to sell. Revenue and expenses from operations and changes in the valuation allowance are included in earnings.

Premises and Equipment. Land is carried at cost. Building, leasehold improvements and furniture fixtures, equipment, software and automobiles are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization expense are computed using the straight-line method over the shorter of the lease term or the estimated useful life of each type of asset.

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Transfer of Financial Assets. Transfers of financial assets or a participating interest in an entire financial asset are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity. A participating interest is a portion of an entire financial asset that (1) conveys proportionate ownership rights with equal priority to each participating interest holder (2) involves no recourse (other than standard representations and warranties) to, or subordination by, any participating interest holder, and (3) does not entitle any participating interest holder to receive cash before any other participating interest holder.

Fair Value Measurements. Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy describes three levels of inputs that may be used to measure fair value:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and model-driven valuations whose inputs are observable or whose significant value drivers are observable. Valuations may be obtained from, or corroborated by, third-party pricing services.

Level 3: Unobservable inputs to measure fair value of assets and liabilities for which there is little, if any market activity at the measurement date, using reasonable inputs and assumptions based upon the best information at the time, to the extent that inputs are available without undue cost and effort.

The following describes valuation methodologies used for assets measured at fair value:

Securities Available for Sale. Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid government bonds, certain mortgage products and exchange-traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include certain U.S. Government Agency bonds, mortgage-backed securities and interest-only strips. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. Securities classified within Level 3 include certain mortgage-backed securities.

Derivative Instruments. Exchange-traded derivatives valued using quoted prices are classified within Level 1 of the valuation hierarchy. However, few classes of derivative contracts are listed on an exchange; thus, the Company’s derivative positions are valued by a third-party using proprietary models and are classified within Level 2 of the valuation hierarchy. Derivatives that are valued based upon models with significant unobservable market parameters are classified within Level 3 of the valuation hierarchy.

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GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Impaired Loans. Estimates of fair value for impaired loans is based on the estimated value of the underlying collateral which is determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of the Company’s management related to values of properties in the Company’s market areas. Management takes into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value. Accordingly, fair value estimates for impaired loans are classified as Level 3.

Foreclosed Assets. Estimates of fair values are determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of the Company’s senior lending officers related to values of properties in the Company’s market areas. These officers take into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value. Accordingly, the fair values estimates for foreclosed real estate are classified as Level 3.

Income Taxes. There are two components of income taxes: current and deferred. Current income taxes reflect taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income taxes result from changes in deferred tax assets and liabilities between periods.

Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company adopted accounting guidance relating to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions. As of December 31, 2012, management is not aware of any uncertain tax positions that would have a material effect on the Company’s consolidated financial statements.

The Company files consolidated federal and state income tax returns. Income taxes are allocated between the Holding Company and its subsidiaries as though separate income tax returns were filed.

The Company recognizes interest and penalties on income taxes as a component of income tax expense.

Advertising. Media advertising costs are expensed as incurred.

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GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Stock-Based Compensation. The Company has adopted the fair value recognition method and expenses the fair value of any stock options and restricted stock awards as they vest. Under the fair value recognition method, the Company recognizes stock-based compensation in the accompanying consolidated statements of earnings.

Off-Balance-Sheet Instruments. In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of unused lines of credit, undisbursed construction loans and stand-by letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded.

Fair Values of Financial Instruments. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

Cash and Cash Equivalents. The carrying amounts of cash and cash equivalents approximate their fair value.

Securities. Fair values for securities are based on the framework for measuring fair value.

Loan Held for Sale. Fair values of loans held for sale are based on commitments on hand from investors or prevailing market prices.

Loans. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for nonperforming loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

Federal Home Loan Bank Stock. Fair value of the Company’s investment in Federal Home Loan Bank stock is its redemption value.

Accrued Interest Receivable. The carrying amounts of accrued interest approximate their fair values.

Deposits. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated expected monthly maturities of time deposits.

Federal Home Loan Bank Advances and Other Borrowings. Fair values are estimated using discounted cash flow analysis based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Junior Subordinated Debentures. The junior subordinated debentures are only transferable in the case of a merger, therefore, the fair value is estimated to be their settlement value which approximates par.

Derivatives. The fair value of derivative instruments are based on the framework for measuring fair value.

Off-Balance-Sheet Instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

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GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Comprehensive Income (Loss). Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities and fair value adjustments on cash flow hedges, are reported as a separate component of the equity section of the consolidated balance sheet, such items along with net earnings (loss), are components of comprehensive income (loss). The components of accumulated other comprehensive loss are as follows:

The components of accumulated other comprehensive income are as follows (in thousands):

	At December 31,
	2012	2011
Unrealized loss on securities available for sale	$557	(948)
Noncredit portion of other-than-temporary impairment losses on securities	(865)	(270)
Net change in fair value of cash flow hedges	(434)	(417)

Gross unrealized amount	(742)	(1,635)
Income taxes	279	615

Net unrealized amount	$(463)	(1,020)

Interest-Rate Swap Agreements. For asset/liability management purposes, the Company entered into interest-rate cap agreements to cap interest rates on specific variable-rate junior subordinated debentures. These interest-rate caps qualify as cash flow hedges. GAAP requires the gain or loss on a derivative designated as a cash flow hedge to be included in other comprehensive loss if the hedge is considered highly effective. If the cash flow hedge is not considered highly effective the gain or loss would be recorded in the statement of earnings. Interest-rate derivative financial instruments receive hedge accounting treatment only if they are designated as a hedge and are expected to be, and are, effective in substantially reducing interest-rate risk arising from the liabilities identified as exposing the Company to risk.

Recent Pronouncements. In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-05, Comprehensive Income (Topic 220). The amendments in this update remove the option to present the components of other comprehensive income as part of the consolidated statements of stockholders’ equity. ASU No. 2011-05 was effective for annual periods, beginning on January 1, 2012. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In December 2011, ASU No. 2011-12 Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in ASU No. 2011-05 was issued. In order to defer only those changes in ASU 2011-05 that relate to the presentation of reclassification adjustments, the paragraphs in this ASU supersede certain pending paragraphs in ASU 2011-05. The amendments were made to allow the FASB time to re-deliberate whether to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. While the FASB is considering the operational concerns about the presentation requirements for reclassification adjustments and the needs of financial statement users for additional information about reclassification adjustments, entities are required to continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect before ASU 2011-05. All other requirements in ASU

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GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

2011-05 are not affected by this ASU, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. The adoption of this guidance had no impact on the Company’s consolidated financial statements.

(2) Securities Available for Sale

Securities have been classified according to management’s intention. The carrying amount of securities and their fair values are as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At December 31, 2012:
U.S. Government Agency bonds	$5,495	57	—	5,552
State, county and municipal	10,049	330	(18)	10,361
Mortgage-backed securities	29,093	1,060	(98)	30,055
Interest-only strips	3,971	—	(1,639)	2,332

Total securities available for sale	$48,608	1,447	(1,755)	48,300

At December 31, 2011:
U.S. Government Agency bonds	19,998	93	(12)	20,079
State, county and municipal	1,156	7	—	1,163
Mortgage-backed securities	30,802	1,332	(272)	31,862
Interest-only strips	6,607	—	(2,366)	4,241

Total securities available for sale	$58,563	1,432	(2,650)	57,345

There were no sales of securities available for sale in 2012, 2011 or 2010.

The scheduled maturities of securities at December 31, 2012 are as follows (in thousands):

	Amortized Cost	Fair Value
Due from one to five years	$1,498	1,546
Due from five to ten years	14,046	14,367
Mortgage-backed securities	29,093	30,055
Interest-only strips	3,971	2,332

	$48,608	48,300

At December 31, 2012 and 2011, securities with a carrying value of $14,164,000 and $18,733,000, respectively were pledged to secure public deposits and repurchase agreements with customers.

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GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(2) Securities Available for Sale, Continued

Securities with gross unrealized losses at December 31, 2012, aggregated by investment category and length of time that individual securities have been in a continuous loss position, is as follows (in thousands):

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
State, county and municipal	$(18)	1,962	—	—
Mortgage-backed securities	(19)	3,576	(80)	150
Interest-only strips	—	—	(1,638)	2,332

Total	$(37)	5,538	(1,718)	2,482

During 2012 and 2011, the Company had a $1,072,000 and $195,000 OTTI loss related to one mortgage-backed security and one interest-only strips. There were no securities deemed OTTI impaired during the year ended December 31, 2010. The table below provides a cumulative roll forward of credit losses recognized in earnings relating to the Company’s securities (in thousands):

	Year Ended December 31,
	2012	2011
Beginning cumulative credit losses	$195	—
Additions for credit losses not previously recognized	1,072	195

Ending cumulative credit losses	$1,267	195

Management will continue to evaluate the investment ratings in the securities portfolio, severity in pricing declines, market price quotes along with timing and receipt of amounts contractually due. Based upon these and other factors, the securities portfolio may experience further impairment.

The unrealized losses on five investment securities available for sale not deemed OTTI impaired were caused by interest rate changes. It is expected that the securities would not be settled at a price less than the par value of the investments. Because the decline in fair value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered OTTI.

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GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3) Loans

The segments of loans are as follows (in thousands):

	December 31,
	2012	2011
Commercial real estate	$184,031	195,051
Residential real estate	16,211	19,404
Construction and land development	30,331	25,906
Commercial	110,448	101,205
Consumer and other	18,556	22,976

Total loans	359,577	364,542
Deduct:
Deferred loan fees, net	(499)	(510)
Allowance for loan losses	(16,104)	(17,039)

Loans, net	$342,974	346,993

The Company has divided the loan portfolio into five portfolio segments and classes, each with different risk characteristics and methodologies for assessing risk. The portfolio segments and class are the same and are identified by the Company as follows:

Commercial Real Estate Loans. Commercial real estate loans consist of loans to finance real estate purchases, refinancings, expansions and improvements to commercial properties. These loans are secured by first liens on office buildings, apartments, farms, retail and mixed-use properties, churches, warehouses and restaurants located within the Company’s market area. The Company’s underwriting analysis includes credit verification, independent appraisals, a review of the borrower’s financial condition, and a detailed analysis of the borrower’s underlying cash flows. Commercial real estate loans are larger than residential loans and involve greater credit risk. The repayment of these loans largely depends on the results of operations and management of these properties. Adverse economic conditions also affect the repayment ability to a greater extent than residential real estate loans.

Residential Real Estate Loans. The Company originates adjustable-rate and fixed-rate, residential real estate loans for the purchase or refinancing of a mortgage. These loans are collateralized by owner-occupied properties located in the Company’s market area. Residential real estate loans are underwritten in accordance with polices set forth and approved by the Company’s board of directors. Such standards include repayment capacity and source, value of the underlying property, credit history stability.

Construction and Land Development Loans. Construction and land development loans consist of loans to individuals for the construction of their primary residences and, to a limited extent, loans to builders and commercial borrowers. These loans are categorized as construction and land development loans during the construction period, and may convert to commercial or residential real estate loans after the construction is complete and amortization of the loan begins. Construction and land development loans are approved based on an analysis of the borrower and guarantor, the viability of the project and on an acceptable percentage of the appraised value of the property securing the loan. The funds are disbursed periodically based on the percentage of construction completed. The Company carefully monitors these loans with on-site inspections and requires the receipt of lien waivers on funds advanced. To the extent construction loans are not made to owner-occupants of single-family homes, they are more vulnerable to changes in economic conditions. Further, the nature of these loans is such that they are more difficult to evaluate and monitor. The risk of

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GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3) Loans, Continued

loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property’s value upon completion of the project and the estimated cost (including interest) of the project.

Commercial. Commercial loans consist of loans to small- and medium-sized companies in the Company’s market area. Commercial loans are generally used for working capital purposes or for acquiring equipment, inventory or fixtures. Primarily all of the Company’s commercial loans are secured loans, along with a small amount of unsecured loans. The Company’s underwriting analysis consists of a review of the financial statements of the borrower, the lending history of the borrower, the debt service capabilities of the borrower, the projected cash flows of the business, the value of the collateral, if any, and whether the loan is guaranteed by the principals of the borrower. These loans are generally secured by accounts receivable, inventory and equipment. Commercial loans are typically made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business, which makes them of higher risk than residential loans and the collateral securing loans may be difficult to appraise and may fluctuate in value based on the success of the business. The Company seeks to minimize these risks through its underwriting standards.

Consumer and Other. Consumer loans mainly consist of variable-rate and fixed-rate home equity lines-of-credit secured by a lien on the borrower’s primary residence. Most of the Company’s consumer loans share approximately the same level of risk as residential mortgages.

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GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3) Loans, Continued

An analysis of the change in allowance for loan losses follow (in thousands):

	Commercial Real Estate	Residential Real Estate	Construction and Land Development	Commercial	Consumer and Other	Total	Comparative Totals 2010
Year Ended December 31, 2012:
Beginning balance	$8,693	739	1,394	5,696	517	17,039
Provision (credit) for loan losses	308	(646)	717	1,197	(241)	1,335
Charge-offs	(1,866)	—	(422)	(578)	(12)	(2,878)
Recoveries	488	4	—	80	36	608

Ending balance	$7,623	97	1,689	6,395	300	16,104

Individually evaluated for impairment:
Recorded investment	$11,927	—	6,422	13,366	—	31,715

Balance in allowance for loan losses	$4,008	—	1,082	4,423	—	9,513

Collectively evaluated for impairment:
Recorded investment	$172,104	16,211	23,909	97,082	18,556	327,862

Balance in allowance for loan losses	$3,615	97	607	1,972	300	6,591

Year Ended December 31, 2011:
Beginning balance	9,493	292	3,070	8,532	313	21,700	15,567
Provision (credit) for loan losses	3,543	440	1,748	(1,130)	657	5,258	8,858
Charge-offs	(4,500)	—	(3,424)	(2,025)	(456)	(10,405)	(3,160)
Recoveries	157	7	—	319	3	486	435

Ending balance	$8,693	739	1,394	5,696	517	17,039	21,700

Individually evaluated for impairment:
Recorded investment	$14,118	—	6,124	9,054	1,020	30,316	46,158

Balance in allowance for loan losses	$3,699	—	4	4,121	—	7,824	13,306

Collectively evaluated for impairment:
Recorded investment	$180,933	19,404	19,782	92,151	21,956	334,226	350,952

Balance in allowance for loan losses	$4,994	739	1,390	1,575	517	9,215	8,394

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3) Loans, Continued

The following summarizes the loan credit quality (in thousands):

	Commercial Real Estate	Residential Real Estate	Construction and Land Development	Commercial	Consumer and Other	Total
Credit Risk Profile by Internally Assigned Grade: At December 31, 2012:
Grade:
Pass	$171,534	16,211	23,722	96,845	18,081	326,393
Special mention	—	—	—	—	—	—
Substandard	12,497	—	6,609	13,603	475	33,184
Doubtful	—	—	—	—	—	—
Loss	—	—	—	—	—	—

Total	$184,031	16,211	30,331	110,448	18,556	359,577

At December 31, 2011:
Grade:
Pass	177,575	19,404	18,929	91,288	21,351	328,547
Special mention	—	—	—	226	—	226
Substandard	17,476	—	6,977	9,691	1,625	35,769
Doubtful	—	—	—	—	—	—
Loss	—	—	—	—	—	—

Total	$195,051	19,404	25,906	101,205	22,976	364,542

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors.

The Company analyzes loans individually by classifying the loans as to credit risk. Loans classified as substandard or special mention are reviewed quarterly by the Company for further deterioration or improvement to determine if they are appropriately classified and whether there is any impairment. All loans are graded upon initial issuance. Further, commercial loans over $500,000 are typically reviewed at least annually to determine the appropriate loan grading. In addition, during the renewal process of any loan, as well as if a loan becomes past due, the Company will determine the appropriate loan grade.

Loans excluded from the review process above are generally classified as pass credits until: (a) they become past due; (b) management becomes aware of a deterioration in the credit worthiness of the borrower; or (c) the borrower contacts the Company for a modification. In these circumstances, the loan is specifically evaluated for potential classification as to special mention, substandard or even charged-off. The Company uses the following definitions for risk ratings:

Pass — A Pass loan’s primary source of loan repayment is satisfactory, with secondary sources very likely to be realized if necessary.

Special Mention — A Special Mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in the deterioration of the repayment

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3) Loans, Continued

prospects for the asset or the Company’s credit position at some future date. Special Mention loans are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.

Substandard — A Substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful — A loan classified Doubtful has all the weaknesses inherent in one classified Substandard with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loss — A loan classified Loss is considered uncollectible and of such little value that continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future.

Age analysis of past-due loans is as follows (in thousands):

	Accruing Loans
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current	Nonaccrual Loans	Total Loans
At December 31, 2012:
Commercial real estate	$107	145	—	252	183,302	477	184,031
Residential real estate	—	—	—	—	16,211	—	16,211
Construction and land development	—	—	—	—	28,112	2,219	30,331
Commercial	1,499	—	—	1,499	108,145	804	110,448
Consumer and other	352	49	—	401	18,155	—	18,556

Total	$1,958	194	—	2,152	353,925	3,500	359,577

At December 31, 2011:
Commercial real estate	2,055	84	—	2,139	189,847	3,065	195,051
Residential real estate	—	—	—	—	19,404	—	19,404
Construction and land development	1,144	—	—	1,144	22,239	2,523	25,906
Commercial	43	35	—	78	99,915	1,212	101,205
Consumer and other	—	—	—	—	21,700	1,276	22,976

Total	$3,242	119	—	3,361	353,105	8,076	364,542

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3) Loans, Continued

The following summarizes the amount of impaired loans (in thousands):

	With No Related Allowance Recorded		With an Allowance Recorded			Total
	Recorded Investment	Unpaid Contractual Principal Balance	Recorded Investment	Unpaid Contractual Principal Balance	Related Allowance	Recorded Investment	Unpaid Contractual Principal Balance	Related Allowance

At December 31, 2012:
Commercial real estate	$1,869	2,344	10,058	10,114	4,008	11,927	12,458	4,008
Construction and land development	3,929	7,703	2,493	2,493	1,082	6,422	10,196	1,082
Commercial	6,058	6,058	7,308	9,368	4,423	13,366	15,426	4,423

	$11,856	16,105	19,859	21,975	9,513	31,715	38,080	9,513

At December 31, 2011:
Commercial real estate	6,243	8,580	7,875	7,875	3,699	14,118	16,455	3,699
Construction and land development	5,939	9,363	185	185	4	6,124	9,548	4
Commercial	2,041	3,742	7,013	7,013	4,121	9,054	10,755	4,121
Consumer and other	1,020	1,041	—	—	—	1,020	1,041	—

	$15,243	22,726	15,073	15,073	7,824	30,316	37,799	7,824

The average net investment in impaired loans and interest income recognized and received on impaired loans are as follows (in thousands):

	Average Recorded Investment	Interest Income Recognized	Interest Income Received

Year Ended December 31, 2012:
Commercial real estate	$9,536	711	711
Construction and land development	5,551	260	311
Commercial	8,281	552	685
Consumer and other	510	35	35

	$23,878	1,558	1,742

Year Ended December 31, 2011:
Commercial real estate	17,404	826	1,094
Residential real estate	408	498	523
Construction and land development	6,214	251	289
Commercial	5,378	400	563
Consumer and other	999	28	49

	$30,403	2,003	2,518

Comparative totals for 2010	$34,380	2,018	1,950

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3) Loans, Continued

The following is a summary of loans determined to be troubled debt restructuring during the years ended December 31, 2012 and 2011 (dollars in thousands):

	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Troubled Debt Restructurings:
Year Ended December 31, 2012:
Commercial real estate:
Modified interest rate amortization	1	$3,081	3,081
Residential real estate:
Modified interest rate and amortization
Construction and land development:
Modified amortization	2	846	846
Commercial:
Modified interest rate and amortization	1	857	857

Total	4	$4,784	4,784

Year Ended December 31, 2011:
Commercial real estate:
Modified amortization	2	239	239
Residential real estate:
Modified interest rate and amortization	1	500	500
Construction and land development:
Modified amortization	1	185	185
Modified interest rate and amortization	1	2,614	2,614
Commercial:
Modified interest rates	1	2,562	2,562
Modified amortization	4	3,136	3,136
Modified interest rate and amortization	1	142	142

Total	11	$9,378	9,378

During the year ended December 31, 2012 and 2011, respectively, there were no loans that were determined to be a troubled debt restructuring that subsequently defaulted during the year in which they were restructured.

The Company grants the majority of its loans to borrowers throughout Martin, Palm Beach and St. Lucie Counties, Florida. Although the Company has a diversified loan portfolio, a significant portion of its borrowers’ ability to honor their contracts is dependent upon the economy and real estate market in those counties.

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(4) Foreclosed Real Estate

An analysis of the allowance for losses on foreclosed real estate is as follows (in thousands):

	Year Ended December 31,
	2012	2011	2010
Balance at beginning of year	$1,878	1,425	795
Provision for losses	605	606	630
Charge-offs	(195)	(153)	—

Balance at end of year	$2,288	1,878	1,425

Expenses applicable to foreclosed real estate follows (in thousands):

	Year Ended December 31,
	2012	2011	2010
Provision for losses	$605	606	630
Operating expenses	575	241	610

	$1,180	847	1,240

(5) Premises and Equipment

A summary of premises and equipment follows (in thousands):

	December 31,
	2012	2011
Land	$1,937	1,937
Building	5,305	5,303
Leasehold improvements	738	715
Furniture, fixtures and equipment	2,611	2,506
Software	376	367
Automobiles	140	134

Total, at cost	11,107	10,962
Less accumulated depreciation and amortization	(5,020)	(4,658)

Premises and equipment, net	$6,087	6,304

The Company leases certain facilities. The lease terms vary from one to ten years and contain renewal options, escalation clauses and some provide for proration of operating expenses. Rent expense for the years ended December 31, 2012 and 2011 was approximately $234,000 and $233,000, respectively. In addition, the Company leases space in its Delray and St. Lucie branch to third parties. The leases have initial terms of one to three years and rental income was approximately $103,000 and $98,000 for the years ended December 31, 2012 and 2011, respectively. Future minimum lease commitments are as follows (in thousands):

Year Ending	Operating Lease Expense	Operating Lease Income
2013	$171	29
2014	172	13
2015	58	—

Total	$401	42

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(6) Deposits

The aggregate amount of time deposits with a minimum denomination of $100,000, was $63.0 million and $65.8 million at December 31, 2012 and 2011, respectively. A schedule of maturities of time deposit follows (in thousands):

Year Ending December 31,	Amount
2013	$58,864
2014	26,741
2015	9,266
2016	3,335
2017	4,573
Thereafter	96

$102,875

At December 31, 2012 and 2011, securities with a carrying value of $8,752,000 and $13,174,000, respectively were pledged to the State of Florida to secure public funds.

(7) Federal Home Loan Bank (“FHLB”) Advances

Maturities and interest rates of FHLB advances are as follows ($ in thousands):

Year Ending December 31,	Call Dates	Fixed or Adjustable Interest	Interest Rate	December 31,
				2012	2011
2012	N/A	Fixed	4.16-4.61%	$—	35,000
2017	2013	Fixed	5.19%	5,000	5,000

				$5,000	40,000

Pursuant to the collateral agreement with the FHLB, the advances are collateralized as follows (in thousands):

	December 31,
	2012	2011
Residential and commercial real estate loans	$49,486	58,423
Home equity lines of credit	4,830	5,270
FHLB stock	1,044	2,982

	$55,360	66,675

Under the collateral agreement with the FHLB, at December 31, 2012, the remaining credit availability based on the current value of the collateral is $49.3 million. At December 31, 2012, the Bank has $132.4 million in remaining available credit if additional collateral is pledged.

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(8) Other Borrowings

The Company enters into repurchase agreements with its customers. These agreements generally mature daily. At December 31, 2012 and 2011 the outstanding balance of such borrowings totaled $2,597,000 and $4,710,000. These agreements are collateralized by securities available for sale with fair values of $5,412,000 and $5,559,000 at December 31, 2012 and 2011, respectively.

At December 31, 2012, the Company had lines of credit of $38 million with four correspondent banks to purchase federal funds. There were no amounts outstanding in connection with these lines of credit at December 31, 2012.

(9) Junior Subordinated Debentures

Gulfstream Bancshares Capital Trust I was formed during 2004 for the sole purpose of issuing $7,000,000 of junior subordinated debentures in a pooled security offering. Gulfstream Bancshares Capital Trust II was formed during 2006 for the sole purpose of issuing $3,000,000 of junior subordinated debentures in a pooled security offering.

The Trusts sold junior subordinated debentures in the aggregate principal amount of $10,000,000 (the “Capital Securities”) in pooled junior subordinated debentures offerings. The proceeds from these sales, along with the proceeds from the sale of the Trusts’ common securities, were paid to the Holding Company in exchange for $10,310,000 of its adjustable-rate Junior Subordinated Debentures (the “Debentures”). The Debentures have the same terms as the Capital Securities. The sole assets of the Trusts, the obligors on the Capital Securities, is the Debentures.

The Holding Company has guaranteed the Trusts’ payment of distributions on the capital securities, payments on any redemptions of the capital securities, and any liquidation distribution with respect to the Capital Securities. Cash distributions on both the Capital Securities and the Debentures are payable quarterly in arrears. The following summarizes the Holding Company’s outstanding debentures to the Trusts ($ in thousands).

	Interest Rate	Outstanding at December 31,		Optional Prepayment Date	Maturity Date
Trust Name		2012	2011
Gulfstream Bancshares
Capital Trust I	LIBOR +1.90%	$7,217	7,217	01/18/2011	01/18/2035
Gulfstream Bancshares
Capital Trust II	LIBOR +1.70%	3,093	3,093	03/06/2012	03/06/2037

Total		$10,310	10,310

The Capital Securities are subject to mandatory redemption (i) in whole, but not in part, upon repayment of the Debentures at stated maturity or, at the option of the Holding Company, their earlier redemption in whole upon the occurrence of certain changes in the tax treatment or capital treatment of the Capital Securities, or a change in the law such that the Trust would be considered an investment company and (ii) in whole or in part at any time on or after five years from issuance contemporaneously with the optional redemption by the Holding Company of the Debentures in whole or in part. The Debentures are redeemable prior to maturity at the option of the Holding Company (i) on or after five years from issuance, in whole at any time or in part from time to time, or (ii) in whole, but not in part, at any time within 90 days following

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(9) Junior Subordinated Debentures, Continued

the occurrence and continuation of certain changes in the tax treatment or capital treatment of the Capital Securities, or a change in law such that the Trust would be considered an Investment Company, required to be registered under the Investment Company Act of 1940.

(10) Derivative Financial Instruments

The Company utilizes interest-rate caps which are derivative financial instruments. Stand alone derivative financial instruments such as interest-rate swaps, are used to economically hedge interest rate risk related to the Company’s financial instruments. These derivative instruments involve both credit and market risk. The notional amounts are amounts on which calculations, payments, and the value of the derivatives are based. Notional amounts do not represent direct credit exposures. Direct credit exposure is limited to the net difference between the calculated amounts to be received and paid, if any, over the life of the contract. Such differences, which represent the fair value of the derivative instruments, is reflected on the Company’s consolidated balance sheets as either derivative assets or derivative liabilities.

The Company is exposed to credit-related losses in the event of nonperformance by the counterparties to those agreements. The Company controls the credit risk of its financial contracts through credit approvals, limits and monitoring procedures, and does not expect any counterparties to fail their obligations.

Interest-Rate Risk Management-Cash Flow Hedging Instruments. Variable-rate junior subordinated debentures expose the Company to variability in their cash flows due to changes in the level of interest rates as well as expose the Company to interest-rate risk in a rising-rate environment. Management believes that it is prudent to limit both interest-rate risk and the variability in the cash flows of certain variable-rate deposit liabilities. It is the Company’s objective to hedge the change in cash flow of certain variable-rate junior subordinated debentures. To meet this objective, the Company utilizes interest-rate caps as an asset/liability management strategy to hedge the change in cash flows of the borrowings due to changes in interest rates. These interest rate cap agreements are contracts to make a series of variable-rate payments in exchange for receiving a series of fixed-rate payments and are based on the terms of the individual underlying borrowings, thus converting the long term variable-rate borrowings to fixed-rate borrowings. The change in the cash flows of the underlying borrowings are offset by the fixed-rate interest rate cap agreements. The Company believes it is economically prudent to keep hedge coverage ratios at acceptable risk levels, which may vary depending on current and expected interest rate movement.

The information pertaining to outstanding derivative instruments is as follows ($ in thousands):

	At December 31,
	2012	2011
Notional amount-interest rate caps	$10,310	10,310
Weighted-average pay rate	2.53%	3.58%
Weighted-average receive rate (1)	—	—
Weighted-average maturity in years	2.51	3.53
Net interest paid during year	$56	4
Fair value adjustments on cash flow hedges	$(434)	(417)

(1)	The Company will continue to pay the contractual rates on the junior subordinated debentures as noted in Footnote 9. The interest-rate caps will pay the Company the difference in rates when the three-month Libor exceeds 1.50%. At December 31, 2012 and 2011, the three month Libor was below 1.50%.

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(10) Derivative Financial Instruments, Continued

As of December 31, 2012, the Company has concluded that the interest-rate swaps are highly effective and therefore the loss on the swaps is reported, net of tax benefit, in other comprehensive income.

(11) Salary Continuation Agreements

The Company entered into Salary Continuation Agreements (the “Agreements”) with certain officers which requires the Company to provide salary continuation benefits to them upon retirement or in the event of a change in control of the Company. The Company is accruing the present value of the future benefits over the term of the Agreements. The Agreements also have a death benefit. The Company has purchased life insurance policies on the officers which would fund the death benefit, which although not formally linked, have future cash value which approximates estimated future benefit. The expense relating to these Agreements was $267,000, $145,000 and $124,000 in 2012, 2011 and 2010, respectively.

(12) Income Taxes

Income taxes (benefit) consisted of the following (in thousands):

	Current	Deferred (Benefit)	Total
Year Ended December 31, 2012:
Federal	$2,626	(811)	1,815
State	393	(107)	286

Total	$3,019	(918)	2,101

Year Ended December 31, 2011:
Federal	439	1,286	1,725
State	74	221	295

Total	$513	1,507	2,020

Year Ended December 31, 2010:
Federal	3,165	(2,503)	662
State	543	(423)	120

Total	$3,708	(2,926)	782

The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows ($ in thousands):

	Year Ended December 31,
	2012		2011		2010
	Amount	% of Pretax Earnings	Amount	% of Pretax Earnings	Amount	% of Pretax Earnings
Income taxes at statutory rate	$2,081	34.0%	$1,838	34.0%	$756	34.0%
Increases (decreases) resulting from:
State taxes, net of Federal tax benefit	189	3.1	195	3.6	79	3.6
Stock compensation expense	55	.9	42	0.8	102	4.6
Nontaxable income	(67)	(1.1)	(59)	(1.1)	(173)	(7.8)
Other	(157)	(2.6)	4	0.1	18	0.8

Income taxes	$2,101	34.3%	$2,020	37.4%	$782	35.2%

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(12) Income Taxes, Continued

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands):

	At December 31,
	2012	2011
Deferred tax assets:
Allowance for loan losses	$6,060	6,412
Premises and equipment	299	234
Supplemental retirement	445	342
Stock compensation	91	60
Unrealized loss on securities available for sale	116	458
Unrealized loss on cash flow hedge	163	157
Interest on nonaccrual loans	59	85
Foreclosed real estate	1,357	1,015
Impaired securities	614	73

Deferred tax assets	9,204	8,836

Deferred tax liabilities:
Deferred loan costs	(103)	(108)
Prepaid expenses	(72)	(109)
Other	—	(172)

Deferred tax liabilities	(175)	(389)

Net deferred tax asset	$9,029	8,447

The Company files consolidated income tax returns in the U.S. federal jurisdiction and the State of Florida. The Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2009.

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(13) Fair Value Measurements

Securities available for sale measured at fair value on a recurring basis are summarized below (in thousands):

		Fair Value Measurements Using
	Fair Value	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2012:
U.S. Government Agency bonds	$5,552	—	5,552	—
State, county and municipal	10,361	—	10,361	—
Mortgage-backed securities	30,055	—	29,905	150
Interest-only strips	2,332	—	2,332	—

	$48,300	—	48,150	150

December 31, 2011:
U.S. Government Agency bonds	20,079	—	20,079	—
State, county and municipal	1,163	—	1,163	—
Mortgage-backed securities	31,862	—	31,600	262
Interest-only strips	4,241	—	4,241	—

	$57,345	—	57,083	262

During 2012, one security transferred out of Level 2 and into Level 3, due to the fact that the security was deemed impaired. During 2011, one security transferred out of Level 3 and into Level 2. During 2010, one security transferred out of Level 1 and into Level 3 and two securities transferred out of Level 2 and into Level 3. The transfer of these securities among Level 1, 2 and 3 were based on the change in inputs used in valuing the securities.

A reconciliation for all available-for-sale securities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) are as follows (in thousands):

	Year Ended December 31,
	2012	2011	2010
Balance, January 1, 2012	$262	882	—
Losses included in earnings	(72)	(195)	—
(Losses) gains included in other comprehensive income	(80)	77	(148)
Settlements	(40)	(300)	—
Transfer into Level 3	80	—	1,030
Transfer out of Level 3	—	(202)	—

Balance, December 31, 2012	$150	262	882

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(13) Fair Value Measurements, Continued

Derivatives measured at fair value on a recurring basis are summarized below (in thousands):

		Fair Value Measurements at Reporting Date Using
	Fair Value	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
As of December 31, 2012-
Derivative cash flow hedges (interest rate caps)	$7	—	7	—

As of December 31, 2011-
Derivative cash flow hedges (interest rate caps)	$81	—	81	—

Impaired loans measured at fair value or a nonrecurring basis are as follows (in thousands):

	At Year End					Losses Recorded During the Year
	Fair Value	Level 1	Level 2	Level 3	Total Losses
December 31, 2012:
Commercial real estate	$6,432	—	—	6,432	4,539	613
Construction and land development	1,458	—	—	1,458	3,774	372
Commercial	2,726	—	—	2,726	5,050	524

Total	$10,616	—	—	10,616	13,363	1,509

December 31, 2011:
Commercial real estate	6,883	—	—	6,883	6,036	2,701
Construction and land development	1,762	—	—	1,762	3,424	1,276
Commercial	2,579	—	—	2,579	4,558	760
Consumer and other	1,020	—	—	1,020	21	21

Total	$12,244	—	—	12,244	14,039	4,758

Foreclosed real estate measured at fair value on a nonrecurring basis are as follows (in thousands):

	At Year End					Losses Recorded During the Year
	Total	Level 1	Level 2	Level 3	Total Losses
December 31, 2012-
Foreclosed real estate, net	$4,658	—	—	4,658	2,288	605

December 31, 2011-
Foreclosed real estate, net	$5,929	—	—	5,929	1,878	606

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(14) Off-Balance-Sheet Financial Instruments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are unused lines of credit, undisbursed construction loans and stand-by letters of credit and may involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and unused lines of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

Stand-by letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These letters of credit are primarily issued to support third-party borrowing arrangements and generally have expiration dates within one year of issuance. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. The Company generally holds collateral supporting those commitments.

Stand-by letters of credit and unused lines of credit typically result in loans with a market interest rate when funded.

The following is a summary of the Company’s financial instruments with off-balance-sheet risk at December 31, 2012 (in thousands):

Contract Amount
Unused lines of credit	$70,299

Undisbursed construction loans	$8,406

Stand-by letters of credit	$827

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(15) Fair Value of Financial Instruments

The estimated fair value of the Company’s financial instruments were as follows (in thousands):

	At December 31,
	2012		2011
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$131,633	131,633	109,734	109,734
Securities	48,300	48,300	57,345	57,345
Loans held for sale	468	470	733	746
Loans, net	342,974	347,522	346,993	341,683
Federal Home Loan Bank stock	1,044	1,044	2,982	2,982
Accrued interest receivable	1,257	1,257	1,401	1,401

Financial liabilities:
Deposit	472,893	474,064	437,369	438,913
Federal Home Loan Bank advances	5,000	5,588	40,000	41,612
Junior subordinated debentures	10,310	10,310	10,310	10,310
Other borrowings	2,597	2,597	4,710	4,710

Off-balance-sheet financial instruments	—	—	—	—

(16) Stock Plans

Stock Option Plan. The Company established a Director’s Stock Option Plan and an Officers’ and Employees’ Stock Option Plan (collectively referred to as “1999 Stock Option Plans”). Under these plans, the total number of shares which may be issued is 320,000. The options granted have a term of ten years and vest over five years. During 2009, the 1999 Stock Option Plans were terminated and the Company established the 2009 Stock Option Plan. Under this plan, the total number of shares which may be issued is 200,000. The options have a term of ten years and vest over three years. At December 31, 2012, 98,309 shares remain available for grant under the 2009 Stock Option Plan.

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	Year Ended December 31,
	2012	2011	2010
Risk-free interest rate	0.96-1.33%	1.18-2.50%	2.43-2.80%
Expected stock volatility	11.68%	11.68%	11.68%
Expected life in years	6.0	6.0	6.0
Per share grant-date fair value of options issued during the year	$3.66-3.94	3.38-4.34	3.73-3.97

The Company used the guidance issued by the Securities and Exchange Commission to determine the estimated life of options issued. Expected volatility is based on volatility of similar companies. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The dividend yield assumption is based on the Company’s history and expectation of dividend payments.

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(16) Stock Plans, Continued

A summary of stock option transactions follows ($ in thousands, except share amounts):

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Outstanding at December 31, 2010	159,007	$27.71
Options granted	38,201	23.00
Options exercised	(5,840)	14.08
Options forfeited	(13,085)	31.46

Outstanding at December 31, 2011	178,283	26.87
Options granted	40,255	26.00
Options exercised	(17,390)	14.35
Options forfeited	(3,625)	29.95

Outstanding at December 31, 2012	197,523	$27.65	6.41 years

Exercisable at December 31, 2012	116,519	$28.83	4.94 years

At December 31, 2012, there was approximately $213,000 of total unrecognized compensation expense related to nonvested share-based compensation arrangements granted under the plans. The cost is expected to be recognized over a weighted-average period of seventeen months. The total fair value of shares vesting and recognized as compensation expense was $183,000, $146,000 and $125,000 for the years ended December 31, 2012, 2011 and 2010, respectively. The associated income tax benefit recognized was $8,000, $9,000 and $9,000 for the years ended December 31, 2012, 2011 and 2010, respectively.

Restricted Stock Plan. The Company has set aside 30,000 shares of common stock to be awarded to officers and employees. All awards of stock and the terms of the awards must be approved by the Compensation Committee. During 2012, the Company awarded 4,460 shares of common stock to officers of the Company of which 3,000 shares vested immediately and 1,460 shares will vest after two years of continuous service provided by the officer from the date of grant. During 2011, the Company awarded a total of 7,600 shares of common stock to officers of the Company of which 1,500 shares vested immediately and 6,100 shares will vest after two years of continuous service provided by the officer from the date of grant. During 2010, the Company awarded 3,000 shares of common stock to an officer of the Company that vests after two years of continuous service provided by the officer from the date of grant. At December 31, 2012, the Company had 14,940 shares that remain available for awards.

(17) Stockholders’ Equity

On June 26, 2009, the Company issued 7,500 shares of Series B preferred stock and warrants to purchase 375 shares of Series C preferred stock to the U.S. Treasury for proceeds of $7.5 million under the U.S. Treasury’s Capital Purchase Program. The warrants were immediately exercised by the U.S. Treasury on June 26, 2009. The terms of the Series B preferred stock require quarterly dividend payments of 5% of the outstanding principal during the first five years the issue is outstanding after which the dividend rate increases to 9%. The terms of the Series C require quarterly dividend payments of 9%.

During 2011, the Company redeemed the Treasury Preferred Shares in order to participate in the Treasury’s Small Business Lending Fund (“SBLF”) program.

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(17) Stockholders’ Equity, Continued

On August 18, 2011, the Company entered into a Securities Purchase Agreement with the Secretary of the Treasury, pursuant to which the Company issued to the Treasury 7,500 shares of its Senior Non-Cumulative Perpetual Preferred Stock, Series D, having a liquidation preference of $1,000 per share (the “Series D Preferred Stock”), in exchange for 7,500 shares of the Company’s Series B preferred stock. The issuance was pursuant to the SBLF program. The Series D Preferred Stock is entitled to receive noncumulative dividends payable quarterly on each January 1, April 1, July 1 and October 1, commencing October 1, 2011. The dividend rate, which is calculated on the aggregate Liquidation Amount, has been initially set at 5% per annum based upon the current level of “Qualified Small Business Lending” (“QSBL”) by the Bank. The dividend rate for future dividend periods will be set based upon the percentage change in qualified lending between each dividend period and the baseline QSBL level established at the time the Agreement was entered into. Such dividend rate may vary from 1% per annum to 5% per annum for the second through tenth dividend periods, and from 1% per annum to 7% per annum for the eleventh through the first half of the nineteenth dividend periods. If the Series D Preferred Stock remains outstanding for more than four-and-one-half years, the dividend rate will be fixed at 9%. Prior to that time, in general, the dividend rate decreases as the level of the Company’s QSBL increases. Such dividends are not cumulative, but the Company may only declare and pay dividends on its common stock (or any other equity securities junior to the Series D Preferred Stock) if it has declared and paid dividends for the current dividend period on the Series D Preferred Stock, and will be subject to other restrictions on its ability to repurchase or redeem other securities.

The SBLF Preferred Stock is nonvoting, except in limited circumstances. In the event that the Company misses five dividend payments, whether or not consecutive, the holder of the SBLF Preferred Stock will have the right, but not the obligation, to appoint a representative as an observer on the Company’s board of directors. As is more completely described in the Certificate of Designation, holders of the Series D Preferred Stock have the right to vote as a separate class on certain matters relating to the rights of holders of Series D Preferred Stock and on certain corporate transactions. Except with respect to such matters and, if applicable, the election of the additional directors described above, the Series D Preferred Stock does not have voting rights.

The Company may redeem the shares of Series D Preferred Stock, in whole or in part, at any time at a redemption price equal to the sum of the Liquidation Amount per share and the per-share amount of any unpaid dividends for the then-current period, subject to any required prior approval by the Company’s primary federal banking regulator.

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(18) Related Party Transactions

In the ordinary course of business, the Bank accepts deposits from and grants loans to principal officers and directors and their affiliates. These transactions are summarized as follows (in thousands):

	Year Ended December 31,
	2012	2011
Loans:
Beginning balance	$6,614	6,736
Additions	3,576	647
Repayments	(1,479)	(769)

Ending balance	$8,711	6,614

Deposits at year end	$17,898	12,569

(19) Dividends

The Bank is limited in the amount of cash dividends that may be paid to the Holding Company. The amount of cash dividends that may be paid is based on the Bank’s net earnings of the current year combined with the Bank’s retained earnings of the preceding two years, as defined by state banking regulations. However, for any dividend declaration, the Bank must consider additional factors such as the amount of current period net earnings, liquidity, asset quality, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividends which the Bank could declare. In addition, bank regulators have the authority to prohibit banks from paying dividends if they deem such payment to be an unsafe or unsound practice.

(20) Regulatory Matters

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the Federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective actions, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined).

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(20) Regulatory Matters, Continued

As of December 31, 2012, the most recent notification from the regulatory authorities categorized the Bank as well capitalized. An institution must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank’s category. The Company’s and the Bank’s actual capital amounts and percentages are also presented in the table ($ in thousands).

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
As of December 31, 2012:
Total Capital to Risk-Weighted Assets:
Bank	$70,621	18.11%	$31,204	8.00%	$39,005	10.00%
Company	71,542	18.32	31,235	8.00	N/A	N/A
Tier I Capital to Risk-Weighted Assets:
Bank	65,724	16.85	15,602	4.00	23,403	6.00
Company	66,523	17.04	15,617	4.00	N/A	N/A
Tier I Capital to Average Assets:
Bank	65,724	11.97	21,970	4.00	27,462	5.00
Company	66,523	12.14	21,912	4.00	N/A	N/A

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
As of December 31, 2011:
Total Capital to Risk-Weighted Assets:
Bank	$65,690	16.74%	$31,391	8.00%	$39,239	10.00%
Company	66,424	16.91	31,418	8.00	N/A	N/A
Tier I Capital to Risk-Weighted Assets:
Bank	60,626	15.45	15,696	4.00	23,543	6.00
Company	61,365	15.63	15,709	4.00	N/A	N/A
Tier I Capital to Average Assets:
Bank	60,626	11.01	22,020	4.00	27,525	5.00
Company	61,365	11.17	21,972	4.00	N/A	N/A

(21) Profit Sharing Plan

The Company sponsors a 401(k) profit sharing plan available to all employees electing to participate after meeting certain length-of-service requirements. The Company’s contributions to the profit sharing plan are discretionary and are determined annually. The Company made contributions of $173,000, $153,000 and $80,000 during 2012, 2011 and 2010, respectively.

(22) Contingencies

Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company’s consolidated financial statements.

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(23) Consolidated Financial Statements

Consolidating Balance Sheet

December 31, 2012

(In thousands)

	Gulfstream Bancshares, Inc.	Gulfstream Business Bank	Eliminations		Consolidated Total
Assets
Cash and cash equivalents	$431	131,633	(431	)(a)	131,633
Securities available for sale	—	48,300	—		48,300
Loans held for sale	—	468	—		468
Loans, net	—	342,974	—		342,974
Premises and equipment, net	—	6,087	—		6,087
Federal Home Loan Bank stock, at cost	—	1,044	—		1,044
Foreclosed real estate, net	—	4,658	—		4,658
Accrued interest receivable	—	1,257	—		1,257
Investment in subsidiary	65,656	—	(65,656	)(b)	—
Deferred income taxes	1,681	7,348	—		9,029
Bank-owned life insurance	—	4,769	—		4,769
Other assets	317	1,328	—		1,645

Total	$68,085	549,866	(66,087)		551,864

Liabilities and Stockholders’ Equity
Liabilities:
Deposits	—	473,324	(431	)(a)	472,893
Federal Home Loan Bank advances	—	5,000	—		5,000
Junior subordinated debentures	10,310	—	—		10,310
Other borrowings	—	2,597	—		2,597
Official checks	—	884	—		884
Other liabilities	137	2,405	—		2,542

Total liabilities	10,447	484,210	(431)		494,226

Stockholders’ equity:
Preferred stock	1	—	—		1
Additional paid-in capital, preferred	7,748	—	—		7,748
Common stock	16	5,697	(5,697	)(b)	16
Additional paid-in capital, common	23,140	30,883	(30,883	)(b)	23,140
Retained earnings	27,196	29,268	(29,268	)(b)	27,196
Accumulated other comprehensive loss	(463)	(192)	192	(b)	(463)

Total stockholders’ equity	57,638	65,656	(65,656)		57,638

Total	$68,085	549,866	(66,087)		551,864

(a)	to eliminate intercompany deposit account
(b)	to eliminate investment in subsidiary

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(23) Consolidated Financial Statements, Continued

Consolidating Statement of Operations

Year Ended December 31, 2012

(In thousands)

	Gulfstream Bancshares, Inc.	Gulfstream Business Bank	Eliminations		Consolidated Total

Interest income:
Loans	$—	20,639	—		20,639
Securities	—	882	—		882
Other	—	300	—		300

Total interest income	—	21,821	—		21,821

Interest expense:
Deposits	—	2,216	—		2,216
Borrowings	316	784	—		1,100

Total interest expense	316	3,000	—		3,316

Net interest income	(316)	18,821	—		18,505
Provision for loan losses	—	1,335	—		1,335

Net interest (loss) income after provision for loan losses	(316)	17,486	—		17,170

Noninterest income:
Service charges and fees on deposit accounts	—	517	—		517
Investment fees	—	352	—		352
Gain on sale of loans	—	307	—		307
Gain on sale of foreclosed real estate	—	532	—		532
Earnings on bank-owned life insurance	—	173	—		173
Earnings of subsidiary	4,230	—	(4,230	)(a)	—
Other	12	812	—		824

Total noninterest income	4,242	2,693	(4,230)		2,705

Noninterest expenses:
Salaries and employee benefits	—	6,560	—		6,560
Occupancy and equipment	—	1,046	—		1,046
Data processing	—	576	—		576
Advertising and business development	—	405	—		405
Foreclosed real estate expenses	—	1,180	—		1,180
Other	32	2,883	—		2,915

Total noninterest expenses	32	12,650	—		12,682

Other-than-temporary impairment on securities available for sale	—	1,072	—		1,072

Earnings before income taxes (benefit)	3,894	6,457	(4,230)		6,121
Income taxes (benefit)	(126)	2,227	—		2,101

Net earnings	4,020	4,230	(4,230)		4,020
Preferred stock dividend requirement	(373)	—	—		(373)

Net earnings available to common stockholders	$3,647	4,230	(4,230)		3,647

(a)	to eliminate earnings of subsidiary

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets

($ in thousands)

	At June 30 2013	At December 31 2012

	(Unaudited)	(Audited)
Assets
Cash and Due from Banks	$6,907	9,978
Interest-earning deposits	122,415	114,144
Federal funds sold	7,512	7,511

Total cash and cash equivalents	136,834	131,633

Securities available for sale	53,828	48,300
Loans held for sale	794	468
Loans, net of allowance for loan losses of $13,840 and $16,104	353,862	342,974
Premises and equipment, net	5,928	6,087
Federal Home Loan Bank Stock, at cost	885	1,044
Foreclosed assets, net	3,741	4,658
Accrued interest receivable	1,257	1,257
Deferred tax asset	8,958	9,029
Bank-owned life insurance	4,857	4,769
Other assets	981	1,645

Total Assets	$571,925	551,864

Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing demand deposits	161,140	170,192
Savings, NOW and money market deposits	227,911	199,826
Time deposits	96,201	102,875

Total Deposits	485,252	472,893

Federal Home Loan Bank Advances	5,000	5,000
Junior subordinated debentures	10,310	10,310
Other borrowings	9,343	2,597
Other liabilities	2,777	3,426

Total Liabilities	512,682	494,226

Stockholders’ Equity
Preferred Stock, $.01 par value; 1,000,000 shares authorized
Non-voting, Series A, 200,000 shares designated, 155,629 issued and outstanding, liquidation value $23.88 per share	1	1
Designated Series D, 7,500 shares issued and outstanding, liquidation value $7,500	—	—
Additional paid-in-capital, preferred	7,748	7,748
Common stock, $.01 par value, 3,000,000 shares authorized, 1,566,664 and 1,562,504 issued and outstanding	16	16
Additional paid-in-capital, common	23,338	23,140
Retained earnings	28,907	27,196
Accumulated other comprehensive loss	(767)	(463)

Total Stockholders’ Equity	59,243	57,638

Total Liabilities and Stockholders’ Equity	$571,925	551,864

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Earnings

($ in thousands) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Interest Income:
Loans	$4,687	5,150	9,390	10,434
Securities	113	269	249	613
Other	81	77	155	152

Total interest income	4,881	5,496	9,794	11,199

Interest Expense:
Deposits	447	581	902	1,162
Borrowings	155	242	303	719

Total interest expense	602	823	1,205	1,881

Net interest income	4,279	4,673	8,589	9,318

Provision for loan losses	—	1,010	1,075	2,270
Net interest income after provision for loan losses	4,279	3,663	7,514	7,048

Noninterest income:
Service charges and fees on deposit accounts	132	131	253	269
Investment fees	89	104	234	156
Gain on sale of loans	97	66	153	169
Gain (loss) on sale of foreclosed assets	153	(38)	178	146
Earnings on bank owned life insurance	44	43	88	87
Other	183	362	388	536

Total noninterest income	698	668	1,294	1,363
Noninterest expenses:
Salaries and employee benefits	1,628	1,633	3,481	3,310
Occupancy and equipment	271	271	548	539
Data processing	149	143	296	289
Advertising and business development	82	88	165	182
Foreclosed real estate expense	177	878	253	1,033
Other	475	594	1,014	1,132

Total noninterest expenses	2,782	3,607	5,757	6,485

Other-than-temporary impairment on securities:
Net impairment losses	—	—	12	59

Earnings before income taxes	2,195	724	3,039	1,867
Income taxes	825	248	1,141	675

Net earnings	$1,370	476	1,898	1,192
Preferred stock dividend requirements and accretion of preferred discount	(94)	(95)	(187)	(190)

Net earnings applicable to common shareholders	$1,276	381	1,711	1,002

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Comprehensive Income

($ in thousands) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Net earnings	$1,370	476	1,898	1,192
Other comprehensive income (loss):
Net change in unrealized gain on securities available for sale:
Unrealized loss arising during the three months	(291)	(21)	(354)	(260)
Reclassification adjustment for other-than-temporary impairment losses recognized	—	—	12	59

Net change in unrealized loss	(291)	(21)	(342)	(201)
Net change in fair value of cash flow hedges	22	(24)	4	(59)

Total other comprehensive income (loss) before taxes (benefit)	(269)	(45)	(338)	(260)
Comprehensive income	$1,101	431	1,560	932

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Stockholders’ Equity

($ in thousands)

	Series A		Series D	Additional Paid-In	Common Stock		Additional Paid-In	Retained	Accumulated Other Comprehensive
Description	Shares	Amount	Shares	Capital	Shares	Amount	Capital	Earnings	Loss	Total
Balance at December 31, 2011	155,629	$1	7,500	$7,748	1,540,654	$15	22,508	23,549	(1,020)	52,801

Net Earnings (unaudited)	—	—	—	—	—	—	—	1,192	—	1,192
Change in net unrealized loss on securities available for sale, net of taxes (unaudited)	—	—	—	—	—	—	—	—	(201)	(201)
Change in the fair value of cash flow hedges, net of taxes (unaudited)	—	—	—	—	—	—	—	—	(26)	(26)
Preferred stock dividend requirement (unaudited)	—	—	—	—	—	—	—	(190)	—	(190)
Issuance of common stock related to compensation plans (unaudited)	—	—	—	—	14,350	—	268	—	—	268
Stock compensation expense (unaudited)	—	—	—	—	—	—	83	—	—	83

Balance at June 30, 2012 (unaudited)	155,629	1	7,500	7,748	1,555,004	15	22,859	24,551	(1,247)	53,927

Balance at December 31, 2012	155,629	1	7,500	7,748	1,562,504	16	23,140	27,196	(463)	57,638

Net Earnings (unaudited)	—	—	—	—	—	—	—	1,898	—	1,898
Change in net unrealized loss on securities available for sale, net of taxes (unaudited)	—	—	—	—	—	—	—	—	(342)	(342)
Change in the fair value of cash flow hedges, net of taxes (unaudited)	—	—	—	—	—	—	—	—	38	38
Preferred stock dividend requirement (unaudited)	—	—	—	—	—	—	—	(187)	—	(187)
Issuance of common stock related to compensation plans (unaudited)	—	—	—	—	4,160	—	115	—	—	115
Stock compensation expense (unaudited)	—	—	—	—	—	—	83	—	—	83

Balance at June 30, 2013 (unaudited)	155,629	$1	7,500	$7,748	1,566,664	$16	23,338	28,907	(767)	59,243

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Condensed Consolidated Statement of Cash Flows

($ in thousands) (Unaudited)

	Six Months Ended
	June 30, 2013	June 30, 2012
Cash flows from Operating Activities
Net Earnings	$1,898	1,192
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	217	229
Provision for loan losses	1,075	2,270
Deferred income (benefit) taxes	(532)	(88)
Net amortization of loan fees	(78)	(39)
Net amortization of discounts on securities	808	907
Gain on sale of loans	(153)	(169)
Originations of loans held for sale	(7,688)	(7,992)
Proceeds from sales of loans held for sale	7,515	7,567
Other-than-temporary impairment of securities available for sale	12	59
(Gain) loss on sale of foreclosed real estate	(178)	(146)
Provision for losses on foreclosed real estate	127	589
Earnings on bank owned life insurance	(88)	(87)
Decrease in accrued interest receivable	—	13
Decrease in other assets	663	168
Increase (decrease) in official checks and other liabilities	(8)	222
Stock compensation expense	83	83

Net cash provided by operating activities	3,673	4,778

Cash flows from investing activities
Purchases of securities available for sale	(15,169)	(22,482)
Maturities / calls of securities available for sale	2,000	16,510
Principal repayments of securities available for sale	6,478	4,954
Redemption of Federal Home Loan Bank stock	159	1,157
Net increase in loans	(13,205)	(10,426)
Proceeds from sale of foreclosed real estate	2,288	2,192
Purchase of premises and equipment, net	(56)	(119)

Net cash used in investing securities	(17,505)	(8,214)

Cash flows from financing activities
Net increase in deposits	12,359	12,745
Decrease in Federal Home Loan Bank advances	—	(30,000)
Net increase in other borrowings	6,746	543
Proceeds from the exercise of stock options	115	268
Series D preferred stock dividend requirements	(187)	(190)

Net cash provided by financing activities	19,033	(16,634)

Net increase (decrease) in cash and cash equivalents	5,201	(20,070)
Cash and cash equivalents at beginning of period	131,633	109,734

Cash and cash equivalents at June 30, 2013 and 2012	$136,834	89,664

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$1,015	1,494

Income tax (benefit)	$1,527	600

Noncash transactions:
Accumulated other comprehensive loss, net change in net unrealized loss on securities available for sale, net of taxes	$(342)	(201)

Accumulated other comprehensive loss, change in fair value of cash flow hedges, net of taxes	$4	(59)

Transfer from loans to foreclosed real estate	$1,320	2,386

Transfer from foreclosed real estate to loans	$—	—

Accrual of preferred stock dividend	$187	190

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited)

June 30, 2013

(1) Summary of Significant Accounting Policies

General. Gulfstream Bancshares, Inc. (the “Holding Company”) owns all of the common stock of Gulfstream Business Bank (the “Bank”). The Holding Company operates as a one-bank holding company and its only business activity is the operation of the Bank. The Bank is a state (Florida)-chartered commercial bank and its deposits are insured, up to the applicable limits, by the Federal Deposit Insurance Corporation. The Bank offers a variety of community banking services to individual and corporate customers through its banking offices located in Stuart, Martin County, Port St. Lucie, St. Lucie County, Jupiter and Delray Beach, Palm Beach County, Florida. The Bank’s wholly-owned subsidiary is Stream Asset Holdings, LLC and is primarily engaged in the managing and disposal of real estate property transferred from the Bank. Collectively, all entities are referred to as “Company”.

Basis of Presentation. The consolidated financial statements include the accounts of the Company. All significant intercompany accounts and transactions have been eliminated in consolidation. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, the financial statements do not include all of the information and footnotes required by GAAP for complete financial statement presentation. The interim condensed consolidated financial statements included herein are unaudited but reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the consolidated financial position and results of operations for the interim periods presented. The results of operations for the three months and the six months ended June 30, 2013 and 2012 are not necessarily indicative of the results to be expected for the full year. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto and the independent auditors’ report included in the Company’s audited consolidated financial statements for the year ended December 31, 2012. The following summarizes the more significant of these policies and practices.

Use of Estimates. The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, deferred tax assets, the valuation of foreclosed assets and the determination of whether an investment security is other-than-temporarily impaired.

Subsequent Events. On July 28, 2013, the Company announced the signing of a definitive merger agreement under which the Company will be acquired by CenterState Banks, Inc. Upon completion of the merger, the Bank will be merged with and into CenterState Banks Inc. Under the terms of the merger agreement, shareholders will receive 3.012 shares of CenterState Bank of Florida, N.A. common stock and $14.65 in cash for each share of Gulfstream Bancshares Inc. common stock. The transaction is expected to close in the first quarter of 2014 and is subject to customary conditions, including both regulatory approvals and shareholder approval by Gulfstream Bancshares, Inc. shareholders.

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

(1) Summary of Significant Accounting Policies, Continued

Fair Value Measurements. Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy describes three levels of inputs that may be used to measure fair value:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and model-driven valuations whose inputs are observable or whose significant value drivers are observable. Valuations may be obtained from, or corroborated by, third-party pricing services.

Level 3: Unobservable inputs to measure fair value of assets and liabilities for which there is little, if any market activity at the measurement date, using reasonable inputs and assumptions based upon the best information at the time, to the extent that inputs are available without undue cost and effort.

The following describes valuation methodologies used for assets and liabilities measured at fair value:

Securities Available for Sale. Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid government bonds, certain mortgage products and exchange-traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include certain U.S. Government Agency bonds, mortgage-backed securities and interest-only strips. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. Securities classified within Level 3 include certain mortgage-backed securities.

Impaired Loans. Estimates of fair value for impaired loans is based on the estimated value of the underlying collateral which is determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of the Company’s management related to values of properties in the Company’s market area. Management takes into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing the estimates of fair value. Accordingly, fair value estimates for impaired loans are classified as Level 3.

Foreclosed Assets. Estimates of fair values are determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of the Company’s senior lending officers related to values of properties in the Company’s market areas. These officers take into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing the fair value. Accordingly, the fair value estimates for foreclosed real estate are classified as Level 3.

Derivative Instruments. Exchange-traded derivatives valued using quoted prices are classified within Level 1 of the valuation hierarchy. However, few classes of derivative contracts are listed on an exchange; thus, the Company’s derivate positions are valued by a third-party using proprietary models and are classified within Level 2 of the valuation hierarchy. Derivatives that are valued based upon models with significant unobservable market parameters are classified within Level 3 of the valuation hierarchy.

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

(1) Summary of Significant Accounting Policies, Continued

Fair Values of Financial Instruments. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

Cash and Cash Equivalents. The carrying amounts of cash and cash equivalents approximate their fair value.

Securities. The fair values of securities are based on the framework for measuring fair value.

Federal Home Loan Bank Stock. Fair value of the Company’s investment in Federal Home Loan Bank stock is its redemption value.

Loans Held for Sale. Fair value of loans held for sale are based on commitments on hand from investors or prevailing market prices.

Loans. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for nonperforming loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

Accrued Interest Receivable. The carrying amounts of accrued interest approximate their fair values.

Deposits. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated expected monthly maturities of time deposits.

Federal Home Loan Bank Advances. Fair values are estimated using discounted cash flow analysis based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Junior Subordinated debentures. The junior subordinated debentures are only transferrable in the case of a merger, therefore, the fair value is estimated to be their settlement value which approximates par.

Derivatives. The fair value of derivative instruments are based on the framework for measuring fair value.

Other Borrowings. The carrying amounts of other borrowings approximate fair value.

Off-Balance-Sheet Financial Instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

Comprehensive Income. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in operations. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities and fair value adjustments on cash flow hedges, are reported as a separate component of the equity section of the consolidated balance sheets, such items, along with net earnings, are components of comprehensive income.

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

(2) Securities

The amortized cost of securities available for sale and their fair value are as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At June 30, 2013 (Unaudited):
U.S. Government Agency Bonds	$7,405	32	(144)	7,293
State, county and municipal	12,222	94	(493)	11,823
Mortgage-backed securities	31,888	633	(402)	32,119
Interest-only strips	3,170	—	(577)	2,593

	$54,685	759	(1,616)	53,828

At December 31, 2012 (Audited):
U.S. Government Agency Bonds	$5,495	57	—	5,552
State, county and municipal	10,049	330	(18)	10,361
Mortgage-backed securities	29,093	1,060	(98)	30,055
Interest-only strips	3,971	—	(1,639)	2,332

	$48,608	1,447	(1,755)	48,300

There were no sales of securities available for sale during the three and six months ended June 30, 2013 and 2012.

The schedule of maturities of securities are as follows:

	Amortized Cost	Fair Value
At June 30, 2013 (Unaudited):
Due from one to five years	$1,499	1,531
Due from five to ten years	18,128	17,585
Mortgage-backed securities	31,888	32,119
Interest-only strips	3,170	2,593

	$54,685	53,828

At June 30, 2013 and December 31, 2012, securities with a carrying value of $15,633,000 and $14,164,000, respectively were pledged to secure public deposits and repurchase agreements with customers.

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

(2) Securities, Continued

Information pertaining to securities with gross unrealized losses at June 30, 2013 and December 31, 2013, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows (in thousands):

	Less Than Twelve Months		Twelve Months or Over
	Gross Unrealized Losses	Approximate Fair Value	Gross Unrealized Losses	Approximate Fair Value
As of June 30, 2013 (Unaudited):
U.S. Government Agency Bonds	$(144)	3,762	—	—
State, county and municipal	(493)	9,710	—	—
Mortgage-backed securities	(305)	13,531	(97)	1,617
Interest-only strips	—	—	(577)	2,593

	$(942)	27,003	(674)	4,210

	Less Than Twelve Months		Twelve Months or Over
	Gross Unrealized Losses	Approximate Fair Value	Gross Unrealized Losses	Approximate Fair Value
As of December 31, 2012 (Audited)
State, county and municipal	$(18)	1,962	—	—
Mortgage-backed securities	(19)	3,576	(80)	150
Interest-only strips	—	—	(1,638)	2,332

	$(37)	5,538	(1,718)	2,482

During the six months ended June 30, 2013 and 2012, the Company had a $12,000 and $59,000 OTTI loss related to one mortgage-backed security and one interest-only strip. There were no securities deemed OTTI during the three months ended June 30, 2013 and 2012.

The table below provides a cumulative roll forward of credit losses recognized in earnings related to the Company’s securities (in thousands):

	(Unaudited) Three Months Ended June 30,		(Unaudited) Six Months Ended June 30,
	2013	2012	2013	2012
Beginning cumulative credit losses	$1,267	195	1,267	195
Additions for credit losses not previously reported	—	—	12	59

Ending cumulative credit losses	$1,267	195	1,279	254

Management will continue to evaluate the investment ratings in the securities portfolio, severity in pricing declines, market price quotes along with timing and receipt of amounts contractually due. Based upon these and other factors, the securities portfolio may experience further impairment.

The unrealized losses on five investment securities available for sale not deemed OTTI impaired were caused by interest rate changes. It is expected that the securities would not be settled at a price less than the par value of the investments. Because the decline in fair value is attributable to changes in interest rates and

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

(2) Securities, Continued

not credit quality and because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered OTTI.

(3) Loans

Loans are summarized as follows (in thousands):

	At June 30, 2013	At December 31, 2012
	(Unaudited)	(Audited)
Commercial real estate	$198,097	184,031
Residential real estate	17,681	16,211
Construction and land development	23,142	30,331
Commercial	109,618	110,448
Consumer and other	19,660	18,556

Total loans	368,198	359,577
Net deferred loan costs	(496)	(499)
Allowance for loan losses	(13,840)	(16,104)

Loans, net	$353,862	342,974

The Company has divided the loan portfolio into five portfolio segments and classes, each with different risk characteristics and methodologies for assessing risk. The portfolio segments and classes are the same and identified by the Company as follows:

Commercial Real Estate Loans. Commercial real estate loans consist of loans to finance real estate purchases, refinancing’s, expansions and improvements to commercial properties. These loans are secured by first liens on office buildings, apartments, farms, retail and mixed-use properties, churches, warehouses and restaurants located within the market area. The Company’s underwriting analysis includes credit verification, independent appraisals, a review of the borrower’s financial condition, and a detailed analysis of the borrower’s underlying cash flows. Commercial real estate loans are larger than residential loans and involve greater credit risk. The repayment of these loans largely depends on the results of operations and management of these properties. Adverse economic conditions also affect the repayment ability to a greater extent than residential real estate loans.

Residential Real Estate Loans. The Company originates adjustable-rate and fixed-rate, residential real estate loans for the purchase or refinancing of a mortgage. These loans are collateralized by owner-occupied properties located in the Company’s market area. Residential real estate loans are underwritten in accordance with polices set forth and approved by the Company’s board of directors. Such standards include repayment capacity and source, value of the underlying property, credit history stability.

Construction and Land Development Loans. Construction and land development loans consist of loans to individuals for the construction of their primary residences and, to a limited extent, loans to builders and commercial borrowers. These loans are categorized as construction and land development loans during the construction period, and may convert to commercial or residential real estate loans after the construction is complete and amortization of the loan begins. Construction and land development loans are approved based on an analysis of the borrower and guarantor, the viability of the project and on an acceptable percentage of the appraised value of the property securing the loan. The funds are disbursed periodically based on the

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

(3) Loans, Continued

percentage of construction completed. The Company carefully monitors these loans with on-site inspections and requires the receipt of lien waivers on funds advanced. To the extent construction loans are not made to owner-occupants of single-family homes, they are more vulnerable to changes in economic conditions. Further, the nature of these loans is such that they are more difficult to evaluate and monitor. The risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property’s value upon completion of the project and the estimated cost (including interest) of the project.

Commercial. Commercial loans consist of loans to small- and medium-sized companies in the Company’s market area. Commercial loans are generally used for working capital purposes or for acquiring equipment, inventory or furniture. Primarily all of the Company’s commercial loans are secured loans, along with a small amount of unsecured loans. The Company’s underwriting analysis consists of a review of the financial statements of the borrower, the lending history of the borrower, the debt service capabilities of the borrower, the projected cash flows of the business, the value of the collateral, if any, and whether the loan is guaranteed by the principals of the borrower. These loans are generally secured by accounts receivable, inventory and equipment. Commercial loans are typically made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business, which makes them of higher risk than residential loans and the collateral securing loans may be difficult to appraise and may fluctuate in value based on the success of the business. The Company seeks to minimize these risks through our underwriting standards.

Consumer and Other. Consumer loans mainly consist of variable-rate and fixed-rate home equity lines-of-credit secured by a lien on the borrower’s primary residence. Most of the Company’s consumer loans share approximately the same level of risk as residential mortgages.

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

(3) Loans, Continued

An analysis of the change in allowance for loan losses is as follows (in thousands):

	Commercial Real Estate	Residential Real Estate	Construction and Land Development	Commercial	Consumer and Other	Total
Three Months Ended June 30, 2013 (Unaudited):
Beginning Balance	$8,457	102	1,051	4,109	251	13,970
Provision for loan losses	—	—	—	—	—	—
Charge-offs	(54)	—	—	(112)	—	(166)
Recoveries	9	—	4	22	1	36

Ending balance	$8,412	102	1,055	4,019	252	13,840

Individually evaluated for impairment Recorded investment	$14,869	—	3,293	12,011	—	30,173

Balance in allowance for loan losses	$4,970	—	599	1,851	—	7,420

Collectively evaluated for impairment Recorded investment	$183,228	17,681	19,849	97,607	19,660	338,025

Balance in allowance for loan losses	$3,442	102	456	2,168	252	6,420

Three Months Ended June 30, 2012 (Unaudited):
Beginning Balance	$9,344	856	1,645	5,575	565	17,985
Provision (credit) for loan losses	(516)	(242)	831	863	74	1,010
Charge-offs	—	—	—	(77)	(12)	(89)
Recoveries	22	1	—	8	1	32

Ending balance	$8,850	615	2,476	6,369	628	18,938

Individually evaluated for impairment Recorded investment	$15,833	—	5,977	13,746	1,020	36,576

Balance in allowance for loan losses	$5,516	—	990	4,438	—	10,944

Collectively evaluated for impairment Recorded investment	$168,445	16,757	19,748	108,802	21,998	335,750

Balance in allowance for loan losses	$3,334	615	1,486	1,931	628	7,994

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

(3) Loans, Continued

	Commercial Real Estate	Residential Real Estate	Construction and Land Development	Commercial	Consumer and Other	Total
Six Months Ended June 30, 2013 (Unaudited):
Beginning Balance	$7,623	97	1,689	6,395	300	16,104
Provision (credit) for loan losses	819	5	616	(363)	(2)	1,075
Charge-offs	(79)	—	(1,254)	(2,049)	(50)	(3,432)
Recoveries	49	—	4	36	4	93

Ending balance	$8,412	102	1,055	4,019	252	13,840

Individually evaluated for impairment Recorded investment	$14,869	—	3,293	12,011	—	30,173

Balance in allowance for loan losses	$4,970	—	599	1,851	—	7,420

Collectively evaluated for impairment Recorded investment	$183,228	17,681	19,849	97,607	19,660	338,025

Balance in allowance for loan losses	$3,442	102	456	2,168	252	6,420

Six Months Ended June 30, 2012 (Unaudited):
Beginning Balance	$8,693	739	1,394	5,696	517	17,039
Provision (credit) for loan losses	401	(126)	1,086	787	122	2,270
Charge-offs	(335)	—	(4)	(130)	(12)	(481)
Recoveries	91	2	—	16	1	110

Ending balance	$8,850	615	2,476	6,369	628	18,938

Individually evaluated for impairment Recorded investment	$15,833	—	5,977	13,746	1,020	36,576

Balance in allowance for loan losses	$5,516	—	990	4,438	—	10,944

Collectively evaluated for impairment Recorded investment	$168,445	16,757	19,748	108,802	21,998	335,750

Balance in allowance for loan losses	$3,334	615	1,486	1,931	628	7,994

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

(3) Loans, Continued

The following summarizes the loan credit quality (in thousands):

	Commercial Real Estate	Residential Real Estate	Construction and Land Development	Commercial	Consumer and Other	Total
Credit Risk Profile by Internally Assigned Grade

At June 30, 2013 (Unaudited):
Grade
Pass	$179,725	17,681	18,825	99,219	17,749	333,199
Special mention	1,885	—	—	413	223	2,521
Substandard	16,487	—	4,317	9,986	1,688	32,478
Doubtful	—	—	—	—	—	—
Loss	—	—	—	—	—	—

Total	$198,097	17,681	23,142	109,618	19,660	368,198

At December 31, 2012 (Audited):
Grade
Pass	$171,534	16,211	23,722	96,845	18,081	326,393
Special mention	—	—	—	—	—	—
Substandard	12,497	—	6,609	13,603	475	33,184
Doubtful	—	—	—	—	—	—
Loss	—	—	—	—	—	—

Total	$184,031	16,211	30,331	110,448	18,556	359,577

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors.

The Company analyzes loans individually by classifying the loans as to credit risk. Loans classified as substandard or special mention are reviewed quarterly by the Company for further deterioration or improvement to determine if they are appropriately classified and whether there is any impairment. All loans are graded upon initial issuance. Further, commercial loans over $500,000 are typically reviewed at least annually to determine the appropriate loan grading. In addition, during the renewal process of any loan, as well as if a loan becomes past due, the Company will determine the appropriate loan grade.

Loans excluded from the review process above are generally classified as pass credits until: (a) they become past due; (b) management becomes aware of a deterioration in the credit worthiness of the borrower; or (c) the customer contacts the Company for a modification. In these circumstances, the loan is specifically evaluated for potential classification as to special mention, substandard or even charged-off. The Company uses the following definitions for risk ratings:

Pass — A Pass loan’s primary source of loan repayment is satisfactory, with secondary sources very likely to be realized if necessary.

Special Mention — A Special Mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in the deterioration of the repayment prospects for the asset or the Company’s credit position at some future date. Special Mention loans are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.

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GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

(3) Loans, Continued

Substandard — A Substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful — A loan classified Doubtful has all the weaknesses inherent in one classified Substandard with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loss — A loan classified Loss is considered uncollectible and of such little value that continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future.

Age analysis of past-due loans is as follows (in thousands):

	Accruing Loans
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current	Nonaccrual Loans	Total Loans
At June 30, 2013 (Unaudited):
Commercial real estate	$348	416	—	764	194,853	2,480	198,097
Residential real estate	—	—	—	—	17,681	—	17,681
Construction and land development	—	—	—	—	23,142	—	23,142
Commercial	41	55	—	96	106,990	2,532	109,618
Consumer and other	571	—	—	571	19,089	—	19,660

Total	$960	471	—	1,431	361,755	5,012	368,198

	Accruing Loans
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current	Nonaccrual Loans	Total Loans
At December 31, 2012 (Audited):
Commercial real estate	$107	145	—	252	183,302	477	184,031
Residential real estate	—	—	—	—	16,211	—	16,211
Construction and land development	—	—	—	—	28,112	2,219	30,331
Commercial	1,499	—	—	1,499	108,145	804	110,448
Consumer and other	352	49	—	401	18,155	—	18,556

Total	$1,958	194	—	2,152	353,925	3,500	359,577

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

(3) Loans, Continued

The following summarizes the amount of impaired loans (in thousands):

	With No Related Allowance Recorded		With an Allowance Recorded			Total
	Recorded Investment	Unpaid Contractual Principal Balance	Recorded Investment	Unpaid Contractual Principal Balance	Related Allowance	Recorded Investment	Unpaid Contractual Principal Balance	Related Allowance
At June 30, 2013 (Unaudited):
Commercial real estate	$1,726	1,922	13,143	13,199	4,970	14,869	15,121	4,970
Construction and land development	1,677	1,677	1,616	1,616	599	3,293	3,293	599
Commercial	7,470	7,470	4,541	5,944	1,851	12,011	13,414	1,851

Total	$10,873	11,069	19,300	20,759	7,420	30,173	31,828	7,420

	With No Related Allowance Recorded		With an Allowance Recorded			Total
	Recorded Investment	Unpaid Contractual Principal Balance	Recorded Investment	Unpaid Contractual Principal Balance	Related Allowance	Recorded Investment	Unpaid Contractual Principal Balance	Related Allowance
At December 31, 2012 (Audited):
Commercial real estate	$1,869	2,344	10,058	10,114	4,008	11,927	12,458	4,008
Construction and land development	3,929	7,703	2,493	2,493	1,082	6,422	10,196	1,082
Commercial	6,058	6,058	7,308	9,368	4,423	13,366	15,426	4,423

Total	$11,856	16,105	19,859	21,975	9,513	31,715	38,080	9,513

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

(3) Loans, Continued

The average net investment in impaired loans and interest income recognized and received on impaired loans are as follows (in thousands):

	Average Recorded Investment	Interest Income Recognized	Interest Income Received
For Three Months Ended June 30, 2013 (Unaudited):
Commercial real estate	$13,800	201	194
Construction and land development	3,321	52	52
Commercial	11,954	91	76

Total	$29,075	344	322

For Three Months Ended June 30, 2012 (Unaudited):
Commercial real estate	$18,591	277	277
Construction and land development	5,987	49	60
Commercial	10,498	104	139
Consumer and other	1,020	—	13

Total	$36,096	430	489

For Six Months Ended June 30, 2013 (Unaudited):
Commercial real estate	$12,785	351	367
Construction and land development	4,037	105	105
Commercial	12,438	186	255

Total	$29,260	642	727

For Six Months Ended June 30, 2012 (Unaudited):
Commercial real estate	$16,171	456	456
Construction and land development	6,031	119	139
Commercial	10,100	219	278
Consumer and other	1,020	—	26

Total	$33,322	794	899

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

(3) Loans, Continued

The following is a summary of loans determined to be troubled debt restructuring during the periods ended June 30, 2013 and December 31, 2012 (in thousands):

	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Troubled Debt Restructuring

Period Ended June 30, 2013 (Unaudited):
Commercial real estate
Modified interest rate and amortization	1	$3,288	3,288

Total	1	$3,288	3,288

Year Ended December 31, 2012 (Audited):
Commercial real estate
Modified interest rate and amortization	1	$3,081	3,081
Construction and land development
Modified amortization	2	846	846
Commercial
Modified interest rate and amortization	1	857	857

Total	4	$4,784	4,784

During the six months ended June 30, 2013 and the year ended December 31, 2012, respectively, there were no loans that were determined to be a troubled debt restructuring that subsequently defaulted during the year in which they were restructured.

(4) Federal Home Loan Bank Advances

Federal Home Loan Bank (“FHLB”) advances are as follows (in thousands):

Maturing in Year Ending December 31,	Call Date	Fixed or Adjustable Interest	Interest Rate	At June 30, 2013	At December 31 2012
2017	2013	Fixed	5.19%	$5,000	$5,000

The advances are collateralized by the Company’s FHLB stock and qualifying home equity lines of credit and residential and commercial real estate mortgages pledged as collateral under a blanket floating lien agreement. Under the collateral agreement with FHLB, at June 30, 2013 and December 31, 2012, the remaining credit availability based on the current value of the collateral was $45.9 and 49.3 million respectively.

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

(5) Other Borrowings

The Company enters into repurchase agreements with its customers. These agreements generally mature daily. At June 30, 2013 and December 31, 2012 the outstanding balance of such borrowings totaled $9,343,000 and $2,597,000. These agreements are collateralized by securities available for sale with values of $10,283,000 and $5,412,000 at June 30, 2013 and December 31, 2012 respectively.

At June 30, 2013, the Company had lines of credit of $33 million with four correspondent banks to purchase federal funds. There were no amounts outstanding in connection with these lines of credit as June 30, 2013.

(6) Junior Subordinated Debentures

Gulfstream Bancshares Capital Trust I was formed during 2004 for the sole purpose of issuing $7,000,000 of junior subordinated debentures in a pooled security offering. Gulfstream Bancshares Capital Trust II was formed during 2006 for the sole purpose of issuing $3,000,000 of junior subordinated debentures in a pooled security offering.

The Trusts sold junior subordinated debentures in the aggregate principal amount of $10,000,000 (the “Capital Securities”) in pooled junior subordinated debentures offerings. The proceeds from these sales, along with the proceeds from the sale of the Trusts’ common securities, were paid to the Holding Company in exchange for $10,310,000 of its adjustable-rate Junior Subordinated Debentures (the “Debentures”). The Debentures have the same terms as the Capital Securities. The sole assets of the Trusts, the obligors on the Capital Securities, are the Debentures.

The Holding Company has guaranteed the Trusts’ payment of distributions on the Capital Securities, payments on any redemption of the Capital Securities, and any liquidation distribution with respect to the Capital Securities. Cash distributions on both the Capital Securities and the Debentures are payable quarterly in arrears.

		Junior Subordinated Debt Outstanding at		Optional Prepayment Date	Maturity Date
Name	Interest Rate	Jun 30, 2013	Dec 31, 2012
Gulfstream Bancshares Capital Trust I	LIBOR + 1.90%	$7,217	7,217	1/18/2011	1/18/2035
Gulfstream Bancshares Capital Trust II	LIBOR + 1.70%	3,093	3,093	3/6/2012	3/6/2037

		$10,310	10,310

(7) Derivative Financial Instruments

The Company utilizes interest-rate caps which are derivative financial instruments. Stand-alone derivative financial instruments such as interest-rate swaps, are used to economically hedge interest rate risk related to the Company’s financial instruments. These derivative instruments involve both credit and market risk. The notional amounts are amounts on which calculations, payments, and the value of the derivatives are based. Notional amounts do not represent direct credit exposures. Direct credit exposure is limited to the net difference between the calculated amounts to be received and paid, if any, over the life of the contract. Such differences, which represent the fair value of the derivative instruments, is reflected on the Company’s consolidated balance sheets as either derivative assets or derivative liabilities.

The Company is exposed to credit-related losses in the event of nonperformance by the counterparties to those agreements. The Company controls the credit risk of its financial contracts through credit approvals, limits and monitoring procedures, and does not expect any counterparties to fail their obligations.

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

(7) Derivative Financial Instruments, Continued

Interest-Rate Risk Management-Cash Flow Hedging Instruments. Variable-rate junior subordinated debentures expose the Company to variability in their cash flows due to changes in the level of interest rates as well as expose the Company to interest-rate risk in a rising-rate environment. Management believes that it is prudent to limit both interest-rate risk and the variability in the cash flows of certain variable-rate deposit liabilities. It is the Company’s objective to hedge the change in cash flow of certain variable-rate junior subordinated debentures. To meet this objective, the Company utilizes interest-rate caps as an asset/liability management strategy to hedge the change in cash flows of the borrowings due to changes in interest rates. These interest rate cap agreements are contracts to make a series of variable-rate payments in exchange for receiving a series of fixed-rate payments and are based on the terms of the individual underlying borrowings, thus converting the long term variable-rate borrowings to fixed-rate borrowings. The change in the cash flows of the underlying borrowings are offset by the fixed-rate interest rate cap agreements. The Company believes it is economically prudent to keep hedge coverage ratios at acceptable risk levels, which may vary depending on current and expected interest rate movement.

The information pertaining to outstanding derivative instruments is as follows ($ in thousands):

	At June 30,
	2013	2012
Notional amount-interest rate caps	$10,310	10,310
Weighted-average pay rate	2.13%	2.82%
Weighted-average receive rate (1)	—	—
Weighted-average maturity in years	2.01	3.01
Net interest paid during the year	$58	$18
Fair value adjustments on cash flow hedges	$(372)	$(458)

(1)	The Company will continue to pay the contractual rates on the junior subordinated debentures as noted in Footnote 6. The interest-rate caps will pay the Company the difference in rates when the three-month Libor exceeds 1.50%. At June 30, 2013 and 2012, the three month Libor was below 1.50%.

As of June 30, 2013, the Company has concluded that the interest-rate swaps are highly effective and therefore the loss on the swaps is reported, net of tax benefit, in other comprehensive income.

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

(8) Fair Value Measurement

Securities Available for Sale measured at fair value on a recurring basis, are summarized below (in thousands):

		Fair Value Measurement Using
	Fair Value	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
At June 30, 2013 (Unaudited):
U.S. Government Agency Bonds	$7,293	—	7,293	—
State, county and municipal	11,823	—	11,823	—
Mortgage-backed securities	32,119	—	32,024	95
Interest-only strips	2,593	—	2,593	—

	$53,828	—	53,733	95

At December 31, 2012 (Audited):
U.S. Government Agency Bonds	$5,552	—	5,552	—
State, county and municipal	10,361	—	10,361	—
Mortgage-backed securities	30,055	—	29,905	150
Interest-only strips	2,332	—	2,332	—

	$48,300	—	48,150	150

There have been no transfers between levels during the three and six months ended June 30, 2013. During the six months ended June 30, 2012, one security transferred out of Level 2 and into Level 3 due to the fact that the security was deemed impaired.

A reconcilement of all available for sale securities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) are as follows (in thousands):

	For the three months ended		For the six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Beginning Balance	$108	255	150	262
Losses included in earnings	—	—	(12)	(59)
Gains (losses) included in other comprehensive income	7	(4)	(88)	(106)
Settlements	(20)	(1)	45	18
Transfer into Level 3	—	—	—	135

Ending Balance (Unaudited)	$95	250	95	250

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

(8) Fair Value Measurement, Continued

Derivatives measured at fair value on a recurring basis are summarized below (in thousands):

	Fair Value	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
As of June 30, 2013 (Unaudited):
Derivative cash flow hedges (interest rate caps)	$11	—	11	—

As of December 31, 2012 (Audited):
Derivative cash flow hedges (interest rate caps)	$7	—	7	—

Impaired loans measured at fair value or a nonrecurring basis are as follows (in thousands):

	Fair Value	Level 1	Level 2	Level 3	Total Losses	Losses Recorded During the Period
At June 30, 2013 (Unaudited):
Commercial real estate	$5,918	—	—	5,918	4,431	98
Commercial	1,824	—	—	1,824	3,670	769

Ending balance	$7,742	—	—	7,742	8,101	867

At December 31, 2012 (Audited)
Commercial real estate	$6,432	—	—	6,432	4,539	613
Construction and land development	1,458	—	—	1,458	3,774	372
Commercial	2,726	—	—	2,726	5,050	524

Ending balance	$10,616	—	—	10,616	13,363	1,509

Foreclosed assets which are measured at fair value on a nonrecurring basis are as follows (in thousands):

	Fair Value	Level 1	Level 2	Level 3	Total Losses	Losses Recorded During the Period
At June 30, 2013 (Unaudited):
Foreclosed Assets	$3,741	—	—	3,741	2,415	127

At December 31, 2012 (Audited):
Foreclosed Assets	$4,658	—	—	4,658	2,288	605

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

(9) Fair Value of Financial Instruments

The approximate carrying amounts and estimated fair values of the Company’s financial instruments are as follows (in thousands):

	At Jun 30, 2013 (Unaudited)		At Dec 31, 2013 (Audited)
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$136,834	136,834	131,633	131,633
Securities	53,828	53,828	48,300	48,300
Loans held for sale	794	803	468	470
Loans, net	353,862	356,325	342,974	347,522
Federal Home Loan Bank stock	885	885	1,044	1,044
Accrued interest receivable	1,257	1,257	1,257	1,257

Financial Liabilities:
Deposits	$485,252	486,320	472,893	474,064
Federal Home Loan Bank advances	5,000	5,458	5,000	5,588
Junior subordinated debentures	10,310	10,310	10,310	10,310
Other borrowings	9,343	9,343	2,597	2,597
Off-balance-sheet financial instruments	—	—	—	—

(10) Off-Balance-Sheet Financial Instruments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are unused lines of credit, undisbursed construction loans and standby letters of credit and may involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and unused lines of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These letters of credit are primarily issued to support third-party borrowing arrangements and generally have expiration dates within one year of issuance. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. The Company generally holds collateral supporting those commitments.

Standby letters of credit and unused lines of credit typically result in loans with a market interest rate when funded.

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

(10) Off-Balance-Sheet Financial Instruments, Continued

A summary of the contractual amounts of the Company’s financial instruments with off-balance-sheet risk follows (in thousands):

	At Jun 30, 2013 (Unaudited)	At Dec 31, 2012 (Audited)
Unused lines of credit	$77,681	$70,299
Undisbursed construction loans	$7,066	$8,406
Standby letters of credit	$925	$827

(11) Stock Plans

Stock Option Plan. The Company established a Director’s Stock Option Plan and an Officers’ and Employees’ Stock Option Plan (collectively referred to as “1999 Stock Option Plans”). Under these plans, the total number of shares which may be issued is 320,000. The options granted have a term of ten years and vest over five years. During 2009, the 1999 Stock Option Plans were terminated and the Company established the 2009 Stock Option Plan. Under this plan, the total number of shares which may be issued is 200,000. The options have a term of ten years and vest over three years. At June 30, 2013, 94,434 shares remain available for grant under the 2009 Stock Option Plan.

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Risk-free interest rate	0.93%	1.29%	0.93 - 1.07%	1.29 - 1.33%
Expected stock volatility	11.68%	11.68%	11.68%	11.68%
Expected life in years	6.0	6.0	6.0	6.0
Per share grant-date fair value of options issued during the year	$4.19	$3.91	$4.19 - $4.32	$3.91 - $3.94

The Company used the guidelines issued by the Securities and Exchange Commission to determine the estimated life of options issued. Expected volatility is based on volatility of similar companies. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The dividend yield assumption is based on the Company’s history and expectation of dividend payments.

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

(11) Stock Plans, Continued

A summary of stock option transactions follows ($ in thousands, except share amounts):

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Outstanding at December 31, 2010 (Audited)	159,007	$27.71
Options granted	38,201	23.00
Options exercised	(5,840)	14.08
Options forfeited	(13,085)	31.46

Outstanding at December 31, 2011 (Audited)	178,283	26.87
Options granted	40,255	26.00
Options exercised	(17,390)	14.35
Options forfeited	(3,625)	29.95

Outstanding at December 31, 2012 (Audited)	197,523	27.65
Options granted (Unaudited)	5,925	30.00
Options exercised (Unaudited)	(2,698)	15.39
Options forfeited (Unaudited)	(3,423)	29.36

Outstanding at June 30, 2013 (Unaudited)	197,327	$27.86	5.59 Years

Exercisable at June 30, 2013 (Unaudited)	153,562	$28.44	4.85 Years

At June 30, 2013, there was approximately $171,000 of total unrecognized compensation expense related to non-vested share-based compensation arrangements granted under the plans. The cost is expected to be recognized over a weighted-average period of seventeen months. The total fair value of shares vesting and recognized as compensation expense was $40,000 and $46,000 for the three months ended June 30, 2013 and 2012, respectively. The associated income tax benefit recognized was $3,000 and $4,000 for the three months ended June 30, 2013 and 2012, respectively. The total fair value of shares vesting and recognized as compensation expense was $83,000 and $83,000 for the six months ended June 30, 2013 and 2012, respectively. The associated income tax benefit recognized was $6,000 and $6,000 for the six months ended June 30, 2013 and 2012, respectively.

Restricted Stock Plan. The Company has set aside 30,000 shares of common stock to be awarded to officers and employees. All awards of stock and the terms of the awards must be approved by the Compensation Committee. During 2012, the Company awarded 4,460 shares of common stock to officers of the Company of which 3,000 shares vested immediately and 1,460 shares will vest after two years of continuous service provided by the officer from the date of grant. During the three months and six months ended June 30, 2013, the Company did not award any shares of common stock. At June 30, 2013, the Company had 14,940 shares that remain available for awards.

(12) Stockholders’ Equity

On June 26, 2009, the Company issued 7,500 shares of Series B preferred stock and warrants to purchase 375 shares of Series C preferred stock to the U.S. Treasury for proceeds of $7.5 million under the U.S. Treasury’s Capital Purchase Program. The warrants were immediately exercised by the U.S. Treasury on June 26, 2009. The terms of the Series B preferred stock require quarterly dividend payments of 5% of the

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

(12) Stockholders’ Equity, Continued

outstanding principal during the first five years the issue is outstanding after which the dividend rate increases to 9%. The terms of the Series C require quarterly dividend payments of 9%,

During 2011, the Company redeemed the Treasury Preferred Shares in order to participate in the Treasury’s Small Business Lending Fund (“SBLF”) program.

On August 18, 2011, the Company entered into a Securities Purchase Agreement with the Secretary of the Treasury, pursuant to which the Company issued to the Treasury 7,500 shares of its Senior Non-Cumulative Perpetual Preferred Stock, Series D, having a liquidation preference of $1,000 per share (the “Series D Preferred Stock”), in exchange for 7,500 shares of the Company’s Series B preferred stock. The issuance was pursuant to the SBLF program. The Series D Preferred Stock is entitled to receive noncumulative dividends payable quarterly on each January 1, April 1, July 1 and October 1, commencing on October 1, 2011. The dividend rate, which is calculated on the aggregate Liquidation Amount, has been initially set at 5% per annum based upon the current level of “Qualified Small Business Lending” (“QSBL”) by the Bank. The dividend rate for future dividend periods will be set based upon the percentage change in qualified lending between each dividend period and the baseline QSBL level established at the time the Agreement was entered into. Such dividend rate may vary from 1% per annum to 5% per annum for the second through the tenth periods, and from 1% per annum to 7% per annum for the eleventh through the first half of the nineteenth dividend periods. If the Series D Preferred Stock remains outstanding for more than four-and-one-half years, the dividend rate will be fixed at 9%. Prior to that time, in general, the dividend rate decreases as the level of the Company’s QSBL increases. Such dividends are not cumulative, but the Company may only declare and pay dividends on its common stock (or any other equity securities junior to the Series D Preferred Stock) if it has declared and paid dividends for the current dividend period on the Series D Preferred Stock, and will be subject to other restrictions on its ability to repurchase or redeem other securities.

The SBLF Preferred Stock is nonvoting, except in limited circumstances. In the event that the Company misses five dividend payments, whether or not consecutive, the holder of the SBLF Preferred Stock will have the right, but not the obligation, to appoint a representative as an observer on the Company’s board of directors. As is more completely described in the Certificate of Designation, holders of the Series D Preferred Stock have the right to vote as a separate class on certain matters relating to the rights of holders of Series D Preferred Stock and on certain corporate transactions. Except with respect to such matters and, if applicable, the election of the additional directors described above, the Series D Preferred Stock does not have voting rights.

The Company may redeem the shares of Series D Preferred Stock, in whole or in part, at any time at a redemption price equal to the sum of the Liquidation Amount per share and the per-share amount of any unpaid dividends for the then-current period, subject to any prior approval by the Company’s primary federal banking regulator.

(continued)

GULFSTREAM BANCSHARES, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (Unaudited), Continued

(13) Regulatory Matters

The Company’s and the Bank’s actual capital amounts and percentages are presented in the table ($ in thousands):

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
As of June 30, 2013:
Total Capital to Risk-Weighted Assets:
Bank	$72,572	18.34%	$31,664	8.00%	$39,580	10.00%
Company	73,113	18.46	31,683	8.00	N/A	N/A
Tier 1 Capital to Risk-Weighted Assets:
Bank	67,505	17.06	15,832	4.00	23,748	6.00
Company	68,053	17.18	15,842	4.00	N/A	N/A
Tier 1 Capital to Average Assets:
Bank	67,505	11.94	22,611	4.00	28,263	5.00
Company	68,053	12.07	22,550	4.00	N/A	N/A

As of December 31, 2012:
Total Capital to Risk-Weighted Assets:
Bank	70,621	18.11	31,204	8.00	39,005	10.00
Company	71,542	18.32	31,235	8.00	N/A	N/A
Tier 1 Capital to Risk-Weighted Assets:
Bank	65,724	16.85	15,602	4.00	23,403	6.00
Company	66,523	17.04	15,617	4.00	N/A	N/A
Tier 1 Capital to Average Assets:
Bank	65,724	11.97	21,970	4.00	27,462	5.00
Company	66,523	12.14	21,912	4.00	N/A	N/A

APPENDIX A

AGREEMENT AND PLAN OF MERGER

By and between

CENTERSTATE BANKS, INC.

and

GULFSTREAM BANCSHARES, INC.

Dated as of July 29, 2013

A-i

(continued)

A-ii

(continued)

Exhibit A – Form of Shareholder Voting Agreement

Exhibit B – Form of Bank Plan of Merger and Merger Agreement

Exhibit C – Form of Director Non-Competition and Non-Disclosure Agreement

Exhibit D – Form of Claims Letter

A-iii

INDEX OF DEFINED TERMS

Definition	Section
Acquisition Proposal	6.7(e)
Action	3.15
Agreement	Preamble
Articles of Merger	1.2
Average Closing Price	8.1(a)
Bank Merger	1.8
Bank Merger Agreement	1.8
Bankruptcy and Equity Exception	3.3(a)
BHC Act	3.8(a)
Business Day	9.1
Cancelled Shares	1.4(c)
CenterState	Preamble
CenterState Bank of Florida, N.A.	1.8
CenterState Bylaws	4.1(b)
CenterState Charter	4.1(b)
CenterState Common Stock	1.4(a)
CenterState Regulatory Agreement	4.7(b)
CenterState SEC Reports	4.5(b)
CenterState Termination Fee	8.4(c)
Certificate	1.4(b)
Change in Recommendation	6.7(c)
Claim	6.6(a)
Closing	9.1
Closing Date	9.1
Code	2.2(d)
Confidentiality Agreement	6.2(e)
Covered Employees	6.5(a)
D&O Insurance	6.6(c)
Declarations of Trust	3.3(b)
Derivative Transaction	3.21(b)
Determination Date	8.1(a)
Determination Period	8.1(a)
Director Restrictive Covenant Agreements	7.2(f)
Disclosure Schedule	9.11
Dissenting Shares	1.4(d)
DPC Common Shares	1.4(c)
Effective Time	1.2
Employee Agreements	7.2(e)
Environmental Law	3.17(b)
Environmental Survey	6.15(a)
EPCRS	3.11(b)
ERISA	3.11(a)
ERISA Affiliate	3.11(d)
Hovde	3.13
Exchange Act	3.5(b)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.1
Option Exchange Ratio	1.5

A-iv

FBCA	1.1
FDIC	3.4
FHLB	3.2(c)
Final Index Price	8.1(a)
Form S-4	3.4
FRB	3.4
GAAP	3.1(c)
FBCA	1.1
Governmental Entity	3.4
Gulfstream	Preamble
Gulfstream Business Bank	1.8
Gulfstream Benefit Plans	6.5(e)
Gulfstream Board Confidential Matters	6.2(d)
Gulfstream Board Recommendation	6.3
Gulfstream Bylaws	3.1(b)
Gulfstream Charter	3.1(b)
Gulfstream Common Stock	1.4(b)
Gulfstream Confidential Information	6.7(a)
Gulfstream Financial Statements	3.6(a)
Gulfstream Individuals	6.7(a)
Gulfstream Insurance Policies	3.25
Gulfstream Material Contract	3.9(a)
Gulfstream Regulatory Agreement	3.8(b)
Gulfstream Representatives	6.7(a)
Gulfstream Shareholder Approval	3.3(a)
Gulfstream Shareholder Meeting	6.3
Gulfstream Shareholder Meeting Notice Date	6.3
Gulfstream Stock Option	1.5(a)
Gulfstream Stock Plans	1.5(a)
Gulfstream Termination Fee	8.4(a)
Gulfstream Trust I	3.1(d)
Gulfstream Trust II	3.1(e)
Hazardous Substance	3.17(c)
Indemnified Parties	6.6(a)
Indentures	3.3(b)
Index Group	8.1(a)
Index Price	8.1(a)
Intellectual Property	3.19(b)
IRS	3.11(a)
Letter of Transmittal	2.2(a)
Liens	3.2(c)
Material Defect	6.15(d)
Material Defect Notice	6.15(b)
Material Adverse Effect	3.7(a)
Maximum D&O Tail Premium	6.6(c)
Merger	Recitals
Merger Consideration	1.4(b)
Nasdaq	3.4
Party or Parties	Preamble
PBGC	3.11(e)
Permits	3.8(b)
Per Share Cash Consideration	1.4(b)

A-v

Per Share Stock Consideration	1.4(b)
Person	3.2(c)
Previously Disclosed	9.11
Pricing Differential	8.1(a)
Property Examination	6.15(a)
Proxy Statement	3.4
Real Property	6.15(a)
Regulatory Approvals	3.4
Requisite Regulatory Approvals	7.1(e)
Rights	3.2(a)
Sarbanes-Oxley Act	4.5(b)
SEC	3.4
Securities Act	3.2(a)
SRO	3.4
Starting Price	8.1(a)
Statutory Trust Act	3.1(d)
Subsidiary	3.1(c)
Superior Proposal	6.7(e)
Surviving Bank	1.8
Surviving Company	Recitals
Tax Opinion	7.1(f)
Taxes	3.23(j)
Tax Returns	3.23(k)
Trust Account Common Shares	1.4(c)
Voting Agreement	Recitals
Voting Debt	3.2(a)

A-vi

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of the 29th day of July, 2013, by and between CenterState Banks, Inc., a Florida corporation (“CenterState”), and Gulfstream Bancshares, Inc., a Florida corporation (“Gulfstream” and, together with CenterState, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the Boards of Directors of the Parties have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for in this Agreement in which Gulfstream will, on the terms and subject to the conditions set forth in this Agreement, merge with and into CenterState (the “Merger”), with CenterState as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”);

WHEREAS, as a condition to the willingness of CenterState to enter into this Agreement, all of the directors of Gulfstream have entered into voting agreements (each a “Voting Agreement”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with CenterState, pursuant to which each such director has agreed, among other things, to vote all of the Gulfstream Common Stock owned by such director in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the Voting Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Florida Business Corporation Act (the “FBCA”), at the Effective Time, Gulfstream shall merge with and into CenterState. CenterState shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Florida. As of the Effective Time, the separate corporate existence of Gulfstream shall cease.

1.2 Effective Time. Subject to the terms and conditions of this Agreement, simultaneously with the Closing, the Parties shall execute, and CenterState shall cause to be filed with the Department of State of the State of Florida and the Secretary of State of the State of Florida, articles of merger as provided in the FBCA (the “Articles of Merger”). The Merger shall become effective at such time as the Articles of Merger are filed or such other time as may be specified in such Articles of Merger (the “Effective Time”).

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the FBCA.

1.4 Conversion of Stock. By virtue of the Merger and without any action on the part of Gulfstream, CenterState or the holders of any of the following securities, at the Effective Time:

(a) Each share of common stock, par value $.01 per share, of CenterState (“CenterState Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, par value $.01, of the Surviving Company.

(b) Subject to Sections 1.4(c), 1.4(d), 1.4(e) and 1.4(f), each share of the voting common stock, par value $0.01 per share, of Gulfstream (the “Gulfstream Common Stock”) issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares, but excluding any Cancelled Shares and any Dissenting Shares (collectively, the “Exchangeable Shares,” and each an “Exchangeable Share”), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive: (i) 3.012 shares of CenterState Common Stock (the “Per Share Stock Consideration”), and (ii) $14.65 plus any cash dividends payable with respect to shares of the CenterState Common Stock which dividends are payable to CenterState shareholders of record as of any date on or after the Closing Date, regardless of the issuance of certificates for shares of CenterState Common Stock to the former holders of the Exchangeable Shares, and any cash in lieu of fractional shares as specified in Section 2.3(f), (collectively, the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration, the “Merger Consideration”). All of the Exchangeable Shares of Gulfstream Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Gulfstream Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration into which the shares of Gulfstream Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.2(f), as well as any dividends to which holders of Gulfstream Common Stock become entitled in accordance with Section 2.2(c).

(c) All shares of Gulfstream Common Stock that are owned by Gulfstream or CenterState (other than (i) shares of Gulfstream Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and (ii) shares of Gulfstream Common Stock held, directly or indirectly, by Gulfstream or CenterState in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist (any such shares, the “Cancelled Shares”), and no stock of CenterState or other consideration shall be delivered in exchange therefor.

(d) Notwithstanding anything in this Agreement to the contrary, shares of Gulfstream Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Sections 607.1301 to 607.1333 of the FBCA (the “Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead the holder of such Dissenting Shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of Sections 607.1301 to 607.1333 of the FBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist), unless and until such holder shall have failed to perfect such holder’s right to receive, or shall have effectively withdrawn or lost rights to demand or receive, the fair value of such shares of Gulfstream Common Stock under such provisions of the FBCA. If any shareholder dissenting pursuant to Sections 607.1301 to 607.1333 of the FBCA and this Section 1.4(d) shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Gulfstream Common Stock shall thereupon be treated as if they had been converted into and become Exchangeable Shares as of the Effective Time, eligible to receive the Merger Consideration in accordance with Section 1.4(b), without any interest thereon. Gulfstream shall give CenterState (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of Gulfstream Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the FBCA and received by Gulfstream relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the FBCA. Gulfstream shall not, except with the prior written consent of CenterState, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Article II to pay for shares of Gulfstream Common Stock for which dissenters’ rights have been perfected shall be returned to CenterState upon demand.

(e) If CenterState changes the number of shares of CenterState Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock combination, stock dividend or similar recapitalization with respect to such stock, and the record date therefor shall be prior to the Effective Time, the Per Share Stock Consideration and the Option Exchange Ratio shall be proportionately adjusted as necessary to preserve the relative economic benefit to the Parties.

(f) In the event that all the following conditions are fulfilled:

(i) The CenterState Ratio (as defined in Section 8.1(a)(viii)) is greater than 1.15; and

(ii) No CenterState Acquisition Event (as defined below) has occurred; then the Per Share Stock Consideration shall be decreased to an amount equal to the quotient obtained by dividing (i) $31.28 by (ii) the Average Closing Price (as defined in Section 8.1(a)(viii)). Upon the occurrence of any adjustment pursuant to this Section 1.4(f), any references in this Agreement to the “Merger Consideration” and the “Per Share Stock Consideration” shall thereafter be deemed to refer to such terms after giving effect to such adjustment.

The term “CenterState Acquisition Event” shall mean the execution and delivery by CenterState of an agreement, letter of intent or similar document, or a public announcement by CenterState that it has entered into discussions or negotiations with respect to, any proposal for a tender or exchange offer, proposal for a merger, consolidation or other business combination involving CenterState or any of its Significant Subsidiaries or any proposal or offer to acquire in any manner in a single transaction or series of transactions more than fifty percent (50%) of the voting power in, or more than fifty percent (50%) of the fair market value of the business, assets or deposits of, CenterState or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.

1.5 Stock Options. Each valid option to purchase shares of Gulfstream Common Stock (each, a “Gulfstream Stock Option”), outstanding and unexercised immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become fully vested and be converted into an option to purchase that number of shares of CenterState Common Stock as shall equal the product obtained by multiplying 4.635 (the “Option Exchange Ratio”) by that number of shares of Gulfstream Common Stock which such option entitled the holder thereof to purchase (rounded to the nearest whole share), and at an exercise price equal to the quotient obtained by dividing the exercise price per share of the Gulfstream Stock Option by the Option Exchange Ratio (rounded to the nearest cent); provided however, that in the event that the Merger Consideration is modified as a result of the application of Section 1.4(f) or Section 8.1(a)(viii), then the Option Exchange Ratio shall be appropriately adjusted in order to reflect the impact of such modification to the Merger Consideration.

1.6 Incorporation Documents and Bylaws of the Surviving Company. At the Effective Time, the articles of incorporation of CenterState in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The bylaws of CenterState in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such bylaws.

1.7 Directors and Officers. The directors of the Surviving Company immediately following the Effective Time shall consist of the directors of CenterState immediately prior to the Effective Time plus two directors of Gulfstream to be identified by Gulfstream within 30 days after the date of this Agreement who are reasonably acceptable to CenterState, and such directors shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of Surviving Company immediately following the Effective Time shall consist of the officers of the CenterState immediately prior to the Effective Time, and such officers shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.8 The Bank Merger. Except as provided below, after the Effective Time and at or after the close of business on the Closing Date, Gulfstream Business Bank (“Gulfstream Business Bank”), a Florida state-chartered bank and wholly owned first-tier subsidiary of Gulfstream, shall be merged (the “Bank Merger”) with and into

CenterState Bank of Florida, N.A., a national banking and wholly owned first-tier subsidiary of CenterState (“CenterState Bank,” N.A.”), in accordance with the provisions of applicable federal and state banking laws and regulations, and CenterState Bank, N.A. shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable federal and state banking laws and regulations, and the Boards of Directors of the Parties shall approve, and shall cause the Boards of Directors of Gulfstream Business Bank and CenterState Bank, N.A., respectively, to approve a separate merger agreement (the “Bank Merger Agreement”) in substantially the form attached hereto as Exhibit B, and cause the Bank Merger Agreement to be executed and delivered as soon as practicable following the date of execution of this Agreement. Each of CenterState and Gulfstream also shall approve the Bank Merger Agreement in their capacities as sole shareholders of CenterState Bank, N.A. and Gulfstream Business Bank, respectively. The directors of the Surviving Bank immediately following the Effective Time shall consist of the directors of CenterState Bank, N.A. immediately prior to the Effective Time plus two directors of Gulfstream to be identified by Gulfstream within 30 days after the date of this Agreement who are reasonably acceptable to CenterState, and such directors shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Surviving Bank immediately following the Effective Time shall consist of the officers of CenterState Bank, N.A. immediately prior to the Effective Time and John E. Tranter (who shall serve as Executive Vice President and Chief Banking Officer), and such officers shall hold office until their respective successors are duly elected and qualified or their earlier death, resignation or removal. As provided in the Bank Merger Agreement, the Bank Merger may be abandoned at the election of CenterState Bank, N.A. at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, Gulfstream Business Bank shall continue to operate under that name (together with any appendix required of national banking associations if its charter should be converted to that of a national bank), and any abandonment of the Bank Merger shall not affect the service, titles or responsibilities of John E. Tranter as Executive Vice President and Chief Banking Officer of CenterState Bank, N.A.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Exchange Agent. Prior to the Effective Time, CenterState shall appoint its transfer agent, Continental Stock Transfer and Trust Company, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2 Delivery of Merger Consideration.

(a) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate which immediately prior to the Effective Time represented outstanding shares of Gulfstream Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4(b), including any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or affidavits of loss in lieu of such Certificate)) to the Exchange Agent and which shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering a Certificate in exchange for the Merger Consideration to be issued or paid in consideration therefor.

(b) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of Gulfstream Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration, including any dividends that are payable to CenterState shareholders of record as of any date on or after the Closing Date and cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor in respect of the shares of Gulfstream Common Stock represented by its Certificate or Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration, including any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate and any dividends or distributions to which such holder is entitled pursuant to Section 1.4(b), in accordance with the provisions of this Article II.

(c) Notwithstanding the provisions of Section 1.4(b), no dividends or other distributions with respect to CenterState Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of CenterState Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of CenterState Common Stock represented by such Certificate and not paid or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of CenterState Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the CenterState Common Stock issuable with respect to such Certificate.

(d) In the event of a transfer of ownership of a Certificate representing Gulfstream Common Stock that is not registered in the stock transfer records of Gulfstream, the shares of CenterState Common Stock and cash in lieu of fractional shares of CenterState Common Stock comprising the Merger Consideration shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Gulfstream Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or establish to the satisfaction of CenterState that the tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, CenterState) shall be entitled to deduct and withhold from any cash in lieu of fractional shares of CenterState Common Stock otherwise payable pursuant to this Agreement to any holder of Gulfstream Common Stock such amounts as the Exchange Agent or CenterState, as the case may be, is required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or CenterState, as the case may be, and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Gulfstream Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or CenterState, as the case may be.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of Gulfstream of the shares of Gulfstream Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Gulfstream Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(f) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of CenterState Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to CenterState Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of CenterState. In lieu of the issuance of any such fractional share, CenterState shall pay to each former shareholder of Gulfstream who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Average CenterState Stock Price by (ii) the fraction of a share (after taking into account all shares of Gulfstream Common Stock held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of CenterState Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by CenterState or the Exchange Agent, the posting by such Person of a bond in such amount as CenterState may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GULFSTREAM

Except as Previously Disclosed, Gulfstream hereby represents and warrants to CenterState as follows:

3.1 Organization, Standing and Power.

(a) Each of Gulfstream and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation or formation, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Gulfstream.

(b) Gulfstream has previously made available to CenterState true and complete copies of Gulfstream’s articles of incorporation (the “Gulfstream Charter”) and bylaws (the “Gulfstream Bylaws”) and the articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so made available is in full force and effect. Neither Gulfstream nor any of its Subsidiaries is in violation of any provision of the Gulfstream Charter or Gulfstream Bylaws or such articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable.

(c) As used in this Agreement, the term “Subsidiary,” when used with respect to either Party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such Party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”).

(d) Gulfstream Bancshares Capital Trust I (“Gulfstream Trust I”) (i) has been duly created and is validly existing and in good standing as a statutory trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. Code §3801, et seq. (the “Statutory Trust Act”), and (ii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.

(e) Gulfstream Bancshares Capital Trust II (“Gulfstream Trust II”) (i) has been duly created and is validly existing and in good standing as a statutory trust under the Statutory Trust Act, and (ii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.

3.2 Capitalization.

(a) The authorized capital stock of Gulfstream consists of (i) 3,000,000 shares of Gulfstream Common Stock, of which 1,566,514 shares are issued and outstanding as of the date hereof (which includes 3,160 restricted shares issued and outstanding under the Gulfstream Restricted Stock Plan), and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share, of which (y) 200,000 shares are designated as Nonvoting Series A Preferred Stock, and 155,629 such shares are issued and outstanding (having a liquidation value of $23.88 per share), and (z) 7,500 shares have been designated as Non-Cumulative Perpetual Preferred Stock, Series D and 7,500 of such shares are issued and outstanding (with an aggregate liquidation value of $7,500,000). As of the date hereof, Gulfstream held no shares of Gulfstream Common Stock in its treasury. As of the date hereof, there were 197,326 shares of Gulfstream Common Stock reserved for issuance for the 197,326 outstanding Gulfstream Stock Options, which are the only Gulfstream Stock Options that are outstanding. As of the date hereof, there were 3,160 restricted shares of Gulfstream Common Stock which are outstanding and were issued by Gulfstream pursuant to Gulfstream’s Restricted Stock Plan, and are all of the shares of Gulfstream Common Stock that are outstanding under the Gulfstream Restricted Stock Plan. All of the issued and outstanding shares of Gulfstream Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Gulfstream may vote (“Voting Debt”) are issued or outstanding. As of the date hereof, except as set forth in Section 3.2(b), Gulfstream does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, restricted shares, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any shares of Gulfstream Common Stock, Voting Debt or any other equity securities of Gulfstream or any securities representing the right to purchase or otherwise receive any shares of Gulfstream Common Stock, Voting Debt or other equity securities of Gulfstream. There are no contractual obligations of Gulfstream or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Gulfstream or any equity security of Gulfstream or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Gulfstream or its Subsidiaries or (ii) pursuant to which Gulfstream or any of its Subsidiaries is or could be required to register shares of Gulfstream capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Other than 200,486 Gulfstream Rights, in each case that are outstanding as of the date hereof, no other equity-based awards are outstanding as of the date hereof. The name of each holder of a Gulfstream Stock Option, together with the date of each grant or award, the number of shares subject to each such stock option or warrant, the exercise price (or payment obligation of the holder) with respect to each share subject to such stock option or warrant, the vesting date(s) of unvested stock options and warrants, and the expiration dates thereof, as of the date hereof, have been Previously Disclosed.

(c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of Gulfstream (and which, for purposes of this Agreement, shall include Gulfstream Business Bank, Gulfstream Trust I, and Gulfstream Trust II) are owned by Gulfstream, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. No Significant Subsidiary of Gulfstream has or is bound by any Rights calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Except as Previously Disclosed and for the ownership of Gulfstream Subsidiaries, readily marketable securities, securities held-to-maturity in Gulfstream Business Bank’s investment portfolio and stock in the Federal Home Loan Bank of Atlanta (“FHLB”) and the Independent Bankers’ Bank of Florida (“IBB”), neither Gulfstream nor any of its Subsidiaries owns any equity or profit-and-loss interest in any individual, bank, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization (“Person”).

(d) Gulfstream does not have a dividend reinvestment plan or any shareholder rights plan.

3.3 Authority; No Violation.

(a) Gulfstream has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Gulfstream. As of the date of this Agreement, the Board of Directors of Gulfstream has determined that this Agreement is advisable and in the best interests of Gulfstream and its shareholders and has directed that this Agreement be submitted to Gulfstream’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for receipt of the affirmative vote to approve this Agreement by the holders of a majority of the outstanding shares of Gulfstream Common Stock at a meeting called therefor (the “Gulfstream Shareholder Approval”), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Gulfstream and (assuming due authorization, execution and delivery by CenterState) constitutes the valid and binding obligations of Gulfstream, enforceable against Gulfstream in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”).

(b) Neither the execution and delivery of this Agreement by Gulfstream or the Bank Merger Agreement by Gulfstream Business Bank nor the consummation by Gulfstream of the transactions contemplated in this Agreement or by Gulfstream Business Bank of the transactions in the Bank Merger Agreement, nor compliance by Gulfstream or Gulfstream Business Bank with any of the terms or provisions of this Agreement or the Bank Merger Agreement, will (i) assuming that the Gulfstream Shareholder Approval is duly obtained or given, violate any provision of the Gulfstream Charter or Gulfstream Bylaws or the organizational documents of Gulfstream Business Bank or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained or made, (A) violate any law, judgment, order, injunction or decree applicable to Gulfstream, any of its Subsidiaries or any of their respective properties or assets in a manner that could reasonably be expected to have a Material Adverse Effect on Gulfstream or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Gulfstream or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture (including, without limitation, the Indentures), deed of trust (including, without limitation, the Declarations of Trust), license, lease, franchise, permit, agreement, bylaw or other instrument or obligation to which Gulfstream or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound. The “Indentures” means (i) that certain Junior Subordinated Indenture dated as of December 1, 2004, between Gulfstream and Wilmington Trust Company, as Trustee and (ii) that certain Indenture dated as of December 28, 2006 between Gulfstream and Wilmington Trust Company, as Trustee. The term “Declarations of Trust” means (i) that certain Amended and Restated Declaration of Trust of the Gulfstream Trust I dated as of December 1, 2004, and (ii) that certain Amended and Restated Declaration of Trust of the Gulfstream Trust II dated as of December 28, 2006.

3.4 Consents and Approvals. Except for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from, the Securities and Exchange Commission (the “SEC”), the Nasdaq Global Select Market (the “Nasdaq”), state securities authorities, the Financial Industry Regulatory Authority, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) the filing of any other required applications, filings or notices with the Board of Governors of the Federal Reserve System (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”), the Office of the Comptroller of the Currency (“OCC”) and other banking, regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”),

(iii) the filing with the SEC of a registration statement on Form S-4 (the “Form S-4”) with respect to both the shares of CenterState Common Stock to be issued in the Merger pursuant to Section 1.4 and the shares of CenterState Common Stock to be issued upon the exercise of converted Gulfstream Stock Options pursuant to Section 1.5 (the term Form S-4 being understood, for purposes of this agreement, to include Form S-8 or any other form filed by CenterState with the SEC with respect to the registration of shares of CenterState Common Stock to be issued upon the exercise of such converted Gulfstream Stock Options), in which a proxy statement relating to the meeting of the shareholders of Gulfstream to be held in connection with this Agreement (the “Proxy Statement”) will be included, and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger contemplated by Section 1.2 and the filing of documents with the OCC, applicable Governmental Agencies, and the Secretary of State of the State of Florida to cause the Bank Merger to become effective and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CenterState Common Stock pursuant to this Agreement and approval of listing of such CenterState Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Gulfstream or any of its Subsidiaries of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Gulfstream of this Agreement.

3.5 Reports.

(a) Gulfstream and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2009 and prior to the date hereof with Governmental Entities, and have paid all fees and assessments due and payable in connection therewith. There is no unresolved violation or exception of which Gulfstream has been given notice by any Governmental Entity with respect to any such report, registration, statement or certification.

(b) Neither Gulfstream nor any of its Subsidiaries has filed or furnished to the SEC any final registration statement, prospectus, report, schedule and definitive proxy statement pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the date of this Agreement other than filings made pursuant to Regulation D. No information provided by Gulfstream to its shareholders, in connection with annual or special meetings of shareholders or otherwise, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.

3.6 Financial Statements.

(a) The audited consolidated balance sheets (including related notes and schedules, if any) of Gulfstream and its Subsidiaries as of December 31, 2012, 2011 and 2010 and the consolidated statements of operations, shareholders’ equity, and cash flows (including related notes and schedules, if any) of Gulfstream and its Subsidiaries for each of the three (3) years ended December 31, 2012, 2011 and 2010, and the unaudited interim consolidated financial statements of Gulfstream and its Subsidiaries as of March 31, 2013 and for the period then ended (collectively, the “Gulfstream Financial Statements”) have been previously made available to CenterState or its representatives. The Gulfstream Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject, in the case of the unaudited interim statements, to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of Gulfstream and its Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto. As of the date of this Agreement, the financial and accounting books and records of Gulfstream and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) The call reports of Gulfstream Business Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2011, through the Closing Date have been prepared in accordance with applicable regulatory requirements, including applicable regulatory accounting principles and practices, through periods covered by such reports.

(c) There is no transaction, arrangement or other relationship between Gulfstream or any of its Subsidiaries and any unconsolidated or other affiliated entity that is not reflected in the Gulfstream Financial Statements.

(d) The records, systems, controls, data and information of Gulfstream and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Gulfstream or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Gulfstream’s (or any Gulfstream Subsidiary’s) system of internal accounting controls.

(e) Since December 31, 2009, (i) neither Gulfstream nor, to the Knowledge of Gulfstream, any director, officer, employee, auditor, accountant or representative of Gulfstream or Gulfstream Business Bank has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Gulfstream or any of its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or claim that Gulfstream or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Gulfstream or any of its Subsidiaries, or other Person, whether or not employed by Gulfstream or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by Gulfstream or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of Gulfstream or any of its Subsidiaries or any committee thereof or to any director or officer of Gulfstream or any of its Subsidiaries. For purposes of this Agreement, Knowledge of the Gulfstream, shall mean the actual knowledge of the individuals listed in Section 3.6 of the Gulfstream Disclosure Schedule, after reasonable inquiry.

3.7 Absence of Changes.

(a) Since December 31, 2011, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Gulfstream. As used in this Agreement, the term “Material Adverse Effect” means, with respect to CenterState or Gulfstream, as the case may be, any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of such Party and its Subsidiaries taken as a whole; provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in laws, rules or regulations or interpretations of laws, rules or regulations by Governmental Entities of general applicability to companies in the industry in which such Party and its Subsidiaries operate, (C) changes after the date of this Agreement in general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the industry in which such Party and its Subsidiaries operate, or (D) the public disclosure of this Agreement or the transactions contemplated hereby, except, with respect to clauses (A), (B) and (C), to the extent that the effects of such change are disproportionately adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate; or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such Party to timely consummate the transactions contemplated by this Agreement or to perform its agreements or covenants hereunder.

(b) Since December 31, 2011, (i) Gulfstream and its Subsidiaries have conducted their respective businesses in the ordinary course of business and (ii) neither Gulfstream nor any of its Subsidiaries has (A) granted any rights or issued any securities (other than the issuance of securities upon the exercise of Gulfstream Stock Options), or (B) declared or paid any distribution on, or repurchased, any of its capital stock. Since December 31, 2012, neither Gulfstream nor any of its subsidiaries has incurred any material liabilities or obligations for borrowed funds.

3.8 Compliance with Applicable Law.

(a) Gulfstream and each of its Subsidiaries are, and at all times since December 31, 2009, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties or assets, including Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices. Gulfstream is not aware of any facts or circumstances that would cause it to believe that any nonpublic customer information possessed by it or any of its Subsidiaries has been disclosed to, or accessed by, an unauthorized third party in a manner that would require or cause it or any of its Subsidiaries to undertake any material remedial action. Gulfstream and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2009 held, all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and to the Knowledge of Gulfstream, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit. Gulfstream is duly registered with the FRB as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The deposit accounts of Gulfstream Business Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No Action for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Gulfstream, threatened.

(b) Except as otherwise disclosed in this paragraph, since December 31, 2009, neither Gulfstream nor any of its Subsidiaries has received any written notification or communication from any Governmental Entity (i) requiring Gulfstream or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any material restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, a “Gulfstream Regulatory Agreement”), or (ii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and neither Gulfstream nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Neither Gulfstream nor any of its Subsidiaries is party to or subject to any Gulfstream Regulatory Agreement.

(c) Neither Gulfstream nor any of its Subsidiaries (nor, to the Knowledge of Gulfstream, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt

Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

3.9 Material Contracts; Defaults.

(a) Except with respect to certain Gulfstream Benefit Plans described in Section 3.11, neither Gulfstream nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (each a “Gulfstream Material Contract”): (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) that (A) limits or would limit in any respect the manner in which, or the localities in which, Gulfstream or any of its Subsidiaries may conduct its business, (B) obligates Gulfstream or any of its Subsidiaries to conduct business with any Person to the exclusion of others, or (C) other than provisions of standard vendor, service or supply contracts entered into the ordinary course of business, limits or would limit in any way the ability of Gulfstream or any of its Subsidiaries to solicit prospective employees or customers or would so limit or purport to limit the ability of CenterState or any of its affiliates to do so following consummation of the transactions contemplated by this Agreement; or (iii) for the purchase of services, materials, supplies, goods, equipment or for the purchase, lease or license of other assets or property that provides for, or that creates future payment obligations in excess of, either (x) annual payments of $15,000 or more or (y) aggregate payments of $50,000 or more, other than contracts that can be terminated by Gulfstream or a Gulfstream Subsidiary on thirty (30) days or less written notice at any time without penalty or premium.

(b) Neither Gulfstream nor any of its Subsidiaries, nor, to the Knowledge of Gulfstream, any counterparty or counterparties, is in breach of any Gulfstream Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach.

3.10 State Takeover Laws. The Board of Directors of Gulfstream has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions the restrictions on “business combinations” set forth in any applicable “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law.

3.11 Gulfstream Benefit Plans.

(a) With respect to each Gulfstream Benefit Plan, Gulfstream has provided to CenterState a current, correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) the Gulfstream Benefit Plan, the related trust agreement or other funding instrument (if any), and any other related documents (including all amendments to such Gulfstream Benefit Plan and related documents); (ii) the most recent determination or opinion letter, if applicable; (iii) any summary plan description and other material written communications (or a description of any oral communications), other than individual pension benefit statements provided in accordance with Section 105 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), by Gulfstream and its Subsidiaries to any current or former employee or director of Gulfstream or any of its Subsidiaries or other beneficiaries concerning the extent of the benefits provided under a Gulfstream Benefit Plan; (iv) all communications to or from the Internal Revenue Service (“IRS”) or any other Governmental Entity relating to each Gulfstream Benefit Plan; and (v) for the three (3) most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(b) (i) Each Gulfstream Benefit Plan has been established, operated and administered in accordance with its terms, and in substantial compliance with the applicable provisions of ERISA, the Code and other laws; (ii) each Gulfstream Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified (and each corresponding trust is exempt under Section 501 of the Code) and has received or is the subject of a favorable determination letter or uses a prototype document that is subject to a favorable opinion letter relating to the most recently completed IRS remedial amendment period cycle, and, to the Knowledge of Gulfstream, nothing has occurred (whether by action or failure to act) that could reasonably be expected to adversely affect the qualified status of any Gulfstream Benefit Plan (or the exempt status of any related trust) or require the filing of a submission under the IRS’s employee plans compliance resolution system (“EPCRS”) or the taking of other corrective action pursuant to EPCRS in order to maintain such qualified (or exempt) status, and no Gulfstream Benefit Plan is the subject of any pending correction or application under EPCRS; (iii) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in liability has occurred with respect to any Gulfstream Benefit Plan, no non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has been engaged in by Gulfstream or any of its Subsidiaries with respect to any Gulfstream Benefit Plan that has resulted, or is expected to result, in any material liability, and no “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code) (whether or not waived) has occurred with respect to any Gulfstream Benefit Plan; (iv) no liability under Subtitle C or D of Title IV or ERISA has been or is expected to be incurred by Gulfstream or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any ERISA Affiliate; (v) there does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that would be a liability of Gulfstream or any of its Subsidiaries; (vi) except as expressly contemplated by this Agreement, there is no present intention by Gulfstream that any Gulfstream Benefit Plan be materially amended, suspended or terminated, or otherwise modified to change benefits (or the levels thereof) in a manner that results in an increased cost to Gulfstream or any of its Subsidiaries (other than an immaterial increase in administrative costs or changes required by law) under any Gulfstream Benefit Plan at any time within the twelve (12) months immediately following the date hereof; (vii) Gulfstream and its Subsidiaries have not incurred any current or projected liability under any Gulfstream Benefit Plan (or any other plan or arrangement to which Gulfstream or a Subsidiary thereof is a party) in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Gulfstream or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other laws; (viii) each of the Gulfstream Benefit Plans that is intended to satisfy the requirements of Section 125, 423 or 501(c)(9) of the Code satisfies such requirements; (ix) no Gulfstream Benefit Plan is funded through a “welfare benefit fund,” as defined in Section 419 of the Code; and (x) all contributions required to have been made under the terms of any Gulfstream Benefit Plan or pursuant to ERISA and the Code have been timely made, and, to the extent required, all obligations in respect of each Gulfstream Benefit Plan have been properly accrued and reflect in the Gulfstream Financial Statements. As used in this Agreement, the term “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) Section 302 or 4068(a) of ERISA, (iii) under Sections 412, 430 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(c) With respect to each of the Gulfstream Benefit Plans that is not a multiemployer plan within the meaning of Section 4001(a)(iii) of ERISA but is subject to Title IV of ERISA, as of the Effective Time, the assets of each such Gulfstream Benefit Plan will be at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Gulfstream Benefit Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent applicable actuarial valuation reports.

(d) Neither Gulfstream nor any of its Subsidiaries (nor any ERISA Affiliate) maintains or contributes to, or within the last ten (10) years has maintained or contributed to, a “multiemployer plan” within the meaning of Section 4001(a)(iii) of ERISA or a “multiple employer welfare arrangement” (as defined in Section 3(40) or ERISA). As used in this Agreement, the term “ERISA Affiliate” means any entity that is considered one employer with Gulfstream or CenterState, as applicable, under Section 4001 of ERISA or Section 414 of the Code.

(e) With respect to any Gulfstream Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Gulfstream, threatened, (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (“PBGC”) in respect of any Gulfstream Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the IRS or any other Governmental Entity is pending, in progress or, to the Knowledge of Gulfstream, threatened (including any routine requests for information from the PBGC), and (v) there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or in favor of any Gulfstream Benefit Plan or any fiduciary thereof (other than rules of general applicability). With respect to each Gulfstream Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, (x) no Gulfstream Benefit Plan has failed to satisfy minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived; and (y) there has been no determination that any Gulfstream Benefit Plan is, or is expected to be, in “at risk” status (within the meaning of Section 403 of the Code or Section 303 of ERISA). None of the assets of Gulfstream, any of its Subsidiaries, or any ERISA Affiliate are subject to any Lien arising under ERISA or Subchapter D of Chapter 1 of the Code, and no condition exists that presents a material risk of any such Lien arising.

(f) Except as described in Section 3.11(f) of the Gulfstream Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, could result in or is a precondition to (i) any payment (including severance, unemployment compensation or “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of Gulfstream or any of its Subsidiaries from Gulfstream or any of its Subsidiaries under any Gulfstream Benefit Plan or otherwise, (ii) any increase in compensation or benefits otherwise payable under any Gulfstream Benefit Plan, (iii) any acceleration of the time of payment or vesting of any such benefits, (iv) the requirement to fund or increase the funding of any such benefits (through a grantor trust or otherwise), (v) except as otherwise provided in this Agreement, any limitation on the right of Gulfstream or any of its Subsidiaries to (A) amend, merge or terminate any Gulfstream Benefit Plan or related trust or (B) receive a reversion of assets from any Gulfstream Benefit Plan or related trust, (vi) the renewal or extension of the term of any agreement regarding the compensation of any current or former employee of Gulfstream or any of its Subsidiaries, or (vii) any payments under any of the Gulfstream Benefit Plans or otherwise which would not be deductible under Section 162(m) or 280G of the Code. Except as otherwise provided in this Agreement, neither Gulfstream nor any of its Subsidiaries has taken, or permitted to be taken, any action that required, and no circumstances exist that will require, the funding, or the increase in the funding, of any benefits under any Gulfstream Benefit Plan or resulted, or will result, in any limitation on the right of Gulfstream or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Gulfstream Benefit Plan or related trust.

(g) Except as described in Section 3.11(g) of the Gulfstream Disclosure Schedule, each Gulfstream Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code (i) materially complies and, at all times after December 31, 2008, has materially complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations thereunder and (ii) between January 1, 2005 and December 31, 2008 was operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the Department of the Treasury and the IRS.

3.12 Approvals. As of the date of this Agreement, Gulfstream knows of no reason why all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.13 Opinion. The Board of Directors of Gulfstream has received the opinion of Hovde Group LLC. (“Hovde”) to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders of Gulfstream Common Stock in the Merger is fair from a financial point of view to such holders.

3.14 Gulfstream Information. None of the information supplied or to be supplied by Gulfstream for inclusion or incorporation by reference in the Proxy Statement or in the Form S-4, as applicable, or in any other application, notification or other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement or in any amendment or supplement thereto, will, at the time the Proxy Statement or any such amendment or supplement thereto is first mailed to Gulfstream’s shareholders or at the time Gulfstream’s shareholders vote on the matters constituting the Gulfstream Shareholder Approval or at the time the Form S-4 or any such amendment or supplement thereto becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Gulfstream in this Section 3.14 with respect to statements made or incorporated by reference therein based on information supplied by CenterState or any of its representatives in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or such other applications, notifications or other documents. If at any time prior to the Effective Time any event should be discovered by Gulfstream or any of its Subsidiaries which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, Gulfstream shall promptly so inform CenterState.

3.15 Litigation. There is no action, suit, charge, claim, arbitration, investigation, inquiry, grievance, demand or other proceeding, whether judicial, arbitral, administrative or other (each, an “Action”), pending or, to the Knowledge of Gulfstream, threatened against or affecting Gulfstream or any of its Subsidiaries, any of their respective properties or assets, or any present (or, to the Knowledge of Gulfstream, former) officer, director or employee of Gulfstream or any of its Subsidiaries in such individual’s capacity as such, other than any immaterial, ordinary routine Action incidental to the business of Gulfstream and its Subsidiaries. Neither Gulfstream nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity.

3.16 Labor Matters.

(a) There are no collective bargaining agreements or other labor union contracts, agreements or understandings applicable to any employees of Gulfstream or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of Gulfstream, threat thereof, by or with respect to any employees of Gulfstream or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage, lockout or other work related disruption since December 31, 2009. To the Knowledge of Gulfstream, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Gulfstream or any of its Subsidiaries. Gulfstream and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, occupational safety and health, disability, non-discrimination in employment and workers’ compensation. No Action asserting that Gulfstream or any of its Subsidiaries has committed an unlawful employment practice or an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel Gulfstream or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of Gulfstream, threatened with respect to Gulfstream or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor or any other Governmental Entity.

(b) Neither Gulfstream nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. None of Gulfstream, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to Gulfstream or any of its Subsidiaries and, to the Knowledge of Gulfstream, no such investigation is in progress.

3.17 Environmental Matters.

(a) (i) Neither Gulfstream’s conduct nor its operation or the conduct or operation of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including in a fiduciary or agency capacity), violates or has violated Environmental Laws; (ii) there has been no release of any Hazardous Substance by Gulfstream or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws; (iii) since December 31, 2009, neither Gulfstream nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any Governmental Entity or any third party asserting that Gulfstream or any of its Subsidiaries or the operation or condition of any property ever owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property; (iv) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by Gulfstream or any of its Subsidiaries or as a result of any operations or activities of Gulfstream or any of its Subsidiaries at any location, and no other condition has existed or event has occurred with respect to Gulfstream or any of its Subsidiaries or any such properties or facilities that, with notice or the passage of time, or both, would be reasonably likely to result in liability under Environmental Laws, and Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or could reasonably be expected to result in liability to Gulfstream or any of its Subsidiaries under any Environmental Law; and (v) neither Gulfstream or its Subsidiaries nor any of their respective properties or facilities are subject to, or are, to the Knowledge of Gulfstream, threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b) As used in this Agreement, the term “Environmental Law” means any law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act and the Occupational Safety and Health Act; regulations promulgated thereunder, and state counterparts to the foregoing.

(c) As used in this Agreement, the term “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including petroleum.

3.18 Loan Matters.

(a) There are no outstanding loans to any directors, executive officers and principal shareholders (as such terms are defined in the FRB’s Regulation O (12 C.F.R. Part 215)) of Gulfstream or any of its Subsidiaries on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the loan was originated.

(b) Each outstanding loan held by Gulfstream or any of its Subsidiaries (including loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan files are being maintained, in accordance with the relevant notes or other credit or security documents, Gulfstream’s or its applicable Subsidiary’s written underwriting standards (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable laws.

(c) None of the agreements pursuant to which Gulfstream or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

(d) Each outstanding loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(e) With respect to the loans held by Gulfstream or any of its Subsidiaries, Gulfstream has provided or made available to CenterState the following: (i) all loans (including loan participants) that have been accelerated during the past twelve (12) months; (ii) all loan commitments or lines of credit which have been terminated during the past twelve (12) months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) all loans, lines of credit and loan commitments as to which it has given written notice of its intent to terminate during the past twelve (12) months; (iv) with respect to any commercial loans (including any commercial real estate loan) with an outstanding balance in excess of $500,000, all notification letters and other written communications from it to any of its borrowers, customers or other parties during the past twelve (12) months wherein it has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (v) each borrower, customer or other party which has notified it during the past twelve (12) months of, or has asserted against it, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Gulfstream, each borrower, customer or other party which has given any oral notification of, or orally asserted to or against it, any such claim; (vi) all loans, (A) that are contractually past due ninety (90) days or more in the payment of principal or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where a reasonable doubt exists as to the timely future collectibility of principal or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (E) where, during the past year, the interest rate terms have been reduced or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (F) where a specific reserve allocation exists in connection therewith; and (vii) all assets classified by it as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(f) The allowance for loan losses reflected in the Gulfstream Financial Statements was (and will be for periods ended after December 31, 2012) adequate, as of the dates thereof, under GAAP.

3.19 Intellectual Property.

(a) Gulfstream and each of its Subsidiaries either owns or licenses all Intellectual Property used by it and necessary for the conduct of its businesses as currently conducted. Neither Gulfstream nor any of its Subsidiaries is the licensor of Intellectual Property to any third party. None of the Intellectual Property used by Gulfstream or any of its Subsidiaries violates or infringes upon the Intellectual Property rights of any other Person. As of the date hereof, there is no Action pending or, to the Knowledge of Gulfstream, threatened, which challenges the rights of Gulfstream or any of its Subsidiaries with respect to Intellectual Property used in its business or which asserts any violation or infringement of the Intellectual Property rights of any other Person.

(b) For purposes of this Agreement, the term “Intellectual Property” means (i) trademarks, service marks, trade names, Internet domain names, designs and logos, together with all registrations and applications related to the foregoing; (ii) patents and industrial designs (including any applications for either of the foregoing); (iii) copyrights (including any registrations and applications for any of the foregoing); and (iv) computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

3.20 Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between Gulfstream or any of its Subsidiaries, on the one hand, and any (i) officer or director of Gulfstream or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of Gulfstream, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of Gulfstream, on the other hand, except those of a type available to non-affiliates of Gulfstream generally and compensation or benefit arrangements with officers and directors.

3.21 Derivative Instruments and Transactions.

(a) All Derivative Transactions, whether entered into for Gulfstream’s own account or for the account of one or more of its Subsidiaries or their customers, if any, were entered into (i) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable laws and (ii) with counterparties believed to be financially responsible at the time. Each Derivative Transaction constitutes the valid and legally binding obligation of Gulfstream or one of its Subsidiaries, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is, as of the date hereof, in full force and effect. Neither Gulfstream nor its Subsidiaries, nor, to the Knowledge of Gulfstream, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(b) As used in this Agreement, the term “Derivative Transaction” means any instrument currently considered to be a “swap” in the banking industry, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events or weather-related events, credit-related events or conditions or any indexes (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.22 Trust Business. Neither Gulfstream nor any of its Subsidiaries is authorized to act in any capacity as a corporate fiduciary.

3.23 Taxes.

(a) All Tax Returns required to have been filed by or with respect to Gulfstream or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns are accurate and complete in all material respects. All Taxes shown to be payable on such Tax Returns have been paid or will be timely paid and all other Taxes required to be paid by Gulfstream or its Subsidiaries have been paid or will be timely paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the Gulfstream Financial Statements or will be established in financial statements of Gulfstream to be provided to CenterState after the date hereof pursuant to this Agreement. No deficiency for any Tax has been asserted or assessed by a Governmental Entity in writing against Gulfstream or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. There are no Liens for Taxes on the assets of Gulfstream or any of its Subsidiaries (except for statutory Liens for Taxes not yet delinquent). There are no outstanding waivers or agreements extending the period for assessment of Taxes for any period with respect to any Tax to which Gulfstream or any of its Subsidiaries may be subject. All Taxes not yet due and payable by Gulfstream or its Subsidiaries have been properly accrued on the financial books and records of Gulfstream and its Subsidiaries in accordance with GAAP. None of Gulfstream or its Subsidiaries is a party to or bound by or has any obligation under any Tax allocation sharing or similar agreement or arrangement (other than an agreement or arrangement solely among Gulfstream and its Subsidiaries).

(b) Gulfstream and its Subsidiaries have complied with all applicable laws relating to withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax laws) and have, within the time and the manner prescribed by law, paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws. Gulfstream and each of its Subsidiaries have complied with all information reporting requirements imposed by the Code (and similar provisions under any other domestic or foreign Tax laws).

(c) As of the date of this Agreement, there are no audits, claims or controversies now pending or, to the Knowledge of Gulfstream, threatened against or with respect to Gulfstream or any of its Subsidiaries with respect to any Tax or failure to file any Tax Return.

(d) Neither Gulfstream nor any of its Subsidiaries has been a party to any distribution occurring in the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

(e) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Gulfstream or any of its Subsidiaries.

(f) Neither Gulfstream nor any of its Subsidiaries has engaged in any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and the Treasury Regulations thereunder, as a principal, as a material advisor or otherwise.

(g) Except as may result from the transactions contemplated by this Agreement, none of the net operating loss carryforwards, net unrealized built-in losses, tax credits, or capital loss carryforwards for federal income tax purposes of Gulfstream or any Gulfstream Subsidiary is, as applicable, currently subject to limitation under Section 382 or 383 of the Code.

(h) Neither Gulfstream nor any of its Subsidiaries (i) is or has, since December 31, 2008, been a member of an affiliated group (other than a group the common parent of which is Gulfstream or a Gulfstream Subsidiary) filing a consolidated, joint, combined or unitary Tax Return or (ii) has any liability for Taxes of any Person (other than Gulfstream and any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(i) Neither Gulfstream nor any of its Subsidiaries has taken or agreed to take any action or has any knowledge or any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(j) As used in this Agreement, the term “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, including all interest, penalties and additions imposed with respect to such amounts, imposed by any Governmental Entity.

(k) As used in this Agreement, the term “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms, claims for refund and information returns relating to Taxes and including any attachment thereto or amendment thereof.

3.24 Community Reinvestment Act Compliance. Gulfstream Business Bank is in compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed exam, and Gulfstream has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in any such Subsidiary having its current rating lowered.

3.25 Insurance. Gulfstream and each of its Subsidiaries are presently insured, with what Gulfstream believes to be financially sound and reputable insurance companies, against such risks and for such amounts as Previously Disclosed (which coverage is in accordance with all contractual and legal requirements applicable to Gulfstream and its Subsidiaries). All of the policies, bonds and other arrangements providing for the foregoing (the “Gulfstream Insurance Policies”) are in full force and effect, the premiums due and payable thereon have been or will be timely paid through the Effective Time, and there is no breach or default (and no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute such a breach or default) by Gulfstream or any of its Subsidiaries under any of the Gulfstream Insurance Policies or, to the Knowledge of Gulfstream, by any other party to the Gulfstream Insurance Policies. Neither Gulfstream nor any of its Subsidiaries has received any notice of cancellation or non-renewal of any Gulfstream Insurance Policy nor, to the Knowledge of Gulfstream, is the termination of any such policies threatened by the insurer, and there is no claim for coverage by Gulfstream or any of its Subsidiaries pending under any of such Gulfstream Insurance Policies as to which coverage has been denied or disputed by the underwriters of such Gulfstream Insurance Policies or in respect of which such underwriters have reserved their rights.

3.26 Title. Gulfstream and its Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and valid title to all personal property owned by them, in each case free and clear of all Liens, except for Liens reflected in the Gulfstream Financial Statements and statutory Liens for amounts not yet due and payable. Any real property and facilities held under lease by Gulfstream or its Subsidiaries are valid, subsisting and enforceable leases. None of such real property or facilities leases will be adversely affected by the consummation of the Merger or the Bank Merger.

3.27 Investment Portfolio. Except for pledges to secure public and trust deposits or otherwise made in the ordinary course of business, Liens securing repurchase obligations incurred in the ordinary course of business consistent with past practices, and for FHLB and IBB stock, none of the investment securities reflected in the Gulfstream Financial Statements and none of the investment securities since acquired by Gulfstream or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of Gulfstream or any of its Subsidiaries to freely dispose of such investment at any time, other than those restrictions imposed on securities held to maturity under GAAP.

3.28 Books and Records. The corporate record books of Gulfstream and its Subsidiaries are complete and accurate in all material respects and reflect all meetings, consents and other actions of the boards of directors and shareholders of Gulfstream and its Subsidiaries.

3.29 Indemnification. To the Knowledge of Gulfstream, no action or failure to take action by any present or former director, officer, employee or agent of Gulfstream or any of its Subsidiaries has occurred which would give rise to a claim by any such individual for indemnification from Gulfstream or any of its Subsidiaries.

3.30 Broker’s Fees. Neither Gulfstream nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Hovde pursuant to a letter agreement between Hovde and Gulfstream, a true, complete and correct copy of which has been previously delivered to CenterState.

3.31 Representations Not Misleading. No representation or warranty by Gulfstream in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CENTERSTATE

Except as (i) Previously Disclosed or (ii) disclosed in any CenterState SEC Reports or other publicly available document filed with or furnished by CenterState to the SEC prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), CenterState hereby represents and warrants to Gulfstream as follows:

4.1 Organization, Standing and Power.

(a) Each of CenterState and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on CenterState.

(b) CenterState has previously made available to Gulfstream true and complete copies of CenterState’s articles of incorporation (the “CenterState Charter”) and bylaws (the “CenterState Bylaws”), in each case as amended to the date of this Agreement and as in full force and effect. Neither CenterState nor any of its Subsidiaries is in violation of any provision of the CenterState Charter or CenterState Bylaws or such articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable.

4.2 Capitalization.

(a) The authorized capital stock of CenterState consists of 100,000,000 shares of CenterState Common Stock of which, as of the date hereof, 30,104,270 shares were issued and outstanding, and 5,000,000 shares of preferred stock, none of which are issued or outstanding. All of the issued and outstanding shares of CenterState Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of CenterState is issued and outstanding. As of the date hereof, CenterState held no shares of CenterState Common Stock in its treasury. As of the date of this Agreement, except for 1,308,323 outstanding CenterState Rights, CenterState does not have and is not bound by any Rights calling for the purchase or issuance of any shares of CenterState Common Stock, Voting Debt of CenterState or any other equity securities of CenterState or any securities representing the right to purchase or otherwise receive any shares of CenterState Common Stock, Voting Debt of CenterState or other equity securities of CenterState. The shares of CenterState Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of CenterState are owned by CenterState, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. No Significant Subsidiary of CenterState has or is bound by any Rights calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c) CenterState does not have a dividend reinvestment plan or any shareholder rights plan.

4.3 Authority; No Violation.

(a) CenterState has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. As of the date of this Agreement, the Board of Directors of CenterState has determined that this Agreement is advisable and in the best interests of CenterState and its shareholders. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of CenterState, and no other corporate action is necessary on the part of CenterState. This Agreement has been duly and validly executed and delivered by CenterState and (assuming due authorization, execution and delivery by Gulfstream) constitutes the valid and binding obligation of CenterState, enforceable against CenterState in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement by CenterState or the Bank Merger Agreement by CenterState Bank of Florida, N.A., nor the consummation by CenterState of the transactions contemplated in this Agreement or by CenterState Bank of Florida, N.A. of the transactions in the Bank Merger Agreement, nor compliance by CenterState or CenterState Bank of Florida, N.A. with any of the terms or provisions of this Agreement or the Bank Merger Agreement, will (i) violate any provision of the CenterState Charter or the CenterState Bylaws or the organizational documents of CenterState Bank of Florida, N.A., or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained or made, (A) violate any law, judgment, order, injunction or decree applicable to CenterState, any of its Subsidiaries or any of their respective properties or assets in a manner that could be reasonably expected to have a Material Adverse Effect on CenterState, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of CenterState or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CenterState or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

4.4 Consents and Approvals. Except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iii) the filing of the Articles of Merger contemplated by Section 1.2 and the filing of documents with the FDIC, applicable state banking agencies, the Department of State of the State of Florida and the Secretary of State of the State of Florida to cause the Bank Merger to become effective, (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO and the rules of the Nasdaq and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CenterState Common Stock pursuant to this Agreement and approval of listing of such CenterState Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by CenterState or any of its Subsidiaries of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by CenterState of this Agreement.

4.5 Reports.

(a) CenterState and each of its Subsidiaries have filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2009 and prior to the date hereof with Governmental Entities, and have paid all fees and assessments due and payable in connection therewith. There is no unresolved violation or exception of which CenterState has been given notice by any Governmental Entity with respect to any such report, registration, statement or certification.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by CenterState pursuant to the Securities Act or the Exchange Act since December 31, 2009 and prior to the date of this Agreement (the “CenterState SEC Reports”) is publicly available. No such CenterState SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all CenterState SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of CenterState has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

4.6 Financial Statements.

(a) The financial statements of CenterState and its Subsidiaries included (or incorporated by reference) in the CenterState SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of CenterState and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of CenterState and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of CenterState and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) There is no transaction, arrangement or other relationship between CenterState or any of its Subsidiaries and any unconsolidated or other affiliated entity that, as of the date hereof, is not reflected in the CenterState SEC Reports.

(c) The records, systems, controls, data and information of CenterState and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CenterState or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on CenterState’s (or any CenterState Subsidiary’s) system of internal accounting controls.

(d) Since December 31, 2009, (i) neither CenterState nor, to the Knowledge of CenterState, any director, officer, employee, auditor, accountant or representative of CenterState or CenterState Bank of Florida, N.A. has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CenterState or any of its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or claim that CenterState or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing CenterState or any of its Subsidiaries, or other Person, whether or not employed by CenterState or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by CenterState or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of CenterState or any of its Subsidiaries or any committee thereof or to any director or officer of CenterState or any of its Subsidiaries. For purposes of this Agreement, Knowledge of CenterState shall mean the actual knowledge of the individuals listed in Section 4.6(d) of the CenterState Disclosure Schedule, after reasonable inquiry.

4.7 Compliance with Applicable Law.

(a) CenterState and each of its Subsidiaries are, and at all times since December 31, 2009, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties, assets, and employees. CenterState and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2009, held all material Permits necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted and, to CenterState’s Knowledge, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit. The deposit accounts of CenterState Bank of Florida, N.A. are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No Action for the revocation or termination of such deposit insurance is pending or, to the Knowledge of CenterState, threatened.

(b) Since December 31, 2009, neither CenterState nor any of its Subsidiaries has received any written notification or communication from any Governmental Entity (i) requiring CenterState or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any material restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, an “CenterState Regulatory Agreement”), or (ii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and, to the Knowledge of CenterState, neither CenterState nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Neither CenterState nor any of its Subsidiaries is party to or subject to any CenterState Regulatory Agreement.

(c) Neither CenterState nor any of its Subsidiaries (nor, to the Knowledge of CenterState, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

4.8 Approvals. As of the date of this Agreement, CenterState knows of no reason why all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.9 CenterState Information. None of the information supplied or to be supplied by CenterState for inclusion or incorporation by reference in the Proxy Statement or in the Form S-4 (including any form S-8), or in any other application, notification or other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, or any amendment or supplement thereto will, at the time the Proxy Statement or any such amendment or supplement thereto is first mailed to Gulfstream’s shareholders or at the time Gulfstream’s shareholders vote on the matters constituting the Gulfstream Shareholder Approval, or at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by CenterState in this Section 4.9 with respect to statements made or incorporated by reference therein based on information supplied by Gulfstream or any of its representatives in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or such other applications, notifications or other documents. If at any time prior to the Effective Time any event should be discovered by CenterState which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, CenterState shall promptly so inform Gulfstream.

4.10 Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between CenterState or any of its Subsidiaries, on the one hand, and any (i) officer or director of CenterState or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of CenterState, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of CenterState, on the other hand, except those of a type available to non-affiliates of CenterState generally, and compensation or benefit arrangements with officers and directors.

4.11 Broker’s Fees. Neither CenterState nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Raymond James & Associates, Inc.

4.12 Representations Not Misleading. No representation or warranty by CenterState in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein, in light of the circumstances in which they were made, not misleading.

4.13 Absence of Changes.

(a) Since December 31, 2011, no event or events have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CenterState.

(b) Since December 31, 2011, CenterState and its Subsidiaries have conducted their respective businesses in the ordinary course of business.

4.14 Litigation. Except as set forth in the CenterState SEC Reports, there is no Action pending or, to the Knowledge of CenterState, threatened against or affecting CenterState or any of its Subsidiaries, any of their respective properties or assets, or any present (or, to the Knowledge of CenterState, former) officer, director or employee of CenterState or any of its Subsidiaries in such individual’s capacity as such, other than any immaterial, ordinary routine Action incidental to the business of CenterState and its Subsidiaries. Neither CenterState nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Gulfstream Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of CenterState, during the period from the date of this Agreement to the Effective Time, Gulfstream shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Gulfstream or CenterState or any of their respective Subsidiaries to obtain any necessary Regulatory Approvals or to consummate the transactions contemplated hereby.

5.2 Gulfstream Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, as Previously Disclosed or as required by applicable law or a Governmental Entity, Gulfstream shall not, and shall not permit any of its Subsidiaries, without the prior written consent of CenterState (which shall not be unreasonably withheld, conditioned or delayed), to:

(a) Capital Stock. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any Rights, except pursuant to Gulfstream Stock Options outstanding on the date hereof.

(b) Other Securities. Issue any other capital securities, including trust preferred or other similar securities, Voting Debt, or other securities, debentures or subordinated notes.

(c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than dividends from wholly owned Subsidiaries to Gulfstream or to another wholly owned Subsidiary of Gulfstream); or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests or Rights, other than the redemption of Gulfstream Stock Options held by employees of Gulfstream Business Bank other than executive officers, which Gulfstream Stock Options are scheduled, or are likely, to expire prior to the Effective Time and which represent options to purchase, in the aggregate, no more than 150 shares of Gulfstream Common Stock and involve the payment of a redemption price of no more than the Merger Consideration per option share.

(d) Compensation; Employment, Etc. (i) Except with respect to transactions Previously Disclosed to CenterState, enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer or employee of Gulfstream or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) payment of normal individual increases in salary (not to exceed 5% per annum) and payment of accumulated but unused sick leave during a longer term illness period or pending commencement of disability benefits to rank and file employees, in each case in the ordinary course of business consistent with past practice and (C) severance in accordance with past practice; or (ii) hire any new officers; or (iii) promote any employee to a rank of vice president or a more senior position.

(e) Benefit Plans. Except with respect to transactions Previously Disclosed to CenterState, including the termination of Gulfstream’s supplemental executive retirement plan and the payment to participating employees of the amounts to which they will be entitled under such plan and the payment of change in control benefits to employees pursuant to employment and other agreements in effect on the date of this Agreement, and with respect to the acceleration of vesting under other Gulfstream Benefit Plans, including its stock option plans and restricted stock plan, pursuant to the provisions of such plans, enter into, establish, adopt, modify, amend, renew, or terminate any Gulfstream Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder.

(f) Dispositions. Sell, transfer, mortgage or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value, or sell or transfer any portion of its deposit liabilities.

(g) Leases or Licenses. Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property or Intellectual Property, other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice, or permit to lapse its rights in any material Intellectual Property.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business or properties of any Person.

(i) Loans, Loan Participations and Servicing Rights. Sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice (but in the case of a sale, after giving CenterState or CenterState Bank of Florida, N.A. a first right of refusal to acquire such loan or participation), or sell or acquire any servicing rights.

(j) Governing Documents. Amend its organizational documents (or similar governing documents).

(k) Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.

(l) Contracts. Except with respect to transactions Previously Disclosed to CenterState, and except to the extent permitted by Section 5.2(g), enter into or terminate any Gulfstream Material Contract or amend or modify in any material respect or renew any existing Gulfstream Material Contract.

(m) Claims. Except in the ordinary course of business consistent with past practice and involving an amount not in excess of $25,000 (exclusive of any amounts paid directly or reimbursed to Gulfstream or any of its Subsidiaries under any insurance policy maintained by Gulfstream or any of its Subsidiaries), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could reasonably be expected to be material to Gulfstream and its Subsidiaries, taken as a whole.

(n) Deposit Taking and Other Bank Activities. In the case of Gulfstream Business Bank (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.

(o) Investments. (i) Purchase any equity securities or purchase any debt securities, other than securities (A) rated “AA” or higher by either Standard and Poor’s Ratings Services or Moody’s Investor Service, (B) with a weighted average life of not more than five (5) years and (C) otherwise in the ordinary course of business consistent with its current investment policy; (ii) enter into or acquire any derivatives contract or structured note; or (iii) enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk.

(p) Capital Expenditures. Purchase any fixed assets (by installment purchase, capital lease, synthetic lease or otherwise) where the amount paid or committed thereof is in excess of $50,000 individually or $100,000 in the aggregate, except for emergency repairs or replacements.

(q) Lending. (i) Make any material changes in its policies concerning loan underwriting or which classes of Persons may approve loans or fail to comply with such policies as Previously Disclosed; or (ii) make any loans or extensions of credit except in the ordinary course of business consistent with past practice, provided any individual unsecured loan or extension of credit in excess of $125,000 or any individual secured loan or extension of credit in excess of $500,000 shall require the prior written approval of the President or Chief Credit Officer or Credit Administrator of CenterState Bank of Florida, N.A., which approval or rejection shall be given in writing within two (2) Business Days after the loan package is delivered to such individual. Notwithstanding the foregoing, Gulfstream may, without the need to seek the prior written approval of CenterState Bank of Florida, N.A., (i) originate any individual loan or extension of credit up to $1,000,000 (provided such loan or extension of credit is secured by real estate and has no loan policy exceptions), (ii) effect any modification to a loan or extension of credit that is not rated “Substandard” or lower, (iii) extend the loan maturity greater than five years, grant payment deferrals beyond six months and renew loans rated “Watch” or better where no additional credit is extended, and (iv) renew any unsecured loan of less than $200,000 in amount where no additional credit is extended.

(r) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(s) Indebtedness and Guaranties. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year, or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(q).

(t) New Lines of Business. Develop, market or implement any new line of business.

(u) Tax Matters. Make, change or revoke any material tax election (other than in a manner consistent with prior elections), file any materially amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any material liability with respect to disputed Taxes.

(v) Performance of Obligations. Take any action that is likely to materially impair Gulfstream’s ability to perform any of its obligations under this Agreement or Gulfstream Business Bank’s ability to perform any of its obligations under the Bank Merger Agreement.

(w) Commitments. Agree or commit to do any of the foregoing.

5.3 Conduct of CenterState Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Gulfstream, during the period from the date of this Agreement to the Effective Time, CenterState shall, and shall cause each of its Subsidiaries to, (a) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Gulfstream or CenterState or any of their respective Subsidiaries to obtain any necessary Regulatory Approvals or to consummate the transactions contemplated hereby.

5.4 CenterState Forbearances. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of Gulfstream during the period from the date of this Agreement to the Effective Time, CenterState shall not, and shall not permit any of its Subsidiaries to:

(a) Governing Documents. Amend the CenterState Certificate or CenterState Bylaws or similar governing documents of any of its Significant Subsidiaries in a manner that would adversely affect Gulfstream or any of its Subsidiaries.

(b) Payment of Dividends. Declare or pay any dividend on or with respect to the CenterState Common Stock or make any other distribution to CenterState’s shareholders except for the payment of regular quarterly dividends in the amount of one cent per share, in the ordinary course of business consistent with past practice.

(c) Performance Obligations. Take any action that is likely to materially impair the ability of CenterState to perform any of its obligations under this Agreement or of CenterState Bank of Florida, N.A. to perform any of its obligations under the Bank Merger Agreement or enter into any agreement with another depository institution or depository institution holding company with respect to any merger, acquisition of a controlling interest in, purchase of substantially all of the assets of or any other business combination with such depository institution or holding company that might materially delay the issuance of or materially adversely affect the conditions of any Requisite Regulatory Approvals applicable to the transactions contemplated by this Agreement or materially hinder the ability of CenterState to consummate such transactions, including the Merger and the Bank Merger.

(d) Commitments. Agree or commit to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) As promptly as practicable (but in no event later than sixty (60) days) following the date of this Agreement, CenterState, with the assistance and cooperation of Gulfstream, shall promptly prepare and file with the SEC the Form S-4, and, if not included in Form S-4, Form S-8, together with the Proxy Statement which will be included in Form S-4, which shall provide for the registration of the shares to the CenterState Common Stock to be issued as a result of the Merger, and upon the exercise of the Gulfstream Stock Options to be assumed by CenterState pursuant to the terms of this Agreement. Each of CenterState and Gulfstream shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. Each of Gulfstream and CenterState shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Upon the Form S-4 being declared effective, Gulfstream shall thereafter mail or deliver the Proxy Statement to its shareholders. CenterState shall also use its commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Gulfstream shall furnish all information concerning Gulfstream and the holders of Gulfstream Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to Gulfstream or CenterState, or any of their respective affiliates, directors or officers, should be discovered by Gulfstream or CenterState that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to Gulfstream’s shareholders.

(b) In addition to their obligations pursuant to Section 6.1(a), Gulfstream and CenterState shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or “Blue Sky” laws and regulations promulgated thereunder and provide each other with copies of any such filings. CenterState and Gulfstream shall advise the other Party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of CenterState Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC’s staff and each Party’s responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of Gulfstream and CenterState, which approval shall not be unreasonably withheld, conditioned or delayed.

(c) Subject to the terms and conditions set forth in this Agreement, CenterState and Gulfstream shall, and shall cause their respective Subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of Gulfstream (in the case of CenterState) or CenterState (in the case of Gulfstream) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary actions or no-actions, waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities and the taking of all commercially reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. In furtherance (but not in limitation) of the foregoing, CenterState shall, and shall cause CenterState Bank of Florida, N.A. to, use commercially reasonable efforts to file any required applications, notices or other filings with the FRB, the FDIC and applicable state banking agencies within thirty (30) days of the date hereof. Gulfstream and CenterState shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Gulfstream or CenterState, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. The Parties shall promptly deliver to each other copies of all filings, orders and material correspondence to and from all Governmental Entities in connection with the transactions contemplated by this Agreement.

(d) Each of CenterState and Gulfstream shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of CenterState, Gulfstream or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger or any other transactions contemplated by this Agreement.

(e) Each of CenterState and Gulfstream shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

(f) Notwithstanding the obligations of CenterState in this Section 6.1 or anything in this Agreement to the contrary, in no event shall CenterState be required hereby to raise common equity capital at the holding company level to resolve objections, if any, which may be asserted with respect to the Merger or the Bank Merger by any Governmental Entity, in an amount which would reduce the economic benefits of the transactions contemplated by this Agreement to CenterState to such a degree that CenterState would not have entered into this Agreement had such condition to raise common equity capital been known to it at the date hereof.

6.2 Access to Information; Current Information; Attendance at Meetings.

(a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each Party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other Party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, each Party shall, and shall cause its Subsidiaries to, make available to the other Party all other information concerning its business, properties and personnel as the other Party may reasonably request. Neither Gulfstream nor CenterState or any of their respective Subsidiaries shall be required to provide access to or to disclose information (i) where such access or disclosure would jeopardize the attorney-client privilege of such Party or its Subsidiaries or contravene any binding agreement entered into prior to the date of this Agreement or any law, rule, regulation, order, judgment, decree or fiduciary duty or (ii) relating to such Party’s or its directors’, officers’, employees’, accountants’, counsel’s, advisors’ (including investment bankers), agents’ or other representatives’ consideration of, or deliberations regarding, the transactions contemplated by this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of clause (i) of the immediately preceding sentence apply.

(b) Each Party shall permit, and shall cause its Subsidiaries to permit, the other Party (for the purposes of Sections 6.2(b) and 6.2(c), the “Requesting Party”) or an environmental consulting firm selected by the Requesting Party, and at the sole expense of the Requesting Party, to conduct such phase I or phase II environmental audits, studies and tests on real property currently or formerly owned, leased or operated by the other Party (for the purposes of Section 6.2(b) and 6.2(c), the “Examined Party”) or any of its Subsidiaries. In the event any subsurface or phase II site assessments are conducted, Requesting Party shall indemnify Examined Party and its Subsidiaries for all costs and expenses associated with returning the property of the Examined Party to its previous condition.

(c) Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, each Party shall, upon the request of the Requesting Party, cause one or more of its designated officers to confer not less frequently than monthly with officers of the Requesting Party regarding the financial condition, operations and business of the Examined Party and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. As soon as reasonably available, but in no event more than five (5) Business Days after filing, each Party will deliver to the other party all non-confidential reports filed by it or any of its Subsidiaries with any Governmental Entity subsequent to the date hereof, including all financial and call reports filed with the FRB and the FDIC. Each Party will also deliver to the other party as soon as practicable all quarterly and annual financial statements of such party and its Subsidiaries prepared with respect to periods ending subsequent to December 31, 2012. As soon as practicable after the end of each month, each Party will deliver to the other Party in electronic form (i) the monthly deposit and loan trial balances of its bank subsidiary, (ii) the monthly analysis of such bank’s investment portfolio, (iii) the monthly balance sheet and income statement of such Party and its Subsidiaries, (iv) an update of all of the information set forth in Section 3.18(e)(vi) and (vii), (v) a list of all loans originated, renewed, modified or where payment has been deferred, and (vi) a list of loans maturing within the ensuing six month period.

(d) One director or officer of each Party or of its subsidiary bank (but not to exceed one in total), designated by the Board of Directors of such Party, shall be invited and entitled to attend all meetings of the Boards of Directors of the other party and of its subsidiary bank (including loan and executive committee meetings); provided, however, that such individual (i) will attend such meetings in an observational capacity only and shall not participate in any deliberations or decisions of such boards or committees, (ii) shall be excluded from any portions of such meetings involving (A) discussion relating to the transactions contemplated by this Agreement or an Acquisition Proposal, (B) matters for which the inclusion of such individuals would or could reasonably be expected to violate applicable law, regulation or orders, decrees or determinations of a Governmental Entity, (C) discussion of matters that would result in a waiver of the attorney-client privilege or (D) discussion that such Board of Directors reasonably believes would conflict with its fiduciary or regulatory requirements under applicable law (together, “Board Confidential Matters”). Board packages and notices shall be submitted by each Party, together with those of its subsidiary bank, to the Chief Executive Officer of the other Party for distribution to other Party’s designated attendee simultaneously with their submission to board members, and information relating to Board Confidential Matters may be excluded therefrom.

(e) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of November 2, 2012 (the “Confidentiality Agreement”).

(f) No investigation by a Party or its representatives shall affect the representations and warranties of the other Party set forth in this Agreement.

6.3 Shareholder Meetings. (a) Gulfstream shall, and shall cause its Board of Directors to, (i) take all action in accordance with the federal securities laws, the FBCA and the Gulfstream Charter and the Gulfstream Bylaws necessary to (A) call and give notice of a special meeting of Gulfstream’s shareholders (the “Gulfstream Shareholder Meeting”) for the purpose of seeking the Gulfstream Shareholder Approval within five (5) Business Days following the date the Form S-4 is declared effective under the Securities Act (the “Gulfstream Shareholder Meeting Notice Date”) and (B) schedule the Gulfstream Shareholder Meeting to take place on a date that is within thirty (30) days after the Gulfstream Shareholder Meeting Notice Date; (ii) use its commercially reasonable best efforts to (x) cause the Gulfstream Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Gulfstream Shareholder Approval; and (iii) subject to Section 6.7, include in the Proxy Statement the recommendation that the shareholders of Gulfstream approve this Agreement (the “Gulfstream Board Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, Gulfstream shall not be required to hold the Gulfstream Shareholder Meeting if this Agreement is terminated pursuant to Section 6.7 or Section 8.1 prior to the scheduled time of the Gulfstream Shareholder Meeting.

(b) In connection with the annual meeting of its shareholders to be held in 2014 (the “2014 CenterState Annual Meeting”), CenterState shall, and shall cause its Board of Directors to (subject to CenterState’s Director Nomination and Shareholder Communication Policy (the “Nominations Policy”), (i) nominate for election as directors of CenterState, to serve until the annual meeting of its shareholders to be held in 2015, the two former directors of Gulfstream added to the CenterState Board pursuant to Section 1.7 (for purposes of such nominations, the two former directors of Gulfstream added to the CenterState Board as of the Effective Time pursuant to Section 1.7, shall be deemed to have satisfied all criteria for such nomination as set forth in the Nominations Policy in the absence of a specific finding of lack of fitness to serve attributable to conduct or performance occurring after the Effective Time), and (ii) shall recommend the election of such persons, among others, to a full one-year term as directors, and (iii) shall include in its solicitation of proxies for use at such 2014 CenterState Annual Meeting a solicitation of proxies to be voted in favor of the election of such former Gulfstream directors as directors of CenterState at the 2014 CenterState Annual Meeting. In its capacity as the sole shareholder of CenterState Bank, N.A., CenterState shall, and shall cause its Board of Directors to, elect as directors of CenterState Bank, N.A., at the annual meeting of its shareholders to be held in 2014 (and subject to CenterState’s Director Nomination and Shareholder Communication Policy ) the two former directors of Gulfstream added to the CenterState Bank, N.A. Board pursuant to Section 1.8.

6.4 Nasdaq Listing. CenterState shall use its commercially reasonable best efforts to cause the shares of CenterState Common Stock to be issued to the holders of Gulfstream Common Stock in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.5 Employee Matters.

(a) Following the Effective Time, CenterState shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of Gulfstream and its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of CenterState or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of CenterState or its Subsidiaries. CenterState shall give the Covered Employees full credit for their prior service with Gulfstream and its Subsidiaries (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by CenterState and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans and similar arrangements maintained by CenterState.

(b) With respect to any employee benefit plan of CenterState that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, CenterState or its applicable Subsidiary shall use its commercially reasonable best efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such CenterState or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Gulfstream Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.

(c) Prior to the Effective Time, Gulfstream shall take, and shall cause its Subsidiaries to take, all actions requested by CenterState that may be necessary or appropriate to (i) cause one or more Gulfstream Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Gulfstream Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Gulfstream Benefit Plan for such period as may be requested by CenterState, or (iv) facilitate the merger of any Gulfstream Benefit Plan into any employee benefit plan maintained by CenterState or an CenterState Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to CenterState’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(d) Nothing in this Section 6.5 shall be construed to limit the right of CenterState or any of its Subsidiaries (including, following the Closing Date, Gulfstream and its Subsidiaries) to amend or terminate any Gulfstream Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.5 be construed to require CenterState or any of its Subsidiaries (including, following the Closing Date, Gulfstream and its Subsidiaries) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and, except as otherwise provided pursuant to Section 7.4(d), the continued retention (or termination) by CenterState or any of its Subsidiaries of any Covered Employee subsequent to the Effective Time shall be subject in all events to CenterState’s or its applicable Subsidiary’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.

(e) For purposes of this Agreement, “Gulfstream Benefit Plans” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, and all other benefit plans, arrangements or agreements, including any other employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, whether or not subject to ERISA, or whether formal or informal, for the benefit of any employee, former employee, director or former director of Gulfstream or any of its Subsidiaries entered into, maintained or contributed to by Gulfstream or any of its Subsidiaries or to which Gulfstream or any of its Subsidiaries is obligated to contribute, or with respect to which Gulfstream or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of Gulfstream or any of its Subsidiaries or to any beneficiary or dependent thereof.

(f) If, within six (6) months after the Effective Time, any Covered Employee is terminated by CenterState or its Subsidiaries other than “for cause” or as a result of unsatisfactory job performance, then CenterState shall pay severance to such Covered Employee in an amount equal to two weeks of base salary for each twelve months of such Covered Employee’s prior employment with Gulfstream or Gulfstream Business Bank; provided, however, that in no event will the total amount of severance for any single Covered Employee be less than four weeks of such base salary nor greater than twenty-six weeks of such base salary. Any severance to which a Covered Employee may be entitled in connection with a termination occurring more than six (6) months after the Effective Time will be as set forth in the severance policies of CenterState and its Subsidiaries as then in effect.

(g) At the Effective Time, CenterState shall assume the obligations of Gulfstream under each Gulfstream Stock Option outstanding at the Effective Time and, except with respect to the adjustments described in Section 1.5, each such Gulfstream Stock Option shall remain in effect in accordance with its terms, including with respect to vesting. Notwithstanding the foregoing, and any provision of such Gulfstream Stock Option relating to exercise of the option following termination of employment, in the case of any option to purchase shares of CenterState Common Stock resulting from the conversion of a Gulfstream Stock Option pursuant to Section 1.5 that is held by a Covered Employee who is terminated by CenterState within twelve (12) months after the Effective Time other than “for cause”, such option shall, at the election of such Covered Employee, be redeemed by CenterState for cash in an amount equal to the difference between the value of such number of shares of CenterState Common Stock subject to such option at the closing price per share of CenterState Common Stock on the immediately preceding trading day and the exercise price of such option with respect to such number of shares.

(h) Prior to the Effective Time, Gulfstream shall (i) cause the termination of all salary continuation and supplement executive retirement plans, programs and agreements between Gulfstream and/or Gulfstream Business Bank and any officer or employee, and (ii) pay all amounts due to its officers, directors and employees pursuant to the change in control provisions applicable under any Gulfstream Benefit Plan in accordance with the provisions of Sections 6.5(c) and 7.2(h). Subject to the effects of possible changes in interest rates after the date of this Agreement and normal year-end accounting adjustments not expected to exceed, either individually or in the aggregate, three percent (3%) with respect to the Salary Continuation Agreements/SERP amounts, Section 6.5(h) of the Gulfstream Disclosure Schedule sets forth the amount of all payments to be made by Gulfstream pursuant to this Section 6.5(h).

(i) At the Effective Time, all accrued and unused sick time for all employees of Gulfstream and its Subsidiaries shall terminate (without any payment therefor by Gulfstream and its Subsidiaries) and not carried over to, or assumed by, CenterState or its Subsidiaries.

6.6 Indemnification; Directors’ and Officers’ Insurance.

(a) For a period of five (5) years from and after the Effective Time, CenterState shall indemnify, defend and hold harmless the present and former directors, officers and employees of Gulfstream and its

Subsidiaries (the “Indemnified Parties”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, settlements or liabilities as incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each, a “Claim”), arising out of actions or omissions of such Persons in the course of performing their duties for Gulfstream occurring at or before the Effective Time (including the transactions contemplated hereby), to the greatest extent as such persons are indemnified or have the right to advancement of expenses pursuant to (i) the Gulfstream Charter, the Gulfstream Bylaws or the articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of Gulfstream’s Subsidiaries, each as in effect on the date of this Agreement, and (ii) the FBCA.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.6 shall promptly notify CenterState upon learning of any Claim, provided that failure to so notify shall not affect the obligation of CenterState under this Section 6.6 unless, and only to the extent that, CenterState is actually and materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether arising before or after the Effective Time), (i) CenterState shall have the right to assume the defense thereof and CenterState shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) CenterState shall not be liable for any settlement effected without its prior written consent and (iv) CenterState shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c) For a period of five (5) years following the Effective Time, CenterState will use its commercially reasonable efforts to provide director’s and officer’s liability insurance (“D&O Insurance”) that serves to reimburse the present and former officers and directors of Gulfstream or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as the coverage currently provided by Gulfstream; provided, however, that (i) if CenterState is unable to maintain or obtain the insurance called for by this Section 6.6(c), then CenterState will provide as much comparable insurance as is reasonably available, (ii) officers and directors of Gulfstream or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance, and (iii) in satisfaction of its obligations under this Section 6.6(c), CenterState may require Gulfstream to purchase, prior to but effective as of the Effective Time, tail insurance providing such coverage prior to Closing. Whether or not CenterState or Gulfstream shall procure such coverage, in no event shall Gulfstream expend, or CenterState be required to expend, for such tail insurance a premium amount in excess of an amount equal to 200% of the annual premiums paid by Gulfstream for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, then Gulfstream or CenterState, as applicable, shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.

(d) If CenterState or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of CenterState and its Subsidiaries shall assume the obligations set forth in this Section 6.6.

6.7 No Solicitation.

(a) Gulfstream agrees that, except as expressly permitted by Section 6.7(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with

Section 8.1, it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, and employees (the “Gulfstream Individuals”) not to, and will use its commercially reasonable best efforts to cause Gulfstream and its Subsidiaries’ agents, advisors, accountants, legal counsel, and financial advisors (the “Gulfstream Representatives”) not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and its Subsidiaries’ business, properties or assets (“Gulfstream Confidential Information”) to, or have any discussions with, any Person relating to, any Acquisition Proposal. Gulfstream will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than CenterState with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal. It is understood that any breach of the provisions of this Section 6.7 by any Gulfstream Representative shall constitute a breach by Gulfstream.

(b) Notwithstanding anything to the contrary in Section 6.7(a), at any time from the date of this Agreement and prior to obtaining the Gulfstream Shareholder Approval, in the event Gulfstream receives an unsolicited Acquisition Proposal and the Board of Directors of Gulfstream determines in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, Gulfstream may, and may permit its Subsidiaries and the Gulfstream Individuals and the Gulfstream Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to Gulfstream than the Confidentiality Agreement, (ii) furnish or cause to be furnished Gulfstream Confidential Information to the Person or Persons making such Acquisition Proposal pursuant to such confidentiality agreement, and (iii) negotiate and participate in such negotiations or discussions with the Person or Persons making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of Gulfstream determines in good faith (following consultation with counsel) that failure to take such actions would or would be reasonably likely to result in a violation of its fiduciary duties under applicable law.

(c) The Board of Directors of Gulfstream shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to CenterState, the Gulfstream Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to CenterState the Gulfstream Board Recommendation (any such action, a “Change in Recommendation”). Notwithstanding the foregoing, if the Gulfstream Board concludes in good faith (after consultation with its outside legal and financial advisors) that an Acquisition Proposal constitutes a Superior Proposal and (after consultation with its legal advisors) that failure to do so could be inconsistent with its fiduciary obligations to the stockholders of Gulfstream under applicable Laws, the Gulfstream Board may at any time prior to the Gulfstream Shareholder Approval (i) effect a Change of Recommendation or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Board of Directors of Gulfstream may not make a Change in Recommendation, or terminate this Agreement, with respect to an Acquisition Proposal unless (i) Gulfstream shall not have breached this Section 6.7 in any respect and (ii) (A) the Board of Directors of Gulfstream determines in good faith (after consultation with counsel) that such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by CenterState under this Section 6.7(c); (B) Gulfstream has given CenterState at least three (3) days’ prior written notice of its intention to take such action set forth above (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the Person making such Superior Proposal; and (C) before effecting such Change in Recommendation, Gulfstream has negotiated, and has caused its representatives to negotiate, in good faith with CenterState during such notice period to the extent CenterState wishes to negotiate, to enable CenterState to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal. In the event of any material change to the terms of such Superior Proposal, Gulfstream shall, in each case, be required to deliver to CenterState a new written notice, the notice period shall have recommenced and Gulfstream shall be required to comply with its obligations under this Section 6.7 with respect to such new written notice.

(d) Gulfstream will advise CenterState in writing within twenty-four (24) hours following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep CenterState apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.

(e) As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Gulfstream or any of its Significant Subsidiaries or any proposal or offer to acquire in any manner in a single transaction or series of transactions more than fifty percent (50%) of the voting power in, or more than twenty percent (20%) of the fair market value of the business, assets or deposits of, Gulfstream or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.

“Superior Proposal” means a written Acquisition Proposal that the Board of Directors of Gulfstream concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm, CenterState acknowledging that Hovde is a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to twenty percent (20%) in the definition of Acquisition Proposal shall be deemed to be references to fifty percent (50%).

6.8 Notification of Certain Matters. Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. Each of the Parties shall promptly inform the other in writing upon receiving notice of any Action by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.

6.9 Correction of Information. Each of Gulfstream and CenterState shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Affect qualification contained in Article VII, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any Party receiving such notice.

6.10 System Integration. From and after the date hereof, Gulfstream shall cause Gulfstream Business Bank and its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause Gulfstream Business Bank’s data processing consultants and software providers to, cooperate and assist Gulfstream Business Bank and CenterState Bank of Florida, N.A. in connection with an electronic and systematic conversion of all applicable data of Gulfstream Business Bank to the CenterState system, including the training of Gulfstream Business Bank employees without undue disruption to Gulfstream Business Bank’s business, during normal business hours and at the expense of CenterState (not to include Gulfstream Business Bank’s standard employee payroll).

6.11 Coordination; Integration. Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, Gulfstream shall cause the Chief Executive Officer of Gulfstream Business Bank

to assist and confer with the officers of CenterState Bank of Florida, N.A., on a weekly basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of CenterState Bank of Florida, N.A., as the resulting institution in the Bank Merger; provided, however, that, notwithstanding the conversion of the core processing and other data processing and information systems of Gulfstream and Gulfstream Business Bank in conjunction with the Bank Merger, and subject to applicable provisions of law and non-objection from any Regulatory Authority, the former banking offices of Gulfstream Businesses Bank shall continue to operated and shall conduct business under the name “Gulfstream Business Bank, a division of CenterState Bank of Florida, N.A.” for a period up to 12 months after completion of the Bank Merger, and shall continue to use signage, stationery and marketing materials in such name, for the purpose of maintaining and strengthening existing banking relationships and ensuring a seamless transition of the operations of Gulfstream Business Bank to CenterState Bank of Florida, N.A. At no time prior to December 31, 2014 shall the present signage at the offices of Gulfstream Business Bank be covered with temporary signs or banners bearing the name or logo of CenterState Bank of Florida, N.A.

6.12 Non-Competition and Non-Disclosure Agreement. Concurrently with the execution and delivery of this Agreement and effective upon Closing, Gulfstream has caused each non-employee director of Gulfstream and Gulfstream Business Bank to execute and deliver the Non-Competition and Non-Disclosure Agreement in the form attached hereto as Exhibit C (collectively, the “Director Restrictive Covenant Agreements”).

6.13 Claims Letters. Concurrently with the execution and delivery of this Agreement and effective upon the Closing, Gulfstream has caused each director of Gulfstream and Gulfstream Business Bank to execute and delivery of the Claims Letter in the form attached hereto as Exhibit D.

6.14 Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable best efforts to cause the Merger, and to use its reasonable best efforts to take no action which would cause the Merger not, to qualify as a “Reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes.

6.15 Real Property Matters.

(a) Within forty-five (45) days after the date of this Agreement, CenterState may, at its option and sole expense, cause to be conducted: (1) a title examination, physical survey, zoning compliance review, and structural inspection of the real property owned by Gulfstream or Gulfstream Business Bank (including any other real estate owned) and improvements thereon (collectively, the “Real Property”) (collectively, the “Property Examination”); and (2) site inspections, historic reviews, regulatory analyses, and environmental investigations and assessments of such Real Property as CenterState shall deem necessary or desirable (collectively, the “Environmental Survey”). The Environmental Survey may include, but shall not be limited to: (i) CenterState’s right to perform a Phase I Environmental Site Assessment (pursuant to ASTM Standard E 1527-05) in connection with such Real Property, (ii) CenterState’s right to perform or to conduct any other environmental investigations, inspections, assessments, site reconnaissance, or site visits, or environmental sampling, testing, analysis, or monitoring activities, in connection with such Real Estate, and (iii) CenterState’s right to request and to obtain from Gulfstream any information or documents, including, but not limited to, environmental reports and regulatory agency correspondence, in Gulfstream’s possession or control relating to the matters described in this Section 6.15(a). In order to perform or to conduct any such investigation(s) described in this Section 6.15(a), Gulfstream shall grant CenterState the right to gain reasonable access to such Real Property. Should CenterState elect to complete an Environmental Survey of any Real Property, it shall notify Gulfstream or Gulfstream Business Bank before commencing the Environmental Survey and shall make reasonable efforts to coordinate the Environmental Survey with Gulfstream and Gulfstream Business Bank.

(b) If, in the course of the Property Examination or Environmental Survey, CenterState discovers a “Material Defect” (as defined below) with respect to such Real Property, CenterState may give written notice to Gulfstream (“Material Defect Notice”) to cure the Material Defect to CenterState’s commercially reasonable satisfaction. In such case, then, notwithstanding the provisions of Section 8.1(a)(iv), Gulfstream or Gulfstream

Business Bank shall have forty-five (45) days from the date of the receipt of the Material Defect Notice, or such later time, as shall be mutually agreeable to the parties, in which to cure such Material Defect.

(c) Upon receipt of a Material Defect Notice pursuant to this Section 6.15, Gulfstream may seek to cure such Material Defect or, in its sole discretion, shall have the right to dispose of such Real Property at no loss to Gulfstream or Gulfstream Bank at any time prior to the Effective Date. In the event Gulfstream elects to cure the Material Defect, and fails to do so within the period specified above, then CenterState may terminate this Agreement pursuant to Section 8.1(a)(iv)), unless Gulfstream agrees to reduce the Cash Merger Consideration by an amount equal to the estimated of the cost of curing such Material Defect or the diminution of the value of affected Real Property as a result of such Material Defect (in each case to be determined by mutual agreement of the parties). If the parties are unable to agree on such amount (the “Material Defect Amount”), they shall agree to obtain an independent appraisal of the Real Property as affected by such Material Defect, each bearing one-half of the cost of such appraisal, and if they are unable to agree on the selection of an appraiser, each shall obtain an appraisal at its own cost, and the average of the two appraisals shall be the Material Defect Amount.

(d) For purposes of this Agreement, a “Material Defect” shall consist of any of the following (to the extent not disclosed on the Gulfstream Disclosure Schedule) that exceeds $100,000 in the case of a Material Defect with respect to any one parcel of Real Property; provided, however, that the existence of multiple Material Defects shall constitute grounds for termination of the Agreement pursuant to Section 8.1(a)(iv) only if the aggregate of all Material Defect Amounts exceeds $300,000:

1. the existence of any Lien (other than the lien of Real Property Taxes not yet due and payable), encumbrance, zoning restriction, easement, covenant or other restriction, title imperfection or title irregularity, or the existence of any facts or conditions that CenterState reasonably believes could decrease in the value of such property in excess of $100,000;

2. the existence of any structural defects or conditions of disrepair in the improvements on the Real Property (including any equipment, fixtures or other components related thereto) that CenterState reasonably determines, after obtaining a good faith estimate, would cost more than $100,000 in the aggregate to repair, remove or correct; or

3. the existence of facts or circumstances relating to any of the Real Property reflecting that: (1) there likely has been a discharge, disposal, release, threatened release, or emission by any Person of any Hazardous Substance on, from, under, at, or relating to the Real Property; or (2) any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to the Real Property which constitutes or would constitute a violation of any Environmental Law as to which CenterState reasonably believes, based on the advice of legal counsel or other consultants, that any Gulfstream Entity could become responsible or liable, or that CenterState could become responsible or liable, following the Closing Date, for assessment, removal, remediation, monetary damages, or civil, criminal or administrative penalties or other corrective action and in connection with which the amount of expense or liability which Gulfstream or Gulfstream Business Bank could incur, or for which CenterState could become responsible or liable, following the Closing Date, could equal or exceed an aggregate of $100,000 or more as to such Real Property.

6.16 Failure to Fulfill Conditions. In the event that either Party determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify the other Party.

6.17 Assumption of Indentures. At the Effective Time, CenterState will assume, pursuant to a duly executed and delivered supplemental indentures satisfactory in form to the trustees under the Indentures, the assumption of the obligations of Gulfstream pursuant to the Indentures in accordance with their terms.

6.18 Repurchase of Preferred Stock. At or prior to the Closing, Gulfstream shall redeem all of its outstanding shares of Senior Non-Cumulative Perpetual Preferred Stock, Series D for an amount no greater than $7.5 million plus accrued and unpaid dividends to the date of redemption.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligations. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of Gulfstream and CenterState, at or prior to the Closing Date, of the following conditions:

(a) Shareholder Approval. The Gulfstream Shareholder Approval shall have been obtained.

(b) Nasdaq Listing. The shares of CenterState Common Stock to be issued in exchange for Gulfstream Common Stock in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(c) Form S-4. The Form S-4, and Form S-8 with respect to the registration of Shares of CenterState Common Stock to be issued upon the exercise of converted Gulfstream Options (unless such registration is effected pursuant to Form S-4), shall have become effective under the Securities Act and no stop order suspending the effectiveness of such registration pursuant to Form S-4 (or Form S-8, as the case may be) shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement shall be in effect.

(e) Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated by this Agreement in the manner provided herein, including the Merger and the Bank Merger, shall have been obtained without the imposition of any condition, or carryover of any condition applicable to Gulfstream or Gulfstream Business Bank, that would increase any of the minimum regulatory capital requirements of CenterState, as the Surviving Corporation in the Merger, or CenterState Bank of Florida, N.A., as the resulting institution in the Bank Merger, or include any condition or restriction which in the reasonable judgment of CenterState would adversely affect the economic or business benefits of the transactions contemplated by this Agreement, and such Regulatory Approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

(f) Tax Matters. Hacker, Johnson & Smith, PA shall have issued its written opinion, in form reasonably satisfactory to the Parties and addressed to the Parties (the “Tax Opinion”), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) the exchange in the Merger of Gulfstream Common Stock for CenterState Common Stock will not give rise to gain or loss to the shareholders of Gulfstream with respect to such exchange (except to the extent of any cash received), (iii) the holding period for the shares of CenterState Common Stock received in the Merger will include the holding period for the shares of Gulfstream Common Stock exchanged therefor, (iv) the basis in the shares of CenterState Common Stock received in the Merger will consist of the basis for the shares of Gulfstream Common Stock in exchange therefor (reduced by an amount of any cash received), and (v) neither Gulfstream nor CenterState will recognize gain or loss as a consequence of the Merger (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Code). Officers of each Party shall execute and deliver to Hacker, Johnson & Smith, PA certificates containing appropriate representations reasonably satisfactory in form and substance to such firm at such time or times as may be reasonably requested by such firm in connection with its delivery of such Tax Opinion. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Gulfstream and CenterState.

(g) Consents and Approvals. Each Party shall have obtained any and all consents, approvals, authorizations, clearances, exemptions, waivers or similar affirmation required for consummation of the Merger or for the preventing of any default under any contract, agreement or permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions provided for in this Agreement shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

7.2 Conditions to Obligations of CenterState. The obligation of CenterState to effect the Merger is also subject to the satisfaction or, to the extent permitted by law, waiver by CenterState, at or prior to the Closing Date, of the following conditions:

(a) Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Governmental Agency which, in connection with the grant of any Consent by any Governmental Agency, imposes in the reasonable judgment of CenterState, any material adverse requirement upon CenterState or any of its subsidiaries, including without limitation any requirement that CenterState sell or dispose of any significant amount of assets of Gulfstream, Gulfstream Business Bank and their respective subsidiaries.

(b) Representations and Warranties. The representations and warranties of Gulfstream set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that (A) the representations and warranties in Sections 3.2(a) (Capitalization) regarding the number of outstanding shares of Gulfstream Common Stock and 3.2(b) (Capitalization) regarding the equity based awards outstanding shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, and (B) the representations and warranties in Sections 3.7 (Absence of Changes), 3.14 (Gulfstream Information) and 3.31 (Representations Not Misleading) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and provided further, that for purposes of the foregoing proviso, except with regard to the representations and warranties in Sections 3.7 (Absence of Changes), 3.14 (Gulfstream Information) and 3.31 (Representations Not Misleading), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) in any such representation or warranty shall be disregarded. CenterState shall have received a certificate signed on behalf of Gulfstream by the Chief Executive Officer or the Chief Financial Officer of Gulfstream to the foregoing effect.

(c) Performance of Obligations of Gulfstream. Gulfstream shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and CenterState shall have received a certificate signed on behalf of Gulfstream by the Chief Executive Officer or the Chief Financial Officer of Gulfstream to such effect.

(d) Dissenting Shares. Dissenting Shares shall be less than five percent (5%) of the issued and outstanding Gulfstream Common Stock.

(e) Employee Agreements. Each of Employment Agreements entered into between CenterState Bank, N.A. and each of John E. Tranter, George E. Haley, Jocelyn Lane, Tammy Roncaglione and Roy M. Warren as of the date of this Agreement shall continue to be in full force and effect (collectively, the “Employee Agreements”).

(f) No Gulfstream Material Adverse Effect. Since the date of this Agreement (i) no event shall have occurred which has resulted in a Material Adverse Effect on Gulfstream, and (ii) no condition, event, fact, circumstance or other occurrence shall have occurred that is reasonably expected to have or result in a Material Adverse Effect on Gulfstream.

(g) Matters Relating to 280G Taxes. CenterState shall be satisfied in its reasonable discretion, either through mutually agreeable pre-closing amendments or otherwise, that Gulfstream shall have taken any and all reasonably necessary steps such that the Merger will not trigger any “excess parachute payment” (as defined in Section 280G of the Code) under any change in control agreements, salary continuation agreements, employment agreements, benefit plans, or similar arrangements between Gulfstream and/or Gulfstream Business Bank and any officers, directors, or employees thereof.

(h) Matters Relating to Compensation Matters. All change in control agreements, salary continuation agreements, severance agreements, employment agreements, and similar compensation agreement between Gulfstream and/or Gulfstream Business Bank and any officer, director or employee shall be amended or terminated as of the Effective Time.

(i) Gulfstream 401(k) Plan. CenterState shall have received such evidence and documentation as it shall have reasonably requested to establish that Gulfstream and/or Gulfstream Business Bank has effectuated the termination of their 401(k) Plan effective as of the Effective Time.

7.3 Conditions to Obligations of Gulfstream. The obligation of Gulfstream to effect the Merger is also subject to the satisfaction or waiver by Gulfstream at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of CenterState set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that the representations and warranties in Sections 4.9 (CenterState Information), 4.12 (Representations Not Misleading) and 4.13 (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and provided further, that for purposes of the foregoing proviso, except with regard to the representations and warranties in Sections 4.9 (CenterState Information), 4.12 (Representations Not Misleading) and 4.13 (Absence of Changes), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) in any such representation or warranty shall be disregarded. Gulfstream shall have received a certificate signed on behalf of CenterState by the Chief Executive Officer or the Chief Financial Officer of CenterState to the foregoing effect.

(b) Performance of Obligations of CenterState. CenterState shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Gulfstream shall have received a certificate signed on behalf of CenterState by the Chief Executive Officer or the Chief Financial Officer of CenterState to such effect.

(c) Execution of Agreements. Provided the conditions set forth in Sections 7.2(g) and 7.2(h) have been satisfied, CenterState shall have executed and delivered the Employee Agreements.

(d) No CenterState Material Adverse Effect. Since the date of this Agreement (i) no event shall have occurred which has resulted in a Material Adverse Effect on Gulfstream, and (ii) no condition, event, fact, circumstance or other occurrence shall have occurred that is reasonably expected to have or result in a Material Adverse Effect on CenterState.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination.

(a) This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Gulfstream Shareholder Approval:

(i) by mutual consent of Gulfstream and CenterState in a written instrument authorized by the Boards of Directors of Gulfstream and CenterState;

(ii) by either Gulfstream or CenterState, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(a)(ii) if such denial is attributable to the failure of such Party to perform any covenant in this Agreement required to be performed prior to the Effective Time;

(iii) by either Gulfstream or CenterState, if the Merger shall not have been consummated on or before 270 days following the date of this Agreement, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth in this Agreement;

(iv) by either Gulfstream or CenterState (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Gulfstream, in the case of a termination by CenterState, or CenterState, in the case of a termination by Gulfstream, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and, except as otherwise provided in Section 6.15, which is not cured within twenty (20) days following written notice to the Party committing such breach or by its nature or timing cannot be cured within such time period;

(v) by CenterState if (i) the Board of Directors of Gulfstream (or any committee thereof) shall have failed to make the Gulfstream Board Recommendation or shall have made a Change in Recommendation, or (ii) Gulfstream shall have materially breached any of the provisions set forth in Section 6.7;

(vi) by Gulfstream prior to obtaining the Gulfstream Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.7; provided, however, that Gulfstream has (i) not materially breached the provisions of Section 6.7, and (ii) complied with its payment obligation under Section 8.4(a);

(vii) by either Gulfstream or CenterState, if the provisions of Section 8.1(a)(v) are not applicable and the shareholders of Gulfstream fail to provide the Gulfstream Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof;

(viii) By Gulfstream, if both of the following conditions are satisfied:

(a) The number obtained by dividing the Average Closing Price by $9.03 (the “CenterState Ratio”) is less than 0.85; and

(b) the difference between: (i) the number obtained by dividing the Final Index Price by the Initial Index Price (the “Index Ratio”), less (ii) the CenterState Ratio is greater than 0.15.

subject, however, to the following three sentences. Gulfstream must elect to terminate this Agreement under this Section 8.1(a)(viii) within two days after the Determination Date. If Gulfstream elects to exercise its termination right pursuant to this Section 8.1(a)(viii), it shall give written notice to CenterState (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two-day period). During the two-day period commencing with its receipt of such notice, CenterState shall have the option to increase the Per Share Cash Consideration by an amount equal to the Pricing Differential, provided, however, that the Per Share Cash Consideration shall not be increased in a manner that would cause the failure of the condition set forth in Section 7.1(f) hereof. If CenterState so elects within such two-day period, it shall give prompt written notice to Gulfstream of such election and the amount of the increase in the Per Share Cash Consideration, whereupon no termination shall have occurred pursuant to this Section 8.1(a)(viii) and this Agreement shall remain in effect in accordance with its terms (except as the payment of such cash to holders of Gulfstream Common Stock).

For purposes of this Section 8.1(a)(viii), the following terms shall have the meanings indicated:

“Average VWAP” means the average of the VWAP for each Trading Day in the relevant period.

“Average Closing Price” shall mean the Average VWAP of the CenterState Common Stock over the twenty consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.

“CenterState Ratio” shall mean the number obtained by dividing the Average Closing Price by $9.03.

“Determination Date” shall mean the fifth calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day on the NASDAQ Stock Market, then the trading day immediately preceding such calendar day.

“Final Index Price” shall mean the average of the Index Prices for the twenty (20) consecutive trading days ending on the trading day prior to the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index.

“Index Price” shall mean the closing price of the Index Group on any applicable date.

“Index Ratio” means the number obtained by dividing the Final Index Price by the Initial Index Price.

“Initial Index Price” shall mean the closing price of the Index Group on the last trading day immediately preceding the date of this Agreement.

“Price Differential” shall mean the amount equal to the product of (a) 3.012, and (b) the difference between (i) the product of (A) $9.03 and (B) 0.85, and (ii) the Average Closing Price.

“Trading Day” means any day on which the NASDAQ Stock Market is open for trading; provided that, a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time).

“VWAP” means, on any Trading Day, the volume weighted average price per share of CenterState Common Stock.

If CenterState declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the CenterState Common Stock shall be appropriately adjusted for the purposes of applying Section 1.4 and this Section 7.1.

8.2 Effect of Termination. In the event of termination of this Agreement by either Gulfstream or CenterState as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Gulfstream, CenterState, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement; provided, however, that (i) this Section 8.2 and Sections 6.2(e), 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) except as provided in Section 8.4(d), termination will not relieve a breaching party from liability for any willful and material breach of any provision of this Agreement.

8.3 Fees and Expenses. Except with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne by Gulfstream, and all filing and other fees in connection with any filing with the SEC relating to the Merger, which shall be borne by CenterState, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated, provided that nothing contained herein shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful and material breach of any provision of this Agreement. Notwithstanding the foregoing, if any legal action or other proceeding relating to this Agreement or the transactions contemplated hereby or the enforcement of any provision of this Agreement is brought by a Party against the other Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the other Party, in addition to any other relief to which such prevailing Party may be entitled.

8.4 Termination Fees.

(a) In recognition of the efforts, expenses and other opportunities foregone by CenterState while structuring and pursuing the Merger, if this Agreement is terminated pursuant to Section 8.1(a)(v) or Section 8.1(a)(vi), then (i) in the case of termination under Section 8.1(a)(v), Gulfstream shall, within three (3) Business Days after such termination, pay CenterState an amount equal to $3,750,000, and (ii) in the case of a termination under Section 8.1(a)(vi), Gulfstream shall, simultaneously with such termination and as a condition thereof, pay CenterState an amount equal to $3,750,000, in each case by wire transfer of same-day funds (the applicable amount to be paid pursuant to the immediately preceding clauses (i) and (ii) being the “Gulfstream Termination Fee”).

(b) If this Agreement is terminated by either Party under Section 8.1(a)(vii), and prior thereto there has been publicly announced an Acquisition Proposal, then if within six (6) months of such termination Gulfstream or any of its Significant Subsidiaries either (i) enters into a definitive agreement with respect to such Acquisition Proposal or (ii) consummates such Acquisition Proposal, Gulfstream shall, within three (3) Business Days after the first to occur of the foregoing, pay CenterState the Gulfstream Termination Fee set forth in Section 8.4(a)(i) by wire transfer of same-day funds. For purposes of the immediately preceding clauses (i) and (ii), the references to twenty percent (20%) in the definition of Acquisition Proposal shall be deemed to be references to fifty percent (50%).

(c) Notwithstanding anything to the contrary in this Agreement, the payment of the Gulfstream Termination Fee pursuant to this Section 8.4 shall fully discharge Gulfstream from, and be the sole and exclusive remedy of the other Party with respect to, any and all losses that may be suffered by such other Party based upon, resulting from or arising out of the circumstances giving rise to such termination of this Agreement. In no event shall Gulfstream be required to pay the Gulfstream Termination Fee on more than one occasion.

(d) The Parties agree that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement.

8.5 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Gulfstream; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Gulfstream, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.6 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Davenport, Florida time, at the offices of CenterState, on a date no later than three (3) Business Days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”). For purposes of this Agreement, a “Business Day” is any Monday, Tuesday, Wednesday, Thursday or Friday, excluding federal holidays, on which CenterState Bank of Florida, N.A. is open for carrying on substantially all of its business functions.

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement other than this Section 9.2 shall survive the Effective Time, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time, including, without limitation, the agreements contained in Sections 6.3, 6.4, 6.5, 6.6 and 6.11.

9.3 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to CenterState, to:

CenterState Banks, Inc.

42745 U.S. Highway 27

Davenport, Florida 33837

Attn: Mr. Ernest S. “Ernie” Pinner.

Fax: (863) 419-7798

with a copy (which shall not constitute notice to CenterState) to:

Smith Mackinnon, PA

255 South Orange Avenue, Suite 800

Orlando, Florida 32801

Attn: John P. Greeley, Esq.

Fax: (407) 843-2448

(b)	if to Gulfstream, to:

Gulfstream Bancshares, Inc.

2400 S.E. Monterey Road, Suite 100

Stuart, Florida 34996-3351

Attn: Mr. John E. Tranter

Fax: (772) 426-8110

with a copy (which shall not constitute notice to Gulfstream) to:

Shutts & Bowen, LLP

300 South Orange Avenue, Suite 1000

Orlando, Florida 32801

Attn: Rod Jones, Esq.

Fax: (407) 425-8316

9.4 Interpretation.

(a) For the purposes of this Agreement, use of the phrase “to the knowledge” of Gulfstream or CenterState, as applicable, or reference to the knowledge or awareness of Gulfstream or CenterState, as applicable, means the actual knowledge of an executive officer of such Party or any of its Significant Subsidiaries after reasonable inquiry of subordinate officers who would reasonably be expected to have knowledge of such facts, events or circumstances.

(b) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d) The word “or” as used in this Agreement shall not be exclusive.

(e) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(f) A reference to any statute or to any provision of any statute shall include any amendment to, and any modification or re-enactment thereof, and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(h) If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5 Counterparts. This Agreement may be executed and delivered in two or more counterparts (including delivery by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction.

9.8 Publicity. Neither Gulfstream nor CenterState shall, and neither Gulfstream nor CenterState shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of CenterState, in the case of a proposed announcement or statement by Gulfstream, or Gulfstream, in the case of a proposed announcement or statement by CenterState; provided, however, that either Party may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.

9.9 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each Indemnified Party and his or her heirs and representatives, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the Parties hereto any rights or remedies under this Agreement.

9.10 Specific Performance; Time of the Essence. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.

9.11 Disclosure Schedule. Before entry into this Agreement, each Party delivered to the other a schedule (each a “Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties of the disclosing Party contained in Article III or Article IV, as applicable; provided, however, that notwithstanding anything in this Agreement to the contrary, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance. For purposes of this Agreement, “Previously Disclosed” or “previously disclosed” means information set forth by a Party in the applicable paragraph of its

Disclosure Schedule or any other paragraph of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the section of this Agreement in question).

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, CenterState and Gulfstream have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CENTERSTATE BANKS, INC.

By:	/s/ Ernest S. Pinner
Ernest S. “Ernie” Pinner Chairman, President and Chief Executive Officer

GULFSTREAM BANCSHARES, INC.

By:	/s/ John E. Tranter
John E. Tranter President and Chief Executive Officer

EXHIBIT A

SHAREHOLDER VOTING AGREEMENT

This Shareholder Voting Agreement (this “Agreement”) is entered into as of the 29th day of July, 2013, by and between CenterState Banks, Inc., a Florida corporation (“CenterState”), and the undersigned holder (“Shareholder”) of Common Stock (as defined herein).

RECITALS

WHEREAS, as of the date hereof, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of voting common stock, $0.01 par value per share (the “Common Stock”), of Gulfstream Bancshares, Inc. (“Gulfstream”), indicated on the signature page of this Agreement under the heading “Total Number of Shares of Common Stock Subject to this Agreement” (such shares of Common Stock, together with any other shares of Common Stock the voting power over which is acquired by Shareholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the “Shares”);

WHEREAS, CenterState and Gulfstream propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”; for purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement), pursuant to which, among other things, Gulfstream will merge with and into CenterState (the “Merger”); and

WHEREAS, as a condition to the willingness of CenterState to enter into the Merger Agreement, Shareholder is executing this Agreement;

NOW, THEREFORE, in consideration of, and as a material inducement to, CenterState entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by CenterState in connection therewith, Shareholder and CenterState, intending to be legally bound, hereby agree as follows:

1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of Gulfstream, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by CenterState, Shareholder shall:

(a) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, all the Shares as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including, without limitation, any amendments or modifications of the terms thereof adopted in accordance with the terms thereof); (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Gulfstream contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

A-1-1

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Gulfstream, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

2. No Transfers. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares; provided, however, that the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee; (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; and (d) such transfers as CenterState may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with CenterState as follows:

(a) Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b) This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by CenterState, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity.

(c) The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, limited liability company, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d) Shareholder is the beneficial owner of the Shares. Shareholder does not own, of record or beneficially, any shares of capital stock of Gulfstream other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any Gulfstream Stock Options. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

4. No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Shareholder, in his, her or its capacity as a shareholder of Gulfstream, shall not, nor shall Shareholder authorize any shareholder, member, partner, officer, director, advisor or representative of Shareholder or any of his, her or its affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to not permit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than CenterState) any information or data with respect to Gulfstream or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal, (d) solicit

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proxies with respect to an Acquisition Proposal (other than the Merger and the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by consent of Gulfstream’s shareholders with respect to an Acquisition Proposal. For avoidance of doubt, the parties acknowledge and agree that nothing in this Agreement shall limit or restrict Shareholder or any of his, her or its affiliates who is or becomes during the term hereof a member of the Board of Directors or an officer of Gulfstream or any of its Subsidiaries from acting, omitting to act or refraining from taking any action, solely in such person’s capacity as a member of the Board of Directors or as an officer of Gulfstream (or as an officer or director of any of its Subsidiaries) consistent with his or her fiduciary duties in such capacity under applicable law.

5. Irrevocable Proxy. Subject to the last sentence of this Section 5, by execution of this Agreement, Shareholder does hereby appoint CenterState with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of Gulfstream, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of Gulfstream taken by written consent. Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 7 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

6. Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of CenterState to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to CenterState if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, CenterState will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that CenterState has an adequate remedy at law. In addition, CenterState shall have the right to inform any third party that CenterState reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of CenterState hereunder, and that participation by any such thirty party with Shareholder in activities in violation of Shareholder’s agreement with CenterState set forth in this Agreement may give rise to claims by CenterState against such third party. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any provision of this Agreement is brought against either Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the Party against which such action or proceeding is brought, in addition to any other relief to which such prevailing Party may be entitled.

7. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon termination of the Merger Agreement or the consummation of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

8. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provision hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

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9. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.

10. Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of Gulfstream, and it shall not apply in any manner to Shareholder in any capacity as a director, officer or employee of Gulfstream or in any other capacity.

11. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to any applicable conflicts of law principles or any other principle that could require the application of the law of any other jurisdiction.

12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13. Waiver of Appraisal Rights; Further Assurances. To the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or to demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against CenterState, Gulfstream or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger. From time to time prior to the termination of this Agreement, at CenterState’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement.

14. Disclosure. Shareholder hereby permits CenterState to publish and disclose in the Proxy Statement and Form S-4 (including, without limitation, all related documents and schedules filed with the Securities and Exchange Commission) his, her or its identity and ownership of shares of Common Stock and the nature of Shareholder’s commitments, arrangements and understandings pursuant to this Agreement.

15. Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Executed counterparts may be delivered by facsimile or other electronic transmission.

[Signature page follows.]

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IN WITNESS WHEREOF, CenterState has caused this Agreement to be duly executed, and Shareholder has duly executed this Agreement, all as of the day and year first above written.

CENTERSTATE BANKS, INC.

By:
Ernest S. “Ernie” Pinner. Chairman, President and Chief Executive Officer

SHAREHOLDER:
Printed Name:

Total Number of Shares of Common Stock
Subject to this Agreement:

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EXHIBIT B

PLAN OF MERGER AND MERGER AGREEMENT

GULFSTREAM BUSINESS BANK

with and into

CENTERSTATE BANK OF FLORIDA, N.A.

under the charter of

CENTERSTATE BANK OF FLORIDA, N.A.

under the title of

“CENTERSTATE BANK OF FLORIDA, N.A.”

(“Resulting Bank”)

THIS AGREEMENT is made this 29th day of July, 2013, between CenterState Bank of Florida, N.A. (hereinafter referred to as “CenterState Bank of Florida, N.A.” and the “Resulting Bank”), a national banking association, with its main office located at 1101 First Street South, Winter Haven, Florida 33880; and Gulfstream Business Bank (hereinafter referred to as “Gulfstream Business Bank” and, together with CenterState Bank of Florida, N.A., the “Banks”), a Florida banking corporation, with its main office located at 2400 SE Monterey Road, Suite 100, Stuart, Florida 34996-3351.

WHEREAS, at least a majority of the entire Board of Directors of CenterState Bank of Florida, N.A. has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);

WHEREAS, at least a majority of the entire Board of Directors of Gulfstream Business Bank has approved this Agreement and authorized its execution in accordance with Florida Statutes §658.42 and the Act; and

WHEREAS, CenterState Banks, Inc., which owns all of the outstanding shares of CenterState Bank of Florida, N.A., and Gulfstream Bancshares, Inc., which owns all of the outstanding shares of Gulfstream Business Bank, have entered into an Agreement and Plan of Merger (the “Plan of Merger”) which, among other things, contemplates the merger of Gulfstream Bancshares, Inc. with and into CenterState Banks, Inc., all subject to the terms and conditions of such Plan of Merger (the “BHC Merger”); and

WHEREAS, each of the Banks is entering this Agreement to provide for the merger of Gulfstream Business Bank with and into CenterState Bank of Florida, N.A., with CenterState Bank of Florida, N.A. being the surviving corporation of such merger transaction subject to, and as soon as practicable following, the closing of the BHC Merger.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:

SECTION 1

Subject to the terms and conditions of this Agreement and the closing of the BHC Merger, at the Effective Time (as defined below) and pursuant to the Act, Gulfstream Business Bank shall be merged with and into CenterState Bank of Florida, N.A. (the “Merger”). Upon consummation of the Merger, CenterState Bank of Florida, N.A. shall continue its existence as the surviving company and Resulting Bank under the charter of the Resulting Bank and the separate corporate existence of Gulfstream Business Bank shall cease. The closing of the Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Merger (such time when the Merger becomes effective, the “Effective Time”).

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SECTION 2

The name of the Resulting Bank shall be “CenterState Bank of Florida, National Association,” or such other name as such bank may adopt prior to the Effective Time. The Resulting Bank will exercise trust powers.

SECTION 3

The business of the Resulting Bank shall be that of a national banking association. This business shall be conducted by the Resulting Bank at its main office which shall be located at 1101 First Street South, Winter Haven, Florida 33880, as well as all of the banking offices of CenterState Bank, N.A. and the banking offices of Gulfstream Business Bank that are acquired in the Merger (which such banking offices are set forth on Exhibit A to this Agreement and shall continue to conduct operations after the closing of the Merger as branch offices of CenterState Bank of Florida, N.A.). The savings accounts of the Resulting Bank will be issued by the Resulting Bank in accordance with the Act.

SECTION 4

Immediately upon the Merger becoming effective, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of CenterState Bank of Florida, N.A. issued and outstanding immediately prior to the Merger becoming effective. Preferred stock shall not be issued by the Resulting Bank.

SECTION 5

All assets of Gulfstream Business Bank and the Resulting Bank, as they exist at the effective time of the Merger shall pass to and vest in the Resulting Bank without any conveyance or other transfer; and the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and the Resulting Bank shall be responsible for all the liabilities of every kind and description, of each of Gulfstream Business Bank and the Resulting Bank existing as of the effective time of the Merger, all in accordance with the provisions of the Act.

SECTION 6

CenterState Bank of Florida, N.A. and Gulfstream Business Bank shall contribute to the Resulting Bank acceptable assets having a book value, over and above liability to its creditors, in such amounts as set forth on the books of CenterState Bank of Florida, N.A. and Gulfstream Business Bank at the time the Merger becomes effective.

SECTION 7

At the effective time of the Merger, each outstanding share of common stock of Gulfstream Business Bank shall be cancelled with no consideration being paid therefor.

Outstanding certificates representing shares of the common stock of Gulfstream Business Bank shall, at the effective time of the Merger, be cancelled.

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SECTION 8

Upon the Effective Time, the then outstanding shares of the CenterState Bank of Florida, N.A.’s Common Stock shall continue to remain outstanding shares of CenterState Bank of Florida, N.A.’s Common Stock, all of which shall continue to be owned by CenterState Banks, Inc.

SECTION 9

The directors of the Resulting Bank following the Effective Time shall consist of those directors of CenterState Bank of Florida, N.A. as of the Effective Time and two former directors of Gulfstream Business Bank as determined by Gulfstream Business Bank and reasonably acceptable to CenterState Bank of Florida, N.A., who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The executive officers of the Resulting Bank following the Effective Time shall consist of those executive officers of CenterState Bank of Florida, N.A. as of the Effective Time and John E. Tranter, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

SECTION 10

This Agreement has been approved by CenterState Banks, Inc., which owns all of the outstanding shares of CenterState Bank of Florida, N.A. and by Gulfstream Bancshares, Inc., which owns all of the outstanding shares of Gulfstream Business Bank.

SECTION 11

This Agreement is also subject to the following terms and conditions:

(a) The BHC Merger shall have closed and become effective.

(b) The OCC shall have approved this Agreement and the Merger and shall have issued all other necessary authorizations and approvals for the Merger, and any statutory waiting period shall have expired.

SECTION 12

Each of the Banks hereby invites and authorizes the OCC to examine each of such bank’s records in connection with the Merger.

SECTION 13

Effective as of the time this Merger shall become effective, the Articles of Association and Bylaws of the Resulting Bank shall consist of the Articles of Association and Bylaws of the Resulting Bank as in effect immediately prior to the time this Merger shall become effective.

SECTION 14

This Agreement shall terminate if and at the time of any termination of the Plan of Merger.

SECTION 15

This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.

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The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

Except to the extent Federal law is applicable hereto, this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Florida without regard to principles of conflicts of laws.

This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns.

Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.

This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have signed this Plan of Merger and Merger Agreement effective as of the date and year first set forth above.

CENTERSTATE BANK OF FLORIDA, N.A.

By:	/s/ John C. Corbett
John C. Corbett
As its:	President and Chief Executive Officer

GULFSTREAM BUSINESS BANK

By:	/s/ John E. Tranter
John E. Tranter
As its:	Chairman and Chief Executive Officer

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EXHIBIT A TO PLAN OF MERGER AND MERGER AGREEMENT

BANKING OFFICES OF THE RESULTING BANK

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Main Office:

1101 First Street South

Winter Haven, FL 33880

Branch Offices:

3670 Havendale Boulevard NW

Auburndale, Florida 33823

102 West Robertson Street

Brandon, Florida 33511

1375 North Broadway

Bartow, Florida 33831

10990 U.S. Highway 441 Southeast

Belleview, Florida 34420

12435 Cortez Boulevard

Brooksville, Florida 34613

114 Belt Avenue

Bushnell, Florida 33513

1051 East Highway 50

Clermont, Florida 34711

205 South W.C. Owen Avenue

Clewiston, Florida 33440

500 N. Summit Street

Crescent City, Florida 32112

1205 NE Fifth Street

Crystal River, Florida 34429

14045 Seventh Street

Dade City, Florida 33525

100 East Polo Park

Davenport, Florida 33837

42725 US Highway 27

Davenport, Florida 33837

909 SE 5th Avenue

Delray Beach, Florida 33483

1 Eastgate Square

East Palatka, Florida 32131

15830 U.S. Hwy 441

Eustis, Florida 32726

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4150 Okeechobee Road, Units B&C

Ft. Pierce, FL 34947

1105 W. Broad Street

Groveland, Florida 34736

36099 U.S. Highway 27

Haines City, Florida 33844

1120 SR 20

Interlachen, Florida 32148

151 East Highland Boulevard

Inverness, Florida 34452

1234 King Street

Jacksonville, Florida 32204

2922 Corinthian Avenue

Jacksonville, Florida 32210

7077 Bonneval Road

Jacksonville, Florida 32216

250 Central Blvd., Suite 106

Jupiter, Florida 33458

920 N. John Young Parkway

Kissimmee, Florida 34741

45 N. Bridge Street

LaBelle, Florida 33935

13891 U.S. 441, North

Lady Lake, Florida 32159

500 South Florida Avenue

Lakeland, Florida 33801

4719 South Florida Avenue

Lakeland, Florida 33803

155 N. Lake Shore Way

Lake Alfred, Florida 33850

300 West Central Avenue

Lake Wales, Florida 33853

4144 Ashton Club Drive

Lake Wales, Florida 33859

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903 West North Boulevard

Leesburg, Florida 34748

15256 Fishhawk Boulevard

Lithia, Florida 33547

763 East 3rd Avenue

New Smyrna Beach, Florida 32169

406 East Silver Springs Blvd.

Ocala, Florida 34470

7755 S.W. 65th Avenue

Ocala, Florida 34476

811 N.E. 36th Avenue

Ocala, Florida 34470

60 S.W. 17th Street

Ocala, Florida 34471

4905 N.W. Blichton Road

Ocala, Florida 34482

2100 South Parrott Avenue

Okeechobee, FL 34974

2690 Enterprise Road

Orange City, Florida 32763

12285 S. Orange Blossom Trail

Orlando, Florida 32837

305 South Wheeler Street

Plant City, Florida 33566

850 Cypress Parkway

Poinciana, Florida 34759

3880 South Nova Road

Port Orange, Florida 32127

9815 South U.S. Hwy. 1

Port St. Lucie, Florida 34952

2801 Thirteenth Street

St. Cloud, Florida 34769

10101 Bloomingdale Avenue

Riverview, Florida 33578

420 West First Street

Sanford, Florida 32771

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4898 E. Irlo Bronson Memorial Highway

St. Cloud, Florida 34771

2500 S.E. Monterey Road, Suite 100

Stuart, Florida 34996

1815 State Road 60 East

Valrico, Florida 33594

855 21st Street

Vero Beach, Florida 32960

7722 State Road 544 East

Winter Haven, Florida 33881

1500 Lee Road

Winter Park, Florida 32789

6930 Gall Boulevard

Zephyrhills, Florida 33542

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EXHIBIT C

NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

This Non-Competition and Non-Disclosure Agreement (the “Agreement”), is entered into as of the 29th day of July, 2013, by and between CenterState Banks, Inc., a Florida corporation (“CenterState”), and                     , an individual resident of the State of Florida (“Director”).

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of July 29, 2013 (the “Merger Agreement”) by and between CenterState and Gulfstream Bancshares, Inc., a Florida corporation (“Gulfstream”), Gulfstream will merge with and into CenterState (the “Merger”), as a result of which Gulfstream Business Bank, a Florida state-chartered bank and wholly owned subsidiary of Gulfstream (“Gulfstream Business Bank”), will merge with and into CenterState Bank, N.A., a national banking association and wholly owned subsidiary of CenterState (“CenterState Bank, N.A.”);

WHEREAS, Director is a shareholder of Gulfstream and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director is expected to receive significant consideration in exchange for the shares of Gulfstream Common Stock (as defined in the Merger Agreement) held by Director;

WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of Gulfstream, and, therefore, Director has knowledge of the Confidential Information and Trade Secrets (each as hereinafter defined); and

WHEREAS, as a result of the Merger, CenterState will succeed to all of the Confidential Information and Trade Secrets, for which CenterState, as of the Effective Time (as defined in the Merger Agreement), will have paid valuable consideration and desires reasonable protection; and

WHEREAS, it is a material prerequisite to the consummation of the Merger that certain directors of Gulfstream, including Director, enter into this Agreement;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, CenterState and Director, each intending to be legally bound, covenant and agree as follows:

1. Restrictive Covenants.

(a) Director acknowledges that (i) CenterState has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.

(b) Having acknowledged the foregoing, Director covenants and agrees with CenterState as follows:

(i) From and after the Effective Time, Director will not disclose or use any Confidential Information or Trade Secret for so long as such information remains Confidential Information or a Trade Secret, as applicable, for any purpose, except for any disclosure that is required by applicable law or court order. In the event that Director is required by law or court order to disclose any Confidential Information, Director will: (i) if and to the extent permitted by such law or court order provide CenterState with prompt notice of such requirement prior to the disclosure so that CenterState may waive the requirements of this Agreement or seek an appropriate protective order at CenterState’s sole expense; and (ii) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment. If, in the absence of a waiver or

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protective order, Director is nonetheless, in the opinion of his counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed.

(ii) Except as expressly provided on Schedule I to this Agreement, for a period of two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of CenterState), on Director’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of CenterState, CenterState Bank, N.A., Gulfstream or Gulfstream Business Bank (each a “Protected Party”), including actively sought prospective customers of Gulfstream Bank as of the Effective Date, for the purpose of providing products or services that are Competitive (as hereinafter defined) with those offered or provided by any Protected Party.

(iii) Except as expressly provided on Schedule I to this Agreement, for a period of two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of CenterState), either directly or indirectly, on Director’s own behalf or in the service or on behalf of others, act as a director, manager, officer or employee of any business which is the same as or essentially the same as the business conducted by any Protected Party and which has an office located within the Restricted Territory.

(iv) For a period of two (2) years after the Effective Time, Director will not on Director’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of any Protected Party, whether or not such employee is a full-time employee or a temporary employee of such Protected Party, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, to cease working for such Protected Party.

(c) For purposes of this Section 1, the following terms shall be defined as set forth below:

(i) “Competitive,” with respect to particular products or services, shall mean products or services that are the same as or similar to the products or services of any Protected Party.

(ii) “Confidential Information” shall mean data and information:

(A) relating to the business of Gulfstream and its subsidiaries, including Gulfstream Business Bank, regardless of whether the data or information constitutes a Trade Secret;

(B) disclosed to Director or of which Director became aware as a consequence of Director’s relationship with Gulfstream;

(C) having value to Gulfstream and, as a result of the consummation of the transactions contemplated by the Merger Agreement, CenterState; and

(D) not generally known to competitors of Gulfstream or CenterState.

Confidential Information shall include Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that the terms “Confidential Information” and “Trade Secrets” shall not mean data or information that (x) has been disclosed to the public, except where such public disclosure has been made by Director without authorization from Gulfstream or CenterState, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.

(iii) “Restricted Territory” shall mean Brevard, Broward, Indian River, Martin, Okeechobee, Palm Beach or St. Lucie Counties in Florida and each contiguous county.

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(iv) “Trade Secret” shall mean information, without regard to form, including technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public and which information:

(A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(d) Director acknowledges that irreparable loss and injury would result to CenterState upon the breach of any of the covenants contained in this Section 1 and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, CenterState may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of any covenant contained in this Section 1, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 1 should ever be determined to exceed the time, geographic or other limitations permitted by applicable law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

2. [Intentionally Deleted].

3. Notices. Any notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given to such party (x) when delivered personally to such party or (y) provided that a written acknowledgment of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 3) or (z) in the case of CenterState only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as shall have specified by ten (10) days’ advance notice given in accordance with this Section 3), with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 3.

If to CenterState:	CenterState Banks, Inc. 42745 U.S. Highway 27 Davenport, Florida 33837 Attn: Chief Executive Officer Fax: (863) 419-7788

If to Director:	The address of Director’s principal residence as it appears in Gulfstream’s records as of the date hereof.

4. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Florida, without giving effect to the conflicts of laws principles thereof.

5. Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and CenterState. No waiver by

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either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

6. Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

7. Counterparts. This Agreement may be executed (and delivered via facsimile or other electronic transmission) in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

8. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

9. Construction; Interpretation. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

[Signature page follows.]

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IN WITNESS WHEREOF, Director has executed and delivered this Agreement, and CenterState has caused this Agreement to be executed and delivered, all as of the day and year first above set forth.

CENTERSTATE BANKS, INC.

By:
Ernest S. “Ernie” Pinner
Chairman, President and Chief Executive Officer

Director:

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Schedule I

For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Sections 3(b)(ii) and (iii) shall not apply to any of the following activities of Director: [Need to reflect the current activities of Directors that are excluded from the non-solicitation and non-competition restrictions]

1.	[The provision of legal services by Director to any person].

2.	[The offer and sale of insurance products by Director to any person].

3.	[The provision of investment advisory and brokerage services by Director to any person].

4.	[The provision of private equity/venture capital financing by Director to any person].

5.	[The provision of accounting services by Director to any person].

6.	[Others?]

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EXHIBIT D

CLAIMS LETTER

July 29, 2013

CenterState Banks, Inc.

42745 U.S. Highway 27

Davenport, Florida 33837

Attention: Ernest S. “Ernie” Pinner

Gentlemen:

This letter is delivered pursuant the Agreement and Plan of Merger, dated as of July 29, 2013 (the “Merger Agreement”), by and among Gulfstream Bancshares, Inc. (“Gulfstream”), and CenterState Banks, Inc. (“CenterState”).

Concerning claims which the undersigned may have against Gulfstream or any of its subsidiaries in my capacity as an officer, director or employee, of Gulfstream or any of its subsidiaries, and in consideration of the premises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:

1. Definitions. Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement.

2. Release of Certain Claims.

(a) The undersigned hereby releases and forever discharges, effective upon the consummation of the Merger under the Merger Agreement, each Gulfstream Entity, and its respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Released Parties”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description (collectively, “Claims”), which the undersigned, solely in his capacity as an officer, director or employee of any Gulfstream Entity, has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually a “Released Claim,” and collectively, the “Released Claims”), except for (i) compensation for services that have accrued but not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance, employment, stock options and restricted stock grants which have been disclosed in writing to CenterState on or prior to the date of the Merger Agreement, and (ii) the items listed on Schedule 1 to this Agreement.

(b) For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include any of the following:

(i) any Claims that the undersigned may have in any capacity other than as an officer, director or employee of any Gulfstream Entity, including, but not limited to, (A) Claims as a borrower under loan commitments and agreements between the undersigned and an Gulfstream Entity, (B) Claims as a depositor under any deposit account with any Gulfstream Entity, (C) Claims as the holder of any Certificate of Deposit issued by any Gulfstream Entity, (D) Claims on account of any services rendered by the undersigned in a capacity other than as a officer, director or employee of any Gulfstream Entity; (E) Claims in his or her capacity of a shareholder of Gulfstream; and (F) Claims as a holder of any check issued by any other depositor of any Gulfstream Entity;

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(ii) the Claims excluded in (i) and (ii) of Section 2(a) above; and

(iii) any Claims that the undersigned may have under the Merger Agreement.

3. Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.

4. Miscellaneous.

a. This letter shall be governed and construed in accordance with the laws of the State of Florida (other than the choice of law provisions thereof).

b. This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and this Release supersedes all prior agreements, arrangement or understandings (written or otherwise) with respect to such Released Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.

c. This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.

d. This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Release Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of this Release shall not constitute or be construed as the waiver of any other breach of the terms hereof.

e. The undersigned represents, warrants and covenants that the undersigned is fully aware of the Undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.

f. This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties (other than the failure of CenterState to pay the Merger Consideration under the Merger Agreement).

g. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this letter, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

h. IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS CLAIMS LETTER, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS CLAIMS LETTER, THE PERFORMANCE OF THIS CLAIMS LETTER, OR THE RELATIONSHIP CREATED BY THIS CLAIMS LETTER, WHETHER

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SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS CLAIMS LETTER WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS CLAIMS LETTER OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS CLAIMS LETTER AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

i. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this letter occurred or shall occur in Polk County, Florida. Any civil action, counterclaim, proceeding, or Litigation arising out of or relating to this letter shall be brought in the courts of record of the State of Florida in Polk County or the United States District Court, Middle District of Florida. Each party consents to the jurisdiction of such Florida court in any such civil action, counterclaim, proceeding, or Litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or Litigation in such Florida court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws, rules of procedure or local rules.

Sincerely,

Signature of Officer or Director

Name of Officer or Director

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On behalf of CenterState Banks, Inc., I hereby acknowledge receipt of this letter as of this              day of                     , 2013.

CENTERSTATE BANKS, INC.

By:
Name:	Ernest S. “Ernie” Pinner
Title:	Chairman, President and Chief Executive Officer

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APPENDIX B

July 26, 2013

Board of Directors

Gulfstream Bancshares, Inc.

2400 SE Monterey Road

Suite 100

Stuart, FL 34996

Dear Members of the Board:

Hovde Group, LLC (“we” or “Hovde”) understand that Gulfstream Bancshares, Inc., a Florida corporation (“Gulfstream”), and CenterState Banks, Inc., a Florida corporation (“CenterState”), are about to enter into an Agreement and Plan of Merger, to be dated on or about July 29, 2013 (the “Agreement”), pursuant to which Gulfstream will merge with and into CenterState, with CenterState as the surviving bank (the “Merger”).

We further understand that, after the Effective Time (as defined in the Agreement) and at or after the close of business on the Closing Date (as defined in the Agreement), Gulfstream Business Bank, a Florida state-chartered bank and wholly owned first-tier subsidiary of Gulfstream, shall be merged with and into CenterState Bank of Florida, N.A., a national banking and wholly owned first-tier subsidiary of CenterState, in accordance with the provisions of applicable federal and state banking laws and regulations, and CenterState Bank of Florida, N.A. shall be the surviving bank.

Pursuant to the Agreement, and, except as otherwise set forth therein, at the Effective Time, and subject to Sections 1.4(c), 1.4(d), 1.4(e) and 1.4(f) of the Agreement, each share of the voting common stock, par value $0.01 per share, of Gulfstream (the “Gulfstream Common Stock”) issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares, but excluding any Cancelled Shares and any Dissenting Shares (collectively, the “Exchangeable Shares,” and each an “Exchangeable Share”), shall be converted, in accordance with the procedures set forth in Article II of the Agreement, into the right to receive: (i) 3.012 shares of CenterState Common Stock (the “Per Share Stock Consideration”), and (ii) $14.65 plus any cash dividends payable with respect to shares of the CenterState Common Stock which dividends are payable to CenterState shareholders of record as of any date on or after the Closing Date, regardless of the issuance of certificates for shares of CenterState Common Stock to the former holders of the Exchangeable Shares, and any cash in lieu of fractional shares as specified in Section 2.3(f) of the Agreement, (collectively, the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration, the “Merger Consideration”).

We note that no fractional shares of CenterState Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to CenterState Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of CenterState. Each former shareholder of Gulfstream will receive in lieu of any fractional share an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Average CenterState Stock Price by (ii) the fraction of a share (after taking into account all shares of Gulfstream Common Stock held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of CenterState Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4 of the Agreement.

We further note that if CenterState changes the number of shares of CenterState Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock combination, stock dividend or similar recapitalization with respect to such stock, and the record date therefor shall be prior to the Effective Time, the Per Share Stock Consideration and the Option Exchange Ratio shall be proportionately adjusted as necessary to preserve the relative economic benefit to the Parties.

We further note that each valid option to purchase shares of Gulfstream Common Stock (each, a “Gulfstream Stock Option”), outstanding and unexercised immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become fully vested and be converted into an option to purchase that number of shares of CenterState Common Stock as shall equal the product obtained by multiplying 4.635 (the “Option Exchange Ratio”) by that number of shares of Gulfstream Common Stock which such option entitled the holder thereof to purchase (rounded to the nearest whole share), and at an exercise price equal to the quotient obtained by dividing the exercise price per share of the Gulfstream Stock Option by the Option Exchange Ratio (rounded to the nearest cent); provided however, that in the event that the Merger Consideration is modified as a result of the application of Section 1.4(f) or Section 8.1(a)(viii) of the Agreement, then the Option Exchange Ratio shall be appropriately adjusted in order to reflect the impact of such modification to the Merger Consideration. For purposes of our opinion, we have assumed that there will be no adjustments to the Option Exchange Ratio by virtue of the application of the provisions of Section 1.4(f) or Section 8.1(a)(viii) and that 197,596 outstanding Gulfstream Stock Options will be converted into CenterState options to purchase 915,857 shares of CenterState Common Stock.

We further note that Section 1.4(f) of the Agreement provides for certain potential adjustments to the Per Share Stock Consideration in the event of the occurrence of certain conditions set forth therein. We have assumed for purposes of our opinion that the Average Closing Price for CenterState Common Stock as of the Effective Time will not be less than $7.68 and will not be greater than $10.38, and that no adjustment to the Per Share Stock Consideration of 3.012 shares of CenterState Common Stock will occur. As a result, our opinion assumes that CenterState will pay total per share Merger Consideration at the Closing Date in an amount of not less than Thirty-Seven Dollars and Seventy-Eight Cents ($37.78) per share of Gulfstream Common Stock and not more than Forty-Five Dollars and Ninety-Three Cents ($45.93) per share of Gulfstream Common Stock.

The foregoing descriptions of the Merger, Per Share Stock Consideration, Per Share Cash Consideration, Merger Consideration, and the Agreement, are qualified in their entirety by reference to the Agreement. Capitalized terms used herein that are not otherwise defined shall have the same meanings attributed to them in the Agreement. In connection therewith, you have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the shareholders of Gulfstream. This opinion addresses only the fairness of the Merger Consideration to be received by Gulfstream, and we are not opining on the individual components of the Merger Consideration.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed a draft of the Agreement, as provided to Hovde by Gulfstream;

(ii)	reviewed certain unaudited financial statements of Gulfstream for the three month period ended March 31, 2013, and certain unaudited financial statements for CenterState for the period ended March 31, 2013;

(iii)	reviewed certain historical annual reports of Gulfstream, including an audited annual report for the year ending December 31, 2012;

(iv)	reviewed certain historical publicly available business and financial information concerning Gulfstream and CenterState;

(v)	reviewed certain internal financial statements and other financial and operating data concerning Gulfstream, including, without limitation, internal financial analyses and forecasts prepared by management of Gulfstream and held discussions with senior management of Gulfstream regarding recent developments and regulatory matters;

(vi)	analyzed financial projections prepared by certain members of senior management of Gulfstream;

(vii)	discussed with certain members of senior management of Gulfstream and CenterState, the business, financial condition, results of operations and future prospects of Gulfstream and CenterState, as well as the history and past and current operations of Gulfstream and CenterState, Gulfstream’s and CenterState’s historical financial performance and Gulfstream’s and CenterState’s outlook and future prospects, including estimates by Gulfstream’s and CenterState’s management as to Gulfstream’s liquidity and ability to continue as a going concern, as well as certain analyses prepared by Gulfstream’s management with respect to Gulfstream’s capital adequacy;

(viii)	reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(ix)	analyzed the pro forma impact of the Merger on the combined company’s earnings per share, consolidated capitalization and financial ratios;

(x)	evaluated the pro forma ownership of CenterState’s Common Stock by the holders of Gulfstream Common Stock and the pro forma contribution of Gulfstream’s assets, liabilities, equity and earnings to the combined company;

(xi)	assessed the general economic, market and financial conditions;

(xii)	taken into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry;

(xiii)	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that Hovde deemed relevant to its analysis;

(xiv)	discussed with management of Gulfstream its assessment of the rationale for the Merger; and

(xv)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed, without independent verification, that the representations as well as the financial and other information provided to us by Gulfstream or included in the Agreement, which has formed a substantial basis for this opinion, are true and complete. Hovde has relied upon the management of Gulfstream as to the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein) provided to Hovde by Gulfstream, and Hovde assumed such forecasts and projections have been reasonably prepared by Gulfstream on a basis reflecting the best currently available information and Gulfstream’s judgments and estimates. We have assumed that such forecasts would be realized in the amounts and at the times contemplated thereby. Hovde has relied on these forecasts without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for Gulfstream and CenterState are, in the aggregate, adequate to cover such losses, and will be adequate on a pro forma basis for the combined entity. We were not requested to make, and have not made, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of Gulfstream or CenterState, the collateral securing any such assets or liabilities, or the collectability of any such assets and we were not furnished with any such evaluations or appraisals; nor did we review any loan or credit files of Gulfstream or CenterState.

We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by Gulfstream, or any other party to the Agreement and that the final Agreement will not differ materially from the draft we reviewed. We have assumed that the Merger has been, and will be, conducted in compliance with all laws and regulations that are applicable to Gulfstream and CenterState. Gulfstream has advised us that there are no factors that would impede any necessary regulatory or governmental approval of the Merger. We have assumed that, in the course of obtaining the necessary regulatory and governmental approvals, no restrictions will be imposed on Gulfstream or on CenterState that would have a material adverse effect on the contemplated benefits of the Merger.

Our opinion does not constitute a recommendation to Gulfstream as to whether or not Gulfstream should enter into the Agreement or to any shareholder of Gulfstream as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion neither addresses the underlying business decision to proceed with the Merger nor the fairness of the amount or nature of the compensation, if any, to be received by any of Gulfstream’s officers, directors or employees, or class of such persons, relative to the Merger Consideration to be paid with respect to the Merger. Our opinion should not be construed as implying that the Merger Consideration is necessarily the highest or best price that could be obtained in the Merger or in a sale, merger, or combination transaction with a third party. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement and/or the enforceability of any such terms or provisions. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Gulfstream.

This opinion was approved by Hovde’s fairness committee. This letter is directed solely to the board of directors of Gulfstream and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, or any other document, except in each case in accordance with our prior written consent; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of Gulfstream’s common stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

Our opinion is based solely upon the information available to us, and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof.

Hovde, as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. In addition to being retained to render this opinion letter, we were retained by Gulfstream to act as their financial advisor in connection with the Merger.

We will receive compensation from Gulfstream in connection with our services, which may include, without limitation, a fairness opinion fee that is contingent upon the issuance of this opinion letter and a completion fee that is contingent upon the consummation of the Merger. Further, Gulfstream has agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagement. Except for the foregoing, during the past two years there have not been, and there are no mutual understandings contemplating in the future, any material relationships between Hovde and Gulfstream.

Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Merger Consideration to be paid in connection with the Merger is fair to the shareholders of Gulfstream from a financial point of view.

Sincerely,

HOVDE GROUP, LLC

APPENDIX C

607.1301 Appraisal rights; definitions.—The following definitions apply to ss. 607.1302-607.1333:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c) For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

History.—s. 118, ch. 89-154; s. 21, ch. 2003-283; s. 2, ch. 2005-267.

607.1302 Right of shareholders to appraisal.—

(1) A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a) Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

(f) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation.

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b) Was procured as a result of fraud or material misrepresentation.

History.—s. 119, ch. 89-154; s. 5, ch. 94-327; s. 31, ch. 97-102; s. 22, ch. 2003-283; s. 1, ch. 2004-378; s. 3, ch. 2005-267.

607.1303 Assertion of rights by nominees and beneficial owners.—

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

History.—s. 23, ch. 2003-283.

607.1320 Notice of appraisal rights.—

(1) If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3) If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

History.—s. 120, ch. 89-154; s. 35, ch. 93-281; s. 32, ch. 97-102; s. 24, ch. 2003-283.

607.1321 Notice of intent to demand payment.—

(1) If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

History.—s. 25, ch. 2003-283; s. 7, ch. 2004-378.

607.1322 Appraisal notice and form.—

(1) If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1. The shareholder’s name and address.

2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3. That the shareholder did not vote for the transaction.

4. Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5. If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

(b)	State:

1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3. The corporation’s estimate of the fair value of the shares.

4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6. The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c)	Be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2. A copy of ss. 607.1301-607.1333.

History.—s. 26, ch. 2003-283.

607.1323 Perfection of rights; right to withdraw.—

(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

History.—s. 27, ch. 2003-283.

607.1324 Shareholder’s acceptance of corporation’s offer.—

(1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

History.—s. 28, ch. 2003-283.

607.1326 Procedure if shareholder is dissatisfied with offer.—

(1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

History.—s. 29, ch. 2003-283.

607.1330 Court action.—

(1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2) The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.

(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

History.—s. 2, ch. 2004-378.

607.1331 Court costs and counsel fees.—

(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

History.—s. 30, ch. 2003-283; s. 98, ch. 2004-5.

607.1332 Disposition of acquired shares.—Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

History.—s. 31, ch. 2003-283.

607.1333 Limitation on corporate payment.—

(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

History.—s. 32, ch. 2003-283.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 607.0850, Florida Statutes, grants a corporation the power to indemnify its directors, officers, employees, and agents for various expenses incurred resulting from various actions taken by its directors, officers, employees, or agents on behalf of the corporation. In general, if an individual acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the action was unlawful, then the corporation has the power to indemnify said individual who was or is a party to any proceeding (including, in the absence of an adjudication of liability (unless the court otherwise determines), any proceeding by or in the right of the corporation) against liability expenses, including counsel fees, incurred in connection with such proceeding, including any appeal thereof (and, as to actions by or in the right of the corporation, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof). To the extent that a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any proceeding, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. The term “proceeding” includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

Any indemnification in connection with the foregoing, unless pursuant to a determination by a court, shall be made by the corporation upon a determination that indemnification is proper in the circumstances because the individual has met the applicable standard of conduct. The determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding; (ii) by majority vote of a committee duly designated by the board of directors consisting solely of two or more directors not at the time parties to the proceeding; (iii) by independent legal counsel selected by the board of directors or such committee; or (iv) by the shareholders by a majority vote of a quorum consisting of shareholders who are not parties to such proceeding. Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, then the directors or the committee shall evaluate the reasonableness of expenses and may authorize indemnification. Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

Section 607.0850 also provides that the indemnification and advancement of expenses provided pursuant to that Section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses may not be made if a judgment or other final adjudication established that the individual’s actions, or omissions to act, were material to the cause of action so adjudicated and constitute (i) a violation of the criminal law (unless the individual had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful); (ii) a transaction from which the individual derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor in a proceeding by or in the right of a shareholder. Indemnification and advancement of expenses shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person, unless otherwise provided when authorized or ratified.

Section 607.0850 further provides that unless the corporation’s articles of incorporation provide otherwise, then notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that (i) the individual is entitled to mandatory indemnification under Section 607.0850 (in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses); (ii) the individual is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power under Section 607.0850; or (iii) the individual is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether the person met the standard of conduct set forth in Section 607.0850. Further, a corporation is granted the power to purchase and maintain indemnification insurance.

Article VI of the Bylaws of the Company provides for indemnification of the Company’s officers and directors and advancement of expenses. The text of the indemnification provision contained in the Bylaws is set forth in Exhibit 3.2 to this Registration Statement. Among other things, indemnification is granted to each person who is or was a director, officer or employee of the Company and each person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation to the full extent authorized by law. Article VI of the Company’s Bylaws also sets forth certain conditions in connection with any advancement of expenses and provision by the Company of any other indemnification rights and remedies. The Company also is authorized to purchase insurance on behalf of any person against liability asserted whether or not the Company would have the power to indemnify such person under the Bylaws.

Item 21. Exhibits and Financial Statement Schedules

(a)	Exhibits

2.1	-	Agreement and Plan of Merger dated July 29, 2013 between Gulfstream Bancshares, Inc. and CenterState Banks, Inc. and Amendment No. 1 thereto dated September 30, 2013 (attached as Appendix A to the proxy statement/prospectus)

Certain exhibits and schedules to the Agreement and Plan of Merger have been omitted. Such exhibits and schedules are described in the Agreement and Plan of Merger. CenterState Banks, Inc. hereby agrees to furnish to the Securities and Exchange Commission, upon its request, any or all of such omitted exhibits or schedules.

2.2	-	Form of Shareholder Voting Agreement dated as of July 29, 2013 between CenterState Banks, Inc. and each of the directors of Gulfstream Bancshares, Inc. (attached as Exhibit A to the Agreement and Plan of Merger which is attached as Exhibit 2.1 to this registration statement)

3.1	-	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-4, File No. 333-95087, dated January 20, 2000 (the “Initial Registration Statement”))

3.2	-	Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K dated April 25, 2006)

3.3	-	Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K dated December 16, 2009)

3.4	-	Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.6 to the Company’s Form 10-K dated March 4, 2010)

3.5	-	Bylaws (incorporated by reference to Exhibit 3.2 to the Initial Registration Statement)

3.6	-	Amendment to Bylaws (incorporated by reference to Exhibit 3.4 to the Company’s Form 10-K dated March 7, 2008)

5.1	-	Legal Opinion of Smith Mackinnon, PA as to the validity of the Common Stock being offered hereby

8.1	-	Tax Opinion and consent of Hacker, Johnson & Smith, P.A.

10.2	-	Form of Non-Competition and Non-Disclosure Agreement, by and between CenterState Banks, Inc. and each of the non-employee directors of Gulfstream Bancshares, Inc. (attached as Exhibit C to the Agreement and Plan of Merger which is Exhibit 2.1 to this registration statement)

21.1	-	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s Form 10-K dated March 4, 2013)

23.1	-	Consent of Crowe Horwath LLP

23.2	-	Consent of Hacker, Johnson & Smith, P.A.

23.3	-	Consent of Hovde Group, LLC

23.4	-	Consent of Smith Mackinnon, P.A. (included in Exhibit 5.1)

24	-	Power of Attorney (included with signature pages to this Registration Statement)

99.1	-	Form of Proxy to be used at Gulfstream Bancshares, Inc. Special Shareholders Meeting

(b)	Financial Statement Schedules:

Not applicable.

Schedules are omitted for the reason that they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

(c)	Reports, Opinions or Appraisals

(1)	Opinion of Hovde Group, LLC (included as Appendix B to the proxy statement/prospectus contained in this Registration Statement)

Item 22. Undertakings

The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post–effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona-fide offering thereof.

The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remained unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of the Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Registration Statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed in its behalf by the undersigned, thereunto duly authorized, in Winter Haven, Florida, on October 2, 2013.

CenterState Banks, Inc.

/s/ Ernest S. Pinner
Ernest S. Pinner
Chairman, President and Chief Executive Officer

/s/ James J. Antal
James J. Antal
Senior Vice President and Chief Financial Officer
(Principal financial officer and principal accounting officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ernest S. Pinner and James J. Antal, for himself and not for one another, and each and either of them and his substitutes, a true and lawful attorney in his name, place and stead, in any and all capacities, to sign his name to any and all amendments to this Registration Statement, including post-effective amendments, and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys and each of them full power of substitution and full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and each of the undersigned for himself hereby ratifies and confirms all that said attorneys or any one of them shall lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on October 2, 2013.

Signature	Title

/s/ Ernest S. Pinner Ernest S. Pinner	Chairman, President and Chief Executive Officer and Director

/s/ James J. Antal James J. Antal	Senior Vice President and Chief Financial Officer (Principal financial officer and principal accounting Officer)

/s/ James H. Bingham James H. Bingham	Director

/s/ G. Robert Blanchard, Jr. G. Robert Blanchard, Jr.	Director

/s/ C. Dennis Carlton C. Dennis Carlton	Director

/s/ John C. Corbett John C. Corbett	Director

/s/ Griffin A. Greene Griffin A. Greene	Director

/s/ Charles W. McPherson Charles W. McPherson	Director

/s/ George Tierso Nunez, II George Tierso Nunez, II	Director

/s/ Thomas E. Oakley Thomas E. Oakley	Director

/s/ William Knox Pou, Jr. William Knox Pou, Jr.	Director

/s/ Joshua A. Snively Joshua A. Snively	Director